Exhibit 4.8

SANGOMA TECHNOLOGIES CORPORATION

Management Information Circular

and

Notice of Special Meeting of Shareholders

To be held on

March 29, 2021

via live audio webcast at 10:30 a.m. (Toronto time)

TABLE OF CONTENTS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS	i

QUESTIONS AND ANSWERS REGARDING THE SPECIAL MEETING	3

GLOSSARY OF TERMS	5

SANGOMA TECHNOLOGIES CORPORATION MANAGEMENT INFORMATION CIRCULAR INTRODUCTION	14

Cautionary Note Regarding Forward-Looking Statements	15

Notice to United States Shareholders	18

SUMMARY	19

The Meeting	19

Sangoma	19

StarBlue	20

Star2Star Holdings	20

Summary of the Acquisition	20

Fairness Opinion	21

Background to the Acquisition	22

Anticipated Benefits of the Acquisition	22

Recommendation of the Sangoma Board	22

TSXV Conditional Approval	22

Effect of the Acquisition on Sangoma	22

The Acquisition Agreement	24

Interest of Certain Persons or Companies in Matters to be Acted Upon	25

Risk Factors	25

GENERAL PROXY MATTERS	26

Solicitation of Proxies	26

Virtual Only Meeting	26

Participation at the Meeting	26

Appointment, Time for Deposit and Revocation of Proxies	26

Advice to Beneficial Holders of Common Shares	27

How to Vote	28

Voting Securities and Principal Holders Thereof	32

INFORMATION CONCERNING SANGOMA	32

Share Capital	33

Prior Sales	33

Trading Price and Volume	34

Consolidated Capitalization	34

DOCUMENTS INCORPORATED BY REFERENCE	35

INFORMATION CONCERNING STARBLUE	36

INFORMATION CONCERNING	37

STAR2STAR HOLDINGS AND OLD TOWN GELATO	37

BACKGROUND TO AND REASONS FOR THE ACQUISITION	37

Background to the Acquisition	37

Anticipated Benefits of the Acquisition	39

Recommendation of the Sangoma Board	40

Fairness Opinion	41

Considerations of Financial Advisor	41

THE ACQUISITION	42

Overview of the Acquisition	42

TSXV Conditional Approval	42

The Acquisition Agreement	42

Ancillary Agreements	55

EFFECT OF THE ACQUISITION ON SANGOMA	56

Intercorporate Relationships	56

Directors and Officers	56

Director Biographies	58

Post-Acquisition Shareholdings and Principal Shareholders	59

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	61

OVERVIEW OF REGULATORY MATTERS	63

Canadian Securities Laws Matters	63

U.S. Securities Laws Matters	64

MATTERS TO BE CONSIDERED AT THE MEETING	65

Approval of the Acquisition Resolution	65

RISK FACTORS	65

Risks Related to the Corporation	66

Risks Related to the Acquisition	68

GENERAL MATTERS	70

Expenses	70

Interest of Certain Persons or Companies in Matters to be Acted Upon	70

Interest of informed Persons in Material Transactions	71

Indebtedness of Directors and Executive Officers	71

Management Contracts	71

Interests of Experts	71

Auditor, Transfer Agent and Registrar	72

Other Material Facts	72

Additional Information	72

APPROVAL OF THE DIRECTORS	73

INFOR FINANCIAL INC.’S CONSENT	74

APPENDICES

APPENDIX	A	–	ACQUISITION RESOLUTION
APPENDIX	B	–	FAIRNESS OPINION
APPENDIX	C	–	INFORMATION CONCERNING STARBLUE INC. AND STAR2STAR COMMUNICATIONS, LLC
APPENDIX	D	–	STARBLUE INC. FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION AND ANALYSIS
APPENDIX	E	–	PRO FORMA FINANCIAL STATEMENTS OF SANGOMA

February 26, 2021

Dear Shareholders of Sangoma Technologies Corporation:

The board of directors of Sangoma Technologies Corporation (“Sangoma”) invites you to attend a special meeting (the “Meeting”) of the holders (“Shareholders”) of common shares of Sangoma (“Common Shares”) to be held virtually at 10:30 a.m. (Toronto time) on Monday, March 29, 2021, via live audio webcast. At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to approve an ordinary resolution (the “Acquisition Resolution”) approving: (i) the arm’s length acquisition (the “Acquisition”) by Sangoma, through its subsidiary Sangoma Technologies US Inc. (“Sangoma US”), of all of the issued and outstanding shares of capital stock (the “Purchased Shares”) of StarBlue Inc. (“StarBlue”) from Star2Star Holdings, LLC (“Star2Star Holdings”) and Blue Face Holdings Limited (“BFHL”, and, together with Star2Star, the “Sellers”); and (ii) the creation of a new “control person” (as such term is defined in the policies of the TSX Venture Exchange (the “TSXV”)) of Sangoma, being Star2Star Holdings and/or Old Town Gelato, LLC (“Old Town Gelato”) (which is controlled by Norman A. Worthington, III, the Chief Executive Officer and Executive Chair of StarBlue), as a result of Old Town Gelato’s ownership of approximately 59% of the issued and outstanding membership interests of Star2Star Holdings. While the Acquisition itself does not require the approval of Shareholders under applicable securities and corporate legislation, the policies of the TSXV provide that shareholder approval is required for any transaction which results in the creation of a new “control person”. If the Acquisition is completed, after the issuance of all the Stock Consideration (as defined below), which includes the Deferred Consideration (as defined herein), Old Town Gelato, and effectively, Mr. Worthington, will directly or indirectly hold approximately 25% of the issued and outstanding Common Shares (on a pro forma basic basis). As a result, Star2Star Holdings and/or Old Town Gelato will become a control person of Sangoma under the policies of the TSXV if the Acquisition is completed and all the Stock Consideration, including the Deferred Consideration, is issued and distributed. Accordingly, Shareholders are being asked to consider and vote upon the Acquisition Resolution at the Meeting as further described in the accompanying management information circular (the “Information Circular”).

Sangoma, Sangoma US, StarBlue, the Sellers and Star2Star Holdings, solely in its capacity as the Sellers’ representative (the “Sellers’ Representative”), entered into a stock purchase agreement dated as of January 28, 2021 (the “Acquisition Agreement”) in respect of the Acquisition, which has been unanimously approved by the board of directors of Sangoma. The Acquisition Agreement provides for, among other things, the Acquisition by Sangoma, through Sangoma US, of the Purchased Shares such that StarBlue will become an indirect, wholly-owned subsidiary of Sangoma upon completion of the Acquisition. Subject to certain adjustments made in accordance with the terms of the Acquisition Agreement, the consideration payable by Sangoma to the Sellers for the Purchased Shares will consist of: (i) a US$105,000,000 cash payment; and (ii) the issuance of an aggregate of 110,000,000 Common Shares at a deemed issue price of CAD$3.87 per Common Share, based on the closing price of the Common Shares on the TSXV on January 28, 2021 (the last trading day prior to the public announcement of the Acquisition), representing an aggregate price of CAD$425,700,000 (the “Stock Consideration”), of which 22,000,000 Common Shares (less 869,202 Common Shares, representing the Indemnification Holdback Amount (as defined herein), to be issued 16 months from closing (the “Closing”) of the Acquisition provided there are no successful indemnification claims against the Sellers) will be issued on Closing.

The board of directors of Sangoma has carefully considered the Acquisition, has unanimously determined that the Acquisition is in the best interests of Sangoma, has unanimously approved the Acquisition and the Acquisition Agreement and unanimously recommends that Shareholders vote FOR the Acquisition Resolution. See “Background to and Reasons for the Acquisition - Anticipated Benefits of the Acquisition”, “Recommendation of the Sangoma Board” and “Matters to be Considered at the Meeting - Approval of the Acquisition Resolution” in the accompanying Information Circular.

In order to complete the Acquisition, the Acquisition Resolution must be approved by a majority of the votes cast by Shareholders present or by proxy at the Meeting. Completion of the Acquisition is also subject to, among other things, the approval of the TSXV.

If the Acquisition Resolution is not approved at the Meeting, the Acquisition cannot be completed.

Subject to obtaining the required Shareholder approval at the Meeting, and certain other conditions described in the accompanying Information Circular, the Acquisition is currently anticipated to be completed as soon as possible after the Meeting.

The accompanying Information Circular contains a detailed description of the Acquisition and the business, affairs, assets, properties and financial results of StarBlue. Please give this material your careful consideration and, if you require assistance, consult your financial, tax, legal or other professional advisors. If you are unable to attend the Meeting, please complete and deliver the form of proxy, in the case of registered Shareholders, or the Voting Instruction Form, in the case of Shareholders who hold their securities through a broker or other intermediary, which is enclosed, in order to ensure your representation at the Meeting.

To proactively deal with the unprecedented public health impact of the novel coronavirus outbreak, also known as COVID-19, and in an effort to mitigate potential risks to the health and safety of our communities, Shareholders, employees and stakeholders, and consistent with the latest guidance from public health and government authorities, Sangoma is holding the Meeting in a virtual only format which will be conducted via live audio webcast. All Shareholders, regardless of their geographic location or equity ownership, will have an equal opportunity to participate in the Meeting and engage with directors and management of Sangoma as well as with other shareholders. Shareholders will not be able to attend the Meeting in person. At the Meeting, you will have the opportunity to ask questions and vote on the aforementioned matters.

We encourage you to participate in the Meeting. Registered Shareholders and duly appointed proxyholders will be able to attend, participate, vote and ask questions at the Meeting online at https://web.lumiagm.com/236449261. Non-registered Shareholders (being Shareholders who hold their Common Shares through a securities dealer or broker, bank, trust company or trustee, custodian, nominee or other intermediary) who have not duly appointed themselves as their proxy will be able to attend the Meeting only as guests. Guests will be able to listen to the Meeting but will not be able to vote or ask questions. You will find important information and detailed instructions about how to participate in the Meeting in the Information Circular.

If you have any questions or require assistance with voting your shares, please contact Kingsdale Advisors, the strategic shareholder advisor and proxy solicitation agent for Sangoma, by telephone at 1-866-581-1571 toll-free in North America (+1-416-867-2272 collect) or by e-mail at contactus@kingsdaleadvisors.com.

On behalf of the board of directors, I would like to express our gratitude for the support our Shareholders have demonstrated in the past and with respect to our decision to proceed with the proposed Acquisition.

Yours very truly,

(signed) “William Wignall”
President and Chief Executive Officer
Sangoma Technologies Corporation

SANGOMA TECHNOLOGIES CORPORATION

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT a special meeting (the “Meeting”) of the holders (“Shareholders”) of common shares (“Common Shares”) of Sangoma Technologies Corporation (the “Corporation” or “Sangoma”) will be held on Monday, March 29, 2021 at 10:30 a.m. (Toronto time), via live audio webcast, for the following purposes:

1.	to consider and, if deemed advisable, to approve, with or without variation, an ordinary resolution, approving: (i) the arm’s length acquisition (the “Acquisition”) by the Corporation, indirectly through a wholly-owned subsidiary, of all of the issued and outstanding shares of StarBlue Inc. (“StarBlue”) from Star2Star Holdings, LLC (“Star2Star Holdings”) and Blue Face Holdings Limited (“BFHL”, and together with Star2Star Holdings, the “Sellers”), and (ii) the creation of a new “control person” (as such term is defined in the policies of the TSX Venture Exchange (the “TSXV”)) of the Corporation, being Star2Star Holdings and/or its largest shareholder, Old Town Gelato, LLC (“Old Town Gelato”) (which is controlled by Norman A. Worthington, III, the Chief Executive Office and Executive Chair of StarBlue), as a result of Old Town Gelato’s ownership of approximately 59% of the issued and outstanding membership interests of Star2Star Holdings, all pursuant to the terms of a stock purchase agreement dated as of January 28, 2021, among the Corporation, Sangoma Technologies US Inc., the Sellers and Star2Star Holdings, solely in its capacity as the Sellers’ representative (the “Sellers’ Representative”), all as more particularly described in the accompanying management information circular of the Corporation dated February 26, 2021 (the “Information Circular”); and

2.	to transact any other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

Specific details of the matters to be put before the Meeting are set forth in the Information Circular.

The record date for the determination of Shareholders entitled to receive notice of and to vote at the Meeting is February 19, 2021 (the “Record Date”). Only Shareholders whose names have been entered in the registers of Shareholders on the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting. To the extent a Shareholder transfers the ownership of any Common Shares after the Record Date and the transferee of those Common Shares establishes ownership of such Common Shares and demands, not later than ten (10) days before the Meeting, to be included in the list of Shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Common Shares at the Meeting.

To proactively deal with the unprecedented public health impact of the novel coronavirus outbreak, also known as COVID-19, and in an effort to mitigate potential risks to the health and safety of our communities, Shareholders, employees and stakeholders, and consistent with the latest guidance from public health and government authorities, the Corporation is holding the Meeting in a virtual only format which will be conducted via live audio webcast. All Shareholders, regardless of their geographic location or equity ownership, will have an equal opportunity to participate in the Meeting and engage with directors and management of the Corporation as well as with other shareholders. Shareholders will not be able to attend the Meeting in person. At the Meeting, you will have the opportunity to ask questions and vote on the aforementioned matters.

i

We encourage you to participate in the Meeting. Registered Shareholders and duly appointed proxyholders will be able to attend, participate, vote and ask questions at the Meeting online at https://web.lumiagm.com/236449261. Non-registered Shareholders (being Shareholders who hold their shares through a securities dealer or broker, bank, trust company or trustee, custodian, nominee or other intermediary) who have not duly appointed themselves as their proxy will be able to attend the Meeting only as guests. Guests will be able to listen to the Meeting but will not be able to vote or ask questions. You will find important information and detailed instructions about how to participate in the Meeting in the Information Circular.

A Shareholder may attend the Meeting via live audio webcast or may be represented by proxy. Shareholders who are unable to attend the Meeting via live audio webcast or any adjournment or postponement thereof are requested to date, sign and return the accompanying form of applicable proxy for use at the Meeting or any adjournment or postponement thereof. To be valid, the enclosed form of applicable proxy must be received by the Corporation’s transfer agent and registrar, Computershare Investor Services Inc. (the “Transfer Agent”) at 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 or online at www.investorvote.com or by telephone at 1-866-732-VOTE (8683) (for Shareholders within North America) or 1-312-588-4290 (for Shareholders outside North America), prior to 10:30 a.m. (Toronto time) on March 25, 2021 or any postponement or adjournment thereof, or with the approval of the Chairman of the Meeting on the day of the Meeting or any adjournment or postponement thereof prior to the time of voting.

Registered Shareholders are those persons who are named as owners of Common Shares on the register of Shareholders maintained by the Transfer Agent. A significant number of persons who beneficially own Common Shares hold those Common Shares in a brokerage account or through some other intermediary. In almost all cases, a person whose Common Shares are held through a broker (or other intermediary) will not appear as the registered holder of such Common Shares on the register of Shareholders. Non-registered Shareholders (i.e., persons whose Common Shares are not held in their own name) do not have the same legal rights as registered Shareholders in respect of shareholder meetings (including the right to vote directly at shareholder meetings and to appoint a proxyholder), and non-registered Shareholders will be required to act through the Transfer Agent, or their broker (or other intermediary) in order to have their Common Shares voted at the Meeting. Non-registered Shareholders should refer to the information set out under the heading “General Proxy Matters - Advice to Beneficial Holders of Common Shares” in the Information Circular.

DATED at the City of Markham, Ontario this 26th day of February, 2021.

BY ORDER OF THE BOARD OF DIRECTORS OF SANGOMA TECHNOLOGIES CORPORATION

(signed) “William Wignall”
President and Chief Executive Officer

If you have any questions or require assistance with voting your shares, please contact Kingsdale Advisors, the strategic shareholder advisor and proxy solicitation agent for Sangoma Technologies Corporation, by telephone at 1-866-581-1571 toll-free in North America (+1-416-867-2272 collect) or by e-mail at contactus@kingsdaleadvisors.com.

ii

QUESTIONS AND ANSWERS REGARDING THE

SPECIAL MEETING

The following is a summary of certain information contained in or incorporated by reference into this Information Circular, together with some of the questions that you, as a Shareholder, may have and answers to those questions. You are urged to read the remainder of this Information Circular as the information contained below is of a summary nature, and is qualified in its entirety by the more detailed information contained elsewhere in or incorporated by reference into this Information Circular, all of which are important and should be reviewed carefully.

Why is the Meeting being held?

While the Acquisition itself does not require the approval of Shareholders under applicable securities and corporate legislation, the policies of the TSXV provide that shareholder approval is required for any transaction which results in the creation of a new “control person”.

In order to complete the Acquisition, the Acquisition Resolution must be approved by a majority of the votes cast by Shareholders present or represented by proxy at the Meeting.

Why should I support the Acquisition?

The Acquisition represents a strategic opportunity for Sangoma to acquire a complementary business to create the necessary scale and establish Sangoma as a top-tier cloud communications company with combined revenue of approximately $245 million (trailing twelve-months as of September 30, 2020). Scale is increasingly important in an environment of consolidation in the cloud communications industry.

The combined company will have one of the industry’s most integrated full-spectrum offering product portfolios, able to meet customers’ growing demand for a ‘one-stop-shop’ solution, in multiple deployment environments, including on-premise, cloud, and hybrid.

In addition, the combined company will have a unique go-to-market approach with one of the widest, most differentiated sets of channels in the industry. The combined company will build upon StarBlue’s presence and renowned reputation amongst channel and wholesale partners and leverage StarBlue’s strong foothold in the rapidly growing, but underpenetrated, mid-market and enterprise customer segments, enabling the combined company to offer its products to the entire customer spectrum.

See “Background to and Reasons for the Acquisition -Anticipated Benefits of the Acquisition”.

Does the Sangoma Board support the Acquisition?

The Sangoma Board has unanimously determined that the Acquisition is in the best interests of Sangoma, has unanimously approved the Acquisition and the Acquisition Agreement, and unanimously recommends that Shareholders vote FOR the Acquisition Resolution.

When and where will the Meeting take place?

The Meeting will be held virtually on Monday, March 29, 2021, at 10:30 a.m. (Toronto time), via live audio webcast for the purposes set forth in the Notice of Meeting.

We encourage you to participate in the Meeting. Registered Shareholders and duly appointed proxyholders will be able to attend, participate, vote and ask questions at the Meeting online at https://web.lumiagm.com/236449261. Non-registered Shareholders (being Shareholders who hold their Common Shares through a securities dealer or broker, bank, trust company or trustee, custodian, nominee or other intermediary) who have not duly appointed themselves as their proxy will be able to attend the Meeting only as guests. Guests will be able to listen to the Meeting but will not be able to vote or ask questions.

Am I entitled to vote?

The record date for the determination of Shareholders entitled to receive notice of and to vote at the Meeting is February 19, 2021. Only Shareholders whose names have been entered in the registers of Shareholders on the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting.

How do I vote?

Voting at the Meeting

A registered Shareholder or a Beneficial Holder who has appointed themselves or a third-party proxyholder to represent them at the Meeting, will appear on a list of Shareholders prepared by Computershare, the transfer agent and registrar for the meeting. To have their Common Shares voted at the Meeting, each registered Shareholder or proxyholder will be required to enter their control number or username, as applicable, provided by Computershare at https://web.lumiagm.com/236449261 prior to the start of the meeting. In order to vote, Beneficial Holders who appoint themselves as a proxyholder MUST register with Computershare at https://www.computershare.com/Sangoma after submitting their voting instruction form in order to receive a Username.

Voting before the Meeting

You may vote before the Meeting by completing your form of proxy or voting instruction form in accordance with the instructions provided therein. Beneficial Holders should also carefully follow all instructions provided by their Intermediaries or Broadridge to ensure that their Common Shares are voted at the Meeting. Voting by proxy is the easiest way to vote. It means you are giving someone else the authority to attend the Meeting and vote on your behalf.

See “General Proxy Matters” for further instructions.

Who is soliciting my proxy?

Sangoma is soliciting proxies by personal interviews, mail, telephone and other electronic means and by directors, officers and employees of Sangoma. The Corporation has engaged Kingsdale as strategic shareholder advisor and proxy solicitation agent. If you have any questions, you may contact Kingsdale by mail at Kingsdale Advisors, The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, ON M5X 1E2, by toll-free telephone in North America at 1-866-581-1571, by facsimile at 1-416-867-2271 or by e-mail at contactus@kingsdaleadvisors.com.

What if I have any other questions?

If you have any other questions regarding the Special Meeting, please contact:

Kingsdale Advisors

The Exchange Tower

130 King Street West

Suite 2950, P.O. Box 361

Toronto, ON M5X 1E2

Toll-free telephone in North America: 1-866-581-1571

Facsimile: 1-416-867-2271

E-mail: contactus@kingsdaleadvisors.com

GLOSSARY OF TERMS

In this Information Circular, the following capitalized words and terms shall have the following meanings:

“Acquisition” means the arm’s length acquisition by the Corporation, through Sangoma US, of the Purchased Shares from the Sellers pursuant to the Acquisition Agreement and the other transactions contemplated by the Acquisition Agreement;

“Acquisition Agreement” means the stock purchase agreement dated as of January 28, 2021, between the Corporation, Sangoma US, StarBlue, Star2Star Holdings, BFHL and the Sellers’ Representative, pursuant to which the Corporation, Sangoma US, StarBlue, Star2Star Holdings, BFHL and the Sellers’ Representative have agreed to effect the Acquisition, as more particularly described under the heading “The Acquisition - The Acquisition Agreement”, a copy of which Acquisition Agreement is available under the Corporation’s SEDAR profile on www.sedar.com;

“Acquisition Resolution” means the ordinary resolution in respect of the Acquisition and the creation of a new “control person” (as such term is defined in the policies of the TSXV) through the issuance of the Stock Consideration to be considered at the Meeting, substantially in the form attached as Appendix A to this Information Circular;

“Adjustment Time” means 11:59 p.m., Eastern Time, on the Closing Date;

“Affiliate” of any Person means, at the time such determination is being made, any other person controlling, controlled by or under common control with such first person, in each case, whether directly or indirectly, and the term “control” (and any derivation thereof) means the possession, directly or indirectly, of the power to direct or significantly influence the management and policies and the business or affairs of a person whether through the ownership of voting securities or otherwise;

“Aggregate Exercise Amount” shall mean the aggregate exercise price, as of immediately prior to the Closing, that would have been payable by the Optionholder and StarBlue Warrantholder on exercise of In-the-Money Options and StarBlue Warrants, respectively;

“AIF” means the annual information form of the Corporation dated October 20, 2020, for the year ended June 30, 2020;

“Alternative Transaction” means any transaction or series of transactions (including any sale, merger, consolidation, recapitalization, reorganization, joint venture, share exchange or other business combination or similar transaction) involving the potential sale of capital stock or equity securities of, or merger, consolidation, combination, sale or license of material assets (other than in the ordinary course or sale or replacement of any immaterial operating assets of StarBlue and its Subsidiaries in the ordinary course), reorganization, or other similar transaction involving, StarBlue or any Subsidiary, other than the transactions contemplated by the Acquisition Agreement;

“Ancillary Agreements” means the Escrow Agreement, the PPP Escrow Agreement, Lock-Up Agreements, Option Cancellation Agreement, Warrant Cancellation Agreement, Security Assignments and Restrictive Covenant Agreements, and each of the other written agreements, documents, statements, certificates and instruments delivered by StarBlue, the StarBlue Shareholders or the Star2Star Holdings Shareholders pursuant to Section 10.1 of the Acquisition Agreement and Sangoma US pursuant to Section 10.2 of the Acquisition Agreement;

“Annual Financial Statements” means the audited consolidated financial statements of the Corporation as at and for the years ended June 30, 2020 and 2019, together with the notes thereto and the auditors’ report thereon;

“Applicable Canadian Securities Laws” means collectively, and as the context may require, the securities legislation of each of the Provinces of Canada where Sangoma is a reporting issuer and the rules, regulations and policies published and/or promulgated thereunder, including the rules and policies of the TSXV;

“Beneficial Holder” has the meaning ascribed to such term under the heading “General Proxy Matters -Advice to Beneficial Holders of Common Shares”;

“BFHL” means Blue Face Holdings Limited, a private company limited by shares incorporated in Ireland with company number 613958;

“BFHL Closing Stock Consideration” means that number of the Stock Consideration issued by Sangoma to Sangoma US for Sangoma US to deliver to BFHL at Closing equal to: (i) 110,000,000; multiplied by (ii) BFHL’s Consideration Percentage Interest;

“Binder Agreement” means those binders of insurance with respect to the RWI Policy;

“BOC Rate” has the meaning ascribed to such term under the heading “Introduction - Exchange Rate Information”;

“Cash” means unrestricted cash and cash equivalents of the StarBlue Members determined in accordance with GAAP excluding all Liability of the StarBlue Members under uncleared checks, money orders and drafts issued by the StarBlue Members;

“Cash Consideration” means the aggregate cash proceeds in the amount of US$105,000,000, subject to adjustments as set out in the Acquisition Agreement, to be paid by the Corporation to the StarBlue Shareholders, the Optionholder and the StarBlue Warrantholder;

“Closing” means the completion of the sale to and purchase by the Corporation, through Sangoma US, of the Purchased Shares under the Acquisition Agreement;

“Closing Cash” means the aggregate amount of Cash held by the StarBlue Members, as of the Adjustment Time;

“Closing Date” means the date upon which Closing shall take place;

“Closing Price” means the closing price of the Common Shares on the last trading day prior to Closing;

“Closing Stock Consideration” means the 22,000,000 Common Shares (less 869,202 Common Shares, representing the Indemnification Holdback Amount to be issued 16 months from Closing provided there are no successful indemnification claims against the Sellers) to be issued by Sangoma and delivered to the StarBlue Shareholders on Closing;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Common Shares” means the common shares in the capital of the Corporation;

“Consideration Percentage Interest” shall mean, with respect to each Seller and the Optionholder, a fraction (i) the numerator of which equals (a) the number of shares of Purchased Shares held by such Seller as of immediately prior to the Closing or the number of StarBlue Common Stock underlying the Optionholder’s In-the-Money Option as of immediately prior to the Closing, as applicable; multiplied by (b) the StarBlue Price Per Share; minus (c) only in the case of the Optionholder, the aggregate Exercise Amount applicable to the Optionholder’s In-the-Money Option; and (ii) the denominator of which equals (x) the number of Fully Diluted Shares (provided that for purposes of calculating the Consideration Percentage Interest, the number of Fully Diluted Shares shall be reduced by the aggregate number of StarBlue Common Stock underlying all outstanding StarBlue Warrants as of immediately prior to the Closing); multiplied by (y) the StarBlue Price Per Share; minus (z) the aggregate Exercise Amount applicable to the Optionholder’s In-the-Money Option;

“Corporation” or “Sangoma” means Sangoma Technologies Corporation, a corporation existing under the OBCA;

“Deferred Consideration” means the portion of the Stock Consideration that is not part of the Closing Stock Consideration, representing approximately 88,000,000 Common Shares to be issued and distributed to Star2Star Holdings and the Optionholder of StarBlue in quarterly installments commencing on April 1, 2022;

“Deferred Consideration Percentage” means, (i) with respect to Star2Star Holdings, the aggregate of the Consideration Percentage Interest of BFHL and the Consideration Percentage Interest of Star2Star Holdings, and (ii) with respect to the Optionholder, the Consideration Percentage Interest of the Optionholder;

“Escrow Agent” means Citi Bank, National Association;

“Escrow Agreement” means the escrow agreement to be entered into by Sangoma US, the Sellers’ Representative and the Escrow Agent concurrently with the Closing;

“Escrow Amount” means the Working Capital Escrow Amount plus the PPP Escrow Amount;

“Escrow Funds” shall mean any remaining balance of the Escrow Amount from time to time;

“Exercise Amount” means the per share exercise price that would have been payable by the Optionholder or StarBlue Warrantholder on exercise of an In-the-Money Option or StarBlue Warrant, as applicable;

“Fairness Opinion” means the written fairness opinion dated January 29, 2021, as prepared for the Sangoma Board by INFOR Financial, a copy of which is attached as Appendix B to this Information Circular;

“Final Adjusted Cash Purchase Price” has the meaning ascribed to such term under the heading “The Acquisition – Purchase Price – Post-Closing Adjustment to Purchase Price”;

“Fully Diluted Shares” means the sum of (i) all issued and outstanding shares of StarBlue Common Stock, (ii) the aggregate number of shares of StarBlue Common Stock underlying all outstanding StarBlue Options and (iii) the aggregate number of shares of StarBlue Common Stock underlying all outstanding StarBlue Warrants, in each case as of immediately prior to the Closing;

“GAAP” means United States generally accepted accounting principles;

“Governmental Authority” means any federal, national, state, territorial, provincial, commonwealth, municipal or local or any foreign government, or political subdivision thereof, or any supranational organization (e.g., the European Union) or authority or any governmental, regulatory, administrative authority, agency, bureau, board, commission, or department entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or Taxing power, or any court, judicial or arbitral body, or tribunal (or any department, bureau or division thereof);

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“IFRS” means the accounting standards issued by the International Accounting Standards Board and the interpretations issued by the Standing Interpretation Committee of the International Accounting Standards Board, as amended from time to time;

“In-the-Money Option” shall mean a vested and exercisable StarBlue Option (including any StarBlue Option that vests in connection with the transactions contemplated by the Acquisition Agreement and the Ancillary Agreements) with an exercise price that is less than the StarBlue Price Per Share, as determined as of immediately prior to the Closing;

“Indebtedness” has the meaning ascribed thereto in the Acquisition Agreement;

“Indemnification Holdback Amount” has the meaning ascribed to such term under the heading “The Acquisition – Deferred Consideration; Indemnification Holdback Amount”;

“Information Circular” means, collectively, the Notice of Meeting and this management information circular of the Corporation dated February 26, 2021, prepared for the Meeting, including all appendices thereto;

“Intermediary” includes brokers, securities dealers, banks, trust companies and administrators of self-administered registered retirement savings plans, registered retirement income funds, registered retirement education savings plans, tax free savings accounts and similar plans;

“Law” means any and all applicable federal, state, local, municipal, provincial, territorial, national, foreign or other law (including common law), statute, constitution, directive, resolution, ordinance, code, edict, decree, Order (including executive orders), rule, judgment, injunction, treaty, writ, regulation or ruling enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority;

“Liabilities” mean with respect to any Person, any Indebtedness, liability or obligation of such Person of any kind or nature, whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, asserted or unasserted, matured or un-matured, fixed, disputed, liquidated or executory, whether or not foreseeable, and whether due or to become due, whenever arising and regardless of when asserted, and, in each case, including all costs and expenses relating thereto;

“Lock-Up Agreements” means the lock-up agreements to be entered into on Closing by each recipient of Stock Consideration (except BFHL) and each Person identified in Schedule 10.1(n) of the Acquisition Agreement;

“Material Adverse Effect” means, in respect of the Acquisition Agreement, any Occurrence, individually or in the aggregate, that is, or reasonably would be expected to have, a material adverse effect (a) to the business, operations, assets, liabilities (contingent or otherwise), financial condition or results of operations of StarBlue or its Subsidiaries taken as a whole, or (b) to the ability of StarBlue to perform its obligations under the Acquisition Agreement or any Ancillary Agreement and to consummate the transactions contemplated thereby, subject to certain exceptions to the Material Adverse Effect definition set out in the Acquisition Agreement which shall not be deemed, either alone or in combination with any other exception, to constitute a Material Adverse Effect;

“Meeting” means the special meeting of Shareholders to be held on March 29, 2021, to consider and vote upon the Acquisition Resolution, and any adjournment(s) or postponement(s) thereof;

“Net Cash Purchase Price” means the amount equal to (i) the Adjusted Cash Purchase Price; minus (ii) the Warrant Consideration;

“NI 45-102” means National Instrument 45-102 – Resale of Securities;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;

“NI 51-102” means National Instrument 51-102 - Continuous Disclosure Obligations;

“NI 54-101” means National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer;

“Notice of Meeting” means the notice of Meeting dated February 26, 2021 and delivered to Shareholders with this Information Circular;

“OBCA” means the Business Corporations Act (Ontario), as amended, including the regulations promulgated thereunder, each as may be amended from time to time;

“Occurrence” means any individual or set of existences, events, developments, situations, occurrences, circumstances or facts;

“Old Town Gelato” means Old Town Gelato, LLC, a limited liability company existing under the laws of the State of Delaware;

“Optionholder” means the holder of StarBlue Options;

“Optionholder Closing Stock Consideration” means that number of the Stock Consideration issued by Sangoma to Sangoma US for Sangoma US to deliver to the Optionholder at Closing equal to: (i)(a)110,000,000 multiplied by the Optionholder’s Consideration Percentage Interest; multiplied by (b) 0.20; minus (iii) the number of Common Shares equal to the Optionholder’s Deferred Consideration Percentage of the Indemnification Holdback Amount;

“Order” means any decree, order, judgment, writ, award, injunction, required undertaking, corrective action plan, or consent of or by an applicable Governmental Authority;

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

“PPP Escrow Amount” means US$4,199,200, subject to adjustment at Closing;

“PPP Lender” means Newtek Small Business Finance LLC;

“PPP Loan” shall mean a loan to the StarBlue Subsidiary in the original principal amount of US$4,199,200 in favour of the PPP Lender, as evidenced by a promissory note dated June 12, 2020 from the StarBlue Subsidiary to the PPP Lender;

“Pre-Closing USF and Surcharge Contributions” has the meaning ascribed thereto in the Acquisition Agreement;

“Purchase Price” means, collectively, the Final Adjusted Cash Purchase Price and the Stock Consideration;

“Purchased Shares” means all of the issued and outstanding shares in the capital stock of StarBlue;

“Q2 Financial Statements” means the unaudited condensed consolidated interim financial statements of the Corporation as at and for the six month period ended December 31, 2020, together with the notes thereto;

“Record Date” means February 19, 2021;

“Restrictive Covenant Agreements” means the non-disclosure, non-competition, customer non-solicitation and non-disparagement agreement to be entered into between Sangoma US and certain recipients, receiving, directly or indirectly, a portion of the Purchase Price;

“RWI Policy” means that certain primary buyer-side representations and warranties insurance policy underwritten by Dual Transactional Risk and that certain excess representations and warranties insurance policy underwritten by ASQ Insurance in favour of Sangoma US and the Buyer Indemnified Parties, to be obtained by Sangoma US and subject to the terms and conditions set forth in the Binder Agreement;

“Sangoma Board” means the board of directors of the Corporation as it may be comprised from time to time;

“Sangoma US” or “Buyer” means Sangoma Technologies US Inc., a corporation existing under the laws of the State of Delaware and a wholly-owned subsidiary of Sangoma;

“Sangoma US Fundamental Representations” means the representations and warranties in Section 5.1 (Organization and Good Standing; Authority), Section 5.3 (Brokers and Finders) and Section 5.6 (Stock Consideration) of the Acquisition Agreement;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Sellers’ Representative” means Star2Star Holdings, solely in its capacity as the Sellers’ representative;

“Sellers Transaction Expenses” means (a) the fees and disbursements payable to investment bankers, brokers, financial advisors and finders engaged by the StarBlue Members, Sellers or Sellers’ Representative, including those payable to Q Advisors LLC; (b) the fees and disbursements payable to legal counsel to StarBlue and the Sellers; (c) one-half of all costs and expenses (including the total premium, underwriting costs, brokerage commissions, and other fees and expenses) related to the underwriting and placement of the Binder Agreement and RWI Policy; (d) all costs and expenses (including the total premium, underwriting costs, brokerage commissions, and other fees and expenses) related to the underwriting and placement of the Tail Policy; (e) one-half of the costs and expenses payable to the Escrow Agent; (f) one-half of the fee associated with submitting the filing to comply with the HSR Act; and (g) all other fees, disbursements, reimbursements, commissions, expenses or costs, in each case payable or incurred by the StarBlue Members in connection with the negotiation, preparation, and delivery of the Acquisition Agreement and the consummation of the transactions contemplated by the Acquisition Agreement, but only to the extent any of the items set forth in clauses (a) through (g) above have not been paid and remain outstanding as of immediately prior to the Closing;

“Shareholders” means the holders, from time to time, of Common Shares;

“Star2Star Holdings” means Star2Star Holdings, LLC, a limited liability company existing under the laws of the State of Delaware, USA;

“Star2Star Holdings Closing Stock Consideration” means that number of shares of the Stock Consideration issued by Sangoma to Sangoma US for Sangoma US to deliver to Star2Star Holdings at Closing equal to: (i) 110,000,000; multiplied by 0.20; minus (ii) the BFHL Closing Stock Consideration; minus (iii) (a) 110,000,000; multiplied by the Optionholder’s Consideration Percentage Interest; multiplied by (b) 0.20; minus (iv) the number of Common Shares equal to Star2Star Holdings’ Deferred Consideration Percentage of the Indemnification Holdback Amount;

“Star2Star Holdings Options” means an option, whether vested or unvested, to purchase a membership interest in Star2Star Holdings;

“Star2Star Holdings Shareholders” means the holders of the issued and outstanding securities of Star2Star Holdings, including, but not limited to, Old Town Gelato;

“StarBlue” means StarBlue Inc., a corporation existing under the laws of the State of Delaware;

“StarBlue Common Stock” or ““StarBlue Shares” means the common stock of StarBlue, par value $0.001;

“StarBlue Debt” means the aggregate amount of all Indebtedness of StarBlue and its Subsidiaries incurred and outstanding as of immediately prior to the Closing, on a consolidated basis. “StarBlue Debt” shall not include the PPP Loan or the PPP Escrow Amount;

“StarBlue Financial Statements” means, collectively, StarBlue’s audited annual consolidated financial statements and related notes for the years ended December 31, 2019, December 31, 2018 and December 31, 2017 and StarBlue’s unaudited condensed consolidated interim financial statements and related notes for the three and nine months ended September 30, 2020;

“StarBlue Fundamental Representations” means the representations and warranties in Section 3.1 (Organization and Good Standing; Organizational Documents), Section 3.2 (Capitalization and Ownership of Shares), Section 3.3 (Company Subsidiaries), Section 3.4 (Authority), Section 3.12 (Taxes), Section 3.17 (Certain Relationships and Related Transactions), Section 3.25 (Brokers and Finders), Section 4.1 (Organization and Power; Authority) and Section 4.2 (Title to Shares; Liens) in the Acquisition Agreement;

“StarBlue Members” means StarBlue or any of its Subsidiaries;

“StarBlue Option” means an option, whether vested or unvested, to purchase StarBlue Common Stock;

“StarBlue Price Per Share” shall mean an amount equal to: (i) (a) the Adjusted Cash Purchase Price; plus (b) the Stock Consideration Value; plus (c) the Aggregate Exercise Amount; divided by (ii) the number of Fully Diluted Shares;

“StarBlue Shareholders” or “Sellers” means, collectively, Star2Star Holdings and BFHL;

“StarBlue Subsidiary” means, Star2Star Communications, LLC, a limited liability company existing under the laws of the State of Delaware;

“StarBlue Warrants” means a warrant to purchase StarBlue Common Stock;

“StarBlue Warrantholder” means a holder of a StarBlue Warrant;

“Stock Consideration” means the 110,000,000 Common Shares to be issued and delivered by Sangoma to Sangoma US for Sangoma US to deliver to the StarBlue Shareholders and the Optionholder at Closing at an issue price of CAD$3.87 per Common Share;

“Stock Consideration Value” shall mean the dollar amount equal to: (i) 110,000,000; multiplied by (ii) the Closing Price;

“Subsidiary” or “Subsidiaries” (a) of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity and (b) of StarBlue, also means the StarBlue Subsidiary;

“Tail Policy” means the prepaid directors’ and officers’ liability insurance policy or policies to be obtained by StarBlue prior to Closing providing present and former members of StarBlue’s and its Subsidiaries’ respective board of directors and present and former officers of StarBlue and its Subsidiaries with an extended reporting period (i.e., “tail coverage”) for claims based upon or arising out of facts, acts, or events occurring on or prior to the Closing of not less than six (6) years following the Closing Date;

“Target Working Capital Amount” means US$750,000;

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies, or other like assessments, including without limitation, any federal, possession, state, city, county, local and foreign income, license, gross receipts, profits, gain, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment (including Social Security, unemployment insurance, employer heath, employee income tax withholding, workers’ compensation and pension insurance), alternative minimum, estimated, environmental, stamp, excise, customs, duties, unclaimed property, escheat, and property taxes and any other governmental charges in the nature of a tax, together with all interest, penalties and additions thereto;

“Tax Act” means the Income Tax Act (Canada), as amended, including the regulations promulgated thereunder, each as may be amended from time to time;

“TSX” means the Toronto Stock Exchange;

“TSXV” means the TSX Venture Exchange;

“TSXV Conditional Approval” means, in respect of the Acquisition, the written conditional approval by the TSXV of the Acquisition, subject only to the satisfaction of conditions acceptable to the parties in their discretion;

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Warrant Consideration” means the aggregate cash amount paid by StarBlue to holders of StarBlue Warrants in connection with the cancellation of the StarBlue Warrants;

“Working Capital” means, as of any time, the amount (which may be a negative number) equal to (i) the current assets of the StarBlue Members (excluding Cash); minus (ii) the current liabilities of the StarBlue Members, including all deferred revenue, on a consolidated basis, and in each case as of the Adjustment Time and determined in accordance with the methodologies used to prepare the Working Capital example set forth in Exhibit “C” of the Acquisition Agreement; provided that Working Capital shall not include, and shall be calculated without including, (a) any Sellers Transaction Expenses, (b) payables or receivables between StarBlue Members, and (c) any Indebtedness; and

“Working Capital Escrow Amount” means US$1,000,000.

Words importing the singular number only include the plural, and vice versa, and words importing any gender include all genders.

SANGOMA TECHNOLOGIES CORPORATION

MANAGEMENT INFORMATION CIRCULAR

INTRODUCTION

General

This Information Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of Sangoma for use at the Meeting and any adjournment or postponement thereof. No person has been authorized to give any information or to make representations in connection with the Acquisition or any other matters to be considered at the Meeting other than those contained in this Information Circular and, if given or made, any such information or representation should not be considered to have been authorized by Sangoma or StarBlue.

All information relating to the StarBlue Members contained in this Information Circular, including Appendix C, is given as of February 26, 2021 unless otherwise noted and has been provided to Sangoma by StarBlue. The Sangoma Board has relied upon this information without having made independent inquiries as to the accuracy or completeness thereof; however, it has no reason to believe such information is misleading or inaccurate. Other than as set forth herein, neither the Sangoma Board nor Sangoma assumes any responsibility for the accuracy or completeness of the information relating to the StarBlue Members contained in this Information Circular provided by StarBlue to Sangoma or for any omission on the part of StarBlue to disclose facts or events which may affect the accuracy or completeness of any such information.

All summaries of, and references to, the Acquisition Agreement and the Acquisition in this Information Circular are qualified in their entirety by reference to the complete text of the Acquisition Agreement, a copy of which has been filed and can be reviewed under Sangoma’s profile on SEDAR at www.sedar.com.

You are urged to carefully read the full text of the Acquisition Agreement.

This Information Circular does not constitute the solicitation of an offer to acquire any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

You should not construe the contents of this Information Circular as legal, tax or financial advice and should consult with your own professional advisors as to the relevant legal, tax, financial or other matters in connection herewith.

All capitalized terms used in this Information Circular but not otherwise defined herein shall have the meanings set forth under “Glossary of Terms”. The information contained in this Information Circular is given as at February 26, 2021, except where otherwise noted.

Presentation of Financial Information

The Corporation presents its financial statements in Canadian dollars and StarBlue presents its financial statements in United States dollars, and unless otherwise noted, the financial statements of the Corporation and StarBlue contained herein are reported in Canadian dollars and United States dollars, respectively. In this Information Circular, references to “$” or “CAD$” are references to Canadian dollars and references to “US$” are references to United States dollars.

Information contained herein as it relates to the Corporation has been presented in accordance with IFRS. Information contained herein as it relates to StarBlue has been presented in accordance with IFRS.

Exchange Rate Information

The following table sets forth, for each of the periods indicated, the high and low rates of exchange for one United States dollar expressed in Canadian dollars, the average rate of exchange during each such period and the end of period rate, each based on the exchange rate published by the Bank of Canada (the “BOC Rate”).

Year ended June 30,
	Six Months Ended December 31, 2020	2020	2019	2018
High	CAD$1.3616	CAD$1.4496	CAD$1.3642	CAD$1.3310
Low	CAD$1.2718	CAD$1.2970	CAD$1.2803	CAD$1.2128
Average	CAD$1.3176	CAD$1.3427	CAD$1.3237	CAD$1.2701
End of Period	CAD$1.2732	CAD$1.3176	CAD$1.3087	CAD$1.3168

On January 28, 2021, the last trading day prior to the announcement of the Acquisition and the execution of the Acquisition Agreement, the exchange rate for one United States dollar expressed in Canadian dollars, based on the BOC Rate, was CAD$1.2810. On February 25, 2021, the last trading day prior to the date of this Information Circular, the exchange rate for one United States dollar expressed in Canadian dollars, based on the BOC Rate, was CAD$1.2530.

Cautionary Note Regarding Forward-Looking Statements

This Information Circular contains certain forward-looking statements and forward-looking information (collectively, “forward-looking statements”) which are based upon the Corporation’s current internal expectations, estimates, projections, assumptions and beliefs. In some cases, words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “may”, “will”, “potential”, “proposed” and other similar words, or statements that certain events or conditions “may” or “will” occur, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in the forward-looking statements. In addition, this Information Circular may contain forward-looking statements attributed to third party industry sources. By its nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. Such forward-looking statements in this Information Circular speak only as of the date of this Information Circular.

Forward-looking statements in this Information Circular include, but are not limited to, statements with respect to:

•	the timing of the Meeting;

•	the completion of the Acquisition;

•	the anticipated Closing Date;

•	the final estimated value of intangible assets;

•	interest rates;

•	the expected costs and perceived benefits of the Acquisition;

•	the impact of the Acquisition on the Corporation’s operations, opportunities, financial condition, access to capital and overall strategy;

•	realization of the anticipated benefits of acquisitions (including the Acquisition) and dispositions;

•	estimates of future revenue, profit and EBITDA;

•	the Corporation’s capital expenditure program and the timing, allocation and results therefrom;

•	growth expectations of the Corporation;

•	the Stock Consideration, including the Deferred Consideration, to be issued pursuant to the Acquisition;

•	anticipated markets for the Corporation’s goods and services and the goods and services the Corporation will sell;

•	the proposed Sangoma Board upon completion of the Acquisition;

•	future liquidity and financial capacity;

•	availability of funds under existing credit facilities;

•	third party, stock exchange, governmental and/or regulatory approvals and the timing thereof;

•	uncertainties related to the global pandemic caused by COVID-19;

•	treatment under government regulatory and taxation regimes; and

•	the additional items listed under the heading “Forward Looking Statements” in Appendix D to this Information Circular.

With respect to the forward-looking statements contained in this Information Circular, the Corporation has made assumptions regarding, among other things:

•	timely receipt of the necessary third party, stock exchange and governmental and/or regulatory approvals, including the TSXV, and satisfaction of the other Closing conditions in all material respects in accordance with the Acquisition Agreement;

•	that the Corporation will be able to fund a portion of the Cash Consideration through an extension of its existing credit facility with TD Bank and Bank of Montreal on a timely basis;

•	future currency and interest rates;

•	the Corporation’s ability to generate sufficient cash flow from operations and to access existing credit facilities and capital markets to meet its future obligations;

•	the Corporation’s ability to attract and retain qualified personnel;

•	general economic and financial market conditions; and

•	the additional assumptions listed under the heading “Forward Looking Statements” in Appendix D to this Information Circular.

Although the Corporation believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Corporation cannot guarantee future results, levels of activity, performance or achievements. Consequently, there is no representation by the Corporation that actual results achieved will be the same in whole or in part as those set out in the forward-looking statements. Some of the risks and other factors, some of which are beyond the Corporation’s control, which could cause results to differ materially from those expressed in the forward-looking statements contained in this Information Circular include, but are not limited to:

•	the failure to complete the Acquisition;

•	the inability to obtain required consents, permits or approvals, including that of the TSXV or Shareholder approval of the Acquisition Resolution;

•	unforeseen difficulties in integrating the assets and operations of StarBlue into the Corporation’s operations;

•	management of Sangoma may have their time diverted to Acquisition related matters;

•	the effect of the announcement of the Acquisition on Sangoma’s and StarBlue’s respective business relationships, operating results and businesses generally;

•	the amount of the costs, fees, expenses and charges related to the Acquisition;

•	general economic conditions in Canada, the United States and globally, including reduced availability of debt financing generally;

•	incorrect assessments of the value of acquisitions, including the Acquisition;

•	counterparty credit risk;

•	limitations on insurance;

•	failure to obtain industry partner and other third party consents and approvals when required;

•	imprecision in estimating capital expenditures and operating expenses;

•	fluctuations in foreign exchange or interest rates and stock market volatility;

•	change or disruptions in the political or fiscal regimes in the Corporation’s and/or StarBlue’s areas of operation;

•	general economic and business conditions;

•	failure to realize the anticipated benefits of acquisitions (including the Acquisition);

•	uncertainties associated with COVID-19;

•	the outcome of the ongoing investigation related to the recent cyber attack experienced by Sangoma and resulting data breach;

•	the potential loss of stakeholder confidence in Sangoma’s ability to protect its information due to the cyber attack;

•	costs related to the cyber attack investigation, the efficacy of Sangoma’s mitigation and remediation efforts, and any potential liabilities, regulatory investigations or lawsuits resulting from the cyber attack;

•	uncertainty in Sangoma’s ability to recover any proceeds under its insurance policies for costs related to the cyber attack;

•	the potential vulnerability of Sangoma (and its vendors/partners/service providers) to cyber attacks, including potential weaknesses in the information technology systems used by the Corporation;

•	variability of sales between one reporting period and the next;

•	changes in technology;

•	changes in the business climate in one or more countries that Sangoma and/or StarBlue operates in;

•	changes in the regulatory environment;

•	the rate of adoption of Sangoma’s and/or StarBlue’s products in new markets;

•	the decline in the importance of the public switched telephone network and new competitive pressures;

•	the additional factors listed under the heading “Forward Looking Statements” in Appendix D to this Information Circular; and

•	the other factors disclosed under the heading “Risk Factors” and Appendix C to this Information Circular, and in the AIF, a copy of which has been filed and can be reviewed under Sangoma’s profile on SEDAR at www.sedar.com.

Readers are cautioned that the foregoing list of factors is not exhaustive. The forward-looking statements contained in this Information Circular are expressly qualified by this cautionary statement. The Corporation is not under any duty to update any of the forward-looking statements after the date of this Information Circular or to conform such statements to actual results or to changes in the Corporation’s expectations and the Corporation disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.

Notice to United States Shareholders

The solicitation of proxies for the Meeting is not subject to the requirements of section 14(a) of the U.S. Exchange Act. Accordingly, this Information Circular has been prepared solely in accordance with disclosure requirements in Canada, and the solicitations and transactions contemplated in this Information Circular are made in the United States for securities of a Canadian issuer in accordance with Canadian corporate and securities laws. Shareholders resident in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act.

All financial statements and other financial information related to Sangoma included in this Information Circular have been prepared in Canadian dollars and in accordance with IFRS and are subject to Canadian auditing and auditor independence standards, which differ from U.S. GAAP and United States auditing and auditor independence standards in certain material respects. In addition, all financial statements and other financial information related to StarBlue included in this Information Circular have been prepared in U.S. dollars and in accordance with IFRS and are subject to international auditing and auditor independence standards. Consequently, such financial statements and other financial information are not comparable in all respects to financial statements prepared in accordance with U.S. GAAP and that are subject to United States auditing and auditor independence standards.

The enforcement by investors of civil liabilities under the United States securities laws may be affected adversely by the fact that Sangoma is incorporated under the laws of the Province of Ontario, Canada, that some or all of its officers and directors are residents of countries other than the United States, that some of the experts named in this Information Circular are residents of countries other than the United States, and that all or a substantial portion of the assets of Sangoma and such persons are located outside the United States. As a result, it may be difficult or impossible for Shareholders to effect service of process within the United States upon Sangoma or its directors or officers, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States. In addition, Shareholders should not assume that the courts in Canada: (a) would enforce judgements of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

SUMMARY

The following is a summary of certain information contained in this Information Circular. This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained elsewhere in this Information Circular and the attached appendices. Shareholders should read the entire Information Circular, including the appendices.

The Meeting

The Meeting will be held virtually on Monday, March 29, 2021, at 10:30 a.m. (Toronto time), via live audio webcast for the purposes set forth in the Notice of Meeting. At the Meeting, Shareholders will be asked to consider and, if thought advisable, to pass, with or without variation, the Acquisition Resolution, the full text of which is set forth in Appendix A to this Information Circular. See “Background to and Reasons for the Acquisition”, “The Acquisition”, “Effect of the Acquisition on Sangoma” and “Matters to be Considered at the Meeting”.

In order to complete the Acquisition, the Acquisition Resolution must be approved by a majority of the votes cast by Shareholders present or by proxy at the Meeting. See “Matters to be Considered at the Meeting”.

The Record Date for determining Shareholders entitled to receive notice of and to vote at the Meeting is February 19, 2021. See “General Proxy Matters”.

Sangoma

Sangoma is a trusted leader in delivering value-based Communications as a Service solutions for businesses of all sizes. Sangoma’s cloud-based Services include Unified Communication (“UCaaS”) business communications, Meetings as a Service, Communications Platform as a Service (“CPaaS”), Trunking as a Service, Fax as a Service, Device as a Service, and Access Control as a Service. In addition, Sangoma offers a full line of communications Products, including premise-based UC systems, a full line of deskphones and headsets, and a complete connectivity suite (gateways/SBCs/telephony cards). Sangoma’s products and services are used in leading UC, PBX, IVR, contact center, carrier networks, office productivity, and data communication applications worldwide. Sangoma is also the primary developer and sponsor of Asterisk and FreePBX, the world’s two most widely used open source communication software projects.

The Corporation was formed on July 1, 2001 by way of a vertical short-form amalgamation among Sangoma.com Inc. and 1056574 Ontario Limited and 883750 Ontario Limited, each, a wholly-owned subsidiary of Sangoma.com Inc., pursuant to the OBCA (the “Amalgamation”). Pursuant to the Amalgamation, all of the shares in the capital of Sangoma.com Inc. converted into shares of the capital of the amalgamated corporation, then named “Sangoma.com Inc.” Subsequently, on October 18, 2001, the Corporation changed its name to “Sangoma Technologies Corporation”. The registered and head office of Sangoma is located at 100 Renfrew Drive, Suite 100, Markham, Ontario L3R 9R6.

Pursuant to the Acquisition Agreement, Sangoma will indirectly acquire all of the Purchased Shares from the StarBlue Shareholders through Sangoma US, such that upon completion of the Acquisition, each of StarBlue and the StarBlue Subsidiary will be an indirect wholly-owned subsidiary of the Corporation.

The Acquisition Agreement provides that StarBlue will cause StarBlue Options to be canceled, as of the Closing Date, in exchange for the Optionholder holding vested and exercisable In-the-Money Options as of the Closing being entitled to receive: (i) payment by Sangoma US (on behalf of StarBlue) of an amount in cash up to the Optionholder’s Consideration Percentage Interest of the Net Cash Purchase Price and (ii) payment by Sangoma US (on behalf of StarBlue) of securities equal to the Optionholder’s portion of the Stock Consideration. All StarBlue Options will automatically be cancelled for no consideration other than as set forth above.

The Acquisition Agreement provides that StarBlue will cause StarBlue Warrants to be canceled, as of the Closing Date, in exchange for the sole StarBlue Warrantholder being entitled to receive payment by Sangoma US (on behalf of StarBlue) of an amount in cash equal to the Warrant Consideration.

See “Information Concerning Sangoma” and “Effect of the Acquisition on Sangoma”.

StarBlue

StarBlue is the sole owner of the StarBlue Subsidiary (Star2Star Communications). Star2Star Communications is the public-facing operating entity. Star2Star Communications is a partner-driven communications provider dedicated to providing both mid-market and enterprise customers as well as global and large services providers with market-leading cloud communications solutions. Star2Star Communications has a patented cloud-native collaboration platform designed specifically for business. Star2Star Communications carries on business or maintains property, offices, facilities or employees in each of the fifty states in the United States.

For specific information on StarBlue and the operations of Star2Star Communications, see “Information Concerning StarBlue” and Appendix C to this Information Circular.

Star2Star Holdings

Upon completion of the Acquisition and the issuance and distribution of the Stock Consideration, including the Deferred Consideration, Star2Star Holdings and/or Old Town Gelato (which is controlled by Norman A. Worthington, III, the Chief Executive Officer and Executive Chair of StarBlue) will be a “control person” (as such term is defined in the policies of the TSXV) of Sangoma. Old Town Gelato, and by extension, Mr. Worthington, holds approximately 59% of the membership interests of Star2Star Holdings and, as such, Mr. Worthington will hold, directly or indirectly, approximately 25% of the issued and outstanding Common Shares (on a pro forma basic basis).

In addition, Mr. Worthington will serve as Chairman of the Sangoma Board after Closing (as part of the right to nominate two (2) director nominees granted to the Sellers’ Representative pursuant to the Acquisition Agreement). For so long as Mr. Worthington and his affiliates own fifty percent (50%) or more of the Stock Consideration of the Common Shares of Sangoma issued to them, directly or indirectly, pursuant to the Acquisition Agreement, Mr. Worthington shall be nominated at each election of directors of Sangoma subject to compliance with the listing on a United States stock exchange and/or the TSX.

See “Information Concerning Star2Star Holdings and Old Town Gelato”.

Summary of the Acquisition

On January 28, 2021, the Corporation entered into the Acquisition Agreement providing for the arm’s length acquisition by the Corporation, indirectly through Sangoma US, of all of the Purchased Shares from the StarBlue Shareholders. Upon completion of the Acquisition, StarBlue and the StarBlue Subsidiary will become wholly-owned indirect subsidiaries of the Corporation. The Acquisition Agreement provides that StarBlue will cause StarBlue Options to be canceled, as of the Closing Date, in exchange for the Optionholder holding vested and exercisable In-the-Money Options as of the Closing being entitled to receive: (i) payment by Sangoma US (on behalf of StarBlue) of an amount in cash up to the Optionholder’s Consideration Percentage Interest of the Net Cash Purchase Price and (ii) payment by Sangoma US (on behalf of StarBlue) of securities equal to the Optionholder’s portion of the Stock Consideration. All StarBlue Options will automatically be cancelled for no consideration other than as set forth above.

The Acquisition Agreement provides that StarBlue will cause StarBlue Warrants to be canceled, as of the Closing Date, in exchange for the sole StarBlue Warrantholder being entitled to receive payment by Sangoma US (on behalf of StarBlue) of an amount in cash equal to the Warrant Consideration.

The consummation of the Acquisition is conditioned upon, among other things: (i) the approval of the Acquisition Resolution at the Meeting; (ii) receipt of TSXV Conditional Approval; and (iii) receiving all material consents from Governmental Authorities.

Subject to working capital adjustments made in accordance with the terms of the Acquisition Agreement, the consideration payable by Sangoma to the StarBlue Shareholders for the Purchased Shares will consist of: (i) US$105,000,000 paid in cash on Closing; and (ii) an aggregate of 110,000,000 Common Shares, with the Closing Stock Consideration (consisting of 22,000,000 Common Shares (less 869,202 Common Shares, representing the Indemnification Holdback Amount, to be issued 16 months from Closing provided there are no successful indemnification claims against the Sellers)) issued at Closing, and the Deferred Consideration (consisting of 88,000,000 Common Shares) issued in installments starting on the April 1, 2022 and continuing for the next calendar 14 quarters.

Following the completion of the Acquisition and issuance of all Stock Consideration including the Deferred Consideration, on a non-diluted basis, the StarBlue Shareholders will hold approximately 49.7% of the outstanding shares of the Corporation and it is expected that Norman A. Worthington, III and Marc Lederman will join the Sangoma Board in place of David Mandelstam and Yves Laliberté. See “Effect of the Acquisition on Sangoma – Directors and Officers”.

In addition, the Acquisition Agreement provides that, on Closing of the Acquisition, Star2Star Holdings and any subsequent permitted transferee of the Stock Consideration from Star2Star Holdings within twelve months of Closing will enter into lock-up agreements whereby 100% of the Stock Consideration received by Star2Star Holdings from Sangoma in connection with the Acquisition will be subject to restrictions on sale until the twelve (12) month anniversary of the Closing Date.

Subject to the satisfaction or waiver of all conditions set forth in the Acquisition Agreement, it is currently anticipated that Closing will occur as soon as possible following the Meeting.

See “Background to and Reasons for the Acquisition”, “The Acquisition” and “Effect of the Acquisition on Sangoma”.

Fairness Opinion

The Sangoma Board retained INFOR Financial Inc. (“INFOR Financial”) to address the fairness of the Purchase Price, from a financial point of view, to the Corporation. In connection with this mandate, INFOR Financial provided the Sangoma Board with the Fairness Opinion. The Fairness Opinion states that, on the basis of the particular assumptions and considerations summarized therein, in the opinion of INFOR Financial, as of January 29, 2021, the Purchase Price is fair, from a financial point of view, to Sangoma. The Fairness Opinion is subject to the assumptions and limitations contained therein and should be read in its entirety. See “Background to and Reasons for the Acquisition – Fairness Opinion” and “Appendix “B” — Fairness Opinion”.

Background to the Acquisition

The background to the Acquisition, as well as the reasons of the Sangoma Board for its recommendation of the Acquisition, are set forth under the heading “Background to and Reasons for the Acquisition”.

Anticipated Benefits of the Acquisition

The Acquisition represents a strategic opportunity for Sangoma to acquire a complementary business to create the necessary scale and establish Sangoma as a top-tier cloud communications company with combined revenue of approximately $245 million (trailing twelve-months as of September 30, 2020). Scale is increasingly important in an environment of consolidation in the cloud communications industry.

The combined company will have one of the industry’s most integrated full-spectrum offering product portfolios, able to meet customers’ growing demand for a ‘one-stop-shop’ solution, in multiple deployment environments, including on-premise, cloud, and hybrid.

In addition, the combined company will have a unique go-to-market approach with one of the widest, most differentiated sets of channels in the industry. The combined company will build upon StarBlue’s presence and renowned reputation amongst channel and wholesale partners and leverage StarBlue’s strong foothold in the rapidly growing, but underpenetrated, mid-market and enterprise customer segments, enabling the combined company to capture the entire customer spectrum.

While management expects that the Corporation will receive the benefits noted above, the Acquisition exposes the Corporation to additional risks, including the risk that the Corporation will fail to realize the anticipated benefits of the Acquisition. See “Risk Factors - Risks Related to the Acquisition”.

See “Background to and Reasons for the Acquisition -Anticipated Benefits of the Acquisition”.

Recommendation of the Sangoma Board

The Sangoma Board has unanimously determined that the Acquisition is in the best interests of Sangoma, has unanimously approved the Acquisition and the Acquisition Agreement and unanimously recommends that Shareholders vote FOR the Acquisition Resolution. See “Background to and Reasons for the Acquisition - Recommendation of the Sangoma Board”.

TSXV Conditional Approval

The Common Shares are listed on the TSXV under the symbol “STC”. It is a condition to Closing that TSXV Conditional Approval shall have been obtained. The Corporation has received TSXV Conditional Approval, which is subject to a number of conditions, including, among other things, evidence of Shareholder approval of the Acquisition Resolution and satisfactory completion of all background searches. See “The Acquisition - TSXV Conditional Approval”.

Effect of the Acquisition on Sangoma

Upon completion of the Acquisition, StarBlue will be an indirect, wholly-owned subsidiary of the Corporation. See “Effect of the Acquisition on Sangoma - Intercorporate Relationships” for a chart which sets forth the relationship between the Corporation and its material subsidiaries upon completion of the Acquisition.

Following the Closing of the Acquisition, it is anticipated that the Sangoma Board will still comprise five directors, consisting of William Wignall, Allan Brett and Al Guarino from the current Sangoma Board, together with the two Sellers’ Representative nominees, Norman A. Worthington, III and Marc Lederman, who are expected to be appointed to the Sangoma Board in place of David Mandelstam and Yves Laliberté who will be resigning.

Further, upon completion of the Acquisition, the following committees of the Sangoma Board will be reconstituted and comprised of the following Sangoma directors: (i) the Audit Committee will be comprised of Al Guarino, Allan Brett and Marc Lederman; (ii) the Compensation and Nominating Committee will be comprised of Allan Brett, Al Guarino and Norman A. Worthington, III; and (iii) the Corporate Governance Committee will be comprised of William Wignall, Norman A. Worthington, III and Marc Lederman.

See “Effect of the Acquisition on Sangoma – Directors and Officers” for a table which sets forth more details about the anticipated directors that will comprise the Sangoma Board upon completion of the Acquisition, and “Effect of the Acquisition on Sangoma – Director Biographies” for a brief biography of each such director.

Selected Pro Forma Financial Information

The following tables set out certain pro forma financial information for Sangoma after giving effect to the Acquisition and certain other adjustments for the six month period ended December 31, 2020, and the year ended June 30, 2020. The following tables should be read in conjunction with the unaudited pro forma consolidated financial statements of Sangoma as at and for the six months ended December 31, 2020, and for the year ended June 30, 2020, including the notes thereto, copies of which are available under the Corporation’s SEDAR profile on www.sedar.com. Reference should also be made to: (i) the Annual Financial Statements; (ii) the Q2 Financial Statements; and (iii) the StarBlue Financial Statements attached as Appendix D to this Information Circular. The six month financial information of StarBlue in the table below is for the six month period ending September 30, 2020.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of: (i) the financial results that would have occurred had the Acquisition actually occurred at the time contemplated by the notes to the unaudited proforma consolidated financial statements; or (ii) the results expected in future periods.

	Condensed consolidated statements of financial
	position [1]
	(CAD$000)
	As at December 31, 2020
			ProForma	ProForma
	Sangoma	StarBlue[2]	Adjustments	Sangoma
Assets
Current assets	116,328	21,934	(77,854)	60,408
Non-current assets	109,280	22,156	466,411	597,847
	225,608	44,090	388,557	658,255
Liabilities
Current liabilities	32,901	21,800	9,809	64,510
Long term liabilities	46,333	58,132	57,161	161,626
	79,234	79,932	66,970	226,136
Shareholders’ Equity	146,374	(35,842)	321,587	432,119
	225,608	44,090	388,557	658,255

	Condensed consolidated statements of income
	(loss) and comprehensive (loss)[1]
	(CAD$000)
	For the Six Months Ended December 31, 2020
			ProForma	ProForma
	Sangoma	StarBlue[3]	Adjustments	Sangoma
Revenue	70,357	52,704		123,061
Cost of sales	23,720	6,406		30,126
Gross profit	46,637	46,298		92,935
Expenses	39,321	37,946	12,225	89,492
Net income (loss)	4,702	4,725	(8,380)	1,047
Comprehensive income (loss)	(4,149)	4,877	(8,380)	(7,652)

	Condensed consolidated statements of income
	(loss) and comprehensive (loss)[1]
	(CAD$000)
	For the Twelve Months Ended June 30, 2020
			ProForma	ProForma
	Sangoma	StarBlue[4]	Adjustments	Sangoma
Revenue	131,418	105,873		237,291
Cost of sales	46,509	12,095		58,604
Gross profit	84,909	93,778		178,687
Expenses	74,773	82,468	23,098	180,339
Net income (loss)	3,904	5,022	(21,420)	(12,494)
Comprehensive income (loss)	3,267	41,826	(58,123)	(13,030)

Note:

1.	For details relating to pro forma adjustments, please refer to the unaudited consolidated pro forma financial statements attached as Appendix E to this Information Circular.

2.	StarBlue financial position as at September 30, 2020.

3.	StarBlue statement of income is for the six-month period ended September 30, 2020.

4.	StarBlue statement of income is for the twelve-month period ended June 30, 2020.

The above pro forma amounts are based partly on estimates which have been made by management of Sangoma for the Acquisition, based on information available. Amendments will be made to these amounts and ultimately reflected in Sangoma’s financial statements as values subject to estimates are finalized and when the Acquisition closes.

The Acquisition Agreement

A detailed summary of certain material terms of the Acquisition Agreement is set forth under the heading “The Acquisition Agreement” and is qualified in its entirety by the full text of the Acquisition Agreement, a copy of which has been filed and can be reviewed under Sangoma’s profile on SEDAR at www.sedar.com. See “The Acquisition Agreement”.

Interest of Certain Persons or Companies in Matters to be Acted Upon

The directors and executive officers of Sangoma have no interests in the Acquisition that are different from the interests of other Shareholders.

The directors and executive officers of Sangoma beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 5,718,793 Common Shares, representing approximately 5.1% of the Common Shares as of the date hereof.

As of the date hereof, none of the directors, executive officers or other insiders of Sangoma beneficially own, directly or indirectly, or exercise control or direction over, any securities of StarBlue or any of its Affiliates.

See “General Matters - Interest of Certain Persons or Companies in Matters to be Acted Upon”.

Risk Factors

There are risks associated with the completion of the Acquisition. Some of these risks include: (i) the Acquisition Agreement may be terminated by Sangoma or StarBlue in certain circumstances, in which case the market price for Common Shares may be adversely affected; (ii) risks related to unexpected costs or liabilities related to the Acquisition; and (iii) risks related to the creation of a new significant Shareholder. See “Risk Factors”.

GENERAL PROXY MATTERS

Solicitation of Proxies

This Information Circular is furnished in connection with the solicitation of proxies by the management of Sangoma to be used at the Meeting. Solicitations of proxies will be primarily by mail, but may also be by newspaper publication, in person or by telephone, fax, electronic or oral communication by directors, officers, employees or agents of Sangoma who will not be specifically remunerated therefor. All costs of the solicitation for the Meeting will be borne by Sangoma.

The Corporation has engaged Kingsdale as strategic shareholder advisor and proxy solicitation agent and will pay fees of approximately $75,000 to Kingsdale for the proxy solicitation service in addition to certain out-of-pocket expenses. Sangoma Technologies Corporation Shareholders can contact Kingsdale by telephone at 1-866-581-1571 toll-free in North America (+1-416-867-2272 collect) or by e-mail at contactus@kingsdaleadvisors.com.

In accordance with NI 54-101, arrangements have been made with brokerage houses and other Intermediaries, clearing agencies, custodians, nominees and fiduciaries to forward solicitation materials to certain beneficial owners of the Common Shares held of record by such persons and the Corporation may reimburse such persons for reasonable fees and disbursements incurred by them in doing so. The costs thereof will also be borne by Sangoma. See “Advice to Beneficial Holders of Common Shares”.

Virtual Only Meeting

Out of an abundance of caution, in light of the current COVID-19 public health emergency and to protect the Corporation’s employees, Shareholders and other stakeholders, and consistent with the latest guidance from public health and government authorities, the Corporation is holding the Meeting in a virtual only format which will be conducted via live audio webcast. All Shareholders, regardless of their geographic location or equity ownership, will have an equal opportunity to participate in the Meeting and engage with directors and management of the Corporation as well as with other Shareholders.

Participation at the Meeting

Registered Shareholders and duly appointed proxyholders who participate in the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided they are connected to the internet and comply with all of the requirements set out in the sections below entitled “How to Vote” and “Attendance and Participation in the Meeting”. Non-registered Shareholders who have not duly appointed themselves as their proxies may still attend the Meeting as guests. Guests will be able to listen to the Meeting but will not be able to vote or ask questions at the Meeting. See the sections below entitled “How to Vote” and “Attendance and Participation in the Meeting” below.

Appointment, Time for Deposit and Revocation of Proxies

Each of the persons named in the enclosed form of proxy is an officer of the Corporation. A Shareholder desiring to appoint some other person (who need not be a Shareholder) to attend and act for him, her or it at the Meeting may do so either by inserting such person’s name in the blank space provided in the form of proxy or by completing another proper form of proxy. Such Shareholder must also register such proxyholder once he, she or it has submitted a form of proxy. Failure to register the proxyholder will result in the proxyholder not receiving a username to participate in the Meeting. To register a proxyholder, Shareholders MUST visit https://www.computershare.com/Sangoma by March 25, 2021, at 10:30 a.m. (Toronto time) and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a Username via email.

If a Shareholder wishes to vote by proxy, the proxy to be used at the Meeting must be delivered to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 (fax: +1-866-249-7775 within North America or +1-416-263-9524 from all other countries). A proxy should be executed by the Shareholder or his or her attorney in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. Proxies to be used at the Meeting must be delivered to Computershare Investor Services Inc. so as to be received no later than 10:30 a.m. (Toronto time) on Thursday, March 25, 2021 (or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting) or delivered to the Chairman of the Meeting via email at investorrelations@sangoma.com at least 24 hours prior to the commencement of the Meeting, or any adjournment thereof, in order for the proxy to be voted. As an alternative to completing and submitting a proxy for use at the Meeting, a Shareholder may vote electronically on the internet at www.investorvote.com or by telephone by contacting Computershare Investor Services Inc. at +1-866-732-8683. Votes cast electronically or by telephone are in all respects equivalent to, and will be treated in the same manner as, votes cast via a paper form of proxy. Shareholders who wish to vote using internet or by telephone should follow the instructions provided in the enclosed form of proxy. Votes cast electronically or by telephone must be submitted no later than 10:30 a.m. (Toronto time) on Thursday, March 25, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays, before any adjournment or postponement of the Meeting.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance to many Shareholders as a substantial number of Shareholders do not hold common shares in their own name and thus are considered non-registered beneficial Shareholders. Only registered holders of Common Shares or the persons they appoint as their proxyholder are permitted to vote at the Meeting. However, in many cases, Common Shares beneficially owned by a person (a “Beneficial Holder”) are registered either: (i) in the name of an Intermediary that the Beneficial Holder deals with in respect of the Common Shares, or (ii) in the name of a clearing agency (such as the Canadian Depository for Securities Limited) of which the Intermediary is a participant. Beneficial Holders should note that only proxies deposited by Shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. In accordance with the requirements of the Canadian Securities Administrators, the Corporation will have distributed copies of the Notice of Meeting, this Information Circular and the enclosed form of proxy to the clearing agencies and Intermediaries for onward distribution to Beneficial Holders. If you are a Beneficial Holder, your Intermediary will be the entity legally entitled to vote your Common Shares at the Meeting. Common Shares held by an Intermediary can only be voted upon the instructions of the Beneficial Holder. Without specific instructions, Intermediaries are prohibited from voting Common Shares. Applicable regulatory policy requires Intermediaries to seek voting instructions from Beneficial Holders in advance of the Meeting. Often, the form of proxy supplied to a Beneficial Holder by its Intermediary is identical to the form of proxy provided to registered Shareholders; however, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Holder. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically mails a scannable voting instruction form in lieu of the form of proxy. The Beneficial Holder is requested to complete and return the voting instruction form to Broadridge by mail or facsimile. Alternatively, the Beneficial Holder may call a toll-free telephone number or access the internet to provide instructions regarding the voting of Common Shares held by such Beneficial Holder. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Holder receiving a voting instruction form cannot use that voting instruction form to vote Common Shares directly at the Meeting, as the voting instruction form must be returned as directed by Broadridge well in advance of the Meeting in order to have such Common Shares voted.

Beneficial Holders should ensure that instructions respecting the voting of their Common Shares are communicated in a timely manner and in accordance with the instructions provided by their Intermediary or Broadridge, as applicable. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Holders in order to ensure that their Common Shares are voted at the Meeting.

Although a Beneficial Holder may not be recognized directly at the Meeting for the purpose of voting Common Shares registered in the name of their Intermediary, a Beneficial Holder may attend the Meeting as proxyholder for the Intermediary and vote the Common Shares in that capacity. Beneficial Holders who wish to attend the Meeting and indirectly vote their Common Shares as a proxyholder, should enter their own names in the blank space on the form of proxy or voting instruction form provided to them by their Intermediary and/or Broadridge, as applicable, and return the same in accordance with the instructions provided by their Intermediary and/or Broadridge, as applicable, well in advance of the Meeting. In addition, such Beneficial Holders must register himself, herself or itself as a proxyholder once he, she or it has submitted a proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a Username to participate in the meeting. To register a proxyholder, the Beneficial Holder MUST visit https://www.computershare.com/Sangoma by 10:30 a.m. (Toronto time) on Thursday March 25, 2021 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a Username via email.

In any case, the purpose of the above noted procedures is to permit Beneficial Holders to direct the voting of the Common Shares which they beneficially own. Beneficial Holders should carefully follow the instructions and procedures of their Intermediary or Broadridge, as applicable, including those regarding when and where the form of proxy or voting instruction form is to be delivered.

Pursuant to NI 54-101, the Corporation is distributing copies of proxy-related materials in connection with the Meeting directly to non-objecting beneficial owners of Common Shares and the Corporation intends to pay for delivery to objecting beneficial owners. The Corporation is not relying on the notice-and-access delivery procedures set out in NI 54-101 to distribute copies of proxy-related materials in connection with the Meeting.

How to Vote

Shareholders may vote by proxy before the Meeting or vote at the Meeting, as described below:

Voting by proxy before the Meeting

You may vote before the Meeting by completing your form of proxy or voting instruction form in accordance with the instructions provided therein. Beneficial Holders should also carefully follow all instructions provided by their Intermediaries or Broadridge to ensure that their Common Shares are voted at the Meeting. Voting by proxy is the easiest way to vote. It means you are giving someone else the authority to attend the Meeting and vote on your behalf.

The Corporation’s proxyholders named in the enclosed form of proxy will vote the Common Shares in respect of which they are appointed as proxies in accordance with your instructions, including on any ballot at the Meeting. If there are changes to the items of business or new items properly come before the Meeting, a proxyholder can vote as he or she sees fit.

You can appoint someone else to be your proxy. This person does not need to be a Shareholder. See the section below entitled “Appointment of a Third Party as Proxy”.

There are three ways for registered Shareholders to vote by proxy before the Meeting:

(a) Telephone voting - You may vote by calling the toll-free telephone number 1-866-732-VOTE (8683). You will be prompted to provide your control number printed on the form of proxy. If you vote by telephone, you may not appoint a person as your proxy other than the Sangoma proxyholders named in the form of proxy or voting instruction form. Please follow the voice prompts that allow you to vote your Common Shares and confirm that your instructions have been properly recorded.

(b) Internet voting - You may vote by logging on to the website indicated on the form of proxy (www.investorvote.com). Please follow the website prompts that allow you to vote your Common Shares and confirm that your instructions have been properly recorded.

(c) Return your form of proxy by mail - You may vote by completing, signing and returning the form of proxy in the postage-paid envelope provided.

Proxies, whether submitted through the Internet or by telephone or mail as described above, must be received by Computershare (100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, fax: +1-866-249-7775 within North America or +1-416-263-9524 from all other countries) no later than 10:30 a.m. (Toronto time) on Thursday, March 25, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting. Your Common Shares will be voted in accordance with your instructions as indicated on the proxy.

The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion without notice.

Beneficial Holders will receive a Notice of Meeting and notice of availability of proxy materials and voting instruction form indirectly through their Intermediary or Broadridge. The Notice of Meeting and notice of availability of proxy materials contains instructions on how to access our proxy materials and return your voting instructions. You should follow the voting instructions of your Intermediary or Broadridge. Intermediaries or Broadridge may set deadlines for voting that are further in advance of the Meeting than those set out in this Information Circular. You should contact your Intermediary or Broadridge for further details.

Voting at the Meeting

A registered Shareholder or a Beneficial Holder who has appointed themselves or a third-party proxyholder to represent them at the Meeting, will appear on a list of Shareholders prepared by Computershare, the transfer agent and registrar for the meeting. To have their Common Shares voted at the Meeting, each registered Shareholder or proxyholder will be required to enter their control number or Username, as applicable, provided by Computershare at https://web.lumiagm.com/236449261 prior to the start of the meeting. In order to vote, Beneficial Holders who appoint themselves as a proxyholder MUST register with Computershare at https://www.computershare.com/Sangoma after submitting their voting instruction form in order to receive a Username (please see the information under the heading below entitled “Appointment of a Third Party as Proxy” and “Attendance and Participation at the Meeting”).

It is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting.

Appointment of a Third Party as Proxy

The following applies to Shareholders who wish to appoint someone as their proxy other than the Sangoma proxyholders named in the form of proxy or voting instruction form. This includes Beneficial Holders who wish to appoint themselves as their proxy to attend, participate, vote or ask questions at the Meeting. Shareholders who wish to appoint someone other than the Sangoma proxyholders as their proxy to attend the Meeting as their proxy and vote their Common Shares MUST submit their form of proxy or voting instruction form, as applicable, appointing that person as their proxy AND register that proxyholder online, as described below. Registering your proxyholder is an additional step to be completed AFTER you have submitted your form of proxy or voting instruction form. Failure to register the proxyholder will result in the proxyholder not receiving a Control Number that is required to vote at the Meeting.

•	Step 1: Submit your proxy or voting instruction form: To appoint someone other than the Sangoma proxyholders as your proxy, insert that person’s name in the blank space provided in the form of proxy or voting instruction form (if permitted) and follow the instructions for submitting such form of proxy or voting instruction form. This must be completed before registering such proxyholder, which is an additional step to be completed once you have submitted your form of proxy or voting instruction form. If you are a Beneficial Holder and wish to vote at the Meeting, you have to insert your own name in the space provided on the voting instruction form sent to you by your Intermediary or Broadridge, follow all of the applicable instructions provided by your Intermediary or Broadridge AND register yourself as your proxy, as described below. By doing so, you are instructing your Intermediary or Broadridge to appoint you as your proxy. It is important that you comply with the signature and return instructions provided to you by your Intermediary or Broadridge. See the section below entitled “Attendance and Participation in the Meeting”.

If you are Beneficial Holder located in the United States and wish to vote at the Meeting or, if permitted, appoint a third party as your proxy, in addition to the steps described below in the section entitled “Attendance and Participation in the Meeting”, you must obtain a valid legal proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the legal proxy form and the voting information form sent to you, or contact your Intermediary to request a legal proxy form or a legal proxy if you have not received one. After obtaining a valid legal proxy from your broker, bank or other agent, you must then submit such legal proxy to Computershare. Requests for registration from Beneficial Holders located in the United States that wish to vote at the Meeting or, if permitted, appoint a third party as their proxy must be sent by e-mail to uslegalproxy@computershare.com or by courier to: Computershare Investor Services Inc., 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1, and in both cases, must be labelled “Legal Proxy” and received no later than 10:30 a.m. (Toronto time) on Thursday, March 25, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting. You will receive a confirmation of your registration by email after we receive your registration materials.

Step 2: Register your proxyholder: To register a third party proxyholder, Shareholders must visit https://www.computershare.com/Sangoma by 10:30 a.m. (Toronto time) on Thursday, March 25, 2021 and provide Computershare with their proxyholder’s contact information, so that Computershare may provide the proxyholder with a Username via email. Without a Username, proxyholders will not be able to vote or ask questions at the Meeting but will be able to attend as a guest.

Attendance and Participation in the Meeting

The Corporation is holding the Meeting in a virtual only format, which will be conducted via live audio webcast. Shareholders will not be able to attend the Meeting in person. Attending the Meeting online enables registered Shareholders and duly appointed proxyholders, including Beneficial Holders who have duly appointed themselves as their proxy, to participate in the Meeting and ask questions, all in real time. Registered Shareholders and duly appointed proxyholders can vote at the appropriate times during the Meeting. Guests, including Beneficial Holders who have not duly appointed themselves as their proxy, can log in to the Meeting as set out below. Guests can listen to the Meeting but are not able to vote or ask questions.

• Log in online at https://web.lumiagm.com/236449261. We recommend that you log in at least one hour before the Meeting starts.

• Click “I have a Login” and then enter your control number or Username (see below) and Password “sangoma2021” (case sensitive).

OR

• Click “Guest” and then complete the online form.

Registered Shareholders: The 15-digit control number located on the form of proxy or in the email notification you received is your control number. If you are using a 15-digit control number to login to the online meeting and you accept the terms and conditions, you will be revoking any and all previously submitted proxies. However, in such a case, you will be provided the opportunity to vote by ballot on the matters put forth at the Meeting. If you DO NOT wish to revoke all previously submitted proxies, do not accept the terms and conditions, in which case you can only enter the meeting as a guest.

Duly appointed proxyholders: Computershare will provide the proxyholder with a Username by e-mail after the proxy voting deadline has passed and the proxyholder has been duly appointed AND registered as described in “Appointment of a Third Party as Proxy” above.

If you attend the Meeting online, it is important that you are connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedure.

Revocation of Proxy

If you are a registered Shareholder, you may change a vote you made by proxy by voting again by any of the means, and by the deadlines, described in the section above entitled “Voting by proxy before the Meeting”. Your new instructions will revoke your earlier instructions.

If you are a registered Shareholder and you voted by proxy, you can revoke your voting instructions at any time up to and including the last business day preceding the day of the Meeting or any adjournment by (i) sending a notice in writing (from you or a person authorized to sign on your behalf) to Computershare Investor Services Inc., 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1; or (ii) any other manner permitted by law.

If you have followed the process for attending and voting at the Meeting online, voting at the Meeting online will revoke your previous proxy.

If you are a Beneficial Holder, contact your Intermediary or Broadridge to find out how to change or revoke your voting instructions and the timing requirements, or for other voting questions. Intermediaries may set deadlines for the receipt of revocation notices that are farther in advance of the Meeting than those set out above and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the proxy card or voting instruction form to ensure it is given effect at the Meeting.

Voting Deadline

If voting by proxy, your proxy must be received by Computershare (Computershare Investor Services Inc., 100 University Avenue, 8th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1) no later than 10:30 a.m. (Toronto time) on Thursday, March 25, 2021 or at least 48 hours, excluding Saturdays, Sundays and holidays before any adjournment or postponement of the Meeting.

The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion without notice. The Corporation reminds shareholders that only the most recently dated voting instructions will be counted and any prior dated instructions will be disregarded.

Voting Questions

Registered shareholders may contact the Transfer Agent, at 1-800 564 6253 (toll free in North America) or +1 (514) 982 7555 (outside North America), for any voting questions.

If you have any questions or require assistance with voting your shares, please contact Kingsdale Advisors, the strategic shareholder advisor and proxy solicitation agent for Sangoma Technologies Corporation, by telephone at 1-866-581-1571 toll-free in North America (+1-416-867-2272 collect) or by e-mail at contactus@kingsdaleadvisors.com.

Voting Securities and Principal Holders Thereof

The Corporation is authorized to issue an unlimited number of Common Shares, of which 111,363,980 Common Shares were issued and outstanding as at February 25, 2021. Each Common Share entitles the holder thereof to one vote for each matter voted at the Meeting.

Two shareholders present in person or represented by proxy constitute a quorum for the Meeting. Each Common Share is entitled to one vote on each matter to be voted upon at the Meeting. A simple majority of votes cast at the Meeting, whether in attendance or by proxy, will constitute approval of any matter submitted to a vote.

In accordance with the provisions of the OBCA, the Corporation will prepare a list of the Shareholders on the Record Date. Each Shareholder named in the list will be entitled to vote the Common Shares shown opposite his, her or its name on the list. To the knowledge of the directors and senior officers of the Corporation, and based upon the Corporation’s review of the records maintained by the Transfer Agent and insider reports filed with the System for Electronic Disclosure by Insiders, as at the Record Date, there were no persons who beneficially own, directly or indirectly, or exercise control or direction over voting securities of the Corporation carrying more than 10% of the voting rights of the total issued and outstanding Common Shares.

INFORMATION CONCERNING SANGOMA

Sangoma Technologies is a trusted leader in delivering value-based cloud communications solutions for businesses of all sizes. Sangoma offers a full line of communications products, including premise-based Unified Communications (“UC”) systems, a full line of deskphones and headsets, and a complete connectivity suite (gateways/SBCs/telephony cards). Sangoma is a publicly-listed corporation offering a complete range of value-based UC and UC as a Service solutions for small to medium-sized businesses, enterprises, original equipment manufacturers, carriers and services providers. Sangoma’s globally scalable offerings include both On-premise and cloud UC solutions, SIP trunking as a Service, both direct to end-users and wholesale, as a result of Sangoma’s acquisition of VoIP Innovations, LLC in October 2019, and industry leading VoIP solutions (such as internet protocol phones, as well as desktop and mobile UC clients), which together provide seamless connectivity between traditional infrastructure and new technologies.

The Corporation was formed on July 1, 2001 by way of the Amalgamation. Pursuant to the Amalgamation, all of the shares in the capital of Sangoma.com Inc. converted into shares of the capital of the amalgamated corporation, then named “Sangoma.com Inc.” Subsequently, on October 18, 2001, the Corporation changed its name to “Sangoma Technologies Corporation”. The registered and head office of Sangoma is located at 100 Renfrew Drive, Suite 100, Markham, Ontario L3R 9R6.

Further details concerning the Corporation, including information with respect to the Corporation’s assets, operations and development history, are provided in the AIF, a copy of which has been filed and can be reviewed under Sangoma’s profile on SEDAR at www.sedar.com. Readers are encouraged to thoroughly review the AIF as it contains important information concerning the Corporation.

Share Capital

Sangoma’s authorized share capital consists of an unlimited number of Common Shares, of which 111,363,980 were issued and outstanding as of February 25, 2021, as well as 9,650,070 stock options outstanding, each exercisable into one Common Share at an exercise price ranging from $0.30 to $4.90 per Common Share.

Prior Sales

The following table provides details regarding all Common Shares or securities convertible into Common Shares (including Common Shares issuable pursuant to the exercise of previously granted stock options under the Option Plan), that have been issued by the Corporation during the 12-month period preceding the date of this Information Circular:

Description of	Date of	Aggregate Number and Type	Issue Price/Exercise
Transaction	Issuance	of Securities Issued	Price Per Security
Exercise of stock options	March 5, 2020	31,250 Common Shares	$1.16
Exercise of stock options	March 6, 2020	60,000 Common Shares	$0.28
Exercise of stock options	March 12, 2020	161,720 Common Shares	$0.30
Exercise of stock options	March 31, 2020	5,860 Common Shares	$1.16
Exercise of stock options	June 3, 2020	37,000 Common Shares	$1.16
Exercise of stock options	June 3, 2020	102,000 Common Shares	$0.28
Issuance of stock options	June 3, 2020	2,381,000 Stock Options	$2.20
Exercise of stock options	June 4, 2020	1,638 Common Shares	$0.30
Exercise of stock options	June 4, 2020	2,969 Common Shares	$1.16
Exercise of stock options	June 4, 2020	38,000 Common Shares	$0.28
Exercise of stock options	June 5, 2020	11,100 Common Shares	$0.69
Exercise of stock options	June 8, 2020	6,200 Common Shares	$0.69
Exercise of stock options	June 9, 2020	32,700 Common Shares	$0.69
Exercise of stock options	June 10, 2020	60,000 Common Shares	$0.69
Exercise of stock options	June 16, 2020	2,028,000 Common Shares	$0.28
Exercise of stock options	June 30, 2020	702 Common Shares	$0.30

Description of	Date of	Aggregate Number and Type	Issue Price/Exercise
Transaction	Issuance	of Securities Issued	Price Per Security
Exercise of stock options	June 30, 2020	14,000 Common Shares	$1.16
Exercise of stock options	July 2, 2020	5,064 Common Shares	$1.16
Issuance of Common Shares	July 30, 2020	35,006,000 Common Shares	$2.30
Exercise of stock options	August 18, 2020	2,500 Common Shares	$0.30
Exercise of stock options	September 25, 2020	532 Common Shares	$0.69
Exercise of stock options	October 19, 2020	861 Common Shares	$0.30
Exercise of stock options	November 24, 2020	248,802 Common Shares	$0.28
Exercise of stock options	November 24, 2020	3,907 Common Shares	$1.16
Exercise of stock options	December 4, 2020	705 Common Shares	$1.16
Exercise of stock options	December 8, 2020	861 Common Shares	$0.30
Exercise of stock options	December 17, 2020	1,955 Common Shares	$1.16
Exercise of stock options	December 23, 2020	702 Common Shares	$0.30
Exercise of stock options	December 29, 2020	1,876 Common Shares	$1.16
Exercise of stock options	December 29, 2020	2,100 Common Shares	$0.30
Exercise of stock options	December 30, 2020	752 Common Shares	$1.16
Exercise of stock options	February 2, 2021	3,752 Common Shares	$1.16
Issuance of stock options	February 9, 2021	5,700,000 Stock Options	$4.90
Exercise of stock options	February 24, 2021	940 Common Shares	$1.16

Trading Price and Volume

The Common Shares are currently listed on the TSXV under the trading symbol “STC”. The following table sets forth the reported intraday high and low prices and the trading volume for the Common Shares on the TSXV for the 12-month period prior to the date of this Information Circular.

Month	High ($)	Low ($)	Volume
February 1 to February 25, 2021	5.50	3.90	10,376,769
January 2021	$4.09	$3.35	5,473,855
December 2020	$3.76	$2.95	4,680,070
November 2020	$3.26	$2.53	4,924,482
October 2020	$2.99	$2.36	5,889,826
September 2020	$2.65	$2.24	2,834,281
August 2020	$2.96	$2.29	3,623,679
July 2020	$2.89	$2.24	7,190,323
June 2020	$2.39	$2.10	4,007,567
May 2020	$2.40	$1.70	2,217,167
April 2020	$1.87	$1.33	2,498,654
March 2020	$2.19	$1.08	5,959,040
February 2020	$2.65	$2.09	5,650,610

The closing price of the Common Shares on the TSXV on January 28, 2021, the last trading day prior to the announcement of the Acquisition, was CAD$3.87. On February 25, 2021, the last trading day prior to the date of this Information Circular, the closing price of the Common Shares on the TSXV was $4.22.

Consolidated Capitalization

Other than as described below and as contemplated pursuant to the Acquisition, there have not been any material changes in the share and loan capitalization of the Corporation since the date of the Q2 Financial Statements, which are incorporated by reference in this Information Circular.

The following table sets forth the consolidated capitalization of the Corporation effective December 31, 2020: (i) prior to the Acquisition; (ii) after giving effect to the Acquisition and the issuance of the Stock Consideration, including the Deferred Consideration, and the issuance of the INFOR Fee Shares. This table is presented and should be read in conjunction with the Q2 Financial Statements.

				As at December 31, 2020
				As Adjusted for the
Designation	Authorized	Actual		Acquisition
Share Capital	Unlimited	$140,042,394		$430,978,000
	Common Shares	(111,359,288 Common Shares	)	(221,493,179 Common Shares	)
Loan Capital	-	$35,077,000		$107,266,000

For the period January 1, 2021 to February 25, 2021 Sangoma has issued 4,692 Common Shares in respect of the exercise of stock options and granted an aggregate of 5,700,000 stock options.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents of Sangoma are specifically incorporated by reference into and form an integral part of this Information Circular:

(a)	the annual information form of Sangoma for the fiscal year ended June 30, 2020;

(b)	the management Circular of Sangoma dated November 12, 2020, prepared in connection with the annual meeting of shareholders held on December 17, 2020;

(c)	the audited financial statements of Sangoma as at June 30, 2020, and 2019 and for the years ended June 30, 2020, and 2019, together with notes thereto and the independent auditor’s report thereon;

(d)	the management discussion and analysis of the financial condition and results of operations of Sangoma for the year ended June 30, 2020;

(e)	the unaudited condensed consolidated interim financial statements of Sangoma as at December 31, 2020, and 2019 and for the three and six months ended December 31, 2020, and 2019, together with notes thereto;

(f)	the management discussion and analysis of the financial condition and results of operations of Sangoma for the three and six months ended December 31, 2020;

(g)	the material change report of Sangoma dated February 5, 2021, with respect to the signing of the Acquisition Agreement announced on January 29, 2021; and

(h)	the material change report of Sangoma dated July 30, 2020 with respect to: (i) on July 22, 2020, the Corporation entering into an agreement with a syndicate of underwriters (collectively, the “Underwriters”), led by Cormark Securities Inc. (the “Lead Underwriter”), pursuant to which the Underwriters agreed to purchase, on a ‘bought deal’ basis, 26,090,000 Common Shares of the Corporation at a price of $2.30 per Common Share (the “Offering Price”) and offer them to the public by way of a prospectus supplement to the Corporation’s short form base shelf prospectus dated June 29, 2020, for total gross proceeds of approximately $60 million; (ii) on July 23, 2020, the Corporation increasing the size of the offering and agreeing to issue, and the Underwriters agreed to purchase, an aggregate of 30,440,000 Common Shares at the Offering Price for total gross proceeds of approximately $70 million; and (iii) on July 30, 2020, the Corporation closing the offering of 35,006,000 Common Shares for aggregate gross proceeds of $80,513,800, including the exercise in full of the over-allotment option.

Any documents of the type referred to above, any material change reports (excluding confidential material change reports, if any), any business acquisition reports and any other documents of the type described in item 11.1 of Form 44-101F1 – Short Form Prospectus filed by Sangoma with the securities commissions or similar authorities in each of the provinces of Canada after the date of this Information Circular and before the Meeting shall be deemed to be incorporated by reference into and form an integral part of this Information Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Circular to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or omission to state a material fact that was required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall be deemed, except as so modified or superseded, not to constitute a part of this Information Circular.

Information has been incorporated by reference in this Information Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from David Moore, the Corporation’s Chief Financial Officer, at 100 Renfrew Drive, Suite 100, Markham, Ontario L3R 9R6, telephone (905) 474-1990 extension 4107, and are also available on Sangoma’s profile on SEDAR at www.sedar.com.

INFORMATION CONCERNING STARBLUE

StarBlue, through its StarBlue Subsidiary (Star2Star Communications), is a partner-driven communications provider dedicated to providing both mid-market and enterprise customers as well as global and large services providers with market-leading cloud communications solutions. The StarBlue Subsidiary has a patented cloud-native collaboration platform designed for the modern business. The StarBlue Subsidiary carries on business or maintains property, offices, facilities, or employees in each of the fifty states in the United States. The StarBlue Subsidiary is a leading provider of full-spectrum, internally developed, cloud-native communications services on a high availability, multi-tenant platform. The StarBlue Subsidiary targets the highest value market segments in business communications, including mid-market and enterprise size customers, by delivering its comprehensive suite of voice, contact center, collaboration, video meetings, CPaaS, and integration solutions, to deskphones, mobile softphones, and desktop softphones.

The StarBlue Subsidiary has delivered consistently innovative solutions to business communication and collaboration challenges since 2006. Throughout its history, it has demonstrated a commitment to the continuous upgrading of cutting-edge technology to anticipate and address rapidly evolving business needs. The StarBlue Subsidiary entered the market as one of the limited number of UCaaS providers with an on-premises cloud platform that combined cloud flexibility with an ultra-reliable proprietary network. Today, its suite of business communication and collaboration solutions offers unparalleled value, reliability, quality, scalability, and capacity to unify people and processes within an intuitive, cloud-native environment.

For additional information regarding StarBlue, please see Appendix C to this Information Circular.

INFORMATION CONCERNING

STAR2STAR HOLDINGS AND OLD TOWN GELATO

Upon completion of the Acquisition and the issuance and distribution of the Stock Consideration, including the Deferred Consideration, Star2Star Holdings and/or Old Town Gelato (which is controlled by Norman A. Worthington, III, the Chief Executive Officer and Executive Chair of StarBlue) will be a “control person” (as such term is defined in the policies of the TSXV) of Sangoma. Old Town Gelato and, by extension, Mr. Worthington, holds approximately 59% of the membership interests of Star2Star Holdings, a sufficient number of votes to direct the manner in which Star2Star Holdings will exercise the rights attaching to the Stock Consideration it will acquire upon completion of the Acquisition and the issuance and delivery of the Stock Consideration, including the Deferred Consideration, under the terms of the Acquisition Agreement. As a result, upon completion of the Acquisition and the issuance of all of the Stock Consideration, Mr. Worthington will hold, directly or indirectly, approximately 25% of the issued and outstanding Common Shares on a pro forma basic basis and subject to small variance at Closing based on the exchange rate and the closing price of the Common Shares on the last trading day prior to Closing. This is a sufficient number of votes attaching to the outstanding voting securities of Sangoma to be considered a “control person” of Sangoma within the meaning of the policies of the TSXV.

For as long as Mr. Worthington or his Affiliates continue to own fifty percent (50%) or more of the Stock Consideration that will be issued under the Acquisition Agreement to Star2Star Holdings, and distributed or distributable by Star2Star Holdings to Mr. Worthington or his Affiliates, Mr. Worthington shall have the right to be nominated to the Sangoma Board as one of the Sellers’ Representatives’ nominees under the Acquisition Agreement. If Mr. Worthington is unable to serve as a director of Sangoma, Mr. Worthington shall be entitled to designate a replacement nominee, subject to such replacement nominee (a) being reasonably acceptable to the other members of the Sangoma Board then-serving and (b) complying with the applicable provisions of the organizational documents of Sangoma, Section 118 of the OBCA and requirements of the TSXV (or such other stock exchange on which the securities of Sangoma are then listed and posted for trading). Following the Closing, Mr. Worthington shall serve as Chairman of the Sangoma Board until such time as his successor is duly qualified and appointed pursuant to the organizational documents of Sangoma, provided that Sangoma shall use its good faith efforts to ensure Mr. Worthington continues to serve as Chairman until the earlier to occur of (1) such time that he is no longer physically or mentally capable of serving in such capacity, (2) such time as he no longer owns, directly or indirectly, at least fifteen percent (15%) of the outstanding Common Shares, (3) Sangoma is listed on a U.S. stock exchange and the Sangoma Board then deems it advisable to appoint a different Chairman, or (4) he is no longer a member of the Sangoma Board.

BACKGROUND TO AND REASONS FOR THE ACQUISITION

Background to the Acquisition

Management and the directors of Sangoma regularly evaluate strategic decisions, including possible opportunities to acquire interests in complementary businesses.

In August 2020, management of Sangoma became aware of the opportunity (the “Acquisition Opportunity”) to acquire StarBlue, including the StarBlue Subsidiary.

On August 14, 2020, Sangoma and StarBlue executed a confidentiality agreement pursuant to which StarBlue provided Sangoma with access to StarBlue’s financial and technical information as part of Sangoma’s preliminary due diligence relating to the Acquisition Opportunity.

On September 11, 2020, as matters progressed well between the parties, Sangoma and StarBlue executed a confidentiality agreement pursuant to which Sangoma provided StarBlue with access to Sangoma’s financial and technical information as part of StarBlue’s preliminary due diligence regarding Sangoma relating to the Acquisition Opportunity. In addition, StarBlue and its representatives entered into a standstill agreement for one (1) year regarding any trading of Sangoma securities in consideration for being provided access to confidential information of Sangoma that was not generally disclosed.

After September 11, 2020, and into October 2020, additional preliminary due diligence was performed by both parties on each other’s respective businesses while negotiations were undertaken by both parties and their financial advisors regarding a potential term sheet for the Acquisition Opportunity.

On October 6 and 20, 2020, the Sangoma Board met on other matters but also reviewed various acquisition opportunities that Sangoma was exploring, including the Acquisition Opportunity.

Negotiations between Sangoma and StarBlue culminated in the execution of a term sheet on October 29, 2020 (the “Term Sheet”), which outlined the non-binding framework for the Acquisition Opportunity. The Term Sheet also contained binding exclusivity covenants for both parties to deal exclusively with one another for sixty (60) days pursuant to which both parties would be entitled to conduct further due diligence and negotiate the terms of the definitive purchase agreement regarding the Acquisition Opportunity.

After the execution of the Term Sheet, the parties, along with their financial and legal advisors, commenced detailed legal, financial and operational due diligence on each other’s respective businesses and commenced the negotiation of the proposed definitive purchase agreement relating to the Acquisition Opportunity.

On November 10, 2020, the Sangoma Board met to review Sangoma’s financial results for the quarter-ended September 30, 2020, and also discussed the Acquisition Opportunity.

On December 23, 2020, as the due diligence and negotiation of the proposed definitive purchase agreement relating to the Acquisition Opportunity were progressing, the parties executed an amendment to the Term Sheet in order to extend the exclusivity period until January 31, 2021.

Starting in October 2020, management of Sangoma commenced discussions with its current lenders, The Toronto-Dominion Bank and Bank of Montreal (collectively, the “Lenders”), regarding funding the Acquisition Opportunity in part by increasing the borrowings under Sangoma’s current credit facility with the Lenders. On January 22, 2021, the Lenders issued a commitment letter to Sangoma to commit up to US$52.5 million for Sangoma to draw down under its revised credit facility for the Acquisition Opportunity.

Starting in August 2020, management of Sangoma commenced discussions with INFOR Financial regarding the Acquisition Opportunity, including seeking to retain INFOR Financial as its financial advisor in connection with the Acquisition Opportunity. Subsequently, Sangoma formally entered into an engagement letter with INFOR Financial pursuant to which INFOR Financial agreed to provide financial advisory services to Sangoma in connection with the Acquisition Opportunity, including analyzing the key financial metrics pertaining to the Acquisition Opportunity amongst other investment banking and financial advisory services standard and customary for transactions of this nature.

On January 26, 2021, the Sangoma Board convened a meeting to discuss the status of the Acquisition Opportunity, which included updates provided by Sangoma’s management, Sangoma’s US legal advisor, Bryan Cave Leighton Paisner LLP, Sangoma’s Canadian legal advisor, Wildeboer Dellelce LLP, and Sangoma’s financial advisor, INFOR Financial. INFOR Financial provided an oral opinion which concluded that, subject to final confirmation to be provided in its Fairness Opinion, the Purchase Price to be paid by Sangoma to the StarBlue Shareholders pursuant to the Acquisition is fair, from a financial point of view, to Sangoma, and advised the Sangoma Board on the methodologies and analyses which would underly its Fairness Opinion, when issued. The Fairness Opinion was issued the morning of January 29, 2021 when the parties agreed that all conditions for the execution of the Acquisition Agreement were completed.

A resolution of the Sangoma Board approving and ratifying the Acquisition Agreement, Ancillary Agreements and all transactions contemplated therein was ratified and approved by the Sangoma Board on January 29, 2021. The Sangoma Board, amongst other criteria, based its decision on the Fairness Opinion. On the same day, Sangoma entered into the Acquisition Agreement and Sangoma issued a press release announcing that it had entered into the Acquisition Agreement with respect to the Acquisition.

The Acquisition is an arms-length transaction and will result in the creation of a new “control person” of Sangoma pursuant to the policies of the TSXV and pursuant to those policies, the Acquisition is subject to the approval of Shareholders at the Meeting. On January 29, 2021, Sangoma, through its legal counsel, Wildeboer Dellelce LLP, submitted an application to the TSXV for conditional approval of the Acquisition and listing of the Common Shares issuable under the Acquisition Agreement. Also pursuant to the policies of the TSXV, the Acquisition is a “Reviewable Transaction” and according to such policies, the Common Shares were halted from trading on the TSXV commencing before the opening of trading on January 29, 2021. The Common Shares resumed trading on February 8, 2021, after the TSXV, on February 5, 2021, completed its customary review of the documentation initially required in connection with the Acquisition.

Between January 29, 2021, and February 25, 2021, the management of Sangoma, along with its legal counsel, Wildeboer Dellelce LLP, completed and finalized the contents of the Information Circular. A resolution approving the Information Circular and the matters related to the Meeting was approved by the Sangoma Board on February 26, 2021.

Anticipated Benefits of the Acquisition

The Acquisition represents a strategic opportunity for Sangoma to acquire a complementary business to create the necessary scale and establish Sangoma as a top-tier cloud communications company with a combined revenue of approximately $245 million (trailing twelve-months as of September 30, 2020). Scale is increasingly important in an environment of consolidation in the cloud communications industry.

The combined company will have one of the industry’s most integrated full-spectrum offering product portfolios, able to meet customers’ growing demand for a ‘one-stop-shop’ solution, in multiple deployment environments, including on-premise, cloud, and hybrid.

In addition, the combined company will have a unique go-to-market approach with one of the widest, most differentiated sets of channels in the industry. The combined company will build upon StarBlue’s presence and renowned reputation amongst channel and wholesale partners and leverage StarBlue’s strong foothold in the rapidly growing, but underpenetrated, mid-market and enterprise customer segments, enabling the combined company to capture the entire customer spectrum.

The combined company will have a highly attractive financial profile by adding approximately $107 million of high-quality, mostly high-margin annual recurring revenue from StarBlue (based on a trailing twelve-months as of September 30, 2020) with a compelling adjusted EBITDA profile (based on a trailing twelve-months as of September 30, 2020). The combined top-line revenue of approximately $245 million (based on a trailing twelve-months as of September 30, 2020) will put the combined company in the upper-echelon of publicly-traded peers with the additional benefit of profitability, unlike many of its competitors.

The Acquisition will complete Sangoma’s long-term evolution from a product company into a cloud/SaaS company by transitioning from a pure play, one-time sales hardware company into a software and services business with a recurring revenue model of approximately 70% of total revenue (pro-forma recurring services revenue based on a trailing twelve-months as of September 30, 2020). This would position the combined company amongst its top-tier peers.

While StarBlue has focused almost exclusively on the U.S. market, the combined company will create an opportunity to expand cloud communications solutions internationally into less penetrated regions by leveraging StarBlue’s cloud solutions into Sangoma’s global customer base in over 100 countries, where cloud native solutions are relatively under penetrated and less competitive than in the U.S. market.

Finally, the combination will bring together two exceptional management teams with deep sector expertise in the cloud communications industry and that are aligned culturally. This combination of decades of experience in the unified communications industry, and more particularly the cloud communications industry, will serve as a strategic competitive advantage going forward for the combined company.

While management expects that the Corporation will receive the benefits noted above, the Acquisition exposes the Corporation to additional risks, including the risk that the Corporation will fail to realize the anticipated benefits of the Acquisition. See “Risk Factors – Risks Related to the Acquisition”.

Recommendation of the Sangoma Board

The Board of Sangoma has unanimously determined that the Acquisition is in the best interests of Sangoma, has unanimously approved the Acquisition and the Acquisition Agreement, and unanimously recommends that Shareholders vote FOR the Acquisition Resolution.

During the course of its deliberations and in arriving at its recommendation, the Sangoma Board has reviewed, considered and discussed numerous factors in connection with the Acquisition, including, but not limited to:

1.	information concerning the business, operations, property, assets, financial condition, operating results and prospects of each of Sangoma and StarBlue;

2.	the expected benefits of the Acquisition to Sangoma and its Shareholders as set forth above;

3.	the risks associated with the completion of the Acquisition;

4.	the risks to Sangoma if the Acquisition is not completed, including the costs to Sangoma in pursuing the Acquisition and the diversion of management attention away from the conduct of Sangoma’s business and other acquisition opportunities;

5.	the Fairness Opinion; and

6.	the Acquisition Resolution must be approved by a majority of the votes cast at the Meeting by Shareholders present in person or by proxy.

The foregoing summary of what was considered by the Sangoma Board is not intended to be exhaustive of all the factors that were considered in arriving at its conclusion and making the recommendations incorporated herein. Members of the Sangoma Board used their own knowledge of the business, financial conditions, and prospects of Sangoma along with the assistance of Sangoma’s management, financial and legal advisors in their evaluation of the Acquisition. Given the numerous factors that were considered in connection with evaluating the Acquisition, it is not practical to quantify or assign relative weight to specific facts relied upon by the Sangoma Board in reaching its conclusions and recommendations. In addition, individual members of the Sangoma Board may have given different weight to different factors. The conclusions and recommendations of the Sangoma Board were arrived at after giving consideration to the totality of the information and factors involved.

Fairness Opinion

Sangoma retained INFOR Financial, which has provided advice and an opinion to the Sangoma Board in respect of the fairness of the terms of the Acquisition, from a financial point of view, to Sangoma.

On January 26, 2021, INFOR Financial delivered an oral opinion, which was subsequently confirmed by the delivery of the written Fairness Opinion, which concluded that, as of January 29, 2021, based upon and subject to the assumptions, limitations and qualifications set out therein, the Purchase Price to be paid by Sangoma to the StarBlue Shareholders pursuant to the Acquisition is fair, from a financial point of view, to Sangoma.

The Fairness Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion is attached to this Information Circular as Appendix “B”. Shareholders are encouraged to and should read the Fairness Opinion in its entirety.

Neither INFOR Financial nor any of its affiliates is an insider, associate or affiliate (as such terms are defined in the OBCA) of Sangoma or StarBlue or any of their respective associates or affiliates. INFOR Financial was paid a fixed fee upon delivery of the Fairness Opinion to the Sangoma Board which was not contingent upon INFOR Financial’s findings or completion of the Acquisition. However, a substantial portion of INFOR Financial’s fees for its services as financial advisor to Sangoma, including a share fee consisting of 129,198 Common Shares of Sangoma (the “INFOR Fee Shares”), are contingent on completion of the Acquisition. In addition, INFOR Financial is to be indemnified in respect of certain liabilities that might arise out of its engagement.

INFOR Financial has consented to the inclusion in this Information Circular of the Fairness Opinion, together with the summary thereof herein and other information relating to the Fairness Opinion. The Fairness Opinion was provided to the Sangoma Board for its exclusive use only in considering the Acquisition and may not be relied upon by any other person or for any other purpose or published or disclosed to any other person, relied upon by any other person or used for any other purpose without INFOR Financial’s written consent.

The Fairness Opinion addresses only the fairness of the Purchase Price due under the Acquisition from a financial point of view and is not and should not be construed as a valuation of Sangoma or StarBlue or any of their respective assets or securities or a recommendation to any Shareholder as to whether to vote FOR the Acquisition Resolution.

Considerations of Financial Advisor

In connection with rendering the Fairness Opinion, INFOR Financial, among other things, (i) reviewed and relied upon a draft of the Acquisition Agreement dated January 28, 2021; (ii) reviewed and relied upon certain publicly available financial statements and other information of Sangoma; (iii) reviewed and relied upon certain financial statements and other information of StarBlue; (iv) reviewed and relied upon certain data on comparable companies and precedent transactions for companies in the sector in which StarBlue operates that INFOR Financial considered relevant; and (v) performed a variety of financial and comparative analyses, including comparable company trading analysis, precedent transactions analysis and discounted cash flow analysis.

INFOR Financial has assumed and relied upon, without independent verification, the completeness, accuracy and fair presentation of all of the information (financial or otherwise), data, documents, opinions, appraisals, valuations or other information and materials of whatsoever nature or kind reviewed by INFOR Financial and all information respecting the Acquisition, Sangoma, StarBlue and their respective Subsidiaries, if any, obtained from public sources and from senior management of Sangoma and StarBlue.

THE ACQUISITION

Overview of the Acquisition

On January 28, 2021, the Corporation entered into the Acquisition Agreement providing for the arm’s length acquisition by the Corporation, indirectly through Sangoma US, of all of the Purchased Shares from the StarBlue Shareholders. Upon completion of the Acquisition, each of StarBlue and the StarBlue Subsidiary will become wholly-owned indirect subsidiaries of the Corporation. The Acquisition is conditional upon, among other things: (i) the approval of the Acquisition Resolution at the Meeting; (ii) receipt of TSXV Conditional Approval; (iii) no legal requirement or order shall have been issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by the Acquisition Agreement; (iv) all material consents of or with any Governmental Authority shall have been obtained or made, and no such consent shall have been revoked; and (v) Sangoma US shall have obtained the RWI Policy.

Subject to working capital adjustments made in accordance with the terms of the Acquisition Agreement, the consideration payable by Sangoma to the StarBlue Shareholders, directly or indirectly, for the Purchased Shares will consist of: (i) US$105,000,000 paid in cash on Closing; and (ii) an aggregate of 110,000,000 Common Shares at a deemed issue price of CAD$3.87 per Common Share, based on the closing price of the Common Shares on the TSXV on January 28, 2021 (the last trading day prior to the public announcement of the Acquisition), representing an aggregate price of CAD$425,700,000, with 22,000,000 Common Shares (less 869,202 Common Shares, representing the Indemnification Holdback Amount to be issued 16 months from Closing provided there are no successful indemnification claims against the Sellers) to be issued and delivered at Closing.

The Acquisition will represent a “significant acquisition” of the Corporation for the purposes of Part 8 of National Instrument 51-102 - Continuous Disclosure Obligations. Accordingly, the Corporation will be required to file a business acquisition report in respect of the Acquisition.

Subject to the satisfaction or waiver of all conditions set forth in the Acquisition Agreement, it is currently anticipated that Closing will occur as soon as possible after the Meeting.

TSXV Conditional Approval

The Common Shares are listed on the TSXV under the symbol “STC”. It is a condition to Closing that TSXV approval shall have been obtained. The Corporation has received TSXV Conditional Approval, which is subject to a number of conditions including evidence of Shareholder approval of the Acquisition Resolution and satisfactory completion of all background searches.

The Acquisition Agreement

The following is a summary only of certain terms of the Acquisition Agreement and is qualified in its entirety by the full text of the Acquisition Agreement, a copy of which is available under Sangoma’s profile on SEDAR at www.sedar.com.

Purchase and Sale

The Acquisition Agreement provides that, at the Closing, Sangoma US will purchase and accept from each Seller, and each Seller will sell, transfer and deliver to Buyer, all of the Purchased Shares held by such Seller, free and clear of all liens (other than permitted liens).

Following the completion of the Acquisition and issuance of all Stock Consideration, including the Deferred Consideration, on a non-diluted basis, the StarBlue Shareholders will hold approximately 49.7% of the outstanding shares of the Corporation and it is expected that Norman A. Worthington, III and Marc Lederman will join the Sangoma Board in place of David Mandelstam and Yves Laliberté. See “Effect of the Acquisition on Sangoma – Directors and Officers”.

In addition, the Acquisition Agreement provides that, on Closing of the Acquisition, Star2Star Holdings and any subsequent permitted transferee of the Stock Consideration from Star2Star Holdings within twelve months of Closing will enter into Lock-Up Agreements whereby 100% of the Stock Consideration received by Star2Star Holdings from Sangoma in connection with the Acquisition will be subject to restrictions on sale until the twelve (12) month anniversary of the Closing Date.

Treatment of StarBlue Options and StarBlue Warrants

The Acquisition Agreement provides that StarBlue will cause StarBlue Options to be canceled, as of the Closing Date, in exchange for the Optionholder holding vested and exercisable In-the-Money Options as of the Closing being entitled to receive: (i) payment by Sangoma US (on behalf of StarBlue) of an amount in cash up to the Optionholder’s Consideration Percentage Interest of the Net Cash Purchase Price and (ii) payment by Sangoma US (on behalf of StarBlue) of securities equal to the Optionholder’s portion of the Stock Consideration. Sangoma US will cause StarBlue to make timely payment to the appropriate governmental authorities of any amounts in respect of applicable taxes withheld from payment to the Optionholder. All StarBlue Options will automatically be cancelled for no consideration other than as set forth above.

The Acquisition Agreement provides that StarBlue will cause StarBlue Warrants to be canceled, as of the Closing Date, in exchange for the StarBlue Warrantholder being entitled to receive payment by Sangoma US (on behalf of StarBlue) of an amount in cash equal to the Warrant Consideration. Sangoma US will cause StarBlue to make timely payment to the appropriate governmental authorities of any amounts in respect of applicable taxes withheld from payment to the StarBlue Warrantholder, if any. All StarBlue Warrants will automatically be cancelled for no consideration other than as set forth above.

Purchase Price

Purchase Price at Closing

The Purchase Price, consisting of the Cash Consideration and the Stock Consideration, is subject to adjustment pursuant to the terms of the Acquisition Agreement.

At Closing, the Cash Consideration will be (i) increased by the estimated Closing Cash, (ii) increased or decreased, as applicable, by the amount by which the estimated Working Capital is greater than or is less than, as applicable, the Target Working Capital Amount, (iii) decreased by the estimated StarBlue Debt as of immediately prior to the Closing, and (iv) decreased by the estimated Sellers Transaction Expenses as of immediately prior to the Closing (the resulting cash amount is referred to as the “Adjusted Cash Purchase Price”).

Further adjustments will be made to the Adjusted Cash Purchase Price at Closing as follows: (i) the Warrant Consideration will be paid to the StarBlue Warrantholder, (ii) the PPP Escrow Amount will be deposited into an escrow account to fund potential repayment of the loan to the PPP Lender, (iii) the Working Capital Escrow Amount will be deposited into an escrow account with the Escrow Agent to fund potential Purchase Price adjustments to which Sangoma US may be entitled under the terms of the Acquisition Agreement, and (iv) an amount equal to US$100,000 will be delivered to the Sellers’ Representative for the purposes of paying directly, or reimbursing the Sellers’ Representative for, any third party expenses pursuant to the Acquisition Agreement or Ancillary Agreements (the resulting cash amount is referred to as the “Cash Closing Payment”).

At the Closing, Sangoma US will pay or cause to be paid in cash (i) to each Seller, an amount equal to such Seller’s Consideration Percentage Interest of the Cash Closing Payment, (ii) to StarBlue, an amount equal to the Optionholder’s Consideration Percentage Interest of the Cash Closing Payment, for further distribution to the Optionholder, and (iii) to the StarBlue Warrantholder, an amount equal to such StarBlue Warrantholder’s Warrant Consideration.

In addition, at the Closing, Sangoma US will cause Sangoma to issue and deliver (i) to BFHL, the BFHL Closing Stock Consideration, (ii) to Star2Star Holdings, the Star2Star Holdings Closing Stock Consideration, and (iii) to the Optionholder, the Optionholder Closing Stock Consideration.

Post-Closing Adjustment to Purchase Price

The Adjusted Cash Purchase Price determined at Closing will be based on StarBlue’s good faith estimates of Closing Cash, Working Capital, StarBlue Debt and Sellers Transaction Expenses. Following the Closing, at the times described in the Acquisition Agreement, these estimates will be “trued up” based on the final Closing Cash, Working Capital, StarBlue Debt and Sellers Transaction Expenses determined in accordance with the Acquisition Agreement (such final amount, the “Final Adjusted Cash Purchase Price”).

If the Final Adjusted Cash Purchase Price is less than the Adjusted Cash Purchase Price, then the Sellers’ Representative and Sangoma US will promptly issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amount of such deficiency to Sangoma US from the portion of the Escrow Funds designated as the Working Capital Escrow Amount and to release the balance of the Working Capital Escrow Amount, if any, to the Sellers’ Representative (on behalf of the Sellers and the Optionholder). In the event such deficiency exceeds the Working Capital Escrow Amount, then the Sellers will (i) cause to be paid to Sangoma US an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions provided in writing by Sangoma US to the Sellers’ Representative or, (ii) at Sangoma US’ election and following written notice to the Sellers’ Representative, set off against the Deferred Consideration an amount equal to such excess (with the value assigned to each Common Share equal to the per share closing price of a Common Share on the TSXV (or such other stock exchange on which the Common Shares are then listed and posted for trading) on the date of any such set-off).

If the Final Adjusted Cash Purchase Price is greater than the Adjusted Cash Purchase Price, then (i) Sangoma US will cause to be paid to the Sellers’ Representative (on behalf of the Sellers and the Optionholder) an amount equal to such excess by delivery of immediately available funds in accordance with payment instructions provided in writing by the Sellers’ Representative to Sangoma US and (ii) the Sellers’ Representative and Sangoma US will issue joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ Representative (on behalf of the Sellers and the Optionholder) the Working Capital Escrow Amount.

Deferred Consideration; Indemnification Holdback Amount

At Closing the aggregate number of Common Shares issued will equal 22,000,000 shares, less 869,202 Common Shares (the “Indemnification Holdback Amount”), which will constitute a source of recovery for damages owed to any Buyer Indemnified Party pursuant to any successful indemnification claim against the Sellers pursuant to the Acquisition Agreement. The Deferred Consideration, consisting of the remaining 88,000,000 Common Shares, will be issued and delivered pursuant to a schedule set forth in the Acquisition Agreement, which provides for 14 quarterly issuances commencing April 1, 2022. Any Common Shares that are part of the Deferred Consideration and which have not previously been issued and delivered to Star2Star Holdings and the Optionholder will be issued and delivered Star2Star Holdings and the Optionholder upon the earlier of: (i) the signing of a definitive agreement regarding a change of control of Sangoma or (ii) the fifth anniversary of the Closing Date.

Promptly following the 16 month anniversary of the Closing Date, Sangoma US will deliver the remaining Common Shares of the Indemnification Holdback Amount that are not then validly claimed by Sangoma US in accordance with the Acquisition Agreement to be owed to a Buyer Indemnified Party (with the value assigned to each Common Share equal to the per share closing price of a Common Share on the TSXV (or such other stock exchange on which the Common Shares are then listed and posted for trading) on the 16 month anniversary of the Closing Date) to Star2Star Holdings and, in the case of the Optionholder, StarBlue for delivery to the Optionholder. Promptly following the resolution of any claim for indemnification that is pending as of the 16 month anniversary of the Closing Date, Sangoma US will deliver the applicable portion of the Indemnification Holdback Amount to Star2Star Holdings and, in the case of the Optionholder, StarBlue for delivery to the Optionholder.

Representations and Warranties

Each of Sangoma US, Sangoma, the Sellers and StarBlue have made certain customary representations and warranties in the Acquisition Agreement, including representations and warranties related to their, and certain of their Subsidiaries’, due organization and authorization and certain representations and warranties particular to such party, including, in the case of Star2Star Holdings and BFHL, representations and warranties in respect of the ownership of the Purchased Shares being purchased in the Acquisition. In addition to the customary representations and warranties, Sangoma made representations and warranties regarding the Stock Consideration and certain of its operational practices. The representations and warranties are, in some cases, subject to specified exceptions and qualifications.

Covenants Regarding the Acquisition

Mutual Covenants

Each of the parties to the Acquisition Agreement have given usual and customary mutual covenants for an agreement of the nature of the Acquisition Agreement, including: (i) a mutual covenant to make or cause to be made an appropriate filing of a notification and report form pursuant to the HSR Act and any other appropriate filings that Sangoma US determines, in its sole discretion, are required or advisable pursuant to any other applicable antitrust or competition laws with respect to the transactions contemplated by the Acquisition Agreement and the Ancillary Agreements; (ii) a mutual covenant regarding the making of public disclosures with respect to the Acquisition Agreement; (iii) a mutual covenant regarding release of certain liabilities following the Closing; and (iv) a mutual covenant to use their respective reasonable efforts to take or cause to be taken all actions, execute and deliver additional instruments, documents, conveyances or assurances and to do or cause to be done all other things necessary, proper or advisable, or otherwise reasonably requested by another party to the Acquisition Agreement, in order to fulfill and perform its obligations in respect of the Acquisition Agreement and the applicable Ancillary Agreements, or otherwise to consummate and make effective the transactions contemplated by the Acquisition Agreement and the applicable Ancillary Agreements and carry out the intent and purposes of the Acquisition Agreement.

Sangoma and Sangoma US Covenants

Sangoma and Sangoma US have given, in favour of Sellers, usual and customary covenants for an agreement of the nature of the Acquisition Agreement, including: (i) a covenant not to amend or modify the indemnification or liability exculpation provisions in any of the organizational documents of any of the StarBlue Members in any way adverse to a person covered by such indemnification or liability exculpation provisions; (ii) a covenant to use reasonable best efforts to solicit proxies in favour of the approval of the Acquisition at the Meeting, which Sangoma has complied with through the engagement of Kingsdale Advisors; and (iii) a covenant not to take any action to amend, modify, terminate or waive any provision of the RWI Policy and to take commercially reasonable actions necessary to cause the RWI Policy to remain in full force and effect following the Closing. In addition, Sangoma and Sangoma US have given, in favour of the Sellers, the following covenants:

1.	Sangoma Board

(a)	Sangoma has agreed at Closing to reconstitute the Sangoma Board such that it will be comprised of five directors, two of which will be identified by Sellers’ Representative. Mr. Marc Lederman and Mr. Norman A. Worthington, III will serve as the initial two directors identified by Sellers’ Representative. This covenant will survive for so long as the Sellers and/or their affiliates own at least 80% of the Stock Consideration issued or issuable under the Acquisition Agreement and Sangoma will use its best efforts to cause the election or re-election of Sellers’ Representative’s nominees to the Sangoma Board.

(b)	Except for a limited exception, if the Common Shares are not listed on a U.S. national securities exchange within 18 months following the Closing, the Sellers’ Representative will have the right to designate three nominees to the Sangoma Board.

(c)	So long as Mr. Worthington or his affiliates continue to own 50% or more of the Stock Consideration that is (i) issued to Star2Star Holdings under the Acquisition Agreement and (ii) distributed or distributable by Star2Star Holdings to Mr. Worthington or his affiliates, Mr. Worthington or, except in certain circumstances, his designee, will have the right to be nominated to the Sangoma Board. Following the Closing, Mr. Worthington will serve as Chairman of the Sangoma Board until his successor is duly qualified and appointed; provided that Sangoma will use its good faith efforts to ensure Mr. Worthington continues to serve as Chairman until the earlier of (1) such time that he is no longer physically or mentally capable to serve in such capacity, (2) such time that he no longer owns, directly or indirectly, at least 15% of the outstanding Common Shares, (3) Sangoma is listed on a U.S. stock exchange and the Sangoma Board then deems it advisable to appoint a different Chairman, or (4) he is no longer a member of the Sangoma Board.

(d)	Sangoma will use reasonable efforts to enter into customary indemnification agreements with each of Mr. Worthington and Mr. Lederman with respect to their service as directors serving on the Sangoma Board prior to, but in no event later than 10 business days following, the Closing.

2.	Sangoma US and Sangoma will use commercially reasonable efforts to assist BFHL in executing a private block sale of its portion of the Stock Consideration issued to BFHL.

3.	Following the Closing, Sangoma will evaluate, explore and take, over a 12 month period following the Closing, such actions as the Sangoma Board will reasonably authorize in contemplation of the potential quotation or listing, as applicable, of Sangoma’s securities on a U.S. national securities exchange. If such quotation or listing is advisable, Sangoma will use its commercially reasonable efforts to secure the quotation or listing.

4.	Sangoma will use commercially reasonable efforts to cooperate with Star2Star Holdings to effectuate transfers of the Stock Consideration following the Closing from Star2Star Holdings to its equityholders and/or optionholders, provided however, such transfers shall not occur until the later of: (i) two months from the Closing Date; and (ii) receipt of any required TSXV approval for such transfers, and in accordance with Applicable Canadian Securities Laws, including only outside Canada for a period of four months following the Closing Date.

5.	For a period of two years following the Closing, Sangoma will pay over any refunds paid or amounts credited to StarBlue to Sellers’ Representative for Pre-Closing USF and Surcharge Contributions.

6.	Tax covenants

(a)	Sangoma US agrees that it will, or will cause StarBlue to, within ten (10) days of StarBlue’s receipt of such payment, send to each Seller and the Optionholder, in accordance with their respective Consideration Percentage Interest, any tax refund received by StarBlue pursuant to the terms of the stock purchase agreement between a third-party buyer and StarBlue dated January 24, 2020.

(b)	Any Tax refunds that are received by Sangoma US, any StarBlue Member or their affiliates, and any amounts credited against Tax to which Sangoma US, the StarBlue Member or their affiliates become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date will be for the account of the Sellers, and Sangoma US will pay over, or cause to be paid over, to the Sellers’ Representative any such refund or the amount of any such credit within ten (10) days after receipt thereof or entitlement thereto.

(c)	At Closing, Star2Star Holdings will exchange the Star2Star Holdings Options for consideration forming part of the Purchase Price received by Star2Star Holdings. Payments and issuances to Star2Star Holdings for further payment to Star2Star Holdings optionholders will be processed through the StarBlue Subsidiary’s payroll for current and former employees of the StarBlue Subsidiary. A portion of the Deferred Consideration to be issued and delivered to Star2Star Holdings for benefit of its optionholders will be used to satisfy any applicable withholding and, for current and former employees of the StarBlue Subsidiary, the employer portion of any payroll, social security, unemployment and similar Taxes related to the Star2Star Holdings Options (“Option Taxes”). Sangoma US agrees that it will provide cash to fund the Option Taxes at the time of the issuance and delivery of such Deferred Consideration; provided, however, that Star2Star Holdings, will, within 60 days from each issuance date of Deferred Consideration, contribute such Option Taxes, on its behalf and on behalf of the holders of Star2Star Holdings Options to Sangoma US.

(d)	To the extent any net operating loss is created in StarBlue that is attributable to the deductions attributable to the Star2Star Holdings Options cancellation (the “S2S Option Deductions”) for the Tax period beginning January 1, 2021 through the Closing Date (the “Stub NOL”), any such tax benefit realized by Sangoma (the “2021 Tax Benefit”) is for the benefit of Star2Star Holdings, and Sangoma US will pay the amount of the 2021 Tax Benefit to Star2Star Holdings no later than 15 days after the delivery of the 2021 Tax Benefit Notice (as defined in the Acquisition Agreement). If the Stub NOL is not fully used in 2021, it will carry forward to fully maximize its deductibility, and any Tax benefit that arises from the Stub NOL will be paid to Star2Star Holdings.

(e)	For each Tax year beginning on or after January 1, 2022, the S2S Option Deductions that arise in that year will be claimed in the Sangoma consolidated tax return (and relevant state and local Tax Return), and any Tax benefit attributable to such deductions (the “Tax Benefit”) will be for the benefit of Star2Star Holdings. The amount of the Tax Benefit will be paid to Star2Star Holdings no later than 15 days after delivery of the applicable statement to Sellers’ Representative of the Tax Benefit attributable to the S2S Option Deductions for such year. To the extent the Stub NOL is challenged by any Tax authority and results in a reduction of the Stub NOL, Sangoma US will be permitted to offset any future Tax benefit payable to Star2Star Holdings pursuant to the Acquisition Agreement by the Tax benefit previously paid attributable to the disallowed Stub NOL.

StarBlue Covenants

StarBlue and the Sellers have given, in favour of Sangoma and Sangoma US, usual and customary covenants for an agreement of the nature of the Acquisition Agreement, including: (i) a covenant for StarBlue and the StarBlue Subsidiary to conduct their respective business only in the usual and ordinary course of business prior to Closing; (ii) a covenant to afford to Sangoma US and its representatives reasonable access during normal business hours to the StarBlue Members’ respective properties, contracts, agreements, books, records, and personnel, to the extent Sangoma US reasonably deems necessary; (iii) a covenant for Sellers not to disclose certain confidential information; (iv) a covenant for Sellers and StarBlue to notify Sangoma US of certain events affecting the ability to consummate the transactions contemplated by the Acquisition Agreement; (v) a covenant for StarBlue to use its reasonable best efforts to promptly obtain all consents of all governmental authorities that may be, or become, necessary for the performance of its obligations pursuant to the Acquisition Agreement, the Ancillary Agreements and consummation of the Transactions; and (vi) a covenant for StarBlue to obtain any necessary excess parachute payment waivers pursuant to Section 280G of the Code and submit to a stockholder vote the right of any “disqualified individual” from whom StarBlue receives a 280G waiver to receive any and all payments to each such individual that could be deemed “parachute payments”.

Covenants Regarding Exclusivity

Prior to the Closing, or until the Acquisition Agreement is terminated, each of Seller and StarBlue have covenanted and agreed to grant Sangoma US exclusivity consistent with the following:

1.	None of any Seller, Sellers’ Representative or StarBlue will, and each will cause its Subsidiaries and its and their respective officers, employees, directors, managers, agents and representatives not to, directly or indirectly:

(a)	solicit, initiate, knowingly induce, knowingly assist or take any action with the intent to facilitate or encourage any inquiries with respect to, or the making of, any inquiry, proposal or offer from any person or group of persons, other than Sangoma US and its affiliates that would reasonably be expected to result in an Alternative Transaction;

(b)	engage or enter into, continue or otherwise participate in any discussions, negotiations or agreements with any person or group of persons, other than Sangoma US and its affiliates, regarding, or intended to result in, or that would reasonably be expected to result in, an Alternative Transaction;

(c)	furnish any information relating to StarBlue or any of its affiliates, assets or businesses, or afford access to the assets, business, properties, books or records of StarBlue or any of its affiliates to any person or group of persons, other than Sangoma US and its affiliates, or cooperate in any way with any person or groups of persons, in each such case for the purpose of contemplating, knowingly assisting, or knowingly facilitating any proposal that may constitute, or that would reasonably be expected to result in, an Alternative Transaction; or

(d)	enter into an Alternative Transaction or any agreement, arrangement or understanding with respect thereto, including, without limitation, any letter of intent,memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement, term sheet or other similar document (whether oral or written) regarding, or that is intended to result in, or would reasonably be expected to result in, an Alternative Transaction.

2.	Until the Closing or the earlier termination of the Acquisition Agreement, StarBlue, each Seller and Sellers’ Representative will advise Sangoma US orally and in writing of any proposal of the kind described in paragraph 1 in this section, any request for information with respect to any such proposal or any inquiry with respect to or which could result in a proposal of the kind described in paragraph 1 in this section.

Restrictive Covenants

Sellers have provided a non-compete, non-solicitation and non-disparagement covenant in favour of Sangoma and Sangoma US as follows:

1.	For a period of five years following the Closing, each Seller will not in the United States, directly or indirectly, in any capacity:

(a)	except on behalf of Sangoma US, the StarBlue Members (after the Closing) or their subsidiaries or affiliates (collectively, the “Protected Parties”), (A) render, provide, supervise or otherwise engage in any manner related to (i) the business of any StarBlue Member or Sangoma or any of its Subsidiaries as of the date of the Acquisition Agreement or as of the Closing, or (ii) any business related to any StarBlue Member as conducted and as contemplated to be conducted as of the Closing (the “Restricted Services”), or (B) establish, open or assist in, the establishment of or management of a business which provides Restricted Services; or

(b)	materially and adversely interfere with the business relationships of any Protected Party.

2.	For a period of five years following the Closing, each Seller agrees not to, directly or indirectly, except (i) as an agent or employee of a Protected Party (as defined in the Acquisition Agreement), and (ii) for certain general solicitations as described in the Acquisition Agreement:

(a)	hire or solicit, or attempt to hire or solicit, any employee of a Protected Party or to persuade any such employee to leave employment with a Protected Party; or

(b)	assist or retain any third party to hire or solicit, or attempt to hire or solicit, any employee of a Protected Party or to persuade any such employee to leave employment with a Protected Party.

3.	For a period of five years following the Closing, each Seller agrees not to, directly or indirectly:

(a)	solicit entice, divert, or take away, or attempt to solicit, entice, divert or take away, any existing clients, customers, vendors or suppliers who have established a business relationship with a Protected Party for purposes of diverting their business or services from a Protected Party; or

(b)	take any action that is designed or intended to have the effect of discouraging any existing suppliers, vendors, customers, employees or contractors of a Protected Party from maintaining the same business relationship with a Protected Party after the Closing Date as it maintained with any StarBlue Member prior to the Closing Date.

4.	For a period of five years following the Closing, each Seller agrees not to say, publish or cause to be published, directly or indirectly, anything that is untruthful about a Protected Party, or disparages or injures a Protected Party’s goodwill, business reputation or relationship with existing or potential suppliers, vendors, clients, employees, contractors, investors or the financial community in general, or the goodwill or business reputation of a Protected Party, unless the furnishing of such information is required by Law.

Conditions of Closing

Mutual Conditions Precedent

The respective obligations of the parties to consummate the Acquisition are subject to the satisfaction of the following mutual conditions precedent:

1.	no legal requirement or order preventing the consummation of the transactions contemplated by the Acquisition Agreement will have been issued by any court of competent jurisdiction and remain in effect;

2.	all material consents of or with any governmental authority required to have been obtained or made prior to the consummation of the transactions contemplated by the Acquisition Agreement, will have been obtained or made, and no such consent will have been revoked; and

3.	Sangoma Shareholder approval of the Acquisition Resolution and the approval of the TSXV will have been obtained on terms satisfactory to each party, acting reasonably.

Additional Conditions to the Obligations of the Sellers and StarBlue

The obligation of the Sellers and StarBlue to consummate the Acquisition is subject to the satisfaction of certain conditions precedent, including, but not limited to, the following:

1.	the accuracy of the representations and warranties made by Sangoma and Sangoma US in the Acquisition Agreement;

2.	each of Sangoma and Sangoma US will have performed and complied in all material respects with all covenants and obligations of the Acquisition Agreement required to be performed and complied with by them as of the Closing; Sangoma US will have obtained and bound coverage under the RWI Policy on substantially the same terms and conditions set forth in the Binder Agreement; and Sangoma and Sangoma US will have delivered, or caused to be delivered, to StarBlue, Sellers or Sellers’ Representative, as applicable, all of the following items, among other things:the Cash Closing Payments, the BFHL Closing Stock Consideration, the Star2Star Holdings Closing Stock Consideration and the Optionholder Closing Stock Consideration; a certificate executed by an officer of Sangoma US on behalf of Sangoma US to the effect that, as of the Closing, each of the conditions set forth in 1, 2 and 3 (as it applies to Sangoma US) in this section have been satisfied;

(iii)	a certificate executed by an officer of Sangoma on behalf of Sangoma to the effect that, as of the Closing, each of the conditions set forth in 1, 2 and 3 (as it applies to Sangoma) in this section have been satisfied;

(iv)	a certificate of the secretary or other officer of Sangoma US, dated as of the Closing Date as to (A) true, complete and correct copies of the organizational documents of Sangoma US, and (B) the resolutions adopted by the board of directors of Sangoma US to authorize the Acquisition Agreement and each Ancillary Agreement to which Sangoma US is a party, and the transactions contemplated by the Acquisition Agreement;

(v)	a certificate of the secretary or other officer of Sangoma, dated as of the Closing Date as to (A) true, complete and correct copies of the organizational documents of Sangoma, and (B) the resolutions adopted by the Sangoma Board to authorize the Acquisition Agreement and each Ancillary Agreement to which Sangoma is a party, and the transactions contemplated by the Acquisition Agreement; and

(vi)	the Escrow Agreement, duly executed and delivered by Sangoma US and payment of the Escrow Amount. Additional Conditions to the Obligations of Sangoma and Sangoma US

The obligation of Sangoma or Sangoma US consummate the Acquisition is subject to the satisfaction of certain conditions precedent, including, but not limited to, the following:

1.	the accuracy of the representations and warranties of StarBlue and Sellers in the Acquisition Agreement;

2.	StarBlue, the StarBlue Subsidiary and the Sellers will have performed and complied in all material respects with all covenants and obligations of the Acquisition Agreement required to be performed and complied with by them as of the Closing; provided, however, that, with respect to covenants and agreements that are qualified by materiality, StarBlue and each Seller will have performed and complied with such covenants and agreements, as so qualified, in all respects;

3.	there will not have occurred any event that has had or reasonably would be expected to have a Material Adverse Effect;

4.	StarBlue or Sellers, as applicable, will have delivered certain third party consents, if any, set forth in the Acquisition Agreement;

5.	Sangoma US will have obtained and bound coverage under the RWI Policy on substantially the same terms and conditions set forth in the Binder Agreement; and

6.	Sellers will have delivered, or caused to be delivered, to Sangoma US all of the following items:

(a)	a certificate executed by the chief executive officer of StarBlue on behalf of StarBlue to the effect that, as of the Closing, each of the conditions set forth in 1 (as it applies to StarBlue), 2 (as it applies to StarBlue) and 3 above in this section has been satisfied;

(b)	a certificate executed by an officer of each Seller on behalf of such Seller to the effect that, as of the Closing, each of the conditions set forth in 1 (as it applies to such Seller) and 2 (as it applies to such Seller) above has been satisfied;

(c)	the Escrow Agreement, duly executed and delivered by the Sellers’ Representative and the Escrow Agent;

(d)	a certificate of the secretary or other officer of StarBlue, dated as of the Closing Date, as to (i) true, complete and correct copies of the StarBlue Members’ organizational documents, and (ii) the resolutions adopted by the board of directors of StarBlue to authorize the Acquisition Agreement and each Ancillary Agreement to which StarBlue is a party, and the transactions contemplated by the Acquisition Agreement;

(e)	resignations of each member of the board of directors of each of StarBlue and the StarBlue Subsidiary and, to the extent requested by Sangoma US, each officer of the StarBlue and/or the StarBlue Subsidiary, effective as of the Closing;

(f)	the Initial Closing Statement and any supporting documentation required to be delivered to Buyer pursuant to the Acquisition Agreement;

(g)	a certification from StarBlue that StarBlue is not, and has not in the past five years been, a U.S. real property holding corporation as that term is defined under Section 897 of the Code, along with a letter to remit such certification to the United States Internal Revenue Service;

(h)	a properly executed and completed Internal Revenue Service Form W-9 or W-8 from each Seller;

(i)	a duly executed assignment by each Seller of its Purchased Shares;

(j)	payoff letters in respect of the StarBlue Debt and Sellers Transaction Expenses that are payable to third parties;

(k)	Option cancellation agreements duly executed and delivered by the Optionholder and StarBlue;

(l)	Warrant cancellation agreements duly executed and delivered by each of the StarBlue Warrantholder and StarBlue;

(m)	(i) for each StarBlue Member, a certificate of good standing or equivalent issued as of a date not more than 10 days before the Closing Date by the Secretary of State of the State of Delaware, and (ii) for StarBlue, a certificate of good standing or equivalent issued as of a date not more than 10 days before the Closing Date by the Secretary of State or similar official of each jurisdiction where StarBlue is qualified to do business as a foreign corporation;

(n)	a lock-up agreement duly executed and delivered by Star2Star Holdings;

(o)	a restrictive covenant agreement, duly executed and delivered by certain specified individuals set forth in the Acquisition Agreement;

(p)	the Tail Policy on terms set forth in the Acquisition Agreement;

(q)	each Ancillary Agreement to which any Seller or StarBlue is a party, duly executed and delivered by such Seller or StarBlue, as applicable;

(r)	documentation reasonably acceptable to Sangoma US evidencing that a Section 280G of the Code stockholder vote was solicited in accordance with the Acquisition Agreement;

(s)	evidence that the agreement relating to the termination of certain agreements, among inter alia BFHL, Star2Star Holdings and StarBlue, is in effect; and

(t)	all other documents or instruments that Sangoma US may reasonably request to consummate the transactions contemplated by the Acquisition Agreement.

Indemnification

Subject to the limitations set forth in the Acquisition Agreement, the Sellers have agreed, severally but not jointly, to indemnify and hold Sangoma and Sangoma US and their directors, managers, officers, employees, affiliates, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all damages incurred or suffered by any of the Buyer Indemnified Parties in connection with, arising out of, or by reason of:

i.	any breach by StarBlue or any Seller of any representation or warranty set forth in the Acquisition Agreement, or any inaccuracy of any representation or warranty made by StarBlue or any Seller in the Acquisition Agreement; provided that with respect to any inaccuracy or breach of the representations and warranties made by Sellers, the obligation to indemnify and hold harmless will be borne solely by the Seller that made such representation or warranty;

ii.	any breach of, or failure to perform, any covenant made by (a) StarBlue under the Acquisition Agreement or the Ancillary Agreements to which StarBlue is a party and which covenant is required to be performed at or prior to the Closing or (b) any Seller under the Acquisition Agreement or the Ancillary Agreements to which such Seller is a party; provided that with respect to any breach of, or failure to perform, any covenant made by any Seller under the Acquisition Agreement or the Ancillary Agreements, the obligation to indemnify and hold harmless will be borne solely by the Seller that breached or failed to perform such covenant;

iii.	any Indemnified Taxes (as defined in the Acquisition Agreement), Seller Transaction Expenses (as defined in the Acquisition Agreement), and StarBlue Debt;

iv.	any Fraud (as defined in the Acquisition Agreement); or

v.	certain specified matters set forth in the Acquisition Agreement.

Sellers will have no indemnification liability pursuant to paragraph (i) above for any damages until the aggregate amount of such damages exceeds US$1,312,500 (the “Sellers’ Deductible”), at which time, except in the case of Fraud or a breach or inaccuracy of any Seller or StarBlue Fundamental Representation, the Buyer Indemnified Parties’ sole and exclusive recourse and source of recovery for damages in excess of the Sellers’ Deductible will be from the Indemnification Holdback Amount (not to exceed an amount equal to the lesser of 50% of the retention under the RWI Policy or the Indemnification Holdback Amount) and from the RWI Policy. Sangoma US purchased buyer-side representations and warranties insurance policies, which, in aggregate, provides for coverage for damages up to US$25,000,000, pursuant to and in accordance with the terms of the RWI Policy. The Sellers’ Deductible will not apply in the cause of Fraud or a breach or inaccuracy of any Seller or StarBlue Fundamental Representation. The Sellers’ aggregate liability for damages pursuant to paragraph (i) above (other than for Seller or StarBlue Fundamental Representations or in the case of Fraud) will not exceed the lesser of 50% of the retention under the RWI Policy or the Indemnification Holdback Amount. Each Seller’s aggregate liability for damages pursuant to paragraphs (i) (solely for breach or inaccuracy of any Seller or StarBlue Fundamental Representations), (ii), (iii) and (v) will not exceed the aggregate amount of the portion of the purchase price actually received by such Seller. Liability for damages relating to Fraud are not limited.

Subject to the terms of the Acquisition Agreement, if a Buyer Indemnified Party makes an indemnification claim in good faith, Sangoma US will have the right to withhold from an issuance of Deferred Consideration to Star2Star Holdings and the Optionholder that number of Common Shares which are sufficient to satisfy all damages that are the subject of a validly asserted Buyer Indemnified Party claim for indemnification and may set-off against such withheld Common Shares upon the earlier to occur of (a) an agreement in writing by and between Sellers’ Representative and Sangoma US (or Sangoma), (b) a final, non-appealable judgment of a court of competent jurisdiction and (c) the Sellers’ Representative’s failure to respond to a Buyer Indemnified Party’s notice of a claim for indemnification in accordance with the Acquisition Agreement.

Subject to the limitations set forth in the Acquisition Agreement, Sangoma US and Sangoma, jointly and severally, agreed to indemnify and hold the Sellers and their directors, managers, officers, employees, affiliates, successors and assigns (the “Sellers Indemnified Parties”) harmless from and against any and all damages sustained or suffered by the Sellers Indemnified Parties in connection with, arising out of, or by reason of:

i.	any breach by Sangoma US or Sangoma of any representation or warranty set forth in the Acquisition Agreement, or any inaccuracy of any representation or warranty made by Sangoma US or Sangoma in the Acquisition Agreement; or

ii.	any breach of, or failure to perform, any covenant made by Sangoma US or Sangoma under the Acquisition Agreement or the Ancillary Agreements to which Sangoma US or Sangoma is a party.

Sangoma US and Sangoma will have no indemnification liability pursuant to paragraph (i) above for any damages until the aggregate amount of such damages exceeds US$10,000,000 (the “Buyer Deductible”), at which time, except in the case of Fraud or a breach or inaccuracy of any Sangoma US Fundamental Representation, the Sellers Indemnified Parties’ sole and exclusive recourse and source of recovery for damages in excess of the Buyer Deductible will be paid in cash or Common Shares, at Sangoma’s election. Sangoma US’ and Sangoma’s aggregate liability for damages pursuant to the Acquisition Agreement will not exceed the aggregate amount of the purchase price actually paid by Sangoma, through Sangoma US, to Sellers, except in the case of Fraud, in which case Sangoma US’ and Sangoma’s liability for damages will not be limited.

Termination of the Acquisition Agreement

The Acquisition Agreement may be terminated at any time prior to the Closing as follows:

1.	by mutual written consent of Sangoma US and StarBlue;

2.	by either Sangoma US or StarBlue if the Closing will not have been consummated by the date that is nine months following the date of the Acquisition Agreement (the “End Date”); provided, that the right to terminate the Acquisition Agreement under this paragraph 2 will not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Closing to occur on or before such date and such action or failure to act constitutes a breach of the Acquisition Agreement;

3.	by either Sangoma US or StarBlue, if a governmental authority will have issued or enacted any legal requirement or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, which Legal Requirement is final and non-appealable, as applicable;

4.	by StarBlue, upon a breach of any representation, warranty, covenant or agreement set forth in the Acquisition Agreement by Sangoma US or Sangoma, such that the conditions under the heading “Additional Conditions to the Obligations of the Sellers and StarBlue” above would not be satisfied as of the time of such breach; provided, that if such breach by Sangoma US or Sangoma is curable prior to the End Date through the exercise of reasonable efforts, then StarBlue may not terminate the Acquisition Agreement under this paragraph 4 prior to 20 days following the receipt by Sangoma US of written notice from StarBlue to Sangoma US of such breach (it being understood that StarBlue may not terminate the Acquisition Agreement under this paragraph 4 if (i) such breach by Sangoma US or Sangoma is cured such that such conditions would then be satisfied or (ii) StarBlue or any Seller is in breach of the Acquisition Agreement such that the conditions set forth under the heading “Additional Conditions to the Obligations of Sangoma and Sangoma US” above would not be satisfied);

5.	by Sangoma US, upon a breach of any representation, warranty, covenant or agreement set forth in the Acquisition Agreement by StarBlue or any Seller, such that the conditions under the heading “Additional Conditions to the Obligations of Sangoma and Sangoma US” above would not be satisfied as of the time of such breach; provided, that if such breach by StarBlue or Sellers, as applicable, is curable prior to the End Date through the exercise of reasonable efforts, then Sangoma US may not terminate the Acquisition Agreement under this paragraph 5 prior to 20 days following the receipt by StarBlue of written notice from Sangoma US to StarBlue of such breach (it being understood that Sangoma US may not terminate the Acquisition Agreement pursuant to this paragraph 5 if (i) such breach by StarBlue or Sellers is cured such that such conditions would then be satisfied, or (ii) Sangoma US or Sangoma is in breach of the Acquisition Agreement such that the conditions set forth under the heading “Additional Conditions to the Obligations of the Sellers and StarBlue” above would not be satisfied); or

6.	by StarBlue, Sangoma or Sangoma US if the Sangoma Shareholder approval of the Acquisition Resolution or the approval of the TSXV is not obtained.

Any termination of the Acquisition Agreement as set forth above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties thereto. In the event of a termination, the Acquisition Agreement will be of no further force or effect, without any liability on the part of any party thereto or any of its affiliates, directors, managers, officers or shareholders, except (i) with respect to sections of the Acquisition Agreement regarding confidentiality, public disclosure, effect of termination and miscellaneous matters, each of which will survive the termination of the Acquisition Agreement, and (ii) nothing will relieve any party from liability for any willful and intentional breach of the Acquisition Agreement by such party or failure by such party to fulfill any condition set forth in the Acquisition Agreement prior to such termination.

Ancillary Agreements

Restrictive Covenant Agreement

As a condition to Sangoma US’ obligation to complete the Acquisition, the Sellers are required to deliver executed Restricted Covenant Agreements from the Optionholder and certain of Star2Star Holdings’ equityholders (the “Additional Restricted Parties”). Except for certain Star2Star Holdings’ equityholders that are private equity funds who will only be bound to confidentiality, the Additional Restricted Parties will enter into a Restrictive Covenant Agreement that is on substantially the same terms as the restrictive covenants contained in the Acquisition Agreement. The duration of the restrictive period ranges from one year to five years from the date of Closing based on the amount of the Purchase Price an Additional Restricted Party will or will have the right to receive in connection with the Closing.

Lock-Up Agreement

In connection with the Closing, Star2Star Holdings, will be required to enter into Lock-Up Agreement that, among other things, (i) restricts Star2Star Holdings’ ability to transfer or dispose of any Common Shares for 12 months following the Closing, except for Permitted Transfers (as defined in the Lock-Up Agreement), and (ii) requires Star2Star Holdings to provide Sangoma with certain representations and covenants regarding securities compliance matters. In addition, any subsequent permitted transferee of the Stock Consideration from Star2Star Holdings within twelve months of Closing will enter into a Lock-Up Agreement whereby 100% of the Stock Consideration received by such transferee from Star2Star Holdings from Sangoma in connection with the Acquisition will be subject to restrictions on sale until the twelve (12) month anniversary of the Closing Date

Security Assignments

Each of BFHL and Star2Star Holdings will enter into a security assignment that evidences the transfer of the Purchased Shares, separate from the stock certificate, from each respective Seller to Sangoma US.

EFFECT OF THE ACQUISITION ON SANGOMA

Intercorporate Relationships

Upon completion of the Acquisition, each of StarBlue and the StarBlue Subsidiary will be an indirect, wholly-owned subsidiary of the Corporation.

The following chart sets forth the relationship between the Corporation and its material Subsidiaries upon completion of the Acquisition.

Directors and Officers

Following the Closing of the Acquisition, it is anticipated that the Sangoma Board will still comprise five directors, consisting of William Wignall, Allan Brett and Al Guarino from the current Sangoma Board, together with the two Sellers’ Representative nominees, Norman A. Worthington, III and Marc Lederman, who are expected to be appointed to the Sangoma Board in place of David Mandelstam and Yves Laliberté who will be resigning.

Further, upon completion of the Acquisition, the following committees of the Sangoma Board will be reconstituted and comprised of the following Sangoma directors: (i) the Audit Committee will be comprised of Al Guarino, Allan Brett and Marc Lederman; (ii) the Compensation and Nominating Committee will be comprised of Allan Brett, Al Guarino and Norman A. Worthington, III; and (iii) the Corporate Governance Committee will be comprised of William Wignall, Norman A. Worthington, III and Marc Lederman.

The following disclosure sets out the names of the anticipated directors of the Corporation, anticipated major offices and positions with the Corporation, each director’s principal occupation, business or employment for the five preceding years and the number of Common Shares of Sangoma beneficially owned by each person who will be a director of the Corporation, directly or indirectly, or over which each exercised control or direction, upon closing of the Acquisition, and upon issuance of all Deferred Consideration.

			Number and Percentage
	Position with Sangoma and	Principal Occupation and	of Common Shares
Name and Place of	Date First Appointed to the	Positions During the Last Five	Beneficially Owned or
Residence	Board (if applicable)	Years	Controlled(1)
William Wignall(4) Ontario, Canada	Director, President and Chief Executive Officer	President and Chief Executive Officer of the Corporation	1,911,685(5)
	(September 2010)		0.86%

Al Guarino(2)(3) Ontario, Canada	Director	Chief Executive Officer of Physiomed Health	76,000(6)
	(May 2014)		0.02%

Allan Brett(2)(3)	Director	Chief Financial Officer of The Descartes Systems Group Inc.	54,688(7)
Ontario, Canada	(January 2017)		0.02%

Norman A. Worthington, III Florida, USA	Director	Chief Executive Officer and Executive Chairman of StarBlue from January 2018 to present; Executive Chairman of the StarBlue Subsidiary from January 2020 to present; Chief Executive Officer of the StarBlue Subsidiary from 2006 to 2018;	54,751,802 approximately 25%(8)

Marc Lederman	Director	Co-founder and General Partner,	13,957,378
Pennsylvania, USA		NewSpring Capital	approximately 6%(9)

(1)	Percentages are based on 221,493,179 Common Shares issued and outstanding upon closing of the Acquisition, and upon issuance of all Deferred Consideration. Information as to the number of Common Shares beneficially owned, or over which control or direction is exercised, directly or indirectly, not being within the direct knowledge of Sangoma, has been furnished by the respective directors individually or obtained from SEDI and may include Common Shares owned or controlled by spouses and/or children of such individuals and/or companies controlled by such individuals or their spouses and/or children.
(2)	Member of the Compensation and Nominating Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Corporate Governance Committee.
(5)	Mr. Wignall also holds Stock Options to acquire up to 2,800,000 Common Shares.
(6)	Mr. Guarino also holds Stock Options to acquire up to 100,000 Common Shares.
(7)	Mr. Brett also holds Stock Options to acquire up to 120,312 Common Shares.
(8)	Assumes the Common Shares held by Star2Star Holdings have been distributed to all of its members. If the Common Shares held by Star2Star Holdings are not distributed to all of its members, then Old Town Gelato (controlled by Mr. Worthington) would exercise direction or control over approximately 47% of the issued and outstanding Common Shares (on a pro forma basis). All of the preceding is subject to small variance based on the exchange rate and the closing price of the Common Shares on the last trading day prior to Closing.
(9)	Mr. Lederman is COO of the General Partner of NewSpring Growth Capital III, L.P. and, the General Partner of NewSpring Growth Capital III, L.P., will control approximately 13,957,378 Common Shares assuming Star2Star Holdings has distributed its Common Shares to all of its members. This number is subject to small variance based on the exchange rate and the closing price of the Common Shares on the last trading day prior to Closing.

Director Biographies

The following are brief biographies of Mr. Worthington and Mr. Lederman.

Norman A. Worthington, III, Director

Norman Worthington is a serial entrepreneur/investor and founder or co-founder of more than nine companies. One of Mr. Worthington’s earliest ventures was Software Toolworks, one of the first highly successful consumer software companies. Several of the original Software Toolworks titles are among the all-time best-selling products in their categories, including Mavis Beacon Teaches Typing! and the Chessmaster series. These titles are still available today, and each has sold tens of millions of copies. Software Toolworks became a public company in the early 1990s and was subsequently purchased and taken private. It was acquired by Mattel in 1999.

In 1993, Mr. Worthington entered a joint venture with Computer Associates (“CA”), the world’s fourth largest software company. The joint venture developed and successfully launched the world’s first Enterprise Application Integration system. This product, called Opal, integrated the back office systems of Fortune 1000 companies and made the information accessible over the Internet. It was used by Wal-Mart, among many others, as the backbone of their hugely successful supply-chain extension strategy in the late 1990s. Opal was the featured product of CA’s 1995 annual report. In 1996, CA purchased Mr. Worthington’s interest in the joint venture.

Mr. Worthington received his Bachelor of Arts from New College of Florida and a law degree from Northwestern School of Law, Lewis & Clark College. Since 1997, he has acted as investor, advisor and board member for many technology-based startup companies. In 2018, Mr. Worthington was personally recognized as an Ernst & Young Entrepreneur of the Year.

Marc Lederman, Director

Marc Lederman is a co-founder of NewSpring Capital (“NSC”), a family of specific purpose private equity funds headquartered in the suburbs of Philadelphia, Pennsylvania. NSC manages over US$2 billion in capital. Mr. Lederman has an extensive background in finance, investing, consulting and accounting. Prior to co-founding NSC in 2000, Marc was with Deloitte in the firm’s Business Assurance and Advisory Practice.

He currently serves on the boards of StarBlue, Exegy (FinTech), Intersection (Digital Out-of-Home Advertising), Snagajob (Human Capital Management Platform) and VelociData (Big Data/AI). Mr. Lederman’s past board roles included 3Pillar Global (sold to a financial sponsor), EnterpriseDB (sold to a financial sponsor), InnaPhase (sold to Thermo Fisher Scientific), Quintiq (sold to Dassault Systemes), and Raritan (sold to Legrand SA).

Mr. Lederman is an active member of the Mid-Atlantic region’s private equity and venture capital community. He serves on the executive committees of the Greater Philadelphia Alliance for Capital and Technology and the Wharton Private Equity & Venture Capital Association. He also serves as a national judge for the Ernst & Young Entrepreneur of the Year awards. Mr. Lederman was selected as one of the Philadelphia region’s “Outstanding Directors” in 2014 and “40 Under 40” business leaders in 2005.

He received a B.S. in Accountancy with honors from Villanova University and an MBA from The Wharton School of the University of Pennsylvania. In addition, Mr. Lederman was a Certified Public Accountant (inactive).

Post-Acquisition Shareholdings and Principal Shareholders

As at February 25, 2021, there were 111,363,980 Common Shares issued and outstanding. The Corporation’s constating documents allow it to issue an unlimited number of Common Shares. In addition, as of February 25, 2021, there were approximately 9,650,070 stock options outstanding, each exercisable into one Common Share.

As payment of the Purchase Price for the Acquisition, Sangoma has agreed to issue 110,000,000 Common Shares to the StarBlue Shareholders, representing approximately 99% of the currently issued and outstanding Common Shares, with 22,000,000 Common Shares (less 869,202 Common Shares, representing the Indemnification Holdback Amount to be issued 16 months from Closing provided there are no successful indemnification claims against the Sellers) issued on Closing and the remaining 88,000,000 to be issued as Deferred Consideration in quarterly installments commencing on April 1, 2022. Immediately following the closing of the Acquisition, Sangoma is expected to have approximately 132,623,977 Common Shares outstanding.

To the knowledge of the Corporation, its directors or officers, other than as described below, immediately following the completion of the closing of the Acquisition, there will be no person or company that beneficially owns, directly or indirectly, or exercises control or direction over securities carrying more than 10% of the voting rights of Sangoma.

Name	Number of Common Shares	Percentage of Outstanding Class
Star2Star Holdings[1]	15,641,078	approximately 12%

Note:

1.	Upon issuance of the Deferred Consideration, Star2Star Holdings would hold in total approximately 104 million Common Shares, representing approximately 47% of the issued and outstanding Common Shares (on a pro forma basic basis), assuming Star2Star Holdings has not distributed its Common Shares to its members and no other Common Share issuances over the Deferred Consideration period. See “The Acquisition Agreement”.

To the knowledge of the Corporation, its directors or officers, other than as described below, following the completion of the closing of the Acquisition and the issuance of all Deferred Consideration, there will be no person or company that beneficially owns, directly or indirectly, or exercises control or direction over securities carrying more than 10% of the voting rights of Sangoma.

Name	Number of Common Shares	Percentage of Outstanding Class
Old Town Gelato[1]	54,751,802	approximately 25%
(controlled by Norman A. Worthington, III)

Note:

1.	Assumes no other Common Share issuances over the Deferred Consideration period and the Common Shares held by Star2Star Holdings have been distributed to all of its members. If the Common Shares held by Star2Star Holdings are not distributed to all of its members, then Old Town Gelato (controlled by Mr. Worthington) would exercise direction or control over approximately 47% of the issued and outstanding Common Shares (on a pro forma basis). All of the preceding is subject to small variance based on the exchange rate and the closing price of the Common Shares on the last trading day prior to Closing.

Immediately following the closing of the Acquisition, and prior to the issuance of the Deferred Consideration, the directors and senior officers of the Corporation are expected to beneficially own, directly or indirectly, or exercise control or direction over approximately 17,938,962 Common Shares or 13.5% of the issued and outstanding Common Shares. Following the closing of the Acquisition, and after issuance of all Deferred Consideration, assuming no other Common Shares are issued during that period and assuming Star2Star Holdings has distributed its Common Shares to its members, the directors and senior officers of the Corporation are expected to beneficially own, directly or indirectly, or exercise control or direction over approximately 71,007,064 Common Shares or 32.1% of the issued and outstanding Common Shares.

Selected Pro Forma Financial Information

The following tables set out certain pro forma financial information for Sangoma after giving effect to the Acquisition and certain other adjustments for the year ended June 30, 2020 and the six months ended December 31, 2020. The following tables should be read in conjunction with the unaudited pro forma consolidated financial statements of Sangoma as at and for the six months ended December 31, 2020 and for the year ended June 30, 2020, including the notes thereto, copies of which are available under the Corporation’s SEDAR profile on www.sedar.com. Reference should also be made to: (i) the Annual Financial Statements; (ii) the Q2 Financial Statements; and (iii) the StarBlue Financial Statements attached as Appendix D to this Information Circular.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of: (i) the financial results that would have occurred had the Acquisition actually occurred at the time contemplated by the notes to the unaudited proforma consolidated financial statements; or (ii) the results expected in future periods.

	Condensed consolidated statements of financial
	position [1]
	(CAD$000)
	As at December 31, 2020
			ProForma	ProForma
	Sangoma	StarBlue[2]	Adjustments	Sangoma
Assets
Current assets	116,328	21,934	(77,854)	60,408
Non-current assets	109,280	22,156	466,411	597,847
	225,608	44,090	388,557	658,255
Liabilities
Current liabilities	32,901	21,800	9,809	64,510
Long term liabilities	46,333	58,132	57,161	161,626
	79,234	79,932	66,970	226,136
Shareholders’ Equity	146,374	(35,842)	321,587	432,119
	225,608	44,090	388,557	658,255

	Condensed consolidated statements of income
	(loss) and comprehensive (loss)[1]
	(CAD$000)
	For the Six Months Ended December 31, 2020
			ProForma	ProForma
	Sangoma	StarBlue[3]	Adjustments	Sangoma
Revenue	70,357	52,704		123,061
Cost of sales	23,720	6,406		30,126
Gross profit	46,637	46,298		92,935
Expenses	39,321	37,946	12,225	89,492
Net income (loss)	4,702	4,725	(8,380)	1,047
Comprehensive income (loss)	(4,149)	4,877	(8,380)	(7,652)

	Condensed consolidated statements of income
	(loss) and comprehensive (loss)[1]
	(CAD$000)
	For the Twelve Months Ended June 30, 2020
			ProForma	ProForma
	Sangoma	StarBlue[4]	Adjustments	Sangoma
Revenue	131,418	105,873		237,291
Cost of sales	46,509	12,095		58,604
Gross profit	84,909	93,778		178,687
Expenses	74,773	82,468	23,098	180,339
Net income (loss)	3,904	5,022	(21,420)	(12,494)
Comprehensive income (loss)	3,267	41,826	(58,123)	(13,030)

Note:

1.	For details relating to pro forma adjustments, please refer to the unaudited consolidated pro forma financial statements attached as Appendix E to this Information Circular.
2.	StarBlue financial position as at September 30, 2020.
3.	StarBlue statement of income is for the six-month period ended September 30, 2020.
4.	StarBlue statement of income is for the twelve-month period ended June 30, 2020.

The above amounts are estimates, which have been made by management of Sangoma for the Acquisition, based on information available. Amendments will be made to these amounts as values subject to estimates are finalized and when the Acquisition closes.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of the date of the end of the most recently completed financial period, June 30, 2020, as well as February 25, 2021, regarding the number of Common Shares to be issued upon the exercise of outstanding options and the weighted-average exercise price of the outstanding options in connection with the Option Plan. The Corporation does not have any equity compensation plans that have not been approved by Shareholders.

	As at June 30, 2020			As at February 25, 2021
Number of
	Number of		Common Shares	Number of
	Common	Weighted-	remaining	Common		Number of
	Shares to be	average	available for future	Shares to be	Weighted-	Common Shares
	issued upon	exercise price	issuance under	issued upon	average	remaining available
	exercise of	of	equity	exercise of	exercise price	for future issuance
	outstanding	outstanding	compensation	outstanding	of outstanding	under equity
Plan Category	options	options	plans	options	options	compensation plans
Stock Option Plan	4,498,203	1.55	3,110,570	9,650,070	3.55	1,486,328
Total	4,498,203	1.55	3,110,570	9,650,070	3.55	1,486,328

Stock Option Plan

The Corporation has a stock option plan (the “Option Plan”) for directors, officers, employees and consultants of the Corporation and the number of Common Shares which are set aside for issuance under the Option Plan (and under all other management options and employee stock option plans) is currently equal to 10% of the outstanding Common Shares on the date of grant of any option. Given that the Corporation has 111,363,980 Common Shares issued and outstanding as at February 25, 2021, the Corporation currently has 11,136,398 Common Shares that have been seen aside for the grant of options on this date. There are 9,650,070 options currently outstanding under the Current Plan, representing a dilution of approximately 8.67% to the outstanding Common Shares of the Corporation as at February 25, 2021. As at the February 25, 2021, another 1,486,328 options may be granted under the Option Plan, representing a total potential dilution of 10.0% assuming all such options are granted.

The Board of Directors believes the Option Plan provides the requisite flexibility that the Corporation needs as it grows in order to put in place proper incentives to help drive this growth while placing reasonable restrictions on the dilution to Shareholders as a result of the limits on the amount of options that are permitted to be granted at any one time and the requirement of annual Shareholder approval of the Option Plan which allows Shareholders to have a “direct say” on the Corporation’s strategy for granting options.

The maximum number of shares of the Corporation which may be reserved for issuance to any one person under the Option Plan within a one-year period is 5% of the shares outstanding at the time of grant (calculated on a non-diluted basis) less the number of shares reserved for issuance to such person under any option to purchase shares granted as a compensation or incentive mechanism. Any shares subject to an option which for any reason is cancelled or terminated prior to exercise will be available for a subsequent grant under the Option Plan subject to applicable regulatory requirements.

The option price of any shares cannot be less than the closing price or the minimum price as determined by applicable regulatory authorities of the relevant class or series of shares, on the day immediately preceding the day upon which the option is granted. Options granted under the Option Plan may be exercised, subject to vesting, during a period not exceeding five years from the date of grant, subject to earlier termination upon the termination of the optionee’s employment, upon the optionee ceasing to be an employee, officer or director of or consultant of the Corporation or any of its subsidiaries, as applicable, or upon the optionee retiring, becoming permanently disabled or dying, subject to certain grace periods to allow the optionee or his personal representative time to exercise such options.

The options are non-transferable and non-assignable. The Option Plan contains provisions for adjustment in the number of shares issuable thereunder in the event of the subdivision, consolidation, reclassification or change of the shares, a merger or other relevant changes in the Corporation’s capitalization. The Sangoma Board may from time to time amend or revise the terms of the Option Plan or may terminate the Option Plan at any time.

Awards made under the Option Plan are intended to reward contribution to the long-term performance of the Corporation. Option awards serve to align participants’ interests with shareholders of the Corporation and provides additional incentive for participants to increase shareholder value by increasing long-term equity participation. Awards of options under the Option Plan are based on performance of the Corporation and the respective participant and determined in the discretion of the Sangoma Board upon recommendation of the Compensation and Nominating Committee. Previous awards are taken into account when the Compensation and Nominating Committee considers new option awards. There were an aggregate of 220,000 options and 2,381,000 options issued to employees in the fiscal year ended June 30, 2019 and in the fiscal year ended June 30, 2020, respectively.

OVERVIEW OF REGULATORY MATTERS

Canadian Securities Laws Matters

General

The following is a brief summary of certain Canadian securities law considerations applicable to the Acquisition and the transactions contemplated therein. Sangoma is a reporting issuer in each of the provinces of Canada, and the Common Shares are currently listed on the TSXV under the symbol “STC”. As such, Sangoma is, among other things, subject to certain applicable Canadian securities laws.

The issue of the Stock Consideration pursuant to the Acquisition Agreement will constitute a distribution of securities which is exempt from the prospectus requirements under Applicable Canadian Securities Laws, in the case of BFHL pursuant to section 2.12 of NI 45-106 (Asset Acquisition Exemption) and in the case of Star2Star Holdings pursuant to section 2.3 of OSC Rule 72-503 - Distributions outside Canada. The Stock Consideration issued to BFHL will be subject a resale restriction of four months and a day under Applicable Canadian Securities Laws and the Stock Consideration issued to Star2Star Holdings, except for “control person” restrictions, is not otherwise subject to resale restrictions under Applicable Canadian Securities Laws but is subject to certain contractual restrictions under the Acquisition Agreement. Specifically, Star2Star Holdings has agreed that it (i) will not to transfer its Stock Consideration into Canada for four months post-Closing and (ii) may transfer its Stock Consideration to its equityholders and/or optionholders at any time from and after the later of: (A) two months from the Closing Date; and (B) receipt of any required TSXV approval for such transfers, provided any such transfers will be completed in accordance with Applicable Canadian Securities Laws including only outside Canada for a period of four months following the Closing Date, and Star2Star Holdings shall make all required filings triggered thereby under Applicable Canadian Securities Laws and to the extent applicable, comply with any requirements applicable to a “control distribution” (as such term is defined in NI 45-102).

100% of the Stock Consideration issued to Star2Star Holdings and any permitted transferee within twelve months of Closing will also be subject to a Lock-Up Agreement in which such holders agree not to sell any of the Stock Consideration held by them until twelve months from the Closing Date.

Under Applicable Canadian Securities Laws, once completed, the Acquisition will be considered a “significant acquisition”. Financial statements with respect to StarBlue and pro forma condensed consolidated financial information of Sangoma are included in this Information Circular.

TSXV Approval to List the Stock Consideration

The Common Shares currently trade on the TSXV under the symbol “STC”. Sangoma has applied to the TSXV to list the Stock Consideration issuable to the StarBlue Shareholders under the Acquisition. The completion of the Acquisition is subject to the approval of the TSXV. It is a condition of Closing that Sangoma will have obtained approval of the TSXV for the listing of the Stock Consideration to be issued pursuant to the Acquisition, subject only to the customary listing conditions of the TSXV.

Control Person Approval

TSXV Corporate Finance Manual Policy 5.3 – Acquisitions And Dispositions Of Non-Cash Assets (“Policy 5.3”) requires shareholder approval for any transaction which results in the creation of a new “Control Person”, for which the approval of a majority of the votes cast at the Meeting by or on behalf of the holders of Common Shares (other than such new Control Person) is required. A Control Person includes any shareholder holding 20% or more of the shares, except where there is evidence showing that such shareholder does not materially affect control of the Corporation.

Upon completion of the Acquisition, including issuance of all Deferred Consideration, Old Town Gelato at the applicable time, will own approximately 25% of the Common Shares of Sangoma (subject to small variance based on the exchange rate and the closing price of the Common Shares on the last trading day prior to Closing) and, therefore, become a new “Control Person” of Sangoma. Accordingly, Shareholder Approval of the Acquisition Resolution is required to complete the Acquisition. See “Matters to be Considered at the Meeting – Approval of the Acquisition Resolution”.

U.S. Securities Laws Matters

For any recipients of Stock Consideration located in the United States, the Stock Consideration is not and will not be registered under the U.S. Securities Act, but will be issued in reliance on one or more exemptions from registration under the U.S. Securities Act, including pursuant to Section 4(a) (2) of the U.S. Securities Act. As a result, no Stock Consideration will be offered or issued in the United States to any person who does not meet the qualifications necessary to support such exemptions from registration. The Stock Consideration will be considered “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act and, as such, may not be re-offered, resold, pledged, transferred or otherwise disposed of without registration under the U.S. Securities Act and applicable state, federal and other securities laws or an exemption therefrom, and that in the absence of an effective registration statement covering the Stock Consideration or any available exemption from registration under the U.S. Securities Act and applicable state, federal and other securities laws, the Stock Consideration must be held indefinitely. Sangoma has no obligation or present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Stock Consideration in the United States. Further, the following legend regarding transferability restrictions will be placed on any certificates representing the Stock Consideration:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO OR FOR THE BENEFIT OF ANY PERSON IN THE UNITED STATES, EXCEPT: (A) TO THE ISSUER, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT AND WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH (1) RULE 144 OR (2) RULE 144A UNDER THE SECURITIES ACT, IF AVAILABLE, AND WITH APPLICABLE STATE SECURITIES LAWS, (D) IN CONNECTION WITH ANOTHER EXEMPTION UNDER THE SECURITIES ACT, OR (E) WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER, UPON THE ISSUER RECEIVING, IN THE CASE OF CLAUSES (C)(1) AND (D) ABOVE, AN OPINION OF COUNSEL FOR THE HOLDER, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

MATTERS TO BE CONSIDERED AT THE MEETING

Approval of the Acquisition Resolution

At the Meeting, Shareholders will be asked to consider and, if deemed advisable, to approve, with or without variation, an ordinary resolution, approving the Acquisition Resolution, the full text of which is set forth in Appendix A to this Information Circular. The Acquisition Resolution must be passed by a majority of the votes cast by Shareholders, either in attendance or by proxy, at the Meeting.

While the Acquisition itself does not require the approval of Shareholders under applicable securities and corporate legislation, TSXV Policy 5.3 provides that shareholder approval is required for any acquisition which results in the creation of a new “control person” (as such term is defined in the policies of the TSXV). If the Acquisition is completed, upon issuance of the Stock Consideration, including the Deferred Consideration, Star2Star Holdings (controlled by Mr. Worthington), will hold approximately 47% of the issued and outstanding Common Shares (on a pro forma basic basis) and Old Town Gelato (controlled by Mr. Worthington), as a result of its ownership interests in Star2Star Holdings and in accordance with the Acquisition Agreement, will beneficially hold and be entitled to receive 25% of the issued and outstanding Common Shares (on a pro forma basic basis) upon distribution from Star2Star Holdings. As a result, Star2Star Holdings and/or Old Town Gelato (which is controlled by Norman A. Worthington, III, the Chief Executive Officer and Executive Chair of StarBlue) will become a “control person” of Sangoma under the policies of the TSXV and accordingly, Shareholders are being asked to consider and vote upon the Acquisition Resolution at the Meeting. For further information regarding Star2Star Holdings, Old Town Gelato and Mr. Worthington, see “Information Concerning Star2Star Holdings and Old Town Gelato” and Appendix C to this Information Circular.

If the requisite Shareholder approval in respect of the Acquisition Resolution is not obtained at the Meeting, the Acquisition, as described herein, will not be completed.

The Sangoma Board has unanimously determined that the Acquisition is in the best interests of Sangoma, has unanimously approved the Acquisition and the Acquisition Agreement and unanimously recommends that Shareholders vote FOR the Acquisition Resolution.

It is the intention of the persons named in the enclosed form of proxy, if not directed to the contrary in such form of proxy, to vote such proxies FOR the Acquisition and the creation of a new “control person” of Sangoma, in the manner set forth in the Acquisition Resolution.

RISK FACTORS

Shareholders are encouraged to obtain independent legal, tax and investment advice in their jurisdiction of residence with respect to this Information Circular, the consequences of the Acquisition and the holding of Common Shares.

Risk factors relating to the business and operations of the Corporation are set forth in the AIF, a copy of which has been filed and can be reviewed under Sangoma’s profile on SEDAR at www.sedar.com. Certain risk factors set forth in the AIF and this Information Circular relating to the business and operations of the Corporation apply equally or similarly in respect of the assets, business and operations of StarBlue. In assessing the Acquisition and the Acquisition Resolution, Shareholders should carefully consider the risks set forth in the AIF, together with the other information contained in this Information Circular. Additional risks and uncertainties, including those currently unknown, may also adversely affect the business of Sangoma going forward.

Risks Related to the Corporation

The following additional risk factors relating to the business and operations of the Corporation should be considered by Shareholders in assessing the Acquisition and the Acquisition Resolution.

COVID-19 (coronavirus) Risks

The Corporation’s ability to receive products manufactured by its suppliers and supply products and its sales revenue, results of operations, cashflow and liquidity may be adversely impacted by the ongoing COVID-19 outbreak.

As a result of the global outbreak of COVID-19 and its declaration by the World Health Organization to be a “pandemic”, certain actions have been, and will continue to be, taken by governments and businesses in the United States, Canada, the United Kingdom, China and around the world to control the outbreak, including restrictions on public activities, travel and commercial operations. Sangoma has been managing certain supply delays, which primarily occurred in January and February of 2020, but which did not materially impact any sales opportunities as Sangoma was able to successfully manage this disruption. In addition, as the COVID-19 outbreak progressed in February and March of 2020, Sangoma gradually began to reduce our business travel (such as eliminating travel to large gatherings, conferences, tradeshows and non-essential travel) and then finally eliminated all business travel and instituted new policies such as no visitors to the Sangoma offices, handwashing with soap, social distancing, and work-from-home for its employees (unless such employee was required to be physically present in a facility in order to perform their duties). By the time the World Health Organization had declared COVID-19 to be a “pandemic” in March 2020, Sangoma was able to continue operations and provide solutions and services to customers under its voluntary “work-from-home policy”. However, there was a material adverse impact on the economy in general as a result of government mandated “stay-at-home” policies and closing of all businesses except for “essential businesses” in Canada, the United States, Europe and other jurisdictions in which Sangoma transacts business. Although the Corporation was exempt from these “stay-at-home” orders as Sangoma was providing an “essential service”, Sangoma did experience a reduction in demand from customers commencing in March and continuing to the date hereof (even though Sangoma was able to and did continue to adequately supply products and services to its customers based on their demand). Sangoma did experience some postponement of new product purchases by some customers as well as some slowing of demand by certain customers for some of Sangoma’s services during this time period. While some of Sangoma’s revenue streams have already partially returned to pre-COVID-19 levels on the date of this Information Circular, other revenue streams have not and it will take more time to assess the long term impact on Sangoma’s business, financial condition, liquidity and operating results. As the COVID-19 pandemic further evolves and the global response to it continues, Sangoma’s operations may be materially adversely affected by additional supply delays, shortages of labour and components, partial or complete closure of the Sangoma facility (including to protect the health and safety of Sangoma’s employees), and/or reduction in the demand for certain of Sangoma’s products and services due to a reduction of general business activity, all of which may continue for extended periods of time. Any inability to receive and deliver products to customers and/or the reduction in demand by customers could result in a range of potential adverse consequences, including loss of business and reputational damage. The COVID-19 pandemic may also impact the financial viability of Sangoma’s suppliers (which could cause them to exit certain business lines, or change the terms on which they are willing to provide products) and customers (which could cause them to reduce their demand for products and services, change the terms on which they are willing to purchase such products and services, delay payment terms or close their operations and thus represent a permanent reduction in demand). While Sangoma continues to be proactive and mitigate the adverse effects, impacts of the COVID-19 pandemic may significantly reduce Sangoma’s cash flow, liquidity and its ability to maintain compliance with covenants in its credit agreements with its lenders. In addition, the COVID-19 pandemic has already adversely affected the global economy in general, resulting in an economic downturn that has adversely affected demand for Sangoma’s products and services. In the event that that the Canadian, US, European and other governments continue with “mandated stay-at-home orders” or reopen the general economy but elect to reimpose in part or in whole their previous “stay-at-home” orders, the COVID-19 pandemic and, the global response to it, may adversely affect the global economy in general, resulting in a further economic downturn that may materially adversely affect Sangoma’s business, financial condition, liquidity, operating results and prospects. Given the ongoing and dynamic nature of the COVID-19 pandemic it is very difficult to predict the severity and duration of the impact on the Corporation’s business, operations and prospects. The extent of such impact will depend on future developments, which are highly uncertain, including new information which may emerge concerning the spread and severity of the COVID-19 pandemic and actions taken to address its impact, among others. The repercussions of this health crisis may have a material adverse effect on Sangoma’s business, financial condition, liquidity and operating results.

Cyber Attack

As first disclosed in December 2020, the Corporation was the target of a ransomware cyber attack where the attackers encrypted a number of the Corporation’s servers. Prior to executing the encryption, the attackers accessed, copied, stole and later ultimately published, a significant number of confidential files relating to the Corporation’s financial information, its corporate development efforts, certain private employee data, as well as certain customer information and ordering history. While the investigation has not identified any compromise to the Corporation’s products, services or intellectual property, or any security threats that could create any additional risk for Sangoma’s customers from using its products, and the Corporation has enhanced its cybersecurity defences and invested in additional infrastructure to help detect and prevent future attempts or incidents of unauthorized access to or malicious activity on its network, the Corporation is subject to a number of risks and uncertainties in connection with the cyber attack. Such risks and uncertainties include, but are not limited to: the outcome of the ongoing investigation into the cyber attack; costs related to the investigation and any resulting liabilities, regulatory investigation or lawsuit; the Corporation’s ability to recover any proceeds under its insurance policies; costs related to and the effectiveness of the Corporation’s mitigation and remediation efforts; the potential loss of stakeholder confidence in the Corporation’s ability to protect their information, and the potential adverse financial impact such loss of confidence may have on the Corporation’s business.

Cyber Security and Data Privacy

Furthermore, as the nature of the Corporation’s business involves: the collection, use and storage of confidential or commercially sensitive information about its customers, vendors, business partners and employees, including personally identifiable information, payment and account information, and intellectual property; and the development, procurement and use of various information technology systems, hardware, software and applications, the Corporation is subject to a number of cyber security and data privacy related risks. Such risks include, but are not limited to: potential exposure and vulnerability of the Corporation’s (or its vendors’, business partners’ or third-party service providers’) corporate networks or systems to cyber attacks, which continue to evolve in terms of methods, frequency and sophistication; unauthorized access to or malicious activity on the Corporation’s (or its vendors’, business partners’ or third-party service providers’) corporate networks or systems, and the resulting costs, disruption to the Corporation’s business, and potential adverse impact on its financial results and reputation; the Corporation’s reliance on and the potential failures, weaknesses or defects in design or manufacturing of the information technology systems, hardware, software or applications used by the Corporation could result in business disruption and could increase the Corporation’s vulnerability to cyber attacks. While the Corporation has deployed additional security measures, invested in additional infrastructure and bolstered its cybersecurity defences in light of the recent cyber attack, there can be no assurance that the Corporation will be able to anticipate, prevent, detect or mitigate all such cyber attacks or information technology systems failures or disruptions.

Future Sales of Common Shares by the Corporation

The Corporation may issue additional Common Shares in the future, which may dilute a Shareholder’s holdings in the Corporation. The Corporation’s articles permit the issuance of an unlimited number of Common Shares. The directors of the Corporation have the discretion to determine the terms of issue of further issuances of Common Shares. Also, additional Common Shares will be issued by the Corporation on the exercise of options under the Option Plan.

Forward-Looking Information May Prove Inaccurate

Investors are cautioned not to place undue reliance on forward-looking information. By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, of both a general and specific nature, that could cause actual results to differ materially from those suggested by the forward-looking information or contribute to the possibility that predictions, forecasts or projections will prove to be materially inaccurate. Additional information on the risks, assumptions and uncertainties are found in this Information Circular under the heading “Introduction - Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to the Acquisition

In addition to the other risk factors set forth in this Information Circular, the following risk factors relating to the Acquisition should be considered by Shareholders in assessing the Acquisition and the Acquisition Resolution.

Possible Failure to Realize Anticipated Benefits of the Acquisition

The Corporation is proposing to complete the Acquisition to strengthen its position in the technology industry in the United States and to create the opportunity to realize certain benefits, as described under the heading “Background to and Reason for the Acquisition - Anticipated Benefits of the Acquisition”. Achieving the benefits of the Acquisition depends in part on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner, as well as the Corporation’s ability to realize the anticipated growth opportunities and synergies from combining the acquired properties and operations with those of the Corporation. The integration of the operations of StarBlue requires the dedication of substantial management effort, time and resources, which may divert management’s focus and resources from other strategic opportunities and from operational matters during this process. The integration process may result in the disruption of ongoing business activities and relationships that may adversely affect the Corporation’s ability to achieve the anticipated benefits of the Acquisition. Further, the Corporation may encounter unexpected costs in respect of the assets acquired by the Corporation, which may partially offset the anticipated benefits of the Acquisition.

Possible Failure to Complete the Acquisition

The Acquisition is subject to normal commercial risk that the Acquisition may not be completed on the terms negotiated or at all. If Closing does not take place as contemplated, the Corporation could suffer adverse consequences including the loss of investor confidence.

Unexpected Costs or Liabilities Related to the Acquisition

Although the Corporation conducted what it believed to be a prudent and thorough level of investigation in connection with the Acquisition, an unavoidable level of risk remains regarding any undisclosed or unknown liabilities of, or issues concerning, StarBlue, the StarBlue Subsidiary and their properties and assets following the Acquisition, and the Corporation may discover that it has acquired substantial undisclosed liabilities. The existence of undisclosed liabilities could have a material adverse impact on the Corporation’s business, financial condition, results of operations and cash flows. In addition, the Acquisition Agreement limits the amount for which the Corporation will be indemnified in respect of breaches of the Acquisition Agreement, misrepresentations as they relate to StarBlue, and StarBlue may not have sufficient resources available to satisfy any claims under the indemnification provisions of the Acquisition Agreement. For further details regarding the indemnification provisions contained in the Acquisition Agreement, see “The Acquisition - The Acquisition Agreement - Indemnification” and a copy of the Acquisition Agreement, a copy of which is available under the Corporation’s SEDAR profile on www.sedar.com.

New Significant Shareholder

If the Acquisition is completed and the Stock Consideration, including the Deferred Consideration, is issued and delivered to Star2Star Holdings, Mr. Worthington, through Old Town Gelato, will hold, directly or indirectly, approximately 25% of the issued and outstanding Common Shares (on a pro forma basic basis). Mr. Worthington’s shareholding level will give him significant influence on decisions to be made by Shareholders, including the ability to influence the election of directors of the Corporation as well as the approval of future transactions requiring Shareholder approval.

In addition, Star2Star Holdings as the Seller’s Representative has been granted certain board nominee rights as described more particularly under the heading “The Acquisition - The Acquisition Agreement”. For further information regarding Mr. Worthington, see “Information Concerning Star2Star Holdings and Old Town Gelato”.

Use of Fairness Opinion

The Fairness Opinion is directed only to the fairness to Sangoma, from a financial point of view, of the consideration payable to the StarBlue Shareholders in connection with the Acquisition. The Fairness Opinion does not address the relative merits of the Acquisition and as compared to other business strategies or transactions that might be available to the Corporation or the underlying business decision of the Corporation to effect the Acquisition. The Fairness Opinion does not constitute a recommendation by INFOR Financial to any Shareholder as to how such Shareholder should vote or act with respect to any matters relating to the Acquisition.

Dilution

The Corporation will ultimately issue an aggregate of 110,000,000 Common Shares in connection with the Acquisition. This represents the Stock Consideration issuable to the StarBlue Shareholders as consideration pursuant to the terms of the Acquisition Agreement. The issuance of 110,000,000 Common Shares in the aggregate will represent approximately 99% of the issued and outstanding Common Shares as of February 25, 2021 and will be dilutive to the Shareholders of the Corporation. The future sale of a substantial number of Common Shares by Sangoma following the distribution or the perception that such sale could occur could adversely affect prevailing market prices for the Commons Shares.

Market Price of the Common Shares

If, for any reason, the Acquisition is not completed or its completion is materially delayed and/or the Acquisition Agreement is terminated, the market price of the Common Shares may be materially adversely affected. Sangoma’s business, financial condition or results of operations could also be subject to various material adverse consequences, including that Sangoma may remain liable for significant costs relating to the Acquisition, including, among others, financial advisory, legal, accounting and printing expenses.

Termination in Certain Circumstances

Each of Sangoma, on the one hand, and the StarBlue Shareholders, on the other hand, have the right, in certain circumstances, in addition to termination rights relating to the failure to satisfy the conditions of closing, to terminate the Acquisition Agreement, including in the event of failure to receive Shareholder approval of the Acquisition Resolution. Accordingly, there can be no certainty, nor can Sangoma provide any assurance, that the Acquisition Agreement will not be terminated by either party prior to the completion of the Acquisition.

Pro Forma Financial Information

In preparing the pro forma condensed consolidated financial information in this Information Circular, the Corporation has given effect to the closing of the Acquisition. While management believes that the estimates and assumptions underlying the pro forma condensed consolidated financial information are reasonable, such assumptions and estimates may be materially different from the Corporation’s actual experience going forward. See also “Selected Pro Forma Financial Information”.

Information Provided with Respect to StarBlue

This Information Circular includes financial statements of StarBlue that have been audited by Grant Thornton LLP, Certified Public Accountants. This Information Circular also contains other disclosure regarding StarBlue that is based on information provided to Sangoma by the StarBlue Shareholders. Although the Corporation has conducted what it believes to be a prudent and thorough level of investigation of StarBlue in connection with the Acquisition, an unavoidable level of risk remains regarding the accuracy and completeness of the information provided to the Corporation by StarBlue. While the Corporation has no reason to believe the information provided by StarBlue is misleading, untrue or incomplete, there may be events which may have occurred with respect to StarBlue or which may affect the completeness or accuracy of the information provided by StarBlue which are unknown to the Corporation.

GENERAL MATTERS

Expenses

Each of the parties to the Acquisition Agreement are responsible for all of their own legal, accounting, financial advisory and other transaction fees and expenses incurred in connection with, or incidental to, the Acquisition Agreement, whether arising before or after the execution of the Acquisition Agreement.

The estimated fees, costs and expenses of Sangoma in connection with the Acquisition contemplated herein, including, without limitation, financial advisor cash fees, filing fees, legal and accounting fees and printing and mailing costs are anticipated to be approximately $6.0 million.

Interest of Certain Persons or Companies in Matters to be Acted Upon

To the knowledge of the management of Sangoma, none of Sangoma’s directors or executive officers or anyone who has held office as such since the beginning of Sangoma’s last completed financial year or any associates or affiliates of any of the foregoing, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting except as described below and elsewhere in this Information Circular.

The directors and executive officers of Sangoma have no interests in the Acquisition that are different from the interests of other Shareholders.

The directors and executive officers of Sangoma beneficially own, directly or indirectly, or exercise control or direction over, in the aggregate, 5,718,793 Common Shares, representing approximately 5.1% of the Common Shares as of the date hereof.

As of the date hereof, none of the directors, executive officers or other insiders of Sangoma beneficially own directly or indirectly, or exercise control or direction over, any securities of StarBlue or any of its Affiliates.

Interest of informed Persons in Material Transactions

No “informed person” of Sangoma (as such term is defined in NI 51-102), or any associate or affiliate of any informed person, has had any material interest in any transaction, or proposed transaction, which has materially affected or would materially affect Sangoma or any of its subsidiaries since the commencement of the most recently completed financial year of Sangoma, except as disclosed below and elsewhere in this Information Circular.

There are potential conflicts of interest to which the directors and officers of the Corporation may be subject in connection with the operations of the Corporation. Some of the directors and officers of the Corporation are engaged and will continue to be engaged in other business opportunities on their own behalf and on behalf of other corporations, and situations may arise where such directors and officers will be in competition with the Corporation. Individuals concerned shall be governed in any conflicts or potential conflicts by applicable law and internal policies of the Corporation.

Indebtedness of Directors and Executive Officers

Sangoma is not aware of any individuals who are, or who at any time during the most recently completed financial year were, a director or executive officer of Sangoma, a proposed nominee for election as a director of Sangoma, or an associate of any of those directors, executive officers or proposed nominees, who are, or have been at any time since the beginning of the most recently completed financial year of Sangoma, indebted to Sangoma or any of its subsidiaries or whose indebtedness to another entity is, or at any time since the beginning of the most recently completed financial year of Sangoma has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by Sangoma or any of its subsidiaries.

Management Contracts

There are no management functions of the Corporation or any of its subsidiaries which are, to any substantial degree, performed other than by the directors or executive officers (or private companies controlled by them, either directly or indirectly) of the Corporation or its subsidiaries.

Interests of Experts

MNP LLP, the external auditors of Sangoma, reported on the Annual Financial Statements. MNP LLP has advised Sangoma that they are independent of Sangoma within the meaning of the Rules of Professional Conduct of Chartered Professional Accountants of Ontario (registered name of The Institute of Chartered Accountants of Ontario). None of the directors, officers or employees of MNP LLP, are currently expected to be elected, appointed or employed as a director, officer or employee of Sangoma or of any of its associates or Affiliates.

Grant Thornton LLP, the external auditors of StarBlue, reported on the audited consolidated financial statements of StarBlue as at December 31, 2019, 2018 and 2017, together with the notes thereto and the independent auditor’s report thereon, incorporated in this Information Circular. Grant Thornton LLP has advised StarBlue that they are independent of StarBlue within the meaning of independence established by the American Institute of Certified Public Accountants and International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants. None of the directors, officers or employees of Grant Thornton LLP, are currently expected to be elected, appointed or employed as a director, officer or employee of StarBlue or of any of its associates or Affiliates.

INFOR Financial provided the Fairness Opinion described under the heading “Background to and Reasons for the Acquisition – Fairness Opinion”. As of the date hereof, the designated professionals of INFOR Financial, as a group, beneficially own, directly and indirectly, less than 1% of the outstanding securities of Sangoma.

Auditor, Transfer Agent and Registrar

The Corporation’s external auditors are MNP LLP, located at 111 Richmond Street West Suite 300 Toronto, Ontario, M5H 2G4.

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.

Other Material Facts

Sangoma is not aware of any material facts concerning the securities of Sangoma or any other matter not described in this Information Circular that has not been previously disclosed and is known to Sangoma but which would reasonably be expected to affect the decision of Shareholders with respect to the matters to be voted upon at the Meeting.

Additional Information

Additional financial information is provided in Sangoma’s comparative financial statements and management’s discussion and analysis (“MD&A”) for the year ended June 30, 2020. Copies of Sangoma’s financial statements and MD&A are available on written request to Sangoma at 100 Renfrew Drive, Suite 100, Markham, Ontario L3R 9R6, Attention: Chief Financial Officer . Additional information relating to Sangoma is available on SEDAR at www.sedar.com.

APPROVAL OF THE DIRECTORS

The Sangoma Board has approved the contents and the sending of this Information Circular.

DATED at the City of Markham, in the Province of Ontario, this 26th day of February, 2021.

BY ORDER OF THE BOARD OF DIRECTORS OF SANGOMA TECHNOLOGIES CORPORATION

(signed) “William Wignall”
William Wignall
President and Chief Executive Officer

INFOR FINANCIAL INC.’S CONSENT

To: The Board of Directors (the “Board”) of Sangoma Technologies Corporation

We hereby consent (i) to the references within the management information circular of Sangoma Technologies Corporation (“Sangoma”) dated February 26, 2021 (the “Circular”) to our fairness opinion dated January 29, 2021 (the “Opinion”), which we prepared for the Board of Sangoma in connection with the stock purchase agreement dated January 29, 2021 between Sangoma and StarBlue Inc. (“StarBlue”) and (ii) to the inclusion of the full text of the Opinion as Appendix “B” to the Circular and (iii) to the filing of the Circular with the Opinion included therein with the applicable securities regulatory authorities. In providing our consent, we do not intend or permit that any persons other than the Board of Sangoma shall rely upon the Opinion which remains subject to the analyses, assumptions, limitations and qualifications contained therein.

(signed) “INFOR Financial Inc.”
INFOR FINANCIAL INC.
February 26, 2021

APPENDIX A

ACQUISITION RESOLUTION

BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.	The arm’s length acquisition (the “Acquisition”) by Sangoma Technologies Corporation (the “Corporation”), indirectly through its subsidiary Sangoma Technologies US Inc., of all of the issued and outstanding shares in the capital stock of StarBlue Inc. (“StarBlue”), pursuant to the terms of a stock purchase agreement dated as of January 28, 2021 among the Corporation, Sangoma Technologies US Inc., StarBlue, Star2Star Holdings, LLC (“Star2Star Holdings”) and Blue Face Holdings Limited (“BFHL”, and, together with Star2Star Holdings, the “Sellers”) and Star2Star Holdings, solely in its capacity as Sellers’ representative (the “Acquisition Agreement”), all as more particularly described in the accompanying management information circular of the Corporation dated February 26, 2021 (the “Information Circular”), be and is hereby approved.

2.	The creation of a new “control person” (as such term is defined in the policies of the TSX Venture Exchange) of the Corporation, being Star2Star Holdings and/or Old Town Gelato, LLC (controlled by Norman A. Worthington, III), as a result of the issuance, in connection with the Acquisition, of approximately 104 million common shares in the capital of the Corporation to Star2Star Holdings, all as more particularly described in the Information Circular, be and is hereby approved.

3.	Any one director or officer of the Corporation is hereby authorized and directed to execute or cause to be executed, whether under corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such documents, agreements or instruments and to do or cause to be done all such acts and things, as in the opinion of such director or officer of the Corporation may be necessary or desirable in order to give effect to the foregoing resolutions, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or the doing of any such act or thing.

4.	Notwithstanding the passage of this resolution, the board of directors of the Corporation be and are hereby authorized and empowered to revoke this resolution for any reason whatsoever at any time, in the sole discretion of the board of directors, without further approval of or notice to the shareholders of the Corporation.

APPENDIX B

FAIRNESS OPINION

INFOR Financial Inc. 200 Bay Street, Suite 2350 Toronto, ON M5J 2J2

January 29, 2021

Sangoma Technologies Corporation

100 Renfrew Drive

Markham, ON L3R 9R6

To the Board of Directors (the “Board”) of Sangoma Technologies Corporation:

INFOR Financial Inc. (“INFOR Financial”, “we”, or “us”) understands that Sangoma Technologies Corporation (“Sangoma” or the “Company”) has entered into a definitive stock purchase agreement (the “Agreement”) dated as of the date hereof with StarBlue Inc. (“StarBlue”), among others, which provides for, among other things, the indirect acquisition of all of the issued and outstanding common shares in the capital of StarBlue (the “StarBlue Shares”) by Sangoma (the “Transaction”).

Pursuant to the Agreement, in consideration for the acquisition of the StarBlue Shares, the aggregate consideration payable by Sangoma to the holders of StarBlue Shares (the “StarBlue Shareholders”) shall consist of: (i) cash in the amount of US$105,000,000, subject to adjustment as set out in the Agreement (the “Cash Consideration”); and (ii) 110,000,000 common shares in the capital of Sangoma (the “Sangoma Shares”), subject to adjustment as set out in the Agreement (together with the Cash Consideration, the “Consideration”).

The Agreement is subject to certain conditions, including, without limitation, approval of a majority of the votes cast by holders of Sangoma Shares (the “Sangoma Shareholders”) present in person or by proxy at a special meeting of Sangoma Shareholders, along with other standard and customary closing conditions.

You have requested INFOR Financial’s opinion (the “Opinion”) with respect to the fairness, as of the date hereof, of the Consideration to be paid by Sangoma to the StarBlue Shareholders pursuant to the Transaction, from a financial point of view, to Sangoma. This Opinion is provided pursuant to a letter agreement between INFOR Financial and the Corporation dated January 20, 2021 (the “Engagement Agreement”). In that regard, pursuant to the Engagement Agreement, on January 26, 2021, at the request of the Board of Sangoma, INFOR Financial verbally delivered the Opinion to the Board based upon and subject to the scope of review, analyses, assumptions, limitations, qualifications and other matters described herein. This Opinion provides the same opinion, in writing, as that given orally by INFOR Financial on January 26, 2021.

INFOR Financial Engagement and Background

INFOR Financial initially became involved in matters relating to the Transaction in August 2020. Sangoma formally engaged INFOR Financial on January 20, 2021 pursuant to the Engagement Agreement to act as financial advisor to the Company in connection with the Transaction and to deliver the Opinion, if required. The terms of the Engagement Agreement provide that INFOR Financial is to be paid certain fees for its services as financial advisor, including (i) a fee due upon delivery of the Opinion, no part of which is contingent upon the Opinion being favourable or upon success of the Transaction, and (ii) a fee payable in cash and shares upon completion of the Transaction or any alternative transaction and a fee payable in the event the Transaction is not completed and a break-up fee or termination fee is paid to Sangoma. In addition, INFOR Financial is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by Sangoma as described in the indemnity that forms part of the Engagement Agreement.

Independence of INFOR Financial

None of INFOR Financial, its affiliates or associates, is an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario) (the “Act”)) of Sangoma or StarBlue or any of their respective associates or affiliates (the “Interested Parties”).

INFOR Financial has neither provided financial advisory services nor participated in any financings involving Sangoma or StarBlue over the past 24 months, except for:

—	Underwriter for Sangoma in connection to its C$80,513,800 bought deal financing completed on July 30, 2020;

—	Financial advisor for Sangoma in connection to its acquisition of VoIP Innovations, LLC completed on October 18, 2019; and

—	Underwriter for Sangoma in connection to its C$23,012,075 bought deal financing completed on July 16, 2019.

INFOR Financial has not entered into any agreements or arrangements with any Interested Party with respect to any future dealings. INFOR Financial may however, in the ordinary course of its business, provide financial advisory or investment banking services to one or more of the Interested Parties from time to time. INFOR Financial acts as a securities trader and dealer, both as principal and agent, in major financial markets and, as such, may have had, may have and may in the future have long or short positions in securities of the Company and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it may have received or may receive compensation. INFOR Financial believes that it does not have any conflicts of interest (real or perceived) with regard to any Interested Party in providing this Opinion.

Credentials of INFOR Financial

INFOR Financial is an independent investment bank that offers advice on mergers and acquisitions, capital raises and corporate restructurings. INFOR Financial’s principals have extensive experience working at leading accounting firms, law firms, asset management firms and both independent Canadian and global bank owned investment dealers where they served diverse industries including financial services, technology, media and communications, healthcare, industrials, and metals and mining. They have extensive experience providing advisory services on complex, transformative transactions and related capital markets activity.

Scope of Review

For the purpose of preparing the Opinion, INFOR Financial has analyzed financial, operational and other information relating to Sangoma and StarBlue, including information derived from meetings and discussions with management of Sangoma. Except as expressly described herein, INFOR Financial has not conducted any independent investigations to verify the accuracy and completeness thereof.

In connection with rendering the Opinion, INFOR Financial has reviewed and relied upon, among other things, the following:

a)	the non-binding letter of intent entered into between Sangoma and StarBlue dated October 29, 2020;
b)	the draft stock purchase agreement between Sangoma and StarBlue dated January 29, 2021;
c)	audited consolidated financial statements of Sangoma for the fiscal years ended June 30, 2020 and 2019 and the unaudited financial statements for the three months ended September 30, 2020 and historical MD&As of Sangoma for the fiscal years ended June 30, 2020 and 2019 and the MD&A for the three months ended September 30, 2020;

d)	audited consolidated financial statements of StarBlue for the fiscal years ended December 31, 2019 and 2018;
e)	quality of earnings report prepared by MNP Corporate Finance Inc. dated December 19, 2020 for the trailing twelve months ended September 30, 2020 and for the fiscal years ended December 31, 2019 and 2018;
f)	recent press releases, material change reports and other public documents filed by Sangoma on the System for Electronic Document Analysis and Retrieval at www.sedar.com;
g)	certain other publicly available information related to the business, operations, financial conditions and trading history of Sangoma and other selected publicly available information that INFOR Financial considered relevant;
h)	certain internal financial, operational, corporate, budget and other information concerning Sangoma and StarBlue and their respective subsidiaries (including financial models and forecasts), that was prepared and provided by management of Sangoma and StarBlue;
i)	data on comparable companies and precedent transactions for companies in the sector in which StarBlue operates that INFOR Financial considered relevant;
j)	discussions with management regarding the past and current operations and financial conditions and prospects of Sangoma and StarBlue, and other matters that INFOR Financial considered relevant;
k)	select research reports prepared by equity research analysts covering Sangoma and other comparable public entities;
l)	discussions with Sangoma’s legal counsel relating to legal matters including with respect to the Agreement;
m)	representations contained in certifications (the “Certificate”), addressed to INFOR Financial and dated the date hereof, from senior officers of Sangoma as to the completeness and accuracy of the information upon which this Opinion is based and certain other matters; and
n)	such other corporate, industry and financial market information, investigations and analyses as INFOR Financial considered necessary or appropriate in the circumstances.

INFOR Financial has not, to the best of its knowledge, been denied access by Sangoma to any information requested. INFOR Financial did not meet with the auditors of Sangoma or StarBlue and has assumed the accuracy and fair presentation of the audited and unaudited consolidated financial statements of Sangoma and the audited consolidated financial statements of StarBlue and, as applicable, the reports of the auditors in respect of the audited consolidated financial statements of Sangoma and StarBlue.

Assumptions and Limitations

As is provided for in the Engagement Agreement, INFOR Financial has relied upon the completeness, accuracy and fair presentation of all of the financial information, business plans, forecasts and other information, data and representations provided to INFOR Financial regarding Sangoma, StarBlue and the Transaction, directly or indirectly, orally or in writing, by Sangoma, its subsidiaries, associates and/or affiliates (with affiliates, subsidiaries and associates having the meanings ascribed to such terms in the Act) and/or any of their respective agents, advisors, consultants and representatives for the purpose of preparing the Opinion (collectively, the “Information”). The Opinion is conditional upon the completeness, accuracy and fair presentation of the Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information or investigated whether any changes have occurred to the facts set out or referred to in the Information subsequent to the date thereof.

With respect to the financial budgets, forecasts and other future oriented financial information of Sangoma and StarBlue, in consultation with Sangoma, we have assumed that such budgets, projections, forecasts and other future oriented financial information have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management team of Sangoma and StarBlue at the time that they were prepared, except to the extent updated by more current information provided to us by the management team of Sangoma. We express no view as to the reasonableness of such financial budgets, projections, forecasts and other future oriented financial information of Sangoma or StarBlue, or the assumptions on which they are based.

We have also assumed that: (i) the final executed form of the Agreement will not differ in any material respect from the draft that we examined; (ii) the parties to the Agreement will comply in all material respects with all of the material terms of the Agreement; (iii) all of the representations and warranties contained in the Agreement are correct as of the date hereof; (iv) the Transaction will be completed substantially in accordance with the terms of the Agreement and all applicable laws; and (v) the subsequent management proxy circular or other disclosure document (each a “Disclosure Document”) will disclose all material facts relating to the Agreement and will satisfy all applicable legal requirements.

The Chief Executive Officer and Chief Financial Officer of Sangoma have represented to INFOR Financial in the Certificate, among other things, that (i) the Information obtained from senior management of Sangoma or provided orally by senior management of Sangoma to INFOR Financial relating to the Transaction for the purpose of preparing the Opinion was, at the date the Information was provided to INFOR Financial, complete, true and correct in all material respects, and did not contain any untrue statement of a material fact (as such term is defined in the Act) in respect of Sangoma, StarBlue or any other subsidiary or affiliate of Sangoma or StarBlue, or in respect of the Transaction or omit to state a material fact necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; and (ii) since the dates on which the Information was disclosed or provided to INFOR Financial, except as subsequently disclosed to INFOR Financial, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Sangoma, StarBlue or any other subsidiary or affiliate of Sangoma, StarBlue or the parties to the Transaction and no material change has occurred in the Information or any part thereof which would reasonably be expected to render the Information untrue or misleading in any material respect in the circumstances in which it was presented or have a material effect on the Opinion.

In arriving at our opinion as expressed herein, we have not made or prepared any valuation or appraisal of the securities, assets or liabilities of Sangoma, StarBlue or any party to the Transaction, nor have we been furnished with any such valuations or appraisals that would be considered a “prior valuation” (as defined in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions), and our opinion should not be construed as any such valuation or appraisal. Moreover, the advice and opinions provided are not intended to constitute an opinion as to the “fair value” of Sangoma, StarBlue, or any of the respective securities or assets thereof. INFOR Financial was not engaged to review any legal, tax or regulatory aspects of the Transaction and the Opinion does not address any such matters. We have relied upon, without independent verification, the assessment by Sangoma and its legal and tax advisors with respect to such matters. In addition, the Opinion does not address the relative merits of the Transaction as compared to any strategic alternatives that may be available to Sangoma. The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of Sangoma and StarBlue, as they were reflected in the Information and as they have been represented to INFOR Financial in discussions with management of Sangoma.

In considering the fairness of the Consideration to be paid by Sangoma to the StarBlue Shareholders, from a financial point of view, to Sangoma, we did not assess any income tax consequences of the Transaction to Sangoma. We have not conducted, and we have assumed no obligation to conduct, any due diligence on the material contracts of Sangoma, StarBlue, the parties to the Transaction or their subsidiaries. The Opinion is limited to the fairness, as of the date hereof, of the Consideration to be paid by Sangoma to the StarBlue Shareholders pursuant to the Transaction, from a financial point of view, to Sangoma, and we make no recommendation regarding, nor do we express any opinion as to, any decision which Sangoma or the Board may make regarding the Transaction. In its analyses and in preparing the Opinion, INFOR Financial has made numerous assumptions with respect to industry trends and performance, general business and economic conditions and other regulatory matters, many of which are beyond the control of INFOR Financial or any party to the Transaction and, while INFOR Financial believes such assumptions to be reasonable under current circumstances as of the date hereof, they may prove to be incorrect. INFOR Financial believes that its analysis must be considered as a whole and that selecting portions of the analysis or the factors considered by it, without considering all factors and analysis together, could create a misleading view of the process underlying the Opinion.

The preparation of an opinion of this nature is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion has been provided solely for the use of the Board for the purposes of considering the Transaction and may not be used or relied upon by any other person or for any other purpose without the express prior written consent of INFOR Financial. The Opinion is not to be reproduced, disseminated, quoted from or referred to (in whole or in part) without INFOR Financial’s prior written consent.

This Opinion does not constitute a recommendation to the Board as to whether it should approve the Agreement or to any of the Sangoma Shareholders as to whether any such persons should vote in favour of the Transaction or any other matter. Under the terms of its engagement, INFOR Financial has consented to the inclusion of the text and description of the Opinion in any Disclosure Document to be mailed to Shareholders in connection with the Transaction, provided that such Disclosure Document is provided to INFOR Financial and the disclosure therein relating to INFOR Financial and the Opinion is approved by us, acting reasonably.

The Opinion is given as of the date hereof, and INFOR Financial disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to INFOR Financial’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, INFOR Financial reserves the right to change, modify or withdraw the Opinion.

This Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of Investment Industry Regulatory Organization of Canada but the Company has not been involved in the preparation or review of this Opinion.

Approach to Fairness

In connection with the Opinion, INFOR Financial has performed a variety of financial and comparative analyses, including (i) comparable company trading analysis, (ii) precedent transactions analysis, and (iii) discounted cash flow analysis. In arriving at the Opinion, INFOR Financial has not attributed any particular weight to any specific analysis or factor, but rather has made qualitative judgments based on our experience in rendering such opinions and on the circumstances and Information as a whole.

Conclusion

Based upon and subject to the assumptions, qualifications and limitations contained herein, INFOR Financial is of the opinion that, as of the date hereof, the Consideration to be paid by Sangoma to StarBlue Shareholders pursuant to the Transaction is fair, from a financial point of view, to Sangoma.

Yours very truly,

INFOR FINANCIAL INC.

APPENDIX C

INFORMATION CONCERNING STARBLUE INC. AND

STAR2STAR COMMUNICATIONS, LLC

APPENDIX C - INFORMATION CONCERNING STARBLUE INC. AND STAR2STAR COMMUNICATIONS, LLC

I.       Introduction

Star2Star Communications, LLC (“Star2Star” or “Company”), a wholly-owned subsidiary of StarBlue Inc. (“StarBlue”), delivers cloud-native communications and collaboration solutions for mid-market and enterprise customers. Star2Star empowers today’s business to be connected anywhere and on any device through every communication modality (voice, video, chat, SMS, conferencing, fax, and contact center) seamlessly.

In an increasingly complex world, businesses need to simplify how they communicate, collaborate, and seamlessly integrate third-party applications into their operations and processes. Star2Star meets this need with its proprietary cloud-native collaboration platform designed for the modern business.

Star2Star has delivered consistently innovative solutions for business communications and collaboration challenges since 2006. Throughout its history, it has demonstrated a commitment to the continuous improvement of cutting-edge technology to anticipate and address the rapidly evolving needs of businesses on the move. The Company entered the market in 2007 as one of the limited number of Unified Communication as a Service (“UCaaS”) provider with a cloud platform that combined cloud flexibility with a reliable proprietary network and the ability to deploy an on premise voice optimized SD-WAN. Today, Star2Star’s suite of communication and collaboration solutions offers customers value, reliability, quality, scalability, and capacity to unify people and processes within an intuitive, cloud-native environment.

Star2Star has been named to such prestigious lists as the Deloitte Technology Fast 500TM, Inc. 500|5000, Omdia Top 10 UCaaS Service Provider, and Forbes Most Promising Companies and received over 20 industry awards in 2020. Recognition of its pioneering innovation in the cloud market extends to major industry analyst indicators such as inclusion in the Frost Radar North American Hosted IP Telephony and UCaaS Industry reports and the Gartner Magic Quadrant for UCaaS, Worldwide.

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Today’s businesses face a rapidly changing business environment, characterized by acceleration in cloud adoption and digital transformation, employee productivity challenges, and changing buyer behavior. In this dynamic environment, Unified Communications (“UC”) plays a critical role in not only enabling customer engagement and higher employee productivity, but also eliminating complexity and reducing costs through company-wide cross-functional communication and collaboration.

Customers expect internal and external cross-functional collaboration that drives productivity across their business, maximizes ROI, and offers the best user experience for their employees, vendors, partners and customers. Star2Star provides an end-to-end, Software as a Service (“SaaS”) cloud-based Communication and Collaboration Platform with seamless integration of voice, video, mobile, chat, fax, presence management, texting, and more.

At Star2Star, the Company appreciates that its customers are also focused on their digital transformation and this is not limited to only communications. Using the Company’s proprietary integration and automation service in its Integration Studio, the Company extends its platform to interface with generally available productivity partner applications, allowing its customers to empower their employees and customers through the benefits of connected worker solutions.

As these solutions become more ubiquitous, Star2Star is prepared to meet the demand with continuous integrations to business process applications that will help companies increase their productivity, improve their topline revenue, and support their digital transformation goals.

Star2Star continues to build a diverse channel ecosystem, consisting of distributors, telecom agents and their master agents, interconnects, value added resellers, managed service providers, strategic technology alliances, and wholesale partners and others, to resell and promote its products and services.

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II.       Corporate Structure

a)	General Information on Star2Star and StarBlue

StarBlue is a Delaware corporation incorporated on December 4, 2017. Its registered agent is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, USA and its head office is located at 600 Tallevast Road, Suite 202, Sarasota, Florida 34243.

StarBlue has one wholly-owned subsidiary, Star2Star. Star2Star is a Delaware limited liability company formed on December 16, 2004, as Bitceptor Technologies LLC. The company name was changed to Star2Star Communications, LLC on September 13, 2006. Its registered agent is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware, 19808, USA and its headquarters is located at 600 Tallevast Road, Suite 202, Sarasota, Florida 34243.

The financial year end of both StarBlue and Star2Star is December 31.

b)	Principal Holders of Voting Securities

As of the date of this Information Circular, the only person who beneficially owns, or exercise control or direction over StarBlue Shares carrying more than 10% of the voting rights attached to all outstanding StarBlue Shares is Star2Star Holdings, LLC. StarBlue’s Chief Executive Officer, Norman A. Worthington, III, indirectly, through Old Town Gelato, LLC, owns approximately 59% of Star2Star Holdings, LLC.

c)	Recent History

The following is a summary of the development of the business of Star2Star since January 1, 2019:

In early 2019, Star2Star increased its then existing credit facility with Western Alliance Bank from a limit of US$20,000,000 (a combination of revolving line and term debt) to a limit of US$30,000,000 (via an increase in both the revolving line and term debt with the option for a second term loan).

On January 24, 2020, StarBlue sold Blue Face Limited (“Blue Face”), a Dublin-based UCaaS business, to Comcast Business (“Comcast”). Blue Face originally became affiliated with StarBlue in 2018 through a business combination with the then-parent companies of Star2Star and Blue Face. StarBlue decided to sell Blue Face to Comcast after Comcast expressed interest in acquiring Blue Face’s UCaaS solution, which was aimed at telecom service providers (unlike Star2Star’s solution which targeted end-users).

In March 2020, Star2Star entered into a US$55,000,000 credit agreement with a group of syndicated lenders and terminated the US$30,000,000 credit facility with Western Alliance Bank. The facility consists of US$42,500,000 aggregate principal amount of initial term loans, US$7,500,000 aggregate principal amount of revolving commitments and US$5,000,000 aggregate principal amount of delayed draw term loans. The obligations of Star2Star under the credit agreement were guaranteed by StarBlue and are secured by a first ranking pledge of all of Star2Star’s assets.

In April 2020, Star2Star applied for a loan under the CARES Act Paycheck Protection Program through Newtek Small Business Finance, LLC. The loan was approved and funding in the amount of US$4,199,200 was received in June 2020. By early-September 2020, Star2Star has used all of the loan proceeds for payroll and related expenses and other permitted costs.

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In May 2020, John McGovern, the Company’s previous CFO, left the Company and was replaced by Lawrence Stock, a veteran of a multi-billion dollar publicly traded company, in August 2020.

III.       Business

a)	Overview of Star2Star’s products and services

Star2Star provides businesses with end-to-end communications and collaboration solutions that deliver the ultimate flexibility, scalability, and productivity needed to optimize daily operations. Star2Star’s suite of cloud-native communications and collaboration solutions unify voice, video, mobile, chat, fax, presence management, SMS/MMS, virtual desktops, and more into a single, easy-to-use system. Companies can select their preferred technology from a range of options including pure cloud or cloud augmented with an on premise voice optimized SD-WAN device. All Star2Star solutions include advanced UC features, built-in business continuity, and the optional capabilities of SD-WAN for crystal clear call quality.

The products and services currently offered by Star2Star are described in further detail below.

ALL PRODUCTS & SERVICES

PRODUCT	DESCRIPTION
Business Voice	Pure cloud platform offering seamless, ultra-flexible connectivity without on-premises hardware.
Business Voice+	On-premises platform combining the flexibility of cloud connectivity with the ultra-reliability of the StarBox® Voice Optimized SD-WAN.
StarBox® Voice Optimized SD-WAN	Intelligent, scalable, multi-service smart edge device that provides built-in voice traffic optimization, Quality-of-Service (QoS), and adaptation to network changes. *StarBox® Models: StarBox® Voice Optimized SD-WAN 6000, 2500, & 1000*
Contact Center	Complete, full-featured contact center that delivers advanced call routing, management, and reporting features in a modern interface.
StarReliant™	Built-in business continuity service that powers Star2Star's 99.999% uptime guarantee with local site survivability, emergency calling and callback, extension-to-extension calling, automated inbound/out-bound calling failover, and non-standard device management.
SD-WAN	Star2Star's SD-WAN offering, powered by Bigleaf Networks, that provides cloud, voice, and data optimization.
Desktop-as-a-Service (DaaS)	Star2Star's Desktop as a Service virtual workspace and applications solution, powered by Citrix, providing cloud-optimized virtual apps and desktops, storage, and anywhere, anytime access to your desktop with the device of your choice.
Integration Studio	Star2Star's Platform as a Service solution that offers turnkey and customized integrations to third party applications, configurable data flows, and multi-platform deployments.
Audio Conferencing	Audio conferencing solution that offers flexible, on-the-fly conference calling.
Video Meetings	Easy-to-use video conferencing solution that creates more productive meetings with the touch of a button.

PRODUCT	DESCRIPTION
Text Messaging	SMS/MMS texting application that allows users to talk to customers via their mobile phones.
Digital Fax	Modern, reliable, cloud-based faxing without paper, ink, or a traditional fax machine.
Analog Fax	Traditional faxing with analog fax machine leveraging the Star2Star network via a specially configured Analog Telephone Adaptor (ATA).
Mobile Fax	Smartphone application that allows Digital Fax users to send and receive faxes on their mobile device.
Desktop Softphone	Star2Star's softphone solution that transforms a desktop computer into a fully featured phone.
Mobile Softphone (iOS & Android)	Softphone application for iOS and Android devices.
Service Insight	Internal customer service solution that provides in-depth customer analytics to every department
Team Hub	Team collaboration solution for hyper-productivity, file sharing, chat, and more.
Receptionist Console	Presence management solution that allows users to monitor and control all of their communications from a single intuitive interface.
StarSIP Always Up	Star2Star's SIP trunking solution that allows businesses to leverage the power of Star2Star with their existing phone system.
Advanced Reporting	Business analytics reporting solution that includes enhanced call detail records from the StarBox® Voice Optimized SD-WAN and proprietary network.

The main features of these products and services are as follows:

•	Enterprise Communications & Collaboration Platform. Star2Star’s end-to-end cloud platform provides businesses with enterprise grade solutions that deliver flexibility, scalability, and productivity needed to optimize daily operations. Star2Star’s communications and collaboration platform unifies voice, video, mobile, chat, fax, presence management, SMS/MMS, virtual desktops, and more into a single, easy-to-use system. All Star2Star solutions include advanced UC features, built-in business continuity, and optionally may include the power of Star2Star’s proprietary Voice Optimized SD-WAN and/or 3rd party SD WAN solutions to ensure crystal clear call quality and application delivery. Star2Star’s voice solutions can also be integrated with and enhance Microsoft Teams.

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•	Star2Star SD-WAN Solutions. Software-Defined Wide Area Networking (SD-WAN) technology enhances a company’s communications experience by improving their network performance with customizing traffic routing, network visibility, user-level controls, and more. Star2Star’s proprietary Voice Optimized SD-WAN and certain third-party SD-WAN solutions are available to add-on to Business Voice and Business Voice+ to further enhance a customer’s network performance. Star2Star’s SD-WAN solutions provide complete traffic optimization for cloud, voice, and data applications. With SD-WAN, customers are able to prioritize their network usage for the applications they use the most and avoid slowed traffic and interrupted service due to high traffic demands.

•	4G LTE Failover. Star2Star offers additional software network support to detect lost connectivity on a primary connection that allows the network to switch to a 4G LTE failover solution. The hardware and wireless network that is used to provide this service is delivered through a strategic partnership with a third-party provider. This total solution combines proprietary software from Star2Star hardware with network services from a third-party solution provider and allows customers to leverage failsafe, automatic backup to 4G LTE networks using a variety of wireless carriers.

•	Integration Studio. A proprietary, patent-pending combination of CPaaS, IPaaS, and visual components that enable Star2Star to build third-party integrations to their Star2Star solution using Star2Star’s catalog of turnkey connectors or through custom development services. For instance, Integration Studio allows businesses to integrate with cloud delivered critical enterprise SaaS applications.

•	Packaged Applications. Star2Star’s Packaged Applications offer low code/no code enhancements to customers’ communications and collaboration platform with easily integrated solutions including Employee Alerts, Urgent Notification, Mass Notification, Curbside Service, and CRM Integration.

•	Contact Center. Star2Star’s advanced voice contact center solution enhances the productivity and performance of contact centers with advanced call routing and a real-time view of queue activity and agent performance. It unifies multiple contact center locations into a single system, maximizing the availability and effectiveness of contact centers with multiple locations. The ability to centralize contact center functions for all of a company’s locations is especially useful to Star2Star’s numerous retail and quick-service food chain customers.

•	Integration with On-premise Devices. Star2Star can integrate with door strikes and paging systems. Critical to many companies who rely on these features, such as manufacturers with large sprawling facilities with non-desk-bound workforces, this ability differentiates Star2Star from the many competitors who cannot provide it.

•	Service Insight. Service Insight is Star2Star’s analytics platform. It improves customer experience and employee productivity with real-time, in-depth business analytics.

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b)	Recent Business Developments and Strategy

Over the last few years, Star2Star’s strategy has been to increasingly sell unified communications and collaboration solutions to the mid-market and enterprise customers through a diverse set of channel partners as its primary distribution vehicle.

Many of Star2Star’s competitors only work with traditional communications sales master agents and their agents, who are generally sales-focused businesses that concentrate on telecommunication and circuit sales to customers. These services are contracted through relationships these master agents have with providers and carriers. Agents often may not have the resources to install or technically support a customer longer term. These master agents and agents receive commissions through the providers but in some cases don’t provide long term support of the customer.

While Star2Star has some master agent relationships, it has pursued higher value distribution partnerships. Specifically, Star2Star has invested in strategic technology partnerships. For example, since 2019 Star2Star has partnered with Citrix, a leading provider of unified digital workspace technology. The partnership enables Star2Star to offer the Citrix Desktop as a service solution to Star2Star’s channel partners and customers and bundle it with Star2Star’s UCaaS solutions, which are among the only UCaaS solutions in the world to be labeled Citrix Ready. This partnership gives Star2Star access to the diverse ecosystem of Citrix partners that are cloud and managed service providers who service the over 400,000 Citrix clients worldwide, including 99% of the Fortune 100 companies, and 98% of the Fortune 500 companies. Star2Star has developed a specific sales team to help target larger mid-market and enterprise-size opportunities as well as continuing to drive mid-market opportunities with its traditional channel partners.

Star2Star has continued to move up-market with both channel partners and customers. On the channel partner side, Star2Star traditionally worked with numerous different channel partners such as value added resellers, interconnects and agents/master agents that focused primarily in the small to medium-sized businesses and mid-market space, and today Star2Star is working with larger managed service providers, Citrix service providers and larger distributors as well. From a customer standpoint, Star2Star’s fastest growing customer segment are midsize enterprise customers and those larger. Star2Star is able to reach these new segments because of its enhanced product set, frictionless processes, and robust support staff.

Recent enhancements to Star2Star’s products include:

•	the launch of Video Meetings;
•	new productivity bundles tailored for specific types of users, including remote workers;
•	electronic contract signatures and electronic payment processing support in Star2Star’s proprietary Rocket®Quote quoting and ordering system;
•	a new comprehensive integration with Microsoft Teams for customers that want to leverage the voice service that Star2Star offers inside of a Teams environment.

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Star2Star has also enhanced its contact center capabilities to improve its suitability for customers with enhanced contact center requirements. Star2Star has consistently made significant improvements to its contact center offering over the past three years, and has prioritized these enhancements on the basis of market feedback.

c)	Carrier Relationships

Star2Star uses multiple underlying telecommunications providers to support its various business offerings. These services include phone number support (new and existing), call origination, call termination, toll-free, 911 emergency response, fax infrastructure, wireless failover, software-defined wide area networking (SD-WAN), physical data circuits, and POTS lines for customers. Star2Star is a reseller for these services as it purchases these at wholesale rates and resells them at its retail rates. Star2Star bundles these various services into retail offerings that it provides to its customers. Star2Star has migrated traffic off some carriers as much as it is able to in an effort to selectively consolidate its services to only a limited number of top-quality carriers. Some of these relationships date from Star2Star’s inception and others have been selectively added over the years where it was prudent to do so. Star2Star has a long-standing relationship with Lumen Technologies (“Lumen”) (originally Level 3 Communications, LLC), which remains the Company’s primary underlying carrier. Star2Star relies on Lumen primarily for domestic call traffic, but Star2Star also terminates its international outbound call traffic over Lumen’s network.

d)	Distribution Network

Star2Star has a robust distribution network of over 1,000 partners located in the United States. These partners market and sell Star2Star’s products and services to customers or purchase products and services for resale to their own customers.

Star2Star works with several categories of partners:

•	Distributors - A business that acts as an intermediary between vendors and value-added resellers (“VARs”) or system integrators (“SIs”) in the distribution of software or hardware.
•	Telecom Agents - An independent consultant that offers telecom and IT services through a Master Agency that maintains relationships and contracts with numerous carriers and providers;
•	Interconnects - Telecom resellers that focus on selling on-premises and hybrid cloud solutions.
•	Value Added Resellers (“VARs”) - Firms that enhance the value of third-party products by adding customized products or services for resale to end-users.
•	Managed Service Providers (“MSPs”) - Businesses that deliver services, via ongoing and regular support and active administration on customers’ premises, in their MSP’s data center (hosting), or in a third-party data center.
•	Strategic Technology Alliances - Cooperative agreements between companies that define shared resources to pursue the common set of goals under the agreement, with the companies remaining independent.
•	Wholesale Partners - Firms engaged primarily in purchasing or selling a high volume of products and services at wholesale buy rates, either direct from Star2Star for the purpose of white labeling under the Wholesale Partner’s branding, or reselling under Star2Star’s subscription agreement.

The terms of the partner agreement between Star2Star and each partner differ based on the category of the partner.

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e)	Customers and Market Opportunities

Star2Star targets the highest value segments of the market, namely mid-market and enterprise customers. These are the fastest growing market segments in the Company’s industry and the Company’s product and strategy aligns well with these customers.

Star2Star currently has many thousands of diverse customers in a wide range of industries. This diverse customer group includes the majority of its channel partners which make up its channel ecosystem, as well as general business customers ranging from small businesses to larger enterprises. No single customer accounts for more than 6% of Star2Star’s revenue.

Star2Star has customers located across North America, primarily focused in the United States. Many of the customers are multi-location including Waffle House, Kelly Services, Millennium Physicians Group and many others.

f)	Intellectual Property

Star2Star has eight patents registered with the United States Patent and Trademark Office (“USPTO”) in the areas of Application Data Optimization, Address Translation, and Network Shaping Methodologies and Applications, and three pending applications in Communications Data Metric Methodologies and Applications, in Innovative Integrative Technologies, and SD-WAN computing solutions.

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Star2Star also has 21 registered trademarks with the USPTO, including, in particular, the following marks: Star2Star®, StarBox®, StarCenter®, StarScope®, StarSystem®, StarHub®, Rocket®, StarMessenger®, StarVideo®, and StarFax®.

Star2Star’s products and services comprise a combination of proprietary and open source code components, with the core infrastructure methodologies covered by registered patents, pending patent applications, and/or applicable copyright and trade secret laws. In limited cases Star2Star augments its solutions with third-party technologies, the majority of which are also a combination of proprietary and open source code components.

g)	Employees

As of January 31, 2021, Star2Star had 252 employees. All but one are located in the United States. 170 work from Star2Star’s headquarter in Sarasota, Florida. All other employees work remotely on a regular basis.

h)	Facilities

Star2Star’s headquarters are located at 600 Tallevast Road, Suite 202, Sarasota, Florida. All of Star2Star’s products and services are supported from this location, with the exception of third-party data centers located in Chicago, Illinois, and Dallas, Texas and third-party server co-locations in Fremont, California, Los Angeles, California, and Edison, New Jersey.

i)	Competition

Star2Star competes in the enterprise communications and collaboration market providing solutions and services for voice and video traffic across intranets, extranets, mobile networks, and the Internet. These markets are characterized by rapid change, converging technologies, and a migration to networking and communications solutions that offer relative advantages.

Star2Star competes with numerous vendors in each product category. The overall number of competitors providing niche product solutions may increase. Also, the identity and composition of competitors may change as Star2Star increases activity in new product markets.

Competitors for Star2Star’s cloud enterprise communication solutions include on premise, hosted and cloud services providers such as Avaya Inc., Cisco Systems, Inc. (which acquired Broadsoft, Inc.) 8X8, Inc., Mitel Networks Corp., RingCentral, Inc., Microsoft Teams, Zoom, LogMeIn, Nextiva, Dialpad, Google and Vonage Holdings Corp. as well as other providers.

Some of these companies compete across many of Star2Star’s product lines, while others are primarily focused in a specific product area. New ventures to create products that do or could compete with Star2Star’s products are regularly formed.

As Star2Star expands into new markets, it will face competition not only from existing competitors, but also from other competitors, including existing companies with strong technological, marketing, and sales positions in those markets. Companies with which Star2Star has strategic alliances in some areas may be competitors in other areas, and in Star2Star’s view this trend may increase. In addition, because the market for Star2Star’s products is subject to rapid technological change as the market evolves, Star2Star may face competition in the future from companies that do not currently compete in Star2Star’s markets, including companies that currently compete in other sectors of the information technology, communications and software industries.

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j)	Research and Development

Star2Star regularly seeks to introduce new products, features, applications, and services to address the requirements of its customers by designing, testing and integrating those new products. Star2Star also develops add-on solutions which enhance the features and functionality of its existing solutions.

Star2Star’s Research and Development personnel are skilled with deep domain expertise in the diverse areas of enterprise communications, Cloud, IP networking, UC, UCaaS, and mobile UC solutions. Star2Star works to continuously improve its R&D efforts through operational measurement, adoption of best practices, effective outsourced design and development partnerships and investment in its people, including attracting and hiring personnel in various places around the world to provide Star2Star with the skills it requires at cost-effective rates.

k)	COVID-19

Star2Star has and continues to closely monitor sales and other financial metrics to assess the impact of COVID-19 on its operations. These metrics suggest that there has been some decline in revenue attributable to COVID-19, but this decline has so far been minimal and appears to largely be reversing itself. It is too early to determine if COVID-19 will have a longer term impact on Star2Star’s operations and revenue.

In recognition of the potential impact COVID-19 may have on its customers, starting in April 2020, Star2Star offered customers standard payment deferral options for up to three months. Customers electing payment deferral options agreed to extend their contract term consistent with the length of the deferral, repay the deferred amount over a twelve (12) month period, and/or pay additional administrative fees. So far, there has been only modest interest in this option with very few customers electing to accept the deferral option.

In June 2020, Star2Star received a loan in the principal amount of US$4,199,200 under the U.S. Small Business Administration Paycheck Protection Program (“PPP”) under the United States Coronavirus Aid, Relief, and Economic Security Act. The PPP loan proceeds were segregated from the operating funds of Star2Star. By mid-third quarter 2020, Star2Star had used 100% of the PPP loan proceeds on eligible expenses. Star2Star has ten months in which to complete the loan forgiveness application from the date of the final expenditure.

In response to the economic uncertainty created by COVID-19, Star2Star implemented a number of cost savings and expense reduction measures in 2020. These included eliminating senior leadership bonuses, reducing or eliminating annual compensation increases for employees, a hiring freeze on non-essential positions, eliminating non-essential business travel and in-person marketing events, negotiating reduced rent at Star2Star’s head office and closing the Company’s Atlanta office at the end of the existing lease term in September 2020.

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Star2Star has had little to no impact on its supply chain side from COVID-19. Significant advance work by the Star2Star’s operations teams ensured that it was able to successfully manage any possible disruption without any material impact on sales opportunities.

Star2Star took precautions early in March 2020 when the pandemic started and had all non-essential employees work from home. A handful of employees in distribution and IT do come in regularly to the office but are socially distanced and required to wear personal protective equipment. Star2Star also has increased hand sanitizing stations throughout the building and reminder policies on the importance of continued vigilance on hand washing hygiene. Star2Star has also eliminated non-essential travel and required waivers of any employee who chooses to travel during the pandemic.

Directors and Executive Officers

The following table lists the directors of StarBlue and executive officers of StarBlue and Star2Star, their jurisdiction of residence, positions and offices held, principal occupation and number and percentage of StarBlue shares held by them as at the date hereof.

Number and
Percentage of
StarBlue Shares
Beneficially
Name and	Jurisdiction of	Principal Occupation During		Owned or
Position(s)	Residence	Preceding Five Years	Director Since	Controlled

Norman A.	Sarasota,	CEO, Star2Star 2006 – 2018	Star2Star:	9,382,884[1]
Worthington,	Florida	and Jan. 2020 to present	2006
III, Chairman of		Executive Chairman,	StarBlue: Since
StarBlue,		Star2Star and StarBlue since	Jan. 2018
Executive		Jan. 2018
Chairman and		CEO, StarBlue since Jan.
CEO of StarBlue		2020
and Star2Star

Marc. R.	Villanova,	Co-founder and General	Star2Star:	Nil
Lederman	Pennsylvania	Partner, NewSpring Capital	2015
StarBlue: Since
Jan. 2018

Alan Foy	Dublin,	CEO, Blue Face (2009-2020)	StarBlue: Since	Nil
	Ireland	CEO, Star2Star	Jan. 2018
Communications and CEO
StarBlue (2018-2020)
Chairman Venturewave
(2009-present)

Chris A. Lewis	St. Petersburg,	Partner, Quantum Peak	Star2Star:	Nil
	Florida	Consulting (2015 - present)	2015
StarBlue: Since
Jan. 2018

Mark Ryan	Dublin,	Professional Director	StarBlue: Since	Nil
	Ireland		Jan. 2018

Michelle	Sarasota,	Chief Operating Officer,	n/a	Nil
Accardi,	Florida	Star2Star 2015 – 2017
President &
Chief Revenue		President & Chief Revenue
Officer at		Officer, Star2Star since Feb.
Star2Star;		2017
President at		President at StarBlue since
StarBlue		Jan. 2018

Lawrence Stock,	Tampa,	Chief Financial Officer,	n/a	Nil
Chief Financial	Florida	Star2Star and StarBlue since
Officer at		August 2020
Star2Star and
StarBlue		Divisional Chief Financial
Officer, Chief Risk Officer,
Chief Audit Executive, Jabil
from 1997 through 2019

Bruce Illes,	Bradenton,	Chief Legal Officer &	n/a	Nil
Chief Legal	Florida	Secretary, Star2Star since
Officer &		2015.
Secretary at
Star2Star and		Chief Legal Officer &
StarBlue		Secretary, StarBlue since
January 2018

Lynn Brusky,	Sarasota,	SVP - Tax & Regulatory,	n/a	Nil
SVP - Tax &	Florida	Star2Star since May 2016
Regulatory at
Star2Star and		VP – Tax, Star2Star Dec.
StarBlue		2013 to May 2016

SVP - Tax & Regulatory,
StarBlue since June 2018

Sergey	Aurora, Ohio	Co-Chief Technology Officer,	n/a	Nil
Galchenko,		Star2Star October 2015 to
Chief		Feb. 2017
Technology
Officer at		Chief Technology Officer,
Star2Star		Star2Star since Feb. 2017

David	Sarasota,	VP - Marketing, Star2Star	n/a	Nil
Portnowitz,	Florida	2013-2017
Chief Marketing
Officer at		Chief Marketing Officer,
Star2Star		Star2Star since February
2017

Adrian Back,	Parrish,	EVP - Finance & Accounting	n/a	Nil
EVP - Finance &	Florida	At StarBlue since June 2020
Accounting at
StarBlue

1 Represents 100% of the StarBlue Shares owned by Star2Star Holdings, LLC. Mr. Worthington indirectly owns approximately 59% of Star2Star Holdings, LLC.

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Brief biographies of each of the directors and officers listed above are as follows:

Norman A. Worthington, III, Director, Executive Chairman and CEO

Norman Worthington is a serial entrepreneur/investor and founder or co-founder of more than nine companies. One of Norman’s earliest ventures was Software Toolworks, one of the first highly successful consumer software companies. Several of the original Software Toolworks titles are among the all-time best-selling products in their categories, including Mavis Beacon Teaches Typing! and the Chessmaster series. These titles are still available today, and each has sold tens of millions of copies. Software Toolworks became a public company in the early 90s and was subsequently purchased and taken private. It was acquired by Mattel in 1999.

In 1993, Norman entered a joint venture with Computer Associates (“CA”), the world’s 4th largest software company. The joint venture developed and successfully launched the world’s first Enterprise Application Integration system. This product, called Opal, integrated the back office systems of Fortune 1000 companies and made the information accessible over the Internet. It was used by Wal-Mart, among many others, as the backbone of their hugely successful supply-chain extension strategy in the late 90s. Opal was the featured product of CA’s 1995 annual report. In 1996, CA purchased Norman’s interest in the joint venture.

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Norman received his Bachelor of Arts from New College of Florida and a law degree from Northwestern School of Law, Lewis & Clark College. Since 1997, he has acted as investor, advisor and board member for many technology-based startup companies. In 2018, Norman was personally recognized as an Ernst & Young Entrepreneur of the Year.

Marc Lederman, Non-Executive Director

Marc Lederman is a co-founder of NewSpring Capital (“NSC”), a family of specific purpose private equity funds headquartered in the suburbs of Philadelphia, PA. NSC manages over US$2 billion in capital. Mr. Lederman has an extensive background in finance, investing, consulting and accounting. Prior to co-founding NSC in 2000, Marc was with Deloitte in the firm’s Business Assurance and Advisory Practice.

He currently serves on the boards of Exegy (FinTech), Intersection (Digital Out-of-Home Advertising), Snagajob (Human Capital Management Platform), StarBlue (UCaaS), and VelociData (Big Data/AI). Past board roles included 3Pillar Global (sold to a financial sponsor), EnterpriseDB (sold to a financial sponsor), InnaPhase (sold to Thermo Fisher Scientific Ticker: TMO), Quintiq (sold to Dassault Systemes Ticker: DASTY), and Raritan (Sold to Legrand SA Ticker: LGRDY).

Marc is an active member of the Mid-Atlantic region’s private equity and venture capital community. He serves on the executive committees of the Greater Philadelphia Alliance for Capital and Technology and the Wharton Private Equity & Venture Capital Association. He also serves as a national judge for the Ernst & Young Entrepreneur of the Year awards. Mr. Lederman was selected as one of the Philadelphia region’s “Outstanding Directors” in 2014 and “40 Under 40” business leaders in 2005.

He received a B.S. in Accountancy with honors from Villanova University and an MBA from The Wharton School of the University of Pennsylvania. In addition, Mr. Lederman was a Certified Public Accountant (inactive).

Alan Foy, Non-Executive Director

Alan Foy is Founder and Managing Partner of VentureWave Capital, a growth stage venture capital firm based in Dublin, Ireland. Alan is Chairman and former CEO of Blue Face, a Comcast Business Company, and is a former member of the Senior Leadership Team of Comcast Business. Blue Face operates a proprietary technology platform and provides enterprise communications in Europe, North America, and Asia. He has executed a fast growth strategy and led the company’s expansion into new markets and Blue Face was successfully acquired by Comcast Business in January 2020. Alan was previously Group CEO of StarBlue and of Star2Star, following the merger of Blue Face and Star2Star in 2018. He was formerly an Executive with one of Ireland’s leading investment firms, NCB Group (now Investec) spanning Corporate Finance/Investment Banking, Wealth Management and Institutional Equities. He also worked with Coyle Hamilton (now Willis) in the area of business transformation & change and with AOL Finance.

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Alan was awarded an EY Entrepreneur of the Year Finalist Award in the International Category in 2017 and he is a Rotary Paul Harris Fellow. Alan is Chairman of the Ireland Funds in Ireland, a global philanthropy organization. He is a member of the Board of Endeavor Ireland, part of the Endeavor Global Worldwide network of entrepreneurs. He is also on the board of management of Mount Temple Comprehensive School and he is a member of the Provost’s Advisory Council for University of Dublin, Trinity College. He is a Patron Donor to the Trinity Business School and he is a member of YPO in Dublin. Alan holds a first class B.B.S., M.A and M.Litt in Strategic Management from University of Dublin, Trinity College.

Chris Lewis, Non-Executive Director

Chris Lewis is a retired S&P 500 CFO with multi-national and IPO experience, most notably with Jabil Circuit, Inc. (“Jabil”). During an 11-year career at Jabil, Chris served in several roles, moving from Treasurer to CFO after just one year. It was during this time that Chris pioneered measured, sustainable growth as part of an executive management team that grew revenues from US$400 million to US$7 billion annually while expanding operations from two to 17 countries. Chris retired as Vice President of Global Business Units, where he orchestrated over US$1 billion in business. During this time, Jabil was one of the best performing stocks in the United States and its market capitalization grew from US$60 million to approximately US$8 billion.

After a decade-plus immersed in Jabil’s international manufacturing, Chris directed his focus on the hospitality industry as one of the three founders of TCH Restaurant Group. Together with his partners Chris propelled the business to become the second largest franchisee of Five Guys Burgers and Fries nationally. Independently, Chris raised US$15 million in expansion capital in six months, allowing TCH to grow from US$3 million to US$35 million in sales in three years.

Today Chris is a partner at Quantum Peak Consulting, helping growing organizations, providing advice on financial controls, capitalization and the sources of capital for expansion. His interests include serving as an interim CFO or board member, applying senior guidance on growth and expansion opportunities.

He was recognized as CFO of the Year for US$20 billion companies by Electronic Manufacturing Services (2004) and was honored to be named one of CFO Magazine’s Top Five National CFOs of the Year (2001).

Mark Ryan, Non-Executive Director

Mark Ryan is a highly experienced board director and business leader who has successfully operated at senior management level in Ireland and internationally and currently serves as a non-executive director on the board of a number of businesses and organizations. Mark was the Country Managing Director (“CMD”) of Accenture between 2005 and 2014. He led the development of a business that expanded its services and grew the number of employees to over 1,650 highly skilled consultants, technology and business operations personnel.

As CMD for Ireland, Mark was an executive member of the UK and Ireland Executive Management Team and was also a member of Accenture’s Global Geographic Council Group (Country Managing Director Forum). Prior to his appointment as CMD, Mark was Head of Accenture’s Financial Services Practice in Ireland where he led significant technology and business transformation projects across the Irish financial services industry, including banking and insurance. Mark has also spent extended periods in both the USA and in the UK with Accenture where he worked with clients on technology programmes across multiple geographies. He has held a number of other senior roles within Accenture, including Head of People Development, Head of the Business Integration Group and numerous large-scale programme management roles.

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Since leaving Accenture in 2014 he has been a non-executive director and is currently on the board of a number of companies including: DCC Plc, Publicis (Ireland), Wells Fargo Bank International (Ireland) and St. Vincent’s Health Care Group (Ireland) and has also provided consulting services through his own firm Dunroe Consulting.

Mark Ryan holds a B.A (Mod) Degree in Natural Science from Trinity College Dublin, an ACCA Certified Diploma in Accounting & Finance and the Diploma & Certificate in Company Direction from the Institute of Directors (IoD).

Michelle Accardi, President & Chief Revenue Officer at Star2Star; President at StarBlue

As President and Chief Revenue Officer, Michelle’s mission is to inspire and maintain growth for the Company and its partners and ensure that customers get significant value from Star2Star’s products and services. Michelle works with the executive leadership team of Star2Star to define long-term vision and operational strategy to assure that growth and market potential are achieved.

In pursuit of this goal, Michelle sees as a primary function of her role to engage and listen to employees, partners, and customers to gather information needed to keep Star2Star on the optimal strategic path. In this way, customer success is assured as employees and partners are inspired to deliver an excellent product and experience with every interaction.

In her previous position as the Company’s Chief Operating Officer, Michelle used these same methods to develop new processes and systems to streamline business interactions. She grew departmental leadership and expanded Star2Star’s support capabilities to better serve customer and partner needs.

Michelle is also regarded as a technical thought leader on next-generation marketing and communications strategies. Her book, Agile Marketing, chronicles her experiences applying agile methodology to the marketing process for better results and faster time to value. She brought her substantial executive-level and tech industry experience with her to Star2Star, having driven innovative, agile, revenue-producing field and channel marketing programs for one of the world’s most relied upon technology companies, Computer Associates.

In 2016, Michelle was named to the CRN 2016 Power 100 – an elite subset of CRN’s prestigious annual Women of the Channel list – for the second year in a row. Michelle has been named a CRN Channel Chief 7 years in a row, most recently for 2020, an annual list representing select leaders in the IT channel who hold direct responsibility for driving growth and revenue through the reseller channel. In 2014, Michelle was honored to be named Businesswoman of the Year by the Tampa Bay Business Journal.

Michelle holds an MBA from American Intercontinental University and earned her bachelor’s degree from the University of South Florida. She also is a board member of Logically.

Lawrence (“Larry”) Stock, Chief Financial Officer at Star2Star and StarBlue

Larry brings over 30 years of professional experience to Star2Star. A New York native, Larry earned a Bachelor in Business Administration degree from Pace University. Larry joined Star2Star in August 2020 as Chief Financial Officer leading all finance functions.

Larry began his career in Public Accounting at Grant Thornton in New York City and relocated with the firm to Tampa in 1992. In 1997 Larry joined Jabil, a global manufacturing services company. Over a 22 year career at Jabil, Larry held a number of executive leadership roles. As Chief Audit Executive, VP of Risk & Assurance, Larry had company-wide responsibility for all internal audit functions and reported directly to the Audit Committee Chairman of the Board of Directors. As Chief Risk Officer, Larry was responsible for global functions including: Social & Environmental Responsibility, Real Estate, Insurance, Enterprise Risk Management, Supplier Regulatory Compliance, Aviation, Government and Civic Engagement, Internal Audit. As Divisional Chief Financial Officer in the Company’s largest division, Larry was responsible for the commercial, operational, analytical and strategic finance functions throughout the world.

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Bruce Illes, Chief Legal Officer & Secretary at Star2Star and StarBlue

Bruce Illes brings over 30 years of experience to Star2Star. Bruce started his legal practice in Cleveland, Ohio representing small and medium-sized businesses and entrepreneurs. During that time Bruce represented several developers and other real estate entrepreneurs. He also represented an international company based in New Delhi, India in the acquisition of several U.S.-based businesses. Other interesting transactions from his years in private practice included the sale of a genuine Antonio Stradivari violin played by a member of the Cleveland Orchestra and the leasing of recently retired NASCAR race cars for use by a driving school. In 2003, during his last year of private practice, Bruce was named an Ohio Super Lawyer by Super Lawyers magazine.

Bruce relocated to Florida in 2004 to join a regional commercial construction and development firm. As general counsel, he was responsible for all construction and development related diligence and contract documents, completing in excess of US$300M in real estate acquisition and construction contracts.

Since joining Star2Star in mid-2011, Bruce has become involved in all aspects of the Company’s business and corporate governance. Bruce leads the six-person Star2Star legal team which touches all aspects of Star2Star’s business, from external-facing documents with customers and channel partners to securing and protecting Star2Star’s intellectual property rights, to privacy and data security, to mention a few. Bruce has led the Star2Star team in four complex M&A transactions in the last six years and the closing of four separate credit facilities over the past eight years.

Bruce has a degree in Business Management from Kent State University and a Juris Doctorate from Cleveland-Marshall College of Law. Bruce holds a law license in both Florida and Ohio.

Lynn Brusky, SVP - Tax & Regulatory at Star2Star and StarBlue

Lynn Brusky brings over thirty years of experience to Star2Star. A Florida native, Lynn received a MACC in Taxation from the University of South Florida and has been a Florida Certified Public Accountant since 1988.

Lynn’s professional career began with Deloitte Haskins and Sells. Shortly after the merger with Touche Ross, she was recruited by Tech Data Corporation to establish an internal tax department following the company’s successful IPO. This experience then led to being recruited by a Property and Casualty Insurance Management Group to establish an internal tax department in preparation for an IPO. Upon a subsequent sale of those companies, Lynn provided similar expertise to companies including the manufacturing and software development sectors.

Lynn joined Star2Star in 2013 as Tax Manager and subsequently has held the roles of Tax Director, VP of Tax and currently, SVP Tax & Regulatory. In this capacity, she handles tax aspects of financial statement audits, tax and regulatory audits, oversees tax and regulatory compliance, communication with tax authorities, and policy, process and systems maintenance and changes. She manages an internal team as well as third party experts.

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Sergey Galchenko, Chief Technology Officer at Star2Star

Sergey Galchenko brings to Star2Star over fifteen years of executive level experience in VoIP technology companies. Sergey was a key technology leader in two successful VoIP startups, and spent the last two years in a corporate environment. Sergey brings to the table a wide range of hands-on experience in VoIP, networking and enterprise technologies, as well as an expertise in business process design and improvement. In the past, Sergey has served as the Director of Technology for Jo-Ann Stores, Inc., CTO at Broadvox, and Manager of Network Design and Planning at Nexbell. Sergey has an MBA from Myers University and a Masters in Computer Science from Don State Technical University.

David Portnowitz, Chief Marketing Officer at Star2Star

As a 15-year marketing executive, David Portnowitz leads Star2Star’s creative, digital, and co-op marketing efforts as well as the Training team. David has spearheaded Star2Star’s efforts to enhance Star2Star’s marketing team which serves and responds to partners and customers. Under his leadership, the Star2Star Marketing team has been able to operate as an in-house agency for over 500 Partners in all verticals, delivering personalized service and customized materials for a variety of projects. The team also works with the Training & Sales departments to deliver more unified Partner enablement tools and collateral. Prior to handling Star2Star’s business-to-business marketing needs, David worked in business-to-customer marketing at IMG Performance, a division of IMG Worldwide, where he was the Senior Manager of Digital Media. In this role, David started and led the digital marketing efforts which transformed how the company did business online. He was also responsible for the marketing of several of their product lines and launched their robust social media presence.

Originally from Palm Bay, Florida, David moved to Sarasota in 2006 after earning a Master’s of Science in Sports Management from the University of Florida, where he also earned his undergraduate degree. Throughout his career David has incorporated the essential lessons sports impart, such as leadership, team work, and accountability into his life and work. He applies that knowledge daily in pursuit of new synergies between technology, media, and people.

Adrian Back, EVP - Finance & Accounting at StarBlue

Adrian Back has over 30 years of experience in finance, accounting and auditing. Adrian began his professional career in public accounting with a large regional certified public accounting firm in Cincinnati, Ohio. He transitioned into internal audit for a couple of private companies in the hospitality and financial sectors. His career then led him to the role of controller in the financial services sector for seventeen years.

Adrian relocated to Florida in 2007 with his family to join a startup financial services company as controller. As controller, he was diligently involved in the acquisition of four companies.

Adrian joined the Star2Star team in January 2015 as controller. Since that time he has been promoted to EVP, Finance & Accounting and Treasurer. He is the responsible party for all aspects of the financial operations of the Company. He manages the financial reporting, credit facility compliance, external audit, payroll and benefits, treasury, accounts receivable and payables, procurement and distribution, taxation and commissions.

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Adrian has a Bachelor of Business Administration degree from Morehead State University in Kentucky. He is also a licensed Certified Public Accountant in the state of Ohio.

Penalties or Sanctions

None of StarBlue, Star2Star, or any director or executive officer of StarBlue or Star2Star has been subject to: (i) any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to make an investment decision.

Cease Trade Orders or Bankruptcies

No director or executive officer of StarBlue, or Star2Star is, as at the date hereof, or has been, within ten (10) years before the date hereof, a director, chief executive officer, or chief financial officer of any company (including StarBlue and Star2Star) that: (i) was subject to an order (as defined below) that was issued while the director was acting in the capacity as director, chief executive officer, or chief financial officer; or (ii) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer, or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (iii) while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the director’s assets.

Personal Bankruptcies

None of StarBlue, Star2Star or any director or executive officer of StarBlue or Star2Star has, within the ten (10) years preceding the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the director.

Conflicts of Interest

Alan Foy, director of StarBlue, is also a director of Blue Face Limited (and its affiliates), a Comcast Business Company, and serves as Executive Chairman and Vice President of Blue Face Limited. Blue Face Limited is a VoIP and unified communications as a service business. As a result, situations may arise where Mr. Foy’s status as a director and officer of Blue Face Limited may create a conflict of interest with StarBlue and Star2Star. The resolution of such conflicts is governed by applicable corporate laws and StarBlue’s internal policies, which require that directors act honestly, in good faith and a view to the best interests of StarBlue. Mr. Foy is expected to resign from the StarBlue Board on Closing.

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IV.       Executive Compensation

The following information is presented in accordance with National Instrument Form 51-102F6V Statement of Executive Compensation – Venture Issuers. The following executive compensation disclosure provides a summary of compensation paid, directly or indirectly, for the financial years ended December 31, 2020 and 2019, to the directors of StarBlue, and to the following persons (collectively, the “Named Executive Officers” or “NEOs”): (a) each individual who served as StarBlue’s CEO or CFO during the financial year ended December 31, 2020, and (b) the most highly compensated executive officer of StarBlue in addition to the CEO or CFO.

Table of compensation excluding compensation securities[2]
		Salary,
		consulting
		fee, retainer				Value of all
		or		Committee	Value of	other	Total
		commission	Bonus	or meeting	perquisites	compensation[3]	compensation
Name and position	Year	(US$)	(US$)	fees (US$)	(US$)	(US$)	(US$)
Norman A. Worthington, III	2019	253,594	Nil	Nil	Nil	Nil	253,594
Executive Chairman, CEO and
Chairman of the Board	2020	256,354	Nil	Nil	Nil	Nil	256,354
Lawrence Stock,	2019	Nil	Nil	Nil	Nil	Nil	Nil
CFO[4]	2020	121,179	Nil	Nil	Nil	Nil	121,179
John McGovern,	2019	300,000	97,073	Nil	3,150	Nil	397,073
Former CFO[5]	2020	129,717	38,412	Nil	3,150	225,000	393,128
Michelle Accardi,	2019	300,000	142,936	Nil	3,150	Nil	442,936
President and Chief Revenue
Officer	2020	311,539	147,176	Nil	3,150	Nil	458,715
Marc R. Lederman, Director	2019	Nil	Nil	Nil	Nil	Nil	Nil
	2020	Nil	Nil	Nil	Nil	Nil	Nil
Chris A. Lewis, Director	2019	Nil	Nil	15,000	Nil		15,000
(Independent)
	2020	Nil	Nil	15,000	Nil	288	15,288
Alan Foy, Director and former	2019	230,3746	211,3887	Nil	Nil	Nil	441,762
CEO of Star2Star and Blue Face
Limited.	2020	Nil	Nil	Nil	Nil	Nil	Nil
Mark Ryan, Director	2019	Nil	Nil	Nil	Nil	Nil	Nil
(Independent)
	2020	Nil	Nil	15,416.27	Nil	Nil	15,416.27

There is currently no intention by Star2Star to make any material change to the compensations stated for

2 Officers are compensated as employees of Star2Star Communications, LLC. Directors are compensated through StarBlue Inc.

3 The Value of all other compensation represents severance pay and a referral incentive.

4 Mr. Stock joined StarBlue in August 2020.

5 Mr. McGovern left StarBlue in May, 2020.

6 Amount includes base compensation received by Mr. Foy as the CEO of both Star2Star and Blue Face Limited.

7 Amount includes bonus payments received by Mr. Foy as the CEO of both Star2Star and Blue Face Limited.

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any NEO or director for financial year 2021.

Stock Options and Other Compensation Securities

No compensation securities were granted or issued to NEOs or directors in the financial year ended December 31, 2020, for services provided or to be provided, directly or indirectly, to StarBlue or any of its subsidiaries. No compensation securities were exercised in the financial year ended December 31, 2020.

Stock Option Plan

In June 2018, the board of directors of StarBlue (the “StarBlue Board”) established the StarBlue Inc. 2018 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to (i) recruit and retain highly qualified employees, directors, consultants, and other service providers, (ii) provide those employees, directors, consultants, and other service providers with an incentive for productivity, and (iii) provide those employees, directors, consultants and other service providers with an opportunity to share in the growth and value of StarBlue.

The StarBlue Board administers the Plan. Under the Plan, the total number of StarBlue common shares reserved under the Plan is 201,902 of the total 11,000,000 authorized common shares. Only one option has been granted under the Plan, to StarBlue Board Member, Mark Ryan. Mr. Ryan was granted an option to purchase 47,217 of StarBlue’s common stock on June 21, 2018. The grant expires ten years from the grant date and has an option exercise price of US$24.47 per share for a total exercise price of US$1,155,399.99 if the option is exercised for all 47,217 shares. The option contains a six-month cliff from June 21, 2018, and then vests ratably over the next thirty (36) months.

Annual Employee Bonus Plans

StarBlue has established its Senior Leadership Bonus Compensation Plan (the “Leadership Plan”) as a means to motivate and compensate senior leadership through the ability to earn additional cash bonuses based upon the meeting of StarBlue’s and individual performance goals. Such bonus payments are considered “payment for success” of the individual but also the overall company.

The Leadership Plan has three components to determine the level of bonus payment. Individual goals, budgetary compliance, and company revenue. Individual goals are objective performance targets negotiated in advance between the individual participant and the CEO. Budgetary compliance is based on the participant’s management to his or her department budget. Company revenue is measured against achievement of revenue goals, which goals are set in advance by the Board.

The impact of meeting company business performance targets and individual performance targets during the year of the bonus award varies between positions, with the bonus for senior-level officers involved in sales being more dependent upon meeting business performance targets, while the bonuses for other Leadership Plan participants being more dependent upon meeting individual performance targets. The relative weighting of the StarBlue business performance targets and individual performance targets has been established based upon an estimation of the employee’s ability, in light of their position within Star2Star, to directly impact and be held accountable for his or her achievements and StarBlue’s overall performance.

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Due to the unknown financial impact of the COVID-19 pandemic on the company, payments under the Leadership Plan for 2020 were eliminated for several senior leaders while others received only the first quarterly payment under the Leadership Plan.

Star2Star established its annual management by objective bonus plan (the “MBO Plan”) as a means to motivate and compensate key employees through the ability to earn additional cash bonuses based upon the meeting of individual performance goals. Such bonus payments are considered “payment for success” of the individual. Under the MBO Plan, each employee is assigned an annual target, which is set by their managers and approved by the CEO. Each employee under the MBO Plan establishes with his or her manager a set of quarterly objectives to be obtained. At the end of the quarter, the participant’s manager reviews the level of obtainment of the objectives and determines the percentage of quarterly bonus for the employee.

Employment, Consulting and Management Agreements

Norman A. Worthington, III – Chief Executive Officer and Chairman of the Board

Mr. Worthington’s employment is “at-will,” and either side is permitted to terminate the employment relationship at any time, provided that a termination by StarBlue would also require the approval of a majority of the StarBlue Board. Mr. Worthington’s base salary at the beginning of 2020 was US$300,000. Mr. Worthington voluntarily reduced his base salary by thirty percent in May 2020 to US$210,000, which reduction remains in place in 2021.

The StarBlue Board awarded Mr. Worthington a bonus equal to his voluntary reduction in salary for 2020. Such bonus was paid following the signing of the stock purchase agreement dated as of January 28, 2021, with Sangoma. A second bonus was also granted to Mr. Worthington by the StarBlue Board. The second bonus will be paid at and conditioned on the closing of the transaction with Sangoma (the “Closing”). This bonus is the amount by which Mr. Worthington has voluntarily reduced his base salary for 2021, through the closing date.

Mr. Worthington has executed a Star2Star Communications, LLC Employee Non-compete, Confidentiality, and Invention Assignment Agreement which contains non-disclosure, non-solicitation, non-compete and other common employment covenants.

Mr. Worthington has no family relationship with any director or other executive officer of StarBlue or Star2Star.

An entity of which Mr. Worthington is the sole owner routinely leases a private airplane to Star2Star for business travel. All leases are in written form, and Star2Star pays a market rate for the use of the aircraft. There are no other transactions in which Mr. Worthington has an interest requiring disclosure.

As a director of StarBlue, Mr. Worthington is a party to a written indemnification agreement with StarBlue. The indemnification agreement requires StarBlue to indemnify and hold Mr. Worthington harmless in the event he is, or is threatened to be made, a party to or participant in any legal proceeding resulting from his service to StarBlue.

Alan Foy – Former Chief Executive Officer

Effective January 1, 2018, Mr. Foy became a member of the StarBlue Board. Concurrently with becoming a director, Mr. Foy was appointed CEO of StarBlue and Star2Star. Mr. Foy served as the CEO of both companies until January 24, 2020, when the Blue Face Limited, a subsidiary of StarBlue, was sold. In connection with the sale, Mr. Foy resigned as the CEOs of StarBlue and Star2Star. Following the sale of Blue Face Limited, Mr. Foy remained an uncompensated director of StarBlue.

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In connection with his employment by Star2Star, Mr. Foy executed a Star2Star Communications, LLC Employee Non-Compete, Confidentiality, and Invention Assignment Agreement which contains non-disclosure, non-solicitation, non-compete and other common employment covenants. In connection with the sale of Blue Face Limited, Star2Star waived its right to enforce the covenant not to compete and the covenant not to solicit customers in the Employee Non-Compete, Confidentiality, and Invention Assignment Agreement, but only in respect of Mr. Foy’s service on behalf of Blue Face Limited and the buyer of Blue Face Limited. The waiver contained a carve-out for a limited set of customers that Mr. Foy agreed not to solicit, notwithstanding the waiver from Star2Star.

Mr. Foy has no family relationship with any director or other executive officer of StarBlue or Star2Star.

As a director of StarBlue, Mr. Foy is a party to a written indemnification agreement with StarBlue. The indemnification agreement requires StarBlue to indemnify and hold Mr. Foy harmless in the event he is, or is threatened to be made, a party to or participant in any legal proceeding resulting from his service to StarBlue.

Lawrence Stock – Chief Financial Officer

Effective August 3, 2020, Lawrence Stock was appointed the CFO of both StarBlue and Star2Star. Mr. Stock has a written employment agreement with Star2Star. The original period of the employment agreement was six months, through February 2, 2021. The StarBlue Board extended the term of the employment agreement through June 30, 2021, and the extension was executed on January 13, 2021, by Mr. Stock and Star2Star.

Mr. Stock’s employment agreement provides for “at-will” employment. However, since Mr. Stock reports to Mr. Worthington, the termination of Mr. Stock requires approval of a majority of the StarBlue Board.

Mr. Stock’s base salary is US$300,000 per year. Mr. Stock’s employment agreement also provides for a US$100,000 transaction bonus if StarBlue were to experience a change in control or a sale of all or substantially all of its assets.

If Mr. Stock is terminated (other than for cause), Star2Star has agreed to pay him separation pay in installments equal to his base pay for the remaining term of his contract, in exchange for a full release of both StarBlue and Star2Star.

Mr. Stock has executed Star2Star’s standard Employment Non-Compete, Confidentiality, and IP Assignment Agreement which contains non-disclosure, non-solicitation, non-compete and other common employment covenants.

Mr. Stock has no family relationship with any director or other executive officer of StarBlue or Star2Star.

There are no transactions in which he has an interest requiring disclosure.

John McGovern – Former Chief Financial Officer

Effective October 13, 2015, Mr. McGovern was appointed as StarBlue’s CFO. On May 15, 2020, Mr. McGovern separated from StarBlue and Star2Star. On June 9, 2020, Mr. McGovern entered into a separation agreement with StarBlue and Star2Star. Pursuant to the terms of his separation agreement, Mr. McGovern was paid his accrued paid time off hours through his separation date, and he received a lump sum of US$225,000 in June 2020 in exchange for a full release of StarBlue and Star2Star.

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Mr. McGovern has executed Star2Star’s standard Employment Non-Compete, Confidentiality, and IP Assignment Agreement which contains non-disclosure, non-solicitation, non-compete and other common employment covenants

Mr. McGovern has no family relationship with any director or other executive officer of StarBlue or Star2Star. There are no transactions in which he has an interest requiring disclosure.

Michelle Accardi – President and Chief Revenue Officer

Michelle Accardi began her career at Star2Star in June 2013 as the Chief Marketing Officer. Ms. Accardi became Chief Operating Officer in October 2015 and then was promoted to President and Chief Revenue Officer in February 2017.

Ms. Accardi’s employment is “at-will” and either side is permitted to terminate the employment relationship at any time. However, since Ms. Accardi reports to Mr. Worthington, the termination of Ms. Accardi requires approval of a majority of the StarBlue Board.

Ms. Accardi’s base salary for 2020 was US$300,000. Ms. Accardi is eligible to receive up to an additional US$150,000 bonus under the Leadership Plan. Ms. Accardi also receives US$3,150 in concierge medical benefits on an annual basis. The StarBlue Board has agreed to prepay Ms. Accardi eighty-eight percent of her annual bonus under the Leadership Plan in bi-weekly installments, concurrently with regular Star2Star payroll. In the event of termination of Ms. Accardi’s employment, any bonus amount advanced in excess of that earned, must be repaid to Star2Star within ten days.

Ms. Accardi has executed Star2Star’s standard Employment Non-Compete, Confidentiality, and IP Assignment Agreement which contains non-disclosure, non-solicitation, non-compete and other common employment covenants.

Ms. Accardi has no family relationship with any director or other executive officer of StarBlue or Star2Star. There are no transactions in which she has an interest requiring disclosure.

Oversight and Description of Director and Named Executive Officer Compensation

Director Compensation. The StarBlue Board of Directors consists of five members: Norman A. Worthington, III, the Chairman of the Board, Marc Lederman, Alan Foy, Chris Lewis and Mark Ryan. Messrs. Lewis and Ryan are independent directors.

Only Mr. Lewis and Mr. Ryan are compensated for their service to the StarBlue Board. Each receives a quarterly payment of US$3,750 plus reimbursement of travel and related business expenses. Chairman Worthington, and directors Foy and Lederman do not receive cash or any form of compensation for their service to the StarBlue Board but each is reimbursed for travel and related business expenses in service of the StarBlue Board.

Mr. Ryan was granted an option to purchase 47,217 of StarBlue’s common stock on June 21, 2018. The terms of these options are described above.

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Named Executive Officer Compensation. StarBlue does not have a formal NEO compensation program. However, the StarBlue Board meets annually or more frequently as determined by the StarBlue Board, to discuss and determine, without reference to formal objectives, criteria or analysis, compensation for those in management at Star2Star.

The general objectives of StarBlue’s compensation strategy are to (a) compensate management in a manner that encourages and rewards a high level of performance and outstanding results with a view to increasing enterprise value; (b) align management’s interests with that of shareholders and; (c) provide a compensation package that enables StarBlue to attract and retain talent.

The StarBlue Board generally considers three elements of compensation: (a) a base salary for the current financial year, (b) the incentive bonus under the Leadership Plan for the previously completed financial year, and (c) a discretionary cash bonus.

Base salary is used to provide the Named Executive Officer with a set amount of money during the year with the expectation that he/she will perform his/her responsibilities to the best of his/her ability and in the best interests of Star2Star and StarBlue. The StarBlue Board determines what the Named Executive Officer’s base salary for the upcoming year will be based on the overall performance of StarBlue, the performance of the Named Executive Officer and general trends in the industry.

The incentive bonus under the Senior Leadership Bonus Compensation Plan is used to motivate and compensate senior leadership through the ability to earn additional cash bonuses based upon the meeting of StarBlue’s and individual performance goals. Such bonus payments are considered “payment for success” of the individual but also the overall company.

The StarBlue Board will consider whether it is appropriate and in the best interests of StarBlue to award a discretionary cash bonus to the Named Executive Officer. A cash bonus may be awarded to reward extraordinary performance that has led to increased value for shareholders through property acquisitions or divestitures, the formation of new strategic relationships and/or capital raising efforts.

Other than as described above there are no other perquisites provided to the Named Executive Officers.

Indebtedness of Directors and Executive Officers

No director or executive officer is indebted to StarBlue or Star2Star.

Compensation Governance

Oversight of StarBlue’s compensation program has been delegated to the Compensation Committee, which makes compensation decisions for both StarBlue and Star2Star. The Compensation Committee has been granted the authority and assigned the responsibility to review the compensation received by directors and executive officers. The Compensation Committee does not have a formal charter.

Composition of Compensation Committee

The Compensation Committee is comprised of Mark Ryan (Chair), Marc Lederman, Chris A. Lewis and Alan Foy, all of whom have direct experience that is relevant to their responsibilities in executive compensation.

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Relevant Skills and Experience

For a summary of skills and experience of each Compensation Committee member that is relevant to the performance of his responsibilities as a Compensation Committee member, see the biographies of Messrs. Ryan, Lederman, Lewis and Foy , under the heading “Directors and Executive Officers” above.

V.       Consolidated Capitalization

The following table sets forth StarBlue’s consolidated capitalization as of the dates indicated below:

		As at December 31,	As at September 30,
Description	Amount Authorized	2019	2020
Senior Credit Facility[8]	US$30,000,000 -55,000,000	US$22,799,573	US$41,014,539

StarBlue Shares	11,000,000	US$(1,120,907)	US$(27,901,026)
		(9,876,721 StarBlue Shares)	(9,876,721 StarBlue Shares)

There have been no material changes in StarBlue’s consolidated capitalization since September 30, 2020.

VI.       Description of Share Capital

The StarBlue Shares are currently the only class of shares that have been issued by StarBlue. StarBlue is authorized to issue 11,000,000 StarBlue Shares. Holders of StarBlue Shares are entitled to (a) receive notice of and attend any meetings of shareholders and are entitled to one vote for each StarBlue Share held, (b) receive an equal share in any dividend declared by StarBlue and (c) receive an equal share in the distribution of the surplus assets of StarBlue upon liquidation. As of February 24, 2021, there are 9,876,721 StarBlue Shares issued and outstanding and options and warrants to acquire an aggregate of 67,818 additional StarBlue Shares.

VII.       Dividends or Distributions

StarBlue has declared and paid one dividend on the StarBlue Shares since January 1, 2017. The dividend was declared by the StarBlue Board of Directors on March 13, 2020, and paid to the shareholders of record on that date. The dividend declared was US$60,000,000. StarBlue does not have a formal dividend policy and the Board of Directors considers the payment of dividends from time to time based on StarBlue’s and Star2Star’s cash flow and liquidity requirements.

VIII.       Corporate Governance Matters

The following disclosure describes the corporate governance practices followed by StarBlue.

Board Mandate

While the StarBlue Board does not have a written mandate the StarBlue Board is statutorily mandated to manage the business and affairs of StarBlue. Day to day management of StarBlue has been delegated by the StarBlue Board to the officers of StarBlue and the StarBlue Board fulfills its responsibility for the broader stewardship of StarBlue’s business and affairs through its activities and procedures as described herein.

8 The $55,000,000 Senior Secured Facility became effective in March 2020 and retired the prior $30,000,000 facility.

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Board of Directors

The StarBlue Board is currently composed of five directors. The StarBlue Board has reviewed the status of each director to determine whether such director is “independent” (as defined in National Instrument 58-101- Disclosure of Corporate Governance Practices (“NI 58-101”)). As a result of such review, and after consideration of all business, charitable, family and other relationships among the directors and StarBlue, the StarBlue Board has determined that two directors (Chris Lewis and Mark Ryan) are independent (as defined in NI 58-101).

None of the directors of StarBlue are directors of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction other than Mark Ryan, who is a director of DCC PLC (LSE: DCC).

Attendance Record

There were twelve formal meetings of the StarBlue Board held during the year ended December 31, 2020. Each director attended 100% of the meetings.

Position Descriptions

The StarBlue Board has not developed written position descriptions for the chairman of the StarBlue Board, being Mr. Worthington (the “Chairman”). The primary role and responsibility of the Chairman is to ensure that the StarBlue Board fulfils its mandate and chair meetings of the StarBlue Board.

The Chairman also serves as chief executive officer of StarBlue and is responsible for directing, supervising, coordinating and assuming overall management responsibility for all areas of StarBlue’s business.

Orientation and Continuing Education

The StarBlue Board ensures that prospective candidates fully understand the role of the board and the contribution that directors are expected to make. No formal continuing education measures are currently in place for the directors.

Ethical Business Conduct

The StarBlue Board has not adopted a written code of business conduct and ethics for its directors, and officers. The StarBlue Board ensures that directors exercise independent judgement in considering transactions and agreements in respect of which a director or officer has a material interest through an informal policy which requires directors who have a material interest therein to disclose such interest and to refrain from participating in votes of the StarBlue Board at which the transaction or agreement is considered.

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Nomination of Directors

StarBlue does not have a formal or informal nominating committee which has assumed a nominating function.

Compensation

The Compensation Committee determines compensation for directors of StarBlue and officers of StarBlue and Star2Star. For further information regarding the compensation of directors and officers, see the heading “Statement of Executive Compensation” in this Appendix C.

Assessments

At present, the StarBlue Board is not regularly assessed in terms of effectiveness and contribution. Although assessments are not regularly conducted, the StarBlue Board satisfies itself that the StarBlue Board (as a whole) and individual directors are performing effectively through informal discussions with, and feedback it receives from, management and StarBlue’s shareholders.

IX.       Audit Committee

The StarBlue Board of Directors has an audit committee (the “Audit Committee”). The Audit Committee is responsible for overseeing StarBlue’s accounting and financial reporting processes (including interim and annual financial statements), systems of internal control, and the audit process and risk management. The Audit Committee does not have a written charter.

Composition of Audit Committee

The Audit Committee is composed of Chris A. Lewis (Chair), Mark Ryan, Marc Lederman, and Alan Foy. None of the members of the Audit Committee are employees, Control Persons (as defined by the rules and policies of the TSXV) or officers of StarBlue. Each of the members of the Audit Committee is “financially literate” (within the meaning given to such term in National Instrument 51-102 Continuous Disclosure Obligations).

Relevant Education and Experience

All the members of the Audit Committee have the education and/or practical experience required to understand and evaluate financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by StarBlue’s financial statements. For a summary of skills and experience of each Audit Committee member, see the biographies of Messrs. Lewis, Ryan, Lederman and Foy under the heading “Directors and Executive Officers” above.

Audit Committee Oversight

At no time since the commencement of StarBlue’s most recently completed financial year have any recommendations by the Audit Committee respecting the appointment and/or compensation of StarBlue’s external auditors not been adopted by the Board of Directors of the Corporation.

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External Auditor Service Fees

The table below summarizes the fees billed by Grant Thornton LLP, StarBlue’s external auditor, during the years ended December 31, 2019 and 2018 in respect of StarBlue and Star2Star.

		2019 (US$)	2018 (US$)
Audit Fees		$120,000	$135,954
Audit Related Fees		$10,700	$10,700
Tax Fees		$4,170	$10,034
Other Fees		None	$77,284
	Total	$134,870	$233,972

X.       Legal Proceedings

There are no material legal proceedings against StarBlue or Star2Star as of the date of this Information Circular. There are no penalties or sanctions imposed by a court or regulatory body against StarBlue that would likely be considered essential to a reasonable investor in making an investment decision in StarBlue.

Star2Star may have pending at different times during the year lawsuits against customers to collect past due amounts and for contract damages for early termination of their Star2Star subscription agreements. As of the date of this Information Circular, less than twenty (20) collection suits are pending against former customers, none of which are material in nature.

XI.       Risk Factors

StarBlue and Star2Star are subject to all of the same risks impacting medium-size businesses, including risks relating to economic downturns, political and economic events, and technological developments (such as hacking).

The following information is a non-exhaustive summary of certain risk factors and is qualified in its entirety by reference to the detailed information appearing elsewhere in this Information Circular.

a)       General Risks Related to Current Economic Conditions.

The Current Coronavirus Pandemic May Adversely Affect the Global Economy and Star2Star’s Operations

As has been widely reported, the emergence of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (COVID-19) in China resulted in the spread to additional countries throughout the world, including those in North America, leading to a global pandemic.

The COVID-19 pandemic has led to, at times, severe disruptions and volatility in the global supply chain, market and economies, and those disruptions have, at times, intensified and may continue for some time. Concern about the potential effects of COVID-19 and the effectiveness of measures being put in place by governmental bodies at various levels around the globe as well as by private enterprises (such as workplaces, trade groups, sports leagues and conferences, places of worship, schools and retail establishments, among others) to contain or mitigate the spread of COVID-19 have adversely affected economic conditions and markets globally, and have led to significant, sustained and unprecedented volatility in the financial markets. Measures implemented in the United States to limit the spread of COVID-19, such as quarantines, event cancellations and social distancing, have and will continue to significantly limit economic activity in many regions and industries. There can be no assurance that such measures or other additional measures implemented from time to time will be successful in limiting the spread of the virus and what effect those measures will have on the economy generally or on Star2Star. There can be no assurance that any measures undertaken by any level of government will be effective to mitigate the negative near-term and potentially longer-term impact of the COVID-19 pandemic on employment and the global economy more generally.

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Many businesses have moved to a remote working environment, temporarily suspended operations, laid-off or furloughed a significant percentage of their workforce or shut down completely. Other businesses have transitioned or may in the future transition all or a substantial portion of their operations to remote working environments (as a result of state or local requirements or otherwise in response to the COVID-19 pandemic).

Given the ongoing and dynamic nature of the COVID-19 pandemic, it is very difficult to predict the severity and duration of the impact on Star2Star’s business, operations, and prospects. The extent of such impact will depend on future developments, including the efficacy of the new vaccines, which are highly uncertain, including new information that may emerge concerning the spread and severity of the COVID-19 pandemic and actions taken to address its impact, among others. The repercussions of this health crisis may have a material adverse effect on Star2Star’s business, financial condition, liquidity and operating results.

Turbulence in the Financial Markets and the Economy May Adversely Affect the Performance and/or Market Value of Star2Star

Continued concerns about the effects of the spread of COVID-19 and the stability of the markets in the United States and abroad have generally contributed to increased market volatility and diminished growth expectations for the U.S. economy. Although the U.S. economy emerged from recession previously, other, possibly more severe, recessions and/or economic bubbles (and subsequent market devaluation) may ensue as a result of the COVID-19 pandemic or due to some other unforeseen cause.

Particular uncertainty persists regarding the prospects for growth in the U.S. economy, and a number of factors have contributed to this uncertainty, including the COVID-19 pandemic, increased unemployment, rising government debt levels, prospective Federal Reserve policy shifts, changing in spending patterns of Star2Star’s customers, recently adopted and pending regulations, political instability and changing expectations for inflation and deflation. Furthermore, several state and local governments in the United States are experiencing and may continue to experience severe budgetary strain. Any or all of the circumstances described above may lead to further volatility in or disruption of the economies, markets and industries, including the industry in which Star2Star operates. Moreover, other types of events may affect financial markets, such as natural disasters, pandemics, war, revolt, insurrection, armed conflict, terrorism, political crisis, and other man-made disasters.

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b)       Risks Related to Star2Star’s Business and Industry

Star2Star’s Success Depends on its Ability to Respond and Adapt to Changes in Technology and Customer Behavior

To succeed in its intensely competitive industry, Star2Star must continually improve, refresh and expand its service offerings to include newer features, functionality or solutions, and keep pace with price-to-performance gains in the industry. Shortened product development life cycles due to customer demands and competitive pressures impact the pace at which Star2Star must introduce and implement new functionality and solutions. This requires a high level of innovation by its software developers and, in certain cases, suppliers of the third-party components required for Star2Star’s services. In addition, bringing new functionality and solutions to the market may entail a costly and lengthy process, and require Star2Star to accurately anticipate customer needs, developments by its competitors and stay ahead of technology trends. Star2Star must continue to respond to market demands, develop leading technologies and maintain leadership in UCaaS solutions performance and scalability, or its business operations may be adversely affected.

Star2Star must also anticipate and respond to customer demands regarding the compatibility of its current and prior offerings. These demands could hinder the pace of introducing and implementing new functionality and solutions. Star2Star’s future results may be affected if its products and services cannot effectively interface and perform well with its prior products and services and those of other companies and with customers’ existing IT infrastructures. Star2Star’s efforts to develop the interoperability of its products may require investments of capital and employee resources in the near future. As a result of these and other factors, Star2Star’s ability to introduce new functionality and solutions or improved products or services could be adversely impacted, and business would be negatively affected.

A failure or inability by Star2Star to meet a client’s expectations could damage its reputation and adversely affect Star2Star’s ability to attract new business, and result in delayed or lost revenue. In the event the products Star2Star develops are not up to the expectations and standards of customers, Star2Star faces negative publicity, and its reputation could be hurt. Furthermore, Star2Star may be sued or unable to collect accounts receivable if a client is not satisfied with their Star2Star products or services.

In addition, any failure to meet customers’ specifications or expectations could result in (a) delayed or lost revenue; (b) requirements to provide additional services to a customer at reduced charges or no charge; and (c) claims by customers for substantial damages, regardless of Star2Star’s responsibility for such failure, which may not be covered by insurance policies and which may not be limited by contractual terms.

If Star2Star is Unable to Successfully Develop or Innovate for Existing or Future Products and Services, its Revenue Growth Rate and Profits may be Reduced.

To successfully develop and grow its business, Star2Star must develop, distribute and commercialize its products and services, develop its partner distribution network ecosystem, secure strategic partnerships with various tech and software providers, and bring its products and services to market on schedule and in a profitable manner, as well as spend time and resources on the development of future products, services and business strategies that are complementary to existing products and services and business plan. Delays or failures in the launch or distribution of new products and services could hurt the Company’s ability to meet growth objectives. Moreover, if Star2Star is unable to continually develop and evolve business strategy and launch additional products and services, its business will be entirely dependent on the success of existing products and services, which could hurt Star2Star’s ability to meet financial objectives. Star2Star cannot guarantee that products and services or custom development services (or any future products or services Star2Star develops) will be able to achieve projections or that such new products and services will be operated profitably. Our ability to develop and grow Star2Star’s business will depend on a number of factors, many of which are beyond Star2Star’s control.

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Star2Star May Not Remain Competitive.

Star2Star experiences intense competition from other competitors in the UCaaS market. Competitors may announce new products, services or enhancements including cloud-based offerings that better meet the needs of customers or changing industry standards. In addition, because the market for Star2Star’s products is subject to rapid technological change as the market evolves, Star2Star may face competition in the future from companies that do not currently compete in similar markets, including companies that currently compete in other sectors of the information technology, communications and software industries, which may provide new products, services or enhancements that better meet the needs of customers or changing industry standards. Increased competition may cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on Star2Star’s business, results of operations, and financial condition. Many of Star2Star’s competitors and potential competitors have significantly greater technical, marketing, service, or financial resources. Other competitive factors include price, performance, product features, market timing, brand recognition, product quality, product availability, breadth of product line, design expertise, customer service, contract length and terms, and post-contract support. A very important selection factor from a customer perspective is a large installed customer base that has widely and productively implemented Star2Star solutions, which not only increases the potential for repeat business, but also provides reference accounts to promote Star2Star’s products and solutions with new customers. While management believes that Star2Star has a significant installed customer base, many competitors have a larger installed base of users, longer operating histories, or greater name recognition. In addition, if one or more of these competitors were to merge or partner with other competitors, the change in the competitive landscape could adversely affect Star2Star’s ability to compete effectively.

In addition, there has been a trend toward consolidation in the UCaaS market over the last few years. Star2Star expects this trend to continue as companies attempt to fill their product gaps and reach scale to hold their market positions in an ever-evolving industry. Companies are acquired and form part of larger entities that may lead to a decrease in Star2Star’s market share. Star2Star’s strategic alliance partners in some areas of business may acquire or form alliances with competitors of Star2Star, thereby reducing their business with Star2Star. Industry consolidation may result in stronger competitors that can compete as sole-source vendors for customers. Consolidation and more robust competition could materially and adversely affect Sta2Star’s business, operating results, and financial condition.

Star2Star May Require Additional Funding.

Star2Star currently generates sufficient cash from operations for its current growth plans but that may change. In order to finance Star2Star’s business, Star2Star may need to utilize additional borrowings other than those available under its current credit facility. Star2Star’s ability to continually access its credit facility is conditional upon ongoing compliance with covenants contained in the terms governing these facilities. Star2Star may not be in compliance with such covenants in the future. Star2Star may need to secure additional sources of funding if cash and borrowings under the existing revolving credit facility are unavailable or insufficient to finance ongoing operations. Such funding may not be available on terms satisfactory to Star2Star, or at all. In addition, any proceeds from the issuance of debt may be required to be used, in whole or in part, to make mandatory payments under existing or future credit agreements. If Star2Star is to incur higher levels of debt, Star2Star would require a larger portion of its operating cash flow to be used to pay principal and interest on its indebtedness. The increased use of cash to pay indebtedness could leave Star2Star with insufficient funds to finance its operating activities. In addition, any new debt instruments may contain covenants or other restrictions that affect Star2Star’s business operations. If Star2Star were to raise additional funds by selling equity securities, the relative ownership of existing investors could be diluted or the new investors could obtain terms more favorable than previous investors.

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The Company’s Gross Margins May Vary Over Time.

Fluctuations in the Company’s gross margin percentage have historically been the result of changes in customer payment options offered, growth in new markets or channels, and product mix. The Company’s current gross margin percentage is expected to remain broadly similar, however a change in margin can be the result of numerous factors, including:

•	changes in customer payment plans offered, including leasing options;
•	changes in customer or channel partner mix or size;
•	changes in product mix, including new products, and mix of configurations within each product group;
•	entry into new markets, or respective growth in different existing markets;
•	additional sales discounts;
•	changes in inventory related costs;
•	accounting items such as inventory write-downs, or timing of revenue recognition and revenue deferrals;
•	changes in revenues while certain distribution costs remain fixed;
•	price competition; and
•	overall execution of the Company’s strategy and operating plans.

If any of these factors, or other factors unknown to Star2Star at this time, occur then the Company’s gross margin percentage could be adversely affected, which could lead to an adverse effect, which could be material on Star2Star’s business, financial condition and results of operations.

Star2Star’s Business Could be Negatively Impacted by Cyber Security Threats, Attacks and Other Disruptions.

Star2Star’s information systems store and process confidential customer, end user (enabled through customers or visitors to Star2Star’s various websites), employee, and other sensitive personal and business data, and therefore maintaining Star2Star’s network security is of critical importance. The Company uses third-party technology and systems for a variety of information systems operations, including encryption and authentication technology, employee email, domain name registration, back-office support, and other functions. The Company’s systems, and those of third parties upon which its business relies, may be vulnerable to interruption or damage that could result from natural disasters, fires, power outages, acts of terrorism or other similar events, or from deliberate attacks such as computer hacking, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing.

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Like others in its industry, Star2Star may face advanced and persistent attacks on its information infrastructure where Star2Star manages and stores various proprietary information and sensitive/confidential data relating to Star2Star’s operations and its customers. These attacks may include sophisticated malware (viruses, worms, and other malicious software programs) and phishing emails that attack Star2Star’s products, services, or applications or otherwise exploit any security vulnerabilities. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Experienced computer programmers and hackers may be able to penetrate Star2Star’s network security and misappropriate or compromise the Company’s sensitive and/or confidential information or that of its customers or other third parties, create system disruptions, or cause shutdowns. Additionally, sophisticated software and applications that Star2Star produces or procures from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the information infrastructure. A disruption, infiltration or failure of Star2Star’s information infrastructure systems or any of Star2Star’s data centers as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security, loss of critical data and performance delays, which in turn could adversely affect the Company’s business operations.

Such an event could result in a disruption of Star2Star’s services or improper disclosure of Customer proprietary network information (CPNI), personal data, or other sensitive or confidential information, which could harm the Company’s reputation, require it to expend resources to remedy such a security breach or defend against further attacks, divert management’s attention and resources, comply with reporting requirements, or subject the Company to liability under laws that protect personal data, resulting in increased operating costs and/or loss of revenue.

Star2Star has implemented controls and taken other preventative measures designed to strengthen its systems against disruptions and attacks, including measures designed to reduce the impact of a security breach at its third-party vendors. Although the costs of the controls and other measures Star2Star has taken to date have not had a material effect on its financial condition, results of operations, or liquidity, there can be no assurance as to the cost of additional controls and measures that the Company may conclude are necessary in the future.

Interruptions or Delays in Services from Star2Star’s Third Party Data Center Hosting Facilities or Cloud Computing Platform Providers Could Impair the Delivery of the Company’s Services and Harm Star2Star’s Business.

Star2Star currently serves its customers from third-party data center hosting facilities and cloud computing platform providers. Any damage to, or failure of, these systems generally could result in interruptions in Star2Star’s services. Interruptions in Star2Star’s services could cause Star2Star to issue credits or pay penalties, cause customers to terminate their use of Star2Star’s services, and/or adversely affect Star2Star’s attrition rates and its ability to attract new customers, all of which would reduce Star2Star’s revenue. Star2Star’s business would also be harmed if its customers and potential customers believe Star2Star’s services are unreliable.

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Star2Star Relies on Carriers and Network Service Providers to Provide Network Capacity and Connectivity, the Absence or Disruption of Which May Adversely Affect Star2Star’s Business.

Star2Star’s purchases network capacity wholesale from carriers, which Star2Star resells to its customers in various retail offerings. If any of these carriers or network service providers experience disruptions to their operations, even if only for a limited time, cease operations, or otherwise terminate the services that Star2Star depends on for its systems or customer services, the delay in switching to another carrier or network service provider, if available, and qualifying them could have a material adverse effect on Star2Star’s business, financial condition or operating results. The rates Star2Star pays to its carriers and network service providers may also increase, which may reduce profitability and increase the retail price of Star2Star’s product and service offerings, thereby reducing Star2Star’s profitability and market share.

If Star2Star Fails to Attract and Retain Key Personnel, It Could Adversely Affect Star2Star’s Ability to Develop and Effectively Manage its Business.

Star2Star’s success depends on the continued efforts and abilities of key technical, customer-facing and management personnel. The loss of the services of any of these persons could have a material adverse effect on its business, results of operations and financial condition. While the company does maintain key-man insurance on the CEO, the policy may not be sufficient to offset the impact on Star2Star due to the sudden loss of the CEO. Star2Star does not maintain key-man insurance on any other executive.

Success is also highly dependent on Star2Star’s continuing ability to identify, hire, train, motivate and retain highly qualified personnel in such important areas as management, finance, technical, sales and marketing. New personnel may require a significant transition period prior to making a meaningful contribution to their area of influence, such as sales. Competition for qualified employees is particularly intense in the UCaaS market, and Star2Star has, at times, struggled to recruit qualified employees to fill its needs. Star2Star’s failure to identify, hire, train, motivate and retain highly qualified personnel could gravely impact Star2Star’s operating results and adversely affect its financial condition.

Star2Star’s Success is Dependent on its Ability to Manage Growth from Managerial, Financial, and Human Resources Perspectives.

The continued growth of Star2Star’s operations places a strain on managerial, financial and human resources. Star2Star’s ability to manage future growth is dependent on numerous factors, including the ability to locate, hire, and train sales personnel to meet requirements of Star2Star’s growth plans; attract and retain qualified technical personnel that develop stable and scalable products and services in response to the evolving needs of Star2Star’s customers; develop customer support capacity as sales increase, allowing Star2Star to provide customer support without diverting resources from product development efforts; and expand internal management functions and financial controls significantly, so that the company maintain controls over operations and provide the necessary support to other business units as the number of personnel, size of Star2Star’s operations and locations increase. Star2Star’s inability to achieve any of these objectives could have a material adverse effect on its business, operating results, financial condition and prospects.

Dependence on Key Personnel.

Much of Star2Star’s success depends on the skills, experience, and performance of key personnel located throughout the company. Star2Star currently does not have a succession plan in place which provides guidance when replacing a key person due to death or disability. The loss of the services of any of the key members of senior management, other key personnel in other areas such as sales or technical, or Star2Star’s inability to recruit, train, and retain senior management, or key personnel may have a material adverse effect on Star2Star’s business, operating results, and financial condition.

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Star2Star Could be Subject to Unanticipated Regulations.

There may be existing regulations of which Star2Star may not be aware. New regulations affecting Star2Star’s business or services could be adopted in the future. Any such regulations could be costly or impossible for Star2Star to comply with. Furthermore, the adoption or modification of laws or regulations relating to phone services, VoIP, telecommunications, data processing, data privacy or other areas impacting Star2Star’s business could limit or otherwise adversely affect how it currently conducts its business. The continued growth and development of the market for UCaaS and telecom services similar to those offered by Star2Star may lead to more stringent laws or regulations, imposing additional cost and personnel burdens on Star2Star. If Star2Star is required to comply with new laws or regulations or new interpretations of existing laws or regulations, such compliance could cause Star2Star to incur additional expenses, alter its method of operations or require unanticipated investments, thereby reducing the performance of Star2Star.

Star2Star is not Subject to Sarbanes-Oxley Regulations and May Lack the Financial Controls and Procedures of Public Companies.

As a privately held (non-public) Star2Star, Star2Star is currently not subject to the Sarbanes Oxley Act of 2002 or any comparable legislation. As a result, Star2Star may not have the internal control infrastructure that would meet the standards of a public entity, including the requirements of the Sarbanes Oxley Act of 2002. There can be no guarantee that there are no significant deficiencies or material weaknesses in the quality of Star2Star’s financial and disclosure controls and procedures.

Star2Star’s Success and Ability to Compete Depends Upon its Ability to Secure and Protect Patents, Trademarks, and Other Proprietary Rights.

Competitors and other third parties have been issued patents, filed patent applications, or licensed or have been assigned additional patent and/or other proprietary rights for technologies similar to those used in Star2Star’s products and services. Some of these patents may grant very broad protection to the owners of the patents. Star2Star cannot determine with certainty whether any existing third-party patents or the issuance of any third-party patents would require Star2Star to alter the Company’s technology, obtain licenses, or cease certain activities, as the majority of Star2Star’s core products and services are either covered under Star2Star’s existing patents or pending patent applications. Star2Star may become subject to claims by third parties alleging Star2Star’s technology infringes their property rights due to the growth of software products in target markets, the overlap in functionality of these products, and the prevalence of software products. Star2Star provides its customers and channel partners with a qualified indemnity against the infringement of third-party intellectual property rights. Since owners of patents send us correspondence alleging that Star2Star’s products and services infringe or might infringe upon the owner’s intellectual property rights. To date Star2Star has resolved all such matters favorably to the Company. Even though Star2Star attempts to resolve these matters without litigation, it is always possible that the owner of a patent or copyrighted work will bring an action against Star2Star.

Star2Star relies on a combination of patent, trademark, copyright, and trade secret laws to establish and protect the Company’s rights in its proprietary methods, systems, devices, software, and other proprietary technologies. Star2Star enters into non-disclosure agreements with employees, channel partners, and vendors and historically has restricted access to source code. Star2Star regards its source code as proprietary information subject to protection under applicable law as trade secrets and as unpublished copyrighted works. In one instance, Star2Star has provided copies of source code to a third-party escrow agent to be released on certain predefined terms. Despite Star2Star’s precautions, it may be possible for unauthorized parties to copy or otherwise reverse engineer portions of Star2Star’s products and services or otherwise obtain and use information that Star2Star regards as proprietary.

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Patents are subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope, and enforceability of a particular patent. Accordingly, there is no assurance that: (i) any of the patents owned by Star2Star will not be invalidated, circumvented, challenged, or rendered unenforceable; or (ii) any of Star2Star’s pending or future patent applications will be issued with the breadth of claim coverage sought, if issued at all. In addition, effective patent and trademark protection may be unavailable, limited, or not applied for in certain countries.

Existing copyright and trade secret laws offer only limited protection, and the laws of certain countries in which the Company’s products may be used in the future may not protect the Company’s products and intellectual property rights to the same extent as the laws of the US. Certain provisions of the license and strategic alliance agreements that may be entered into in the future by Star2Star, including provisions protecting against unauthorized use, transfer, and disclosure, may be unenforceable under the laws of certain jurisdictions, and Star2Star may be required to negotiate limits on these provisions from time to time.

Litigation may be necessary to determine the scope, enforceability, and validity of third-party proprietary rights or to establish Star2Star’s proprietary rights. Some competitors have substantially greater resources and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for a longer period of time than Star2Star could. Regardless of their merit, any such claims could be time-consuming, expensive to defend, divert management’s attention and focus away from the business, cause service provision delays or stoppages, subject Star2Star to significant liabilities, or require Star2Star to enter into costly royalty or licensing agreements or to modify or stop using the infringing technology, any of which may adversely affect Star2Star’s revenue, financial condition, and results of operations. There can be no assurance that the steps taken by Star2Star to protect proprietary rights will be adequate to deter misappropriation of Star2Star’s technologies or independent development by others of technologies that are substantially equivalent to Star2Star’s technology.

Star2Star is Dependent on Certain Technologies Used in Star2Star Products and Services That Are Licensed on a Non-Exclusive Basis from Third Parties.

Star2Star licenses certain technologies used in the products and services from third parties, generally on a non-exclusive basis. The termination of any of these licenses, or the failure of the licensors to adequately maintain or update their products, could delay the Company’s ability to offer those products and services which rely on the licensed technologies while Star2Star seeks to implement alternative solutions offered by other sources. An alternative implementation may require significant unplanned investments. Also, alternative technologies may not be available on commercially reasonable terms. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of Star2Star’s products and services or relating to current or future technologies. There is a risk that Star2Star will not be able to obtain licensing rights to the needed technology on commercially reasonable terms, if at all.

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Star2Star May Be Subject to New Competitors Because There Are Few Technological Barriers to Entry in an Open Source Software Market.

One of the characteristics of open source software is that anyone may modify and redistribute the existing open source software subject to the terms and conditions of the open source software’s applicable license, and use it to compete with Star2Star. Such competition can develop without the degree of overhead and lead time required by traditional proprietary software companies. It is possible for competitors with greater resources than Star2Star to develop their own open source solutions or acquire a smaller business that has developed open source offerings that compete with Star2Star’s products and services, potentially reducing the demand for, and putting price pressure on, Star2Star’s products and services. In addition, some competitors make their open source software available for free download and use on an ad hoc basis or may position their open source software as a loss leader. Star2Star cannot guarantee that Star2Star will be able to compete successfully against current and future competitors or that competitive pressure and/or the availability of open source software will not result in price reductions, reduced operating margins and loss of market share. Additionally, any failure by Star2Star to provide high-quality technical support, or the perception that Star2Star does not provide high-quality technical support, could harm Star2Star’s reputation and have a material adverse effect on the Company’s business, operating results, financial condition and prospects.

Star2Star’s Success is Dependent on Certain Strategic Relationships with Third Parties to Execute on its Operations and Strategy and to Uphold its Reputation.

Star2Star currently has strategic relationships with distributors, telecom agents, and their master agents, interconnects, value-added resellers, managed service providers, strategic technology alliances, and wholesale partners. Star2Star depends on these non-exclusive relationships to distribute its products and services, generate sales leads, build brand and market awareness, and implement and support products and services. Star2Star believes that Star2Star’s success depends, in part, on Star2Star’s ability to develop and maintain strategic relationships with these strategic partners. As noted above, Star2Star generally does not have long-term or exclusive agreements with these strategic partners. If Star2Star loses a strategic partner in a key market, or if a current or future strategic partner fails to adequately provide customer service to customers, Star2Star’s reputation may suffer and sales of products and services may be substantially diminished.

Star2Star May Be Subject to Product Liability Claims from Customers if the Occurrence of Errors or Failures is Significant Given the Business-Critical Nature of Some of its Solutions.

As a result of their complexity, and despite conducting testing and quality assurance, Star2Star’s products, software, services, and applications may contain undetected defects or errors when entering the market. Depending on the circumstances, Star2Star may be unable to successfully correct the errors in a timely manner or at all. The occurrence of defects or errors in Star2Star’s products, software, and applications could result in negative publicity and a loss of and/or delay in market acceptance of such products, software, and applications. Such publicity could lead to customer dissatisfaction, increased customer attrition, and reduced revenue. Correcting these defects and errors could require additional capital and other resources. The consequences of these defects and errors could have a material adverse effect on Star2Star’s business, results of operations, and financial condition. Because all Star2Star customers use its products, software, services, and applications for business applications, any errors, defects, or other non-performance could result in financial or other damage to customers. Star2Star’s customers or other third parties could seek to recover damages from Star2Star in the event of actual or alleged failures of its products, software, and applications.

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Although Star2Star maintains product liability insurance in certain limited circumstances and Star2Star’s contracts with customers generally contain provisions designed to limit exposure to potential product liability claims, it is possible that this insurance and these limitations of liability provisions may not effectively protect against these claims, liability, and associated costs. Star2Star has not experienced any material product liability claims to date; however, the sale and support of its products, software, services, and applications may entail the risk of those claims, which are likely to be substantial in light of the use of Star2Star’s products, software, services, and applications in critical applications. Accordingly, any such claim could have a material adverse effect upon Star2Star’s business, results of operations, and financial condition. Also, defending such claims, regardless of their merits or otherwise satisfying affected customers, could entail substantial discounts and expense and require the devotion of significant resources, time, and attention by key personnel.

From Time to Time, Star2Star May be Subject to Litigation or Dispute Resolution that Could Result in Significant Costs and Damage Star2Star’s Reputation.

In addition to being subject to litigation in the ordinary course of business, Star2Star may become subject to class actions, securities litigation or other actions, including antitrust and anti-competitive actions. Any litigation may be time-consuming, expensive and distracting from the conduct of Star2Star’s day-to-day business. The adverse resolution of any specific lawsuit could have a material adverse effect on Star2Star’s financial condition and liquidity. Expenses incurred in connection with these matters (which include fees of lawyers and other professional advisors and potential obligations to indemnify officers and directors who may be parties to such actions) could adversely affect the Company’s cash position.

Star2Star Depends on Sole Source and Limited Source Suppliers for Key Components. If these Components are not Available on a Timely Basis or at All, Star2Star May Not be Able to Meet Scheduled Customers Installations.

Star2Star depends on sole source and limited source suppliers for key products. In addition, Star2Star’s contract manufacturers often acquire these components through purchase orders and may have no long-term commitments regarding supply or pricing from their suppliers. Lead times for various components may lengthen, which may make certain components scarce or unavailable. As component demand increases and lead times become longer, Star2Star’s suppliers may increase component costs. Lead times for limited source materials and components can be as long as six months, vary significantly and depend on factors such as the specific supplier, contract terms, trade relations, and market demand for a component at a given time. Shortages and delays in obtaining components in the future could impede the Company’s ability to meet customer orders, installing Star2Star products and turning up Star2Star services, which prevents the location from producing revenue for Star2Star. Any of these sole source or limited source suppliers could stop producing the components, cease operations entirely, or be acquired by, or enter into exclusive arrangements with other customers. As a result, these sole source and limited source suppliers may stop selling their components to Star2Star’s contract manufacturers at commercially reasonable prices, or at all. Any such interruption, delay or inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time would adversely affect Star2Star’s ability to meet scheduled product deliveries to the Company’s customers which may result in a material adverse effect on Star2Star’s business, operating results, financial condition and prospects.

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System or Network Failures or Information Security Breaches Could Reduce Sales, Impair Star2Star’s Reputation, Increase Costs or Result in Liability Claims, resulting in Serious Harm to Star2Star’s Business.

Star2Star provides hosting services as part of its Cloud solutions. These hosting services, which generally take place through third-party data centers, depend upon the uninterrupted operation of data centers and the ability to protect computer equipment and information stored in these data centers against damage that may be caused by a natural disaster, pandemics, fire, power loss, telecommunications or internet failure, unauthorized intrusion, computer viruses and other similar damaging events. If any of the data centers used by Star2Star were to become inoperable for an extended period, Star2Star might be unable to provide its customers with contracted services. Although Star2Star takes what Star2Star believes to be reasonable precautions against such occurrences and maintains business interruption insurance in certain limited circumstances, no assurance can be given that damaging events such as these will not result in an intermittent or prolonged interruption of Star2Star services, which could result in customer dissatisfaction, loss of revenue and damage to Star2Star’s business and or reputation.

As a provider of hosted services, Star2Star receives confidential information. There can be no assurance that this information will not be subject to computer break-ins, theft, and other improper activity that could jeopardize the security of the information for which Star2Star is responsible. Any such lapse in security could expose Star2Star to litigation, fines, reputational damage, loss of customers, or otherwise harm Star2Star’s business. In addition, any person who is able to circumvent Star2Star’s security measures could misappropriate proprietary or confidential customer information or cause interruptions in Star2Star’s operations.

Star2Star Relies on Carriers and Network Service Providers to Provide Network Capacity and Connectivity, the Absence or Disruption of Which may Adversely Affect the Company’s Cloud Segment.

Star2Star purchases network capacity wholesale from carriers, which Star2Star resells to its customers in various retail offerings. If any of these carriers or network service providers experience disruptions to their operations, even if only for a limited time, cease operations, or otherwise terminate the services that Star2Star depends on, the delay in switching Star2Star’s technology to another carrier or network service provider, if available, and ensuring compatibility with Star2Star’s system could have a material adverse effect on Star2Star’ business, financial condition or operating results. The rates Star2Star pays to its carriers and network service providers may also increase, which may reduce Star2Star’s profitability and increase the retail price of the Star2Star service.

Any impairment in the performance of Star2Star’s product or services or problems in providing the Company’s services to its customers, even if for a limited time, could have an adverse effect on the Company’s business, financial condition and operating results.

Star2Star May Have Exposure to Greater than Anticipated Tax Liabilities or Expenses.

The Company conducts its business operations primarily in the United States. Star2Star is subject to income taxes as well as non-income based taxes, and the Company’s tax structure is subject to review by numerous taxation authorities.

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Significant judgment is required in determining the Company’s provision for income taxes, deferred tax assets and other tax liabilities. Although the Company strives to ensure that its tax estimates and filing positions are reasonable, no assurance can be provided that the final determination of any tax audits or litigation will not be different from what is reflected in the Company’s historical income tax provisions and accruals, and any such differences may materially affect its operating results for the affected period or periods. The Company also has exposure to additional non-income tax liabilities, including payroll, sales, use, property, and others in the US

Taxation authorities, including the US Internal Revenue Service, could challenge the validity of the Company’s tax filings or introduce new tax legislation. If any taxation authorities are successful in challenging Star2Star’s tax filings or introducing new tax legislation, the Company’s income tax expense may be adversely affected and it could also be subject to interest and penalty charges. Any such increase in the Company’s income tax expense and related interest and penalties could have a significant impact on future net earnings and future cash flows.

Changes in Privacy and Contact Center Laws and Regulations May Adversely Impact Star2Star’s Ability to Compete and Operate in Star2Star’s Current Markets and Cause Its Operating Results to Suffer.

Star2Star provides its customers with products, software, and applications that can be used to collect, use, process and store (“process”) information regarding their customers, employees and other individuals. Federal, provincial, and foreign government bodies and agencies may adopt or change laws and regulations regarding the processing and disclosure of such information obtained from customers, employees and individuals.

For example, the European Union instituted the General Data Protection Regulation (“GDPR”) which took effect May 25, 2018. The GDPR introduced a number of obligations for subject companies including but not limited to expanded disclosures about how personal data is to be processed, mechanisms for obtaining consent from data subjects, controls for data subjects with respect to their personal data, limitations on retention of personal data, and mandatory data breach notification obligations. Additionally, the GDPR places companies under new obligations relating to data transfers and the security of the personal data they possess. Star2Star’s operations are not presently subject to the GDPR, but given the breadth of the GDPR, in the event compliance is necessitated, such compliance could have a material adverse effect upon Star2Star’s business, results of operations, and financial condition, and there could be no assurance that any measures taken for the purposes of compliance would be successful in preventing any breach of the GDPR.

Several states, including California (California Consumer Privacy Act, or CCPA) and Nevada (Senate Bill 220) have enacted legislation creating new requirements for identifying, managing, securing, tracking, producing and deleting consumer personal information. More states have either formed task forces, introduced, and/or placed privacy-related bills/statutes before their legislature. Moreover, on November 3, 2020, California voters approved ballot measure Proposition 24 (California Privacy Rights Act (CPRA)), which will become fully operative on January 1, 2023. Star2Star is subject to state privacy laws for all states in which it does business. Given the breadth of state privacy laws, their ever-changing nature, and future unknowns, there can be no assurance that the measures taken for the purpose of compliance will be successful and compliance with such laws may adversely impact Star2Star’s business and/or lead to significant fines and penalties. Moreover, depending on the future enactment of such privacy laws, the compliance therewith could entail substantial expense and require the devotion of significant resources, time, and attention by key personnel.

41

In addition to government regulatory activity, privacy advocacy groups and the technology industry and other industries may consider various new, additional and/or different self-regulatory standards that may place additional burdens directly on Star2Star and its customers. Star2Star’s products, software, and applications are expected to be capable of use by customers in compliance with such laws and regulations. The functional and operational requirements and costs of compliance with such laws and regulations may adversely impact Star2Star’s business, and failure to have products, software, and applications that comply with such laws and regulations could lead to a loss of customers, significant fines and penalties imposed by regulators, as well as claims by the Company’s customers or third parties. Additionally, all of these domestic and international legislative and regulatory initiatives could adversely affect the Company’s customers’ ability or desire to process and store certain information, which could reduce demand for the Company’s products, software, services and applications.

XII.       Interest of Management and Others in Material Transactions

Other than as disclosed in the Information Circular (including this Appendix C), to the knowledge of the directors and officers of StarBlue and Star2Star, no directors or executive officers of StarBlue or Star2Star, persons or companies that beneficially own, control, or direct more than 10% of the voting securities of StarBlue, or an associate or affiliate of any of such directors, executive officers, persons or companies has had any material interest, direct or indirect, in any transaction within StarBlue’s three most recently completed financial years, during the current financial year or in any proposed transaction which has materially affected or would materially affect StarBlue or Star2Star.

XIII.       Auditor

The auditor of StarBlue is Grant Thornton LLP, 101 Kennedy Blvd., Suite 3850, Tampa, Florida 33602-5152. Grant Thornton LLP has served as StarBlue’s or Star2Star’s auditor since 2013.

XIV.       Material Contracts

Star2Star is a party to the following material contracts.

1.	Credit and Guaranty Agreement dated March 13, 2020 between Star2Star and a group of syndicated lenders providing a US$55,000,000 senior secured credit facility, as amended on May 22, 2020; and

2.	Master Service Agreement dated October 31, 2008, between Star2Star and Level 3 Communications, LLC (n.k.a. Lumen Technologies), as amended.

42

XV.       Interests of Experts

There is no person or company who is named as having prepared or certified a statement, report or valuation in respect of StarBlue or Star2Star in this Appendix C and whose profession or business gives authority to the statement, report or valuation made by the person or company other than StarBlue’s auditor Grant Thornton LLP.

Grant Thornton LLP, the external auditors of StarBlue, reported on the audited consolidated financial statements of StarBlue as at December 31, 2019, 2018, and 2017, together with the notes thereto and the independent auditor’s report thereon incorporated in this Information Circular. Grant Thornton LLP has advised StarBlue that they are independent of StarBlue within the meaning of independence established by the American Institute of Certified Public Accountants and International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants. None of the directors, officers or employees of Grant Thornton LLP, are currently expected to be elected, appointed or employed as a director, officer or employee of StarBlue or of any of its associates or Affiliates.

XVI.       Additional Information

Financial information concerning StarBlue and Star2Star is provided in the StarBlue financial statements and the MD&A, copies of which are attached as Appendix D to the Information Circular.

XVII.       Reporting Requirements

Neither StarBlue nor Star2Star is a reporting issuer or equivalent under the securities legislation in any jurisdiction in Canada, the United States or elsewhere. Accordingly, StarBlue is not subject to the continuous reporting and disclosure requirements prescribed by such securities legislation. Therefore, there is no requirement that StarBlue comply with such requirements, including, without limitation, the requirements to provide prompt notification of material changes through press releases, formally file disclosure documents with applicable securities regulatory authorities or prepare and file quarterly unaudited financial statements.

43

APPENDIX D

STARBLUE INC. FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION AND

ANALYSIS

GRANT THORNTON LLP 101 E. Kennedy Blvd., Suite 3850 Tampa, FL 33602 D 813 229 7201 F 813 223 3015	REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS Board of Directors StarBlue Inc.

We have audited the accompanying consolidated financial statements of StarBlue Inc. a Delaware limited liability corporation and subsidiaries (collectively, the “Company”), which comprise the consolidated statements of financial position as of December 31, 2019, 2018 and 2017, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in shareholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the United States of America together with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants and we have fulfilled our other ethical responsibilities in accordance with these requirements, respectively.

Responsibilities of management and those charged with governance for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is responsible for evaluating whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued, or available to be issued, and disclosing, as applicable, matters related to this evaluation unless the liquidation basis of accounting is being used by the Company.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and the International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to fraud or error. Reasonable assurance is a high level of assurance but is not a guarantee that an audit will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. We design audit procedures responsive to those risks and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error because fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation, structure, and content of the consolidated financial statements, including disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

As part of an audit, we exercise professional judgment and maintain professional skepticism throughout the audit. We also

•	conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether substantial doubt exists related to the Company’s ability to continue as a going concern. If we conclude that substantial doubt exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision, and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies or material weaknesses in internal control that we identify during our audit.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StarBlue Inc. and subsidiaries as of December 31, 2019, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Tampa, Florida

February 26, 2021

Consolidated Financial Statements

StarBlue Inc.

For the years ended December 31, 2019, December 31, 2018 and December 31, 2017

StarBlue Inc.

Consolidated statements of financial position

(in United States dollars)		December 31,	December 31,	December 31,
As at	Note	2019	2018	2017
Assets
Current
Cash		$2,467,699	$2,085,430	$10,446,047
Accounts receivables	15	5,084,042	5,498,343	5,384,994
Inventory		1,064,903	1,330,405	1,569,351
Prepaid and other current assets		885,357	1,339,611	960,590
Current portion of contract cost assets	20	987,984	1,034,902	923,109
Assets held for sale	7	14,547,944	-	-
Total current assets		25,037,929	11,288,691	19,284,091
Property and equipment	4	5,429,743	4,646,020	2,806,090
Right-of-use assets	12	1,308,158	2,542,112	2,938,615
Intangible assets	5	4,944,796	4,517,817	3,505,571
Goodwill	6	-	9,662,451	9,616,771
Contract cost assets	20	4,155,104	3,364,031	2,600,075
Other assets		1,057,423	704,203	-
Deferred income taxes	9	-	2,963	193,381
Total assets		$41,933,153	$36,728,288	$40,944,594
Liabilities and Shareholder’s Equity
Current Liabilities
Accounts payable and accrued liabilities		$9,294,423	$12,359,565	$12,263,850
Current portion of deferred revenues	20	2,793,608	2,991,240	3,912,599
Current portion of lease liabilities	12	967,500	1,377,623	1,389,221
Revolving line of credit facility	8	10,500,000	-	-
Current portion of term loan	8	2,976,191	-	-
Liabilities held for sale	7	2,905,434	-	-
Total current liabilities		29,437,156	16,728,428	17,565,670
Deferred revenues, long term portion	20	1,462,498	1,858,799	2,016,702
Lease liability, long term portion	12	421,908	1,307,897	1,653,163
Revolving line of credit facility	8	-	11,300,000	12,500,000
Term loan	8	9,323,382	7,378,719	7,319,003
Other non-current liabilities		1,159,731	1,086,711	745,859
Deferred income taxes	9	1,044,865	-	-
Total liabilities		42,849,540	39,660,554	41,800,397
Shareholders’ equity (deficit)
Common stock	10	1,000	1,000	1,000
Member’s capital		-	-	-
Contributed surplus		42,568,697	42,568,697	42,568,697
Cumulative currency translation
adjustment		(230,554)	75,330	-
Accumulated deficit		(43,255,530)	(45,577,293)	(43,425,500)
Total shareholders’ equity (deficit)		(916,387)	(2,932,266)	(855,803)
Total liabilities and shareholders’ equity (deficit)		$41,933,153	$36,728,288	$40,944,594

Leases (Note 12)

Contingencies (Note 13)

Subsequent events (Notes 8, 14 and 21)

On behalf of the Board on February 26, 2021

(Signed) Norman A. Worthington, III	(Signed) Chris A. Lewis
Director	Director

See accompanying notes to the consolidated financial statements

3

StarBlue Inc.

Consolidated statements of income (loss) and comprehensive income (loss)

(in United States dollars)

		December 31,	December 31,	December 31,
	Note	2019	2018	2017
Revenues	20
Recurring subscription services		$69,942,439	$59,754,962	$52,569,400
Product sales		7,443,783	8,926,574	10,933,788
Total revenues		77,386,222	68,681,536	63,503,188
Cost of revenues
Recurring subscription services		5,454,762	6,102,281	6,827,295
Product sales		4,464,102	5,642,437	5,879,548
Total cost of sales		9,918,864	11,744,718	12,706,843
Gross profit		67,467,358	56,936,818	50,796,345
Operating expenses
Selling, general, and administrative
expenses	17	58,737,841	55,272,773	54,832,206
Impairment of capitalized software	5	449,238	412,730	-
Total operating expenses		59,187,079	55,685,503	54,832,206
Operating income (loss)		8,280,279	1,251,315	(4,035,861)
Other
Interest expense	18	(2,052,381)	(1,343,101)	(557,458)
Income (loss) before income taxes		6,227,898	(91,786)	(4,593,319)
Income tax expense		(1,240,580)	(53,901)	(44,967)
Net income (loss) from continuing
operations		4,987,318	(145,687)	(4,638,286)
Loss from discontinued operations	7	(2,665,555)	(2,006,106)	-
Net income (loss)		2,321,763	(2,151,793)	(4,638,286)
Other comprehensive income (loss)
Translation of foreign operations		(305,884)	75,330	-
Total comprehensive income (loss)		$2,015,879	$(2,076,463)	$(4,638,286)

See accompanying notes to the consolidated financial statements

4

StarBlue Inc.

Consolidated statements of changes in shareholders’ equity (deficit)

(in United States dollars)

					Cumulative
					currency
				Contributed	translation		Total shareholders’
	Note	Members’ capital	Common stock	surplus	adjustment	Accumulated deficit	equity (deficit)
Balance at January 1, 2017		$41,454,192	$-	$-	$-	$(38,780,185)	$2,674,007
Accretion of preferred units dividend		7,029	-	-	-	(7,029)	-
Redemption of preferred units		(161,673)	-	-	-	-	(161,673)
Conversion of common units to common stock		(41,299,548)	950	41,298,598	-	-	-
Shares issued in association with acquisition		-	50	1,270,099	-	-	1,270,149
Net loss		-	-	-	-	(4,638,286)	(4,638,286)
Balance at December 31, 2017		-	1,000	42,568,697	-	(43,425,500)	(855,803)
Currency translation adjustment		-	-	-	75,330	-	75,330
Net loss		-	-		-	(2,151,793)	(2,151,793)
Balance at December 31, 2018		-	1,000	42,568,697	75,330	(45,577,293)	(2,932,266)
Currency translation adjustment		-	-	-	(305,884)	-	(305,884)
Net income		-	-	-	-	2,321,763	2,321,763
Balance at December 31, 2019		$-	$1,000	$42,568,697	$(230,554)	$(43,255,530)	$(916,387)

See accompanying notes to the consolidated financial statements

5

StarBlue Inc.

Consolidated statements of cash flows

(in United States dollars)

	December 31,	December 31,	December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income (loss) from continuing operations	$4,987,318	$(145,687)	$(4,638,286)
Net loss from discontinued operations	(2,665,555)	(2,006,106)	-
Net income (loss)	2,321,763	(2,151,793)	(4,638,286)

Adjustments for items not involving cash
Depreciation of property and equipment and right- of-use assets	4,693,600	4,708,833	3,916,037
Loss on disposal of assets	380,707	102,296	42,314
Impairment of capitalized software	449,238	412,730	-
Bad debt expense	265,483	58,446	(50,028)
Recoveries of bad debt expense	30,000
Income taxes	1,038,995	190,418	(193,391)
Changes in operating assets and liabilities:
Accounts receivable, net	(208,582)	(141,794)	(630,874)
Contract cost assets	(1,818,197)	(2,061,521)	(1,704,642)
Inventories	185,363	238,946	229,115
Prepaid and other current / non-current assets	(693,554)	(1,113,224)	148,471
Accounts payable and accrued expenses	(2,153,890)	95,716	150,930
Deferred revenues	(474,482)	(1,079,261)	(413,568)
Other non-current liabilities	73,020	340,853	624,846
Net cash provided by (used in) operating activities	4,089,464	(399,355)	(2,519,076)

Cash flows from investing activities:
Purchases of property and equipment	(2,885,352)	(3,216,445)	(1,340,759)
Expenditures for internal use software	(3,212,197)	(2,449,904)	(993,332)
Acquisition of BlueFace entities, net of acquired cash	-	(45,680)	(8,762,441)
Net cash used for investing activities	(6,097,549)	(5,712,029)	(11,096,532)
Cash flows from financing activities:
Payments on revolving credit facility - WAB	(23,600,000)	(15,700,000)	-
Proceeds from revolving credit facility - WAB	22,800,000	14,500,000	12,500,000
Payments on revolving credit facility - SVB	-	-	(23,450,000)
Proceeds from revolving credit facility - SVB	-	-	23,450,000
Proceeds from term loan - WAB	5,000,000	-	7,500,000
Debt financing costs	(79,146)	59,717	(180,997)
Payments on lease liabilities	(1,429,388)	(1,241,049)	(1,046,310)
Redemption of preferred units	-	-	(161,673)
Net cash provided by (used in) financing activities	2,691,466	(2,381,332)	18,611,020

Effects on cash of currency translation	(301,112)	132,099	-
Net increase (decrease) in cash	382,269	(8,360,617)	4,995,412
Cash, beginning of year	2,085,430	10,446,047	5,450,635
Cash, end of year	$2,467,699	$2,085,430	$10,446,047

Supplemental cash-flow information (Note 19)

See accompanying notes to the consolidated financial statements

6

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

1. Nature of operations

StarBlue Inc. (“StarBlue” or “the Company”), was formed as a Delaware corporation on December 4, 2017 pursuant to a Contribution Agreement between Star2Star Holdings, LLC (“S2S Holdings”) and Blue Face Holdings Limited (“BF Holdings”). As StarBlue was formed as a continuation of S2S Holdings, a Delaware corporation incorporated on January 1, 2015, the balances reflected at January 1, 2017 are those of S2S Holdings.

On December 31, 2017, S2S Holdings and BF Holdings each contributed to the Company its interests in its wholly-owned subsidiaries, Star2Star Communications, LLC (“Communications”) and Blue Face Limited, Blue Face Italia Sr.1., Blueface Limited, and Blueface, Inc. (collectively, “Blue Face Entities”), respectively, in exchange for all the outstanding stock in the Company. This transaction constituted an Internal Revenue Code Section (“IRC S”) 351 exchange whereby no gain or loss was recognized on the contribution of property in exchange for stock of a corporation. Following this transaction, S2S Holdings held a controlling interest of 95% of the outstanding shares in the Company, and BF Holdings held 5% of the remaining outstanding shares. Prior to the formation of StarBlue, the Company previously reported its operations under Communications, which was founded in 2004 in Sarasota, Florida. Communications operates throughout the United States of America.

Effective December 31, 2017, Communications became a wholly-owned subsidiary of StarBlue and the results of operations of Communications are included in these consolidated financial statements for 2018 and 2019. The operating results of the Blue Face Entities are included for 2018 and 2019 but have not been reflected in the accompanying consolidated statement of operations for 2017 as the Blue Face Entities were acquired on the last day of the fiscal year, December 31, 2017.

On February 18, 2019, the Company formed a fully owned subsidiary, NSV Connect, LLC. (“NSV”). NSV was formed in the state of Delaware as a limited liability company. NSV is a disregard entity for federal tax purposes. NSV provides Unified Communications-as-a-Service (“UCaas”) solutions via the Blue Face Proprietary platform in North America.

The Company provides a scalable cloud-based UCaas solution that unifies customers’ voice, video, fax, instant messaging, and presence management into a single, easy-to-use system that enables visibility and improves productivity. The Company offers voice over internet communication systems (“VoIP”), software and related services. The Company’s solution is sold through a diversified network of partners that includes distributors, master agents, managed service providers, licensees, wholesalers and certified installing dealers. The Company also has a professional services team which focuses on best practices and providing custom applications and training. Available across North America, the Company’s solution has an installed base of approximately 31,000 locations, including large national chains with multi-location communications footprints. The Blue Face Entities operate throughout Ireland, Italy, UK, France, Germany and Spain. The Blue Face Entities’ platform enables their clients to integrate mobile and desk phones to work together as one. The Blue Face Entities’ proprietary UCaaS platform is built upon 13 years of development.

The Company’s registered office is 600 Tallevast Rd., Suite 202 Sarasota, FL 34243.

2. Significant accounting policies

i) Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”). The consolidated financial statements were approved by the Board of Directors and authorized for issue by the Board of Directors on February 26, 2021.

7

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

ii) Basis of measurement

These consolidated financial statements have been prepared on the going concern basis, under historical cost, unless otherwise indicated.

iii) Basis of consolidation

Subsidiaries are entities controlled by the Company. The Company ‘controls’ an entity when it is exposed to, or has the right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

These consolidated financial statements include the accounts of the Company and the following entities which are material subsidiaries of the Company:

	Jurisdiction of	Functional
Subsidiaries	incorporation	currency	Ownership interest
Star2Star Communications,	United States	USD
LLC			100%
Blue Face Limited	Ireland	Euro	100%
Blue Face Italia Sr. 1.	Italy	Euro	100%
Blueface Limited	United Kingdom	Pound/Sterling	100%
Blueface, Inc.	United States	USD	100%

All intercompany transactions and balances with subsidiaries have been eliminated in consolidation.

iv)       Business combinations

The Company applies the acquisition method in accounting for business combinations. The consideration transferred by the Company to obtain control of a subsidiary is calculated as the sum of the acquisition-date fair values of assets transferred, liabilities incurred, and the equity interests issued, which includes the fair value of any asset or liability arising from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred and included in administrative expenses.

Assets acquired and liabilities assumed are generally measured at their acquisition-date fair values.

v)       Functional and presentation currency

These consolidated financial statements are presented in United States dollars (“USD”), which is also the Company’s functional currency.

vi)       Foreign currency transactions and translation

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items denominated in foreign currency at year-end exchange rates are recognized in profit or loss.

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to United States dollars at exchange rates at the reporting date. The revenue and expenses of foreign operations are translated to United States dollars at exchange rates at the date of the transaction. Foreign currency differences are recognized in other comprehensive income. When a foreign operation is disposed of, in whole, the relevant amount in the foreign currency translation account is transferred to earnings as part of the gain or loss on disposal.

8

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

vii)       Cash

Cash includes cash on hand and balances with banks.

viii)       Inventories

Inventories are initially valued at cost, and subsequently at the lower of cost and net realizable value, using the first-in, first-out method. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs to sell. On an on-going basis, the Company reviews inventories for obsolete, redundant and slow-moving goods and any such inventories identified are written down to net realizable value.

ix)       Discontinued operations and held for sale

A discontinued operation is a component of the Company that either has been disposed of or is classified as held for sale. A discontinued operation represents a separate major line of the business. Profit or loss from discontinued operations comprises the post-tax profit or loss of discontinued operations and the post-tax gain or loss recognized on the measurement to fair value less costs to sell or on the disposal group(s) constituting the discontinued operation.

Non-current assets classified as held for sale are presented separately and measured at the lower of their carrying amounts immediately prior to their classification as held for sale and their fair value less costs to sell. However, some held for sale assets such as financial assets or deferred tax assets, continue to be measured in accordance with the Company’s relevant accounting policy for those assets. Once classified as held for sale, the assets are not subject to depreciation or amortization.

Any profit or loss arising from the sale of a discontinued operation or its remeasurement to fair value less costs to sell is presented as part of a single line item, profit or loss from discontinued operations.

x)       Property and equipment

Property and equipment are measured at cost less accumulated depreciation and impairment losses. Depreciation commences when the assets are available for use and is charged to the statements of income and comprehensive income on a straight-line basis over its useful life as outlined below:

Shorter of: estimated
Leasehold improvements	useful life or lease term
Computers	3-5 years
Furniture, fixtures and equipment	3 years
Telephony equipment	7 years

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. Repairs and maintenance costs are charged to the statement of income and comprehensive income during the period in which they are incurred.

An asset’s residual value, useful life and depreciation method are reviewed at each financial year-end and adjusted if appropriate. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment. Depreciation of property and equipment commences when the asset is available for use.

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of the item and are recognized in profit or loss.

9

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

xi)       Intangibles

Intangible assets with finite lives that are acquired separately are measured on initial recognition at cost, which comprises its purchase price plus any directly attributable costs of preparing the asset for its intended use. Intangible assets consist of technology, IP and domain properties, brand, and customer relationships. IP and domain properties includes static IP addresses. Following initial recognition, such intangible assets are carried at cost less any accumulated amortization on a straight-line basis over the following periods:

Technology	5 years
IP and domain properties	10 years
Brand	10 years
Customer relationships	20 years
Capitalized software	3 years

xii)       Capitalized software costs

The Company incurs costs for the acquisition of computer software used in providing services to its customers as well as for internal use. Software acquisition costs are capitalized if the software has a useful life of greater than one year. Acquisition costs include computer software that is acquired, internally developed, and externally developed. Subsequent additions, modifications or upgrades to software are capitalized only to the extent that they provide additional functionality. Software development costs incurred during the application development stage are capitalized in accordance with IAS 38 Intangibles. Planning, software maintenance, and training costs are expensed as incurred.

xiii)       Goodwill

Goodwill represents the excess of the acquisition cost in a business combination over the fair value of the Company’s share of the identifiable net-assets acquired.

xiv)       Impairment testing of goodwill and long-lived assets

For purposes of assessing impairment under IFRS, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). The Company’s cash generating units to which goodwill has been assigned and intangible assets that are not yet available for use are tested for impairment at least annually. All other long-lived assets and finite life intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs of disposal or value-in-use. To determine the value-in-use, management estimates expected future cash flows from the cash-generating unit and determines a suitable pre-tax discount rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the Company’s latest approved budget, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements. Discount factors have been determined for the cash-generating units and reflect its risk profile as assessed by management.

Impairment losses for the cash-generating units reduce first the carrying amount of any goodwill allocated to that cash-generating unit, with any remaining impairment loss charged pro rata to the other assets in the cash-generating unit. In allocating an impairment loss, the Company does not reduce the carrying amount of an asset below the highest of its fair value less costs of disposal or its value in use and zero. With the exception of goodwill, all assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment charge

10

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

xiv)       Impairment testing of goodwill and long-lived assets (continued)

is reversed if the assets’ recoverable amount exceeds its carrying amount only to the extent the new carrying amount does not exceed the carrying value of the asset had it not originally been impaired.

xv)       Leases

The Company as Lessor

The Company classifies its leases as either operating or finance leases. A lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to the ownership of the underlying asset and classified as an operating lease if it does not.

The Company as Lessee

The Company assesses whether a contract is or contains a lease at inception of the contract. The Company recognizes a right-of-use asset and a corresponding lease liability with respect to all lease agreements in which it is lessee, except for short-term leases (defined as leases with lease term of 12 months or less) and leases of low value assets (defined as leases for which the underlying asset is less than $5,000). For these leases, the Company recognizes the leases as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are assumed.

Lease liability

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate. The incremental borrowing rate is defined as the rate of interest to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

Lease payments included in the measurement of the lease liability comprises:

•	Fixed lease payments (including in-substance fixed payments), less any lease incentives;
•	Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;
•	The amount expected to be payable by the lessee under residual value guarantees;
•	The exercise of purchase options, if the lessee is reasonably certain to exercise the options; and
•	Payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made. The Company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) when:

•	The lease term has changed or there is a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payment using a revised discount rate.
•	The lease payments change due to changes in the index or rate or a change in expected payment under a guaranteed residual value, in which the lease liability is remeasured by discounting the revised lease payments using the initial discount rate (unless the lease payments change due to a change in a floating interest rate, in which case a revised discount rate is used).
•	A lease contract is modified, and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.

11

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

xv)       Leases (continued)

Right-of-use assets

The right-of-use assets comprises the initial measurements of the corresponding lease liability, lease payments made at or before commencement day and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

Whenever the Company incurs an obligation for costs to dismantle and remove a leased asset, restore the site on which it is located or restore the underlying asset to the condition required by the terms and conditions of the lease, a provision is recognized and measured under IAS 37 Provisions, Contingent Liabilities and Contingent Assets. The costs are included in the related right-of-use asset, unless those costs are incurred to produce inventories.

Right-of-use assets are depreciated over the shorter period of lease term and useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects the Company’s expectation to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

xvi)       Share-based payments

The Company grants stock options to its employees pursuant to equity incentive plans which include issuances of non-qualified options (“NQOs”), Restricted Unit Awards, Deferred Units, and Unit Appreciation Rights. The Company measures equity settled share-based payments based on their fair value at the grant date and recognizes compensation expense over the vesting period based on the Company’s estimate of the equity instruments that will ultimately vest. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be satisfied, such that the amount ultimately recognized is based on the number of awards that ultimately vest. The fair value of the share-based payments granted is measured using the Black Scholes option pricing model, taking into account the terms and conditions upon which the share-based payments were granted.

xvii)       Revenue recognition

The Company determines revenue recognition through the following steps: a) identification of the contract with a customer; b) identification of the performance obligations in the contract; c) determination of the transaction price; d) allocation of the transaction price for the performance obligations in the contract; and e) recognition of revenue when the Company satisfies a performance obligation.

Revenue is recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration receivable in exchange for those goods or services, net of discounts and sales taxes.

The Company enters into contracts with customers that may include various combinations of products and related services, which are generally capable of being distinct and accounted for as separate performance obligations. The predominant model of customer procurement includes multiple deliverables and generally include product, including related software licenses (perpetual), provisioning, and porting, and recurring subscription services (“communication services”). Revenues are allocated to each performance obligation within an arrangement based on estimated relative stand-alone selling price (“SSP”). Revenue is then recognized for each performance obligation upon transfer of control of the good or service to the customer in an amount that reflects the consideration expected to be received.

Revenues are comprised of both contracts with customers and lease revenues. Lease revenues are derived from the rental of telecommunication hardware and related components as a part of a communication services contract. Lease revenue represents an arrangement where the customer has the right to use an identified asset for a specified term and such revenue is recognized over the term the customer is given exclusive access to the asset. All other recurring subscription services are considered revenue from contracts with customers.

12

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

xvii)       Revenue recognition (continued)

Generally, revenue is recognized under IFRS 15 for each performance obligations as follows:

Product revenues including related porting, provisioning and software licenses

Product revenues are mainly composed of hardware product components of telephony and IP equipment. The provisioning of new hardware including the related license are included with the hardware as a combined performance obligation as the integration of the goods and services create a combined output. For product sales, transfer of control occurs at a point in time, which is generally based on the shipping terms stated within the contract with the customer. For sales where control transfers prior to the shipping and handling activities, the Company has elected to treat shipping and handling activities related to contracts with customers as fulfillment activities, and not as separate performance obligations, and accrues the related costs when the related revenue is recognized. For sales of porting, provisioning or software license, related to existing customer hardware, the transfer of control occurs at a point in time, which is generally when the hardware is shipped to the customer. Product sales include the one-year warranty from the original manufacturer that ensures the products operate as intended. The Company does not offer any form of assurance warranty related to its product sales.

Communication service revenues

Communication service revenues are composed primarily of monthly recurring telecommunication services and support charges pursuant to long-term subscription agreements. For communication service revenues, transfer of control occurs over time as the customer simultaneously receives and consumes the benefits related to the Company’s performance as it performs. Communication service arrangements are typically rendered over a three to five-year period and the nature of each month’s service is distinct and can be assessed on a stand-alone basis. As such, the monthly performance obligations meet the series guidance and are recognized over time on a time-based based measure. Communication services include maintenance plans that provide customers with support services and the right to replace equipment that no longer operates as intended. The Company has determined that the maintenance plans include a service warranty that represents a stand-ready obligation.

Under the terms of the Company’s standard subscription agreement, new customers can terminate services within 30 days of installation of their first service location and receive a refund of fees previously paid. The Company believes that this limits the enforceable rights in obligations to the first 30 days of an arrangement but after the first 30 days the agreements contain substantive cancellation provisions that accelerate payment of all expected service fees for the remainder of the term upon cancellation as such the term after the first thirty days is generally the stated term of the contract, plus any additional months related to activation of all customer locations.

Transaction Price

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to its customer. Revenue is recorded based on the transaction price, which includes estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Certain arrangements contain variable consideration such as late payment fees and rights to refund. The Company includes estimates for variable consideration within its determination of the transaction price, subject to the constraint. Generally, these estimates of variable consideration are not found to be materially different from actual results. The Company estimates the impact of such variable consideration using the expected value method. Based on historical experience, the impact of both late payment fees and rights of refund are expected to be immaterial.

The communication services meet the series guidance requirements. Variable consideration related to usage fees and service level guarantees are accounted for under the variable consideration allocation exception as the variable consideration relates to the distinct month of services provided in the series.

13

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

xvii)       Revenue recognition (continued)

Transaction Price (continued)

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days. Payment is made as services are provided over time in monthly increments. The Company does not adjust the transaction price for the effects of a significant financing component, at contract inception, when the period between the transfer of a promised product or service to the customer and payment for that product or service will be one year or less.

The Company excludes from revenue sales taxes and other government-assessed and imposed taxes on revenue generating activities that are invoiced to customers.

Contracts with Multiple Performance Obligations

The Company enters into contracts with customers that frequently include both product and communication services both of which are deemed to be separate performance obligations. The Company allocates the contract’s transaction price to each performance obligation within an arrangement based on estimated relative SSP. Revenue is then recognized for each performance obligation upon transfer of control of the good or service to the customer in an amount that reflects the consideration the Company expects to receive.

Judgment is required in estimating SSP price for each distinct performance obligation. The Company determines SSP including the use of reference to stand-alone sales to maximize the use of observable inputs for each product and service. SSP typically is established as a range. When any obligation within an arrangement falls outside the developed SSP range, the contract price for that obligation is adjusted to the mid-point of the established SSP range and the arrangement’s transaction price is allocated to each performance obligation based on relative selling price.

Contract Assets

The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to invoice regardless of whether revenue has been recognized. If revenue has not yet been recognized, then a contract liability is also recorded as deferred revenue on the consolidated statements of financial position. Such amounts are classified in the consolidated statements of financial position as deferred revenue. If revenue is recognized in advance of the right to invoice, a contract asset is recorded.

Cost to Obtain a Contract (Contract Cost Assets)

The Company capitalizes incremental costs of obtaining customer contracts. The capitalized amounts consist primarily of: (i) sales commissions paid to the direct sales force and amounts paid to employees other than the direct sales force who earn incentive payouts under annual compensation plans that are tied to the value of contracts acquired plus (ii) the associated payroll taxes and fringe benefit costs associated with the payments to the employees. These costs are deferred and are included within contract cost assets on the consolidated statements of financial position. The judgments made in determining the amount of costs incurred include whether the commissions are in fact incremental and would not have occurred absent the customer contract. Costs to obtain a contract are allocated to the performance obligations based on their selling price, taking into consideration anticipated renewals, and are amortized as control of the performance obligations are transferred, which may extend beyond the contract term as it takes into consideration anticipated renewals. As a result, a portion of costs to obtain a contract are recognized as products are shipped. Cost to obtain contracts allocated to communication service obligations are deferred and amortized over a period between five and seven years based on the expected period of benefit of these costs which gives consideration to expected contract renewals and the useful life of the technology.

The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit for these deferred contract acquisition costs.

14

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

xviii)       Income taxes

Income taxes are calculated using the liability method, which requires the recognition of deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company calculates taxes on an individual entity basis for its wholly-owned subsidiaries. As a result, the Company’s consolidated effective tax rate may fluctuate from period to period based on the relative mix of earnings and losses within the taxing jurisdictions in which the subsidiaries operate during their respective periods.

Deferred tax assets are recognized to the extent it is probable that the underlying tax loss or deductible temporary difference will be utilized against future taxable income. This is assessed based on the Company’s forecast of future operating results, adjusted for significant non-taxable income and expenses and specific limits on the use of any unused tax loss or credit. If the amount of taxable temporary difference is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Company. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profit improves.

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. In the ordinary course of business, the Company and its subsidiaries may be examined by various federal, state, and foreign tax authorities. The Company regularly assesses the potential outcomes of these examinations and any future examinations or the current or prior years in determining the adequacy of its provision for income taxes.

xix)       Financial instruments

Financial assets and financial liabilities are recognized when the Company becomes party to the contractual provisions of the financial instrument. All financial instruments are initially measured at fair value adjusted for transaction costs (where applicable).

Financial assets

On initial recognition, financial assets are classified as subsequently measured at “amortized cost”, “fair value through other comprehensive income” (“FVOCI”) or “fair value through profit or loss” (“FVTPL”). The classification is determined based on the Company’s business model for managing the financial asset and the contractual cash flow characteristics of the financial asset. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

Financial assets are measured at amortized cost if they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows, and the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding. These assets are recorded initially at fair value and subsequently measured at amortized cost using the effective interest rate method. Interest and realized gains or losses are included in the consolidated statements of loss and comprehensive loss. Financial assets measured at amortized cost are comprised of cash and accounts receivable.

The Company derecognizes a financial asset when its contractual rights to the cash flows from the financial asset expire.

15

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

xix)       Financial instruments (continued)

Financial liabilities

Financial liabilities are initially classified as ‘subsequently measured at amortized cost’ or ‘financial liabilities at fair value through profit or loss’. Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs, unless designated as a financial liability at fair value through profit or loss.

Subsequently, financial liabilities are measured at amortized cost using the effective interest method except for derivatives and financial liabilities for which the Company has elected to measure at fair value through profit or loss, which are carried subsequently at fair value with gains or losses recognized in profit or loss.

All interest related charges and, if applicable, changes in a financial liability’s fair value that are reported in profit or loss are included within finance expenses, net.

Financial liabilities are derecognized when they are extinguished or there is a substantial modification of the terms of an existing financial liability. The difference between the carrying amount of the financial liability extinguished and consideration paid, or financial liability assumed, is recognized in profit and loss.

The Company’s financial liabilities which are classified and measured at amortized cost include accounts payable and accrued liabilities, revolving line of credit facility and term loan.

Impairment

The Company recognizes a loss allowance for the expected credit losses associated with its financial assets, other than financial assets measured at fair value through profit or loss. Expected credit losses are measured to reflect a probability-weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions and forecasts of future economic conditions. The Company applies the simplified approach for trade receivables. Using the simplified approach, the Company records a loss allowance equal to the expected credit losses resulting from all possible default events over the assets’ contractual lifetime.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the consolidated statements of financial position as a deduction from the gross carrying amount of the financial asset. Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

xx)       Provisions

Provisions represent liabilities of the Company for which the amount or timing is uncertain. Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are not recognized for future operating losses. Where material, provisions are measured at the present value of the expected expenditures to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense

16

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

xxi)       Fair value

Fair value is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value measurement for invested assets are categorized into levels within a fair value hierarchy based on the nature of the valuation inputs (Levels 1, 2 or 3). The three levels are defined based on the observability of significant inputs to the measurement, as follows;

•	Level 1: quoted prices (unadjusted) in active markets for identical or liabilities;
•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly;
•	Level 3: unobservable inputs for the asset or liability

xxii)       Employee benefits

Long-term employee benefits include contributions made on behalf of the employee to a defined contribution plan whereby the Company matches 100% of employee contributions up to 4% of eligible employee earnings. Long-term employee benefits are measured on an undiscounted basis and are recognized as an expense as the contribution is made. No liabilities are recognized in regard to the defined benefit plan. For the year ended December 31, 2019, the Company made contributions of $547,188 (2018 - $525,797, 2017 - $504,641)

xxiii)       Critical accounting estimates and judgements

The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes to the consolidated financial statements. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to the accounting estimates are recognized in the period in which the estimates are revised. Significant areas requiring the Company to make estimates include goodwill impairment testing and recoverability of assets, business combinations, income taxes, estimated useful life of long-lived assets, the fair value of share-based payments and provision for expected credit losses. These estimates and judgments are further discussed below:

Goodwill impairment testing and recoverability of assets

The Company has multiple cash-generating units and reviews the recoverable amount compared to the carrying value both in total and for each of the individual assets. The recoverable amount of the cash-generating units was estimated based on fair value less costs of disposal using a market approach. The approach uses a multiple of revenues to determine the recoverable amount. Refer to Note 6.

Business combinations

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities.

For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied. All acquisitions have been accounted for using the acquisition method. Refer to Note 3.

Income taxes

Deferred tax assets, including those arising from tax loss carry-forwards, requires management to assess the likelihood that the Company will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on the Company’s estimates of future cash flows. In addition, future changes in tax laws could limit the ability of the Company to obtain tax deductions in future

17

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

2. Significant accounting policies (continued)

xxiii)       Critical accounting estimates and judgements (continued)

Income taxes (continued)

periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted. Refer to Note 9.

Estimated useful lives of long-lived assets

Management reviews useful lives of depreciable assets at each reporting date. Management assesses that the useful lives represent the expected utilization in terms of duration of the assets to the Company. Actual utilization, however, may vary due to technical obsolescence, particularly relating to software and information technology equipment. Refer to Note 2 (xi) and (xii).

Share-based payments

The fair value of all share-based payments granted are determined using the Black-Scholes option pricing model which incorporates assumptions regarding risk-free interest rates, dividend yield, expected volatility, estimated forfeitures, and the expected life of the options. The Company has a significant number of options outstanding and expects to continue to make grants. Refer to Note 11.

Provision for expected credit losses (“ECLs”)

The Company is exposed to credit risk associated with its trade receivables. Management reviews the trade receivables at each reporting date in accordance with IFRS 9. The ECL method requires considerable judgment, including consideration of how changes in economic factors affect ECLs, which are determined on a probability-weighted basis. IFRS 9 outlines a three-stage approach to recognizing ECLs which is intended to reflect the increase in credit risks of a financial instrument based on 1) 12-month expected credit losses or 2) lifetime expected credit losses. The Company measures provision for ECLs at an amount equal to the lifetime ECLs.

The Company applies the simplified approach to determine ECLs on trade receivables by using a provision matrix based on historical credit loss experiences adjusted for forward-looking estimates. The historical results and the forward-looking estimates are used to calculate the run rates of default which are then applied over the expected life of the trade receivables. Refer to Note 15.

xxiv) Change in Accounting Estimate

Effective January 1, 2019, the Company revised its estimate of the useful life of certain telephony equipment. The Company believes that a seven year life of telephony equipment better reflects the estimated periods during which such assets will remain in service. The change in accounting estimate has been applied prospectively. The effect of this change was a reduction of depreciation expense and an increase to net income of approximately $471,000 for the year ended December 31, 2019.

3. Business acquisitions

The acquisition of the Blue Face Entities constituted a business combination in accordance with IFRS 3 Business Combinations and was structured as a put-together combination whereby S2S Holdings acquired a controlling interest in the Company and the Blue Face Entities, effective December 31, 2017.

The purchase price for the Blue Face Entities consisted of approximately $13.4 million of cash and approximately $1.3 million in stock in the Company, which was issued to the former shareholders of the Blue Face Entities. The fair value of the equity issued was measured based on a valuation determined by a third-party specialist determined primarily based upon discounted cash flow assumptions and other valuation models, which included significant level 3 inputs such as forecasted information estimated by management in determining the fair value of the Company’s stock.

18

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

3. Business acquisitions (continued)

The Company financed the cash proceeds paid related to the acquisition through new indebtedness more fully described in Note 8. The Company accounted or the purchase of the Blue Face Entities in accordance with IFRS 3 Business Combinations. In accordance with IFRS 3, the acquisition was measured on the basis of the acquisition date fair value of the assets acquired and liabilities assumed, and all related transaction costs were expensed as incurred. The Company’s transaction costs were approximately $698,500 which was expensed. The purchase price paid exceeded the estimated fair value of the identifiable tangible and intangible assets acquired by approximately $9.7 million, which was recorded as goodwill. This value is primarily related to expected results of future operations of the Company and the operational synergies expected to be realized as a result of the acquisition. The total amount of goodwill from the acquisition is not expected to be deductible for tax purposes.

On the date of the acquisition, the Company recorded intangible assets consisting of developed technology, the brand name, and customer relationships totaling approximately $1.0 million. The values for these intangible assets was determined by a third-party valuation specialist, with inputs based principally upon discounted cash flow assumptions and other valuation models which included significant level 3 inputs, such as forecast information estimated by management, weighted average cost of capital, applicable discount rates and other assumptions.

The following table summarizes the fair values of the assets acquired and liabilities assumed immediately following the acquisition:

Cash	$4,625,035
Accounts receivable	527,610
Property, plant and equipment	139,165
Capitalized software	69,445
Inventory	84,490
Other assets	310,369
Developed technology	476,900
Brand	479,500
Customer relationships	48,900
Goodwill	9,662,451
Accounts payable	(1,466,658)
Deferred revenue	(253,904)
$14,703,303

The operating results of the Blue Face Entities are included in discontinued operations for 2018 and 2019 (see note 7) but have not been reflected in the accompanying consolidated statement of operations for 2017 as the Blue Face Entities were acquired on the last day of the fiscal year, December 31, 2017.

19

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

4. Property and equipment

Depreciation expense is included in general and administration expense in the consolidated statements of income and comprehensive income.

	Leasehold	Furniture and
	improvements	equipment	Total
Cost
Balance, January 1, 2017	$2,486,406	$2,812,779	$5,299,185
Additions	57,441	1,283,318	1,340,759
Disposals	-	(80,094)	(80,094)
Transfer in – acquisition of Blue Face Entities	-	139,165	139,165
Balance, December 31, 2017	2,543,847	4,155,168	6,699,015
Additions	13,675	3,202,770	3,216,445
Disposals	(6,230)	(799,016)	(805,246)
Foreign exchange conversion	-	(48,093)	(48,093)
Balance, December 31, 2018	2,551,292	6,510,829	9,062,121
Additions	6,682	2,878,670	2,885,352
Disposals	(237,185)	(505,001)	(742,186)
Foreign exchange conversion	-	(17,205)	(17,205)
Transfer to held for sale	-	(1,239,761)	(1,239,761)
Balance, December 31, 2019	$2,320,789	$7,627,532	$9,948,321
Accumulated depreciation
Balance, January 1, 2017	$1,197,078	$1,791,189	$2,988,267
Additions	399,624	542,814	942,438
Disposals	-	(37,780)	(37,780)
Transfer in – acquisition of Blue Face Entities	-	-	-
Balance, December 31, 2017	1,596,702	2,296,223	3,892,925
Additions	288,497	937,621	1,226,118
Disposals	(4,272)	(698,670)	(702,942)
Balance, December 31, 2018	1,880,927	2,535,174	4,416,101
Additions	271,763	952,351	1,224,114
Disposals	(231,389)	(138,210)	(369,599)
Foreign exchange conversion	-	(16,190)	(16,190)
Transfer to held for sale	-	(735,848)	(735,848)
Balance, December 31, 2019	$1,921,301	$2,597,277	$4,518,578
Net book value, December 31, 2017	$947,145	$1,858,945	$2,806,090
Net book value, December 31, 2018	$670,365	$3,975,655	$4,646,020
Net book value, December 31, 2019	$399,488	$5,030,255	$5,429,743

20

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

5. Intangible assets

	IP and
	domain			Customer	Capitalized
	properties	Technology	Brand	Relationship	Software	Total
Cost
Balance, January 1, 2017	$-	$-	$-	$-	$4,096,803	$4,096,803
Additions	-	-	-	-	993,332	993,332
Transfer in - acquisition of Blue Face Entities	-	476,900	479,500	48,900	69,445	1,074,745
Balance, December 31, 2017	-	476,900	479,500	48,900	5,159,580	6,164,880
Additions	-	-	-	-	2,449,904	2,449,904
Impairment	-	-	-	-	(412,730)	(412,730)
Foreign exchange	-	-	-	-	(2,951)	(2,951)
Balance, December 31, 2018	-	476,900	479,500	48,900	7,193,803	8,199,103
Additions	27,523	-	-	-	3,330,421	3,357,944
Disposals	-	-	-	-	(449,238)	(449,238)
Foreign exchange	-	-	-	-	(9,663)	(9,663)
Transfer to held for sale	-	(476,900)	(479,500)	(48,900)	(830,863)	(1,836,163)
Balance, December 31, 2019	$27,523	$-	$-	$-	$9,234,460	$9,261,983
Accumulated amortization
Balance, January 1, 2017	$-	$-	$-	$-	$1,619,153	$1,619,153
Additions	-	-	-	-	1,040,156	1,040,156
Balance, December 31, 2017	-	-	-	-	2,659,309	2,659,309
Additions	-	95,380	47,950	2,445	876,051	1,021,826
Foreign exchange	-	-	-	-	151	151
Balance, December 31, 2018	-	95,380	47,950	2,445	3,535,511	3,681,286
Additions	1,356	-	-	-	895,986	897,342
Foreign exchange	-	-	-	-	(366)	(366)
Transfer to held for sale	-	(95,380)	(47,950)	(2,445)	(115,300)	(261,075)
Balance, December 31, 2019	$1,356	$-	$-	$-	$4,315,831	$4,317,187

Net book value, December 31, 2017	$-	$476,900	$479,500	$48,900	$2,500,271	$3,505,571

Net book value, December 31, 2018	$-	$381,520	$431,550	$46,455	$3,658,292	$4,517,817

Net book value, December 31, 2019	$26,167	$-	$-	$-	$4,918,629	$4,944,796

Amortization expense is included in general and administration expense in the consolidated statements of income and comprehensive income.

During the year-ended December 31, 2019, the Company determined that certain of its capitalized software costs were no longer useable and recorded an impairment charge of $449,238 (2018 - $412,730, 2017 - $nil), which is included in the accompanying statement of operations.

21

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

6. Goodwill

The Company’s goodwill relates to the Company’s acquisition of the Blue Face Entities on December 31, 2017. The carrying amount and movements of goodwill was as follows:

Balance, January 1, 2017	$-
Additions through business combinations	9,616,771
Balance, December 31, 2017	9,616,771
Additions	45,680
Balance, December 31, 2018	9,662,451
Transfer to held for sale	(9,662,451)
Balance, December 31, 2019	$-

Goodwill is subject to impairment testing on an annual basis. The annual impairment test date is December 31.

For the years ended December 31, 2018 and 2019, the recoverable amount of the Blue Face Entities’ group of cash-generating units (“CGUs”) was determined using a market approach based on a multiple of the Blue Face Entities’ revenues.

	Revenue multiple		Revenue growth rate
	2019	2018	2019	2018
Blue Face Entities	2.61x – 3.80x	1.43x – 1.99x	15%	46%

Sensitivity to changes in assumptions

The Blue Face Entities group of CGUs’ recoverable amount was determined to be more than its carrying amount. No reasonable changes to the key assumptions resulted in a recoverable amount below the carrying amount.

7. Assets held for sale and discontinued operations

As at December 31, 2019, the Company had committed to a plan to sell Blue Face Entities and NSV and an active program to locate a buyer had been initiated. On January 24, 2020, the Company sold the Blue Face Entities and NSV to Comcast Cable Communications, LLC by means of a share purchase agreement (see Note 21). At December 31, 2019 Blue Face Entities and NSV were classified as a disposal group held for sale and as a discontinued operation. The results for Blue Face Entities and NSV for the year are presented below:

22

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

7. Assets held for sale and discontinued operations (continued)

	December 31,	December 31,	December 31,
	2019	2018	2017
Revenues
Recurring subscription services	$5,236,198	$5,333,909	$-
Product sales	768,239	569,085	-
Total revenues, net	6,004,437	5,902,994	-
Cost of sales
Recurring subscription services	1,742,889	1,540,463	-
Product sales	523,305	519,979	-
Total cost of sales	2,266,194	2,060,442	-
Gross profit	3,738,243	3,842,552	-
Selling, general, and administrative expenses	6,712,430	6,068,738	-
Impairment of capitalized software	-	-	-
	6,712,430	6,068,738	-
Income (loss) from operations	(2,974,187)	(2,226,186)	-
Other
Interest expense	(52,723)	(46,492)	-
Income (loss) before income taxes	(3,026,910)	(2,272,678)	-
Income tax recovery (expense)	361,355	266,572	-
Net income (loss) for the year from discontinued
operations	$(2,665,555)	$(2,006,106)	$-

23

StarBlue Inc. Notes to the consolidated financial statements (in United States dollars) For the years ended December 31, 2019, 2018 and 2017

7. Assets held for sale and discontinued operations (continued)

The major classes of assets and liabilities of Blue Face Entities and NSV classified as held for sale at December 31, 2019 are as follows

Assets:
December 31, 2019
Accounts receivable, net	$357,400
Inventory, net	80,139
Prepaid and other current assets	764,588
Total current assets	1,202,127

Property and equipment, net	503,913
Deferred income taxes	8,833
Right-of-use assets	1,741,307
Intangibles, net	1,429,313
Goodwill	9,662,451
Total non-current assets	13,345,817

Total assets classified as held for sale	$14,547,944

Liabilities:
December 31, 2019
Accounts payable and accrued expenses	$911,251
Deferred revenue	119,451
Current portion of lease liability	542,335
Total current liabilities	1,573,037

Long-term portion of lease liability	1,332,397
Total non-current liabilities	1,332,397

Total liabilities classified as held for sale	$2,905,434

The net cash flows incurred by Blue Face Entities and NSV are, as follows:

	2019	2018	2017
Operating	$(3,155,265)	$(2,365,989)	$-
Investing	(607,595)	(713,728)	-
Financing	(49,268)	-	-
Net cash outflow	$(3,812,128)	$(3,079,717)	$-

24

StarBlue Inc. Notes to the consolidated financial statements (in United States dollars) For the years ended December 31, 2019, 2018 and 2017

8. Operating facility and loan

	December 31,	December 31,	December 31,
	2019	2018	2017
Term loan I - WAB	$7,299,573	$7,378,719	$7,319,003
Term loan II - WAB	5,000,000	-	-
Revolving line - WAB	10,500,000	11,300,000	12,500,000
SVB Loan	-	-	-
Total debt	22,799,573	18,678,719	19,819,003
Less: current portion	13,476,191	-	-
Long-term debt	$9,323,382	$18,678,719	$19,819,003

WAB Loans

On December 27, 2017, the Company entered into a Loan and Security Agreement (“LSA”) with Western Alliance Bank (“WAB”). The primary reason for the new LSA was to facilitate the acquisition of the Blue Face Entities. The LSA provided for extension of credit via a Revolving Line and a Term Loan. The Revolving Line extends credit up to $12,500,000, with a maturity date of December 27, 2020. The Term Loan provided for a one-time funding of $7,500,000, with a maturity date of December 27, 2022. The LSA provides for permitted indebtedness and permitted liens in the aggregate of $5,000,000 for equipment financing and inventory. Both facilities bear an interest rate on the outstanding daily balance at a rate of 2% above the Prime Rate. The Prime Rate is defined as the greater of 4.50%, or the Prime Rate published in the Money Rates section of Western Edition of the WSJ, or such other rate of interest publicly announced from time to time by the WAB as its Prime Rate. Interest on both facilities is paid monthly in arrears on the 10th day of the month. The Term Loan is payable in 42 equal monthly installments of principal beginning on July 10, 2019. The Term Loan once repaid, may not be reborrowed. The Revolving Line is payable in full on December 27, 2020. The LSA was modified on February 11, 2019 and extended the repayment start date for the Term Loan to January 10, 2020 and payable in 36 equal monthly installments.

On February 11, 2019, the Company entered into a Loan and Security Modification Agreement (“LSMA”) with WAB. The primary reason for the LSMA was for working capital. The LSMA provided a $5,000,000 increase to the Revolving Line and added an additional $5,000,000 Term Loan (“Term Loan II”). The Revolving Line extends credit up to $17,500,000, with a maturity date of December 27, 2020. The Term Loan II provides for a one-time funding of $5,000,000, with a maturity date of February 11, 2024. The Revolving Line and Term Loan I continue to bear an interest rate on the outstanding daily balance at a rate of 2% above the Prime Rate. Term Loan II bears an interest rate on the outstanding daily balance at a rate of 5% above the prime rate. The Prime Rate definition was updated as the greater of 5.50%, or the Prime Rate published in the Money Rates section of the Western Edition of the WSJ, or such other rate of interest publicly announced from time to time by WAB as its Prime Rate. Interest on all facilities is paid monthly in arrears on the 10th day of the month. Term Loan I repayment terms were modified and is payable in 36 equal monthly installments of principal beginning on January 10, 2020. Term Loan II is payable in 42 equal monthly installments of principal beginning on September 10, 2020. The Term Loan I and Term Loan II once repaid, may not be reborrowed. The Revolving Line is payable in full December 27, 2020.

All of the WAB Loans were repaid in March 2020 (see Note 21).

The LSA with WAB contains certain financial covenants related to revenue growth and maintaining minimum liquidity of at least $2,500,000 at all times, as well as the requirements to provide audited financial statements and other information. The LSA customary affirmative and negative covenants, including covenants restricting the Company’s ability to incur debt, dispose of assets or enter into transactions with affiliates. The LSA grants WAB a perfected first priority security interest in all assets of the Company, including intellectual property. As of December 31, 2019, 2018, and 2017, the Company was in compliance with its covenants, or obtained a waiver.

Interest on the WAB LSA is payable monthly. The interest rate on the Revolving Line and Term Loan I at December 31, 2019 was 6.75% (2018 - 7.50%, 2017 - 6.50%). The interest rate on Term Loan II was 10.50% at December 31, 2019. Total interest expense related to the WAB LSA for the year ended December 31, 2019 was $1,965,826 (2018 - $1,284,706, 2017 - $19,319).

25

StarBlue Inc. Notes to the consolidated financial statements (in United States dollars) For the years ended December 31, 2019, 2018 and 2017

8. Operating facility and loan (continued)

On December 31, 2017, the Company granted WAB a warrant to purchase 16,481 shares of Common Stock of StarBlue Inc. at an exercise price of $0.001 per share and an expiration date of December 31, 2022. Simultaneously with the signing of the LSMA on February 11, 2019, the WAB warrant was amended and restated to a total of 20,601 shares and extended the maturity date to February 11, 2024. The warrants are classified as derivatives liabilities and are measured at fair value through profit or loss at each reporting date. The carrying value of the warrants was not material at any of the Company’s reporting dates.

SVB Loan

On December 29, 2015, the Company amended certain provisions of its revolving credit facility obtained through the April 2012 Loan and Security Agreement (“LSA”) with SVB. The purpose of the amendment was primarily to increase the maximum advance amount from $8,000,000 to $15,000,000 (subject to certain limitations), extend the maturity of the agreement to December 29, 2018, and to amend certain covenants. The amendment provided for permitted indebtedness and permitted liens in the aggregate of $5,000,000 for equipment financing and inventory. Additionally, the interest rate was changed from 2.00% over Prime Rate to 1.50% over Prime Rate.

Interest on the SVB Revolver was payable monthly. Total interest expense related to the SVB Revolver at December 31, 2019 was $nil (2018 - $nil, 2017 - $180,603). In association with the termination of the SVB Revolver, the Company expensed approximately $78,000 in 2018 which were unamortized debt financing cost as of the termination date. There were no advances outstanding on the SVB Revolver as of December 31, 2019, 2018 and 2017, respectively.

In connection with the December 29, 2015 amendment to the LSA, a warrant was granted to SVB to purchase 350,000 Class B Common membership interests at an exercise price of $0.0025930 and an expiration date of December 28, 2025. The warrants are classified as derivatives liabilities and are measured at fair value through profit or loss at each reporting date. The carrying value of the warrants was not material at any of the Company’s reporting dates.

On December 27, 2017, the Company terminated its previous revolving credit facility (“SVB Revolver”). In consideration of the early termination, the Company paid Silicon Valley Bank (“SVB”) a fee of $75,000 plus $7,865 in legal fees. Pursuant to the cancellation, all outstanding balances on the SVB Revolver were repaid and all remaining unamortized debt financing costs were expensed.

26

StarBlue Inc. Notes to the consolidated financial statements (in United States dollars) For the years ended December 31, 2019, 2018 and 2017

9. Income taxes

The following table reconciles the difference between the actual tax provision and amounts obtained by applying the statutory United States federal income tax rate of 21% to the pretax loss in 2019 and 2018 and 35% in 2017:

	December 31,	December 31,	December 31,
	2019	2018	2017
Net income (loss) before tax from continuing operations	$6,227,898	$(91,786)	$(4,593,319)
Net income (loss) before tax from discontinued operations	(3,026,910)	(2,272,678)	-
Net income (loss) before tax	3,200,988	(2,364,464)	(4,593,319)

Tax at U.S. federal statutory rate	672,207	(496,537)	(1,607,662)
Partnership tax rate differential	-	-	1,575,612
Tax status change	-	-	(1,074,292)
Foreign tax rate differential	320,228	226,739	-
Meals and entertainment	78,186	72,193	-
Research and development credit	(540,630)	(221,719)	-
Deferred adjustment	(127,419)	101,362	-
State income taxes, net of federal benefit	431,851	143,541	40,989
Foreign exchange	184,062	-	-
Other	282,120	(99,920)	-
Adjustment to expected income tax benefit	(421,380)	61,670	1,110,320
Income tax expense (recovery)	879,225	(212,671)	44,967
Income tax expense reported in the statements of income (loss)	1,240,580	53,901	44,967
Income tax attributable to a discontinued operation	(361,355)	(266,572)	-
	$879,225	$(212,671)	$44,967

	December 31,	December 31,	December 31,
	2019	2018	2017
Current tax expense (recovery)	$6,029	$(9,476)	$44,967
Deferred tax expense (recovery)	873,196	(203,194)	-
	$879,225	$(212,670)	$44,967

The provision for income taxes consisting of current and deferred state franchise taxes at December 31, 2019 amounted to $30,580 (2018 - $53,900, 2017 - $44,967) as well as a current and deferred foreign income tax benefit at December 31, 2019 of $361,355 (2018 - $266,567, 2017 - $nil).

On December 22, 2017, the U.S. Tax Cuts and Job Act (the “Tax Act”) was enacted into law. The Tax Act contains broad and complex provisions including, but not limited to: (i) the reduction of corporate income tax rate from 35% to 21%, (ii) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries, (iii) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries, (iv) modifying limitations on excessive employee remuneration, (v) requiring current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations, (vi) repeal of corporate alternative minimum tax (“AMT”) and changing how AMT credits can be realized, (vii) creating a new minimum tax, (viii) creating a new limitation on deductible interest expense, (ix) changing rules related to uses and limitations of net operating loss carryforwards and foreign tax credits created in tax years beginning after December 31, 2017, and (x) eliminating the deduction for income attributable to domestic production activities.

27

StarBlue Inc. Notes to the consolidated financial statements (in United States dollars) For the years ended December 31, 2019, 2018 and 2017

9. Income taxes (continued)

As required by IAS 12 Income taxes, the effects of the tax law changes are recognized in the period of enactment or substantial enactment. However, as the business combination occurred after the enactment of the legislation, no incremental income tax benefit associated with the Tax Act during the year ended December 31, 2017 is reflected in its deferred provision.

The Act reduces the corporate tax rate to 21 percent, effective January 1, 2018. As of December 22, 2017, Communications tax status was still nontaxable as a partnership. The recognition of a deferred tax asset and deferred tax liability for Communications took place on December 31, 2017, the date Communications was contributed to StarBlue. Therefore, the future U.S. tax rate used to value the deferred tax asset for the change in taxable status of Communications was 21%.

The Tax Act creates a new requirement that certain income earned by controlled foreign corporations must be included currently in the gross income of the U.S. shareholder under the Global Intangible Low-Taxed Income (“GILTI”) provision. The Company has not made any adjustments related to potential GILTI tax in its financial statements because its current earnings and profits is estimated to be in a deficit for its foreign subsidiaries for the tax year ended December 31, 2019, 2018 and 2017, respectively. The Company intends to treat GILTI as a period cost.

The Tax Act includes a transition tax on the deemed distribution of previously untaxed post-1986 earnings and profits of specified foreign subsidiaries. To determine the amount of the transition tax, the Company must determine, in addition to other factors, the amount of post-1986 earnings and profits of specified foreign subsidiaries, as well as the amount of non-U.S. income taxes paid on such earnings. The transition tax only applies to the period of time a specified foreign corporation was owned by the U.S. shareholder. Prior to the contribution of the Blue Face Entities into the Company, the foreign entities were not specified foreign corporations as they were 100% owned by foreign entities and persons. The Company became a U.S. shareholder of these entities beginning on December 31, 2017. The transition tax does not apply in this instance because the accumulated earnings or deficit of these entities were earned prior to the ownership of the Company.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted into law. The CARES Act contained many income tax relief provisions including but not limited to: allowing for a 5-year carryback of Federal net operating losses generated in tax years beginning in 2018, 2019, and 2020 and corporate alternative minimum tax credit refund relief. As required under IAS 12, the effects of tax law changes will be recognized in the period in which they are enacted or substantively enacted. Some aspects of the CARES Act are retroactive, but the Company does not expect any material adjustments to its 2019 income tax position.

28

StarBlue Inc. Notes to the consolidated financial statements (in United States dollars) For the years ended December 31, 2019, 2018 and 2017

9. Income taxes (continued)

Significant components of deferred tax assets and liabilities at December 31, 2019, 2018 and 2017 are as follows:

	December 31,	December 31,	December 31,
	2019	2018	2017
Deferred tax assets
Inventory	$132,593	$-	$-
Right of use assets	42,403	-	-
Fixed assets	26,066	782,488	355,461
Intangible assets		-	-
Accruals	387,984	406,523	-
Deferred revenue	492,463	572,875	566,112
Deferred interest	-	251,085	-
Net operating losses	597,065	131,025	-
Tax credit	-	195,364	193,381
Total deferred tax assets	1,678,574	2,339,360	1,114,954

Deferred tax liabilities
Contract assets	(1,254,482)	(1,154,443)	(921,573)
Intangible assets	(1,477,790)	(1,181,954)	-
Deferred tax liability	(2,732,272)	(2,336,397)	(921,573)

Net deferred tax (liability) asset	(1,053,698)	2,963	193,381
Less: assets held for sale	(8,833)	-	-
Net deferred income taxes	$(1,044,865)	$2,963	$193,381

The Company evaluates deferred tax assets to ensure that the estimated future taxable income will be sufficient to the amount and timing of recovery. After considering the positive and negative evidence, deferred tax assets are recognized to the extent that future recovery is possible. The benefits not recognized has been applied based on the Company’s historical results from operations. If events or circumstances change, the deferred tax assets will be adjusted at that time resulting in an income tax benefit.

The following tables summarizes the components of unrecognized temporary differences:

	December	December	December
	31, 2019	31, 2018	31, 2017
Inventory	$-	$879,695	$1,043,260
Intangible assets	-	-	13,367
Right of use assets	-	179,217	129,254
Accruals	-	-	3,273,992
Deferred revenue	-	-	197,200
Deferred interest	-	-	-
Net operating losses	3,029,052	4,907,014	1,015,165
Total unrecognized temporary differences	$3,029,052	$5,965,926	$5,672,238

29

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

9. Income taxes (continued)

At December 31, 2019, the Company had federal, state, and foreign net operating loss (NOL) carry forwards. Federal NOL in the amount of $2,920,000 and the foreign NOL carryforwards do not expire. The Company also had foreign R&D credits of $362,000 available to reduce taxes payable. These carryforwards are subject to limitations as described below.

Federal and state laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. In general, an ownership change is deemed to occur if the percentage of stock of a loss corporation owned (actually constructively and, in some cases, deemed) by one or more 5% shareholders has increased by more than 50% over the lowest percentage of such stock owned during a three-year testing period. There have been no ownership change events since the conversion from a partnership to a corporation that would impose limitations on the net operating losses as of December 31, 2019 as discussed further in Note 1.

The Company evaluated its tax positions and determined that it has no uncertain tax positions as of December 31, 2019, 2018 and 2017. As of December 31, 2019, all of the federal and state tax returns for the tax years 2017 through 2018 remain subject to examination by tax authorities.

The federal audit for tax year 2017 was completed on February 20, 2020 with no proposed adjustments by the Internal Revenue Service.

10. Share capital

As of December 31, 2019, the Company’s equity consists of one class of common stock which was part of the formation of StarBlue in association with the contribution further described in Note 1. Prior to the formation of StarBlue, the Company’s equity structure under Communications consisted of two classes of units, Common and Preferred which were established in accordance with the 8th Operating Agreement of Communications, which was executed on January 1, 2015.

Common stock shares of the Company

The Company has one class of stock. There are 11,000,000 authorized Common Stock shares, par value $0.0001 per share, of those 9,876,721 are issued and outstanding as of December 31, 2019 (2018 – 9,876,721, 2017 – 10,000,000)

Preferred units

On January 1, 2015, Communications issued 10,000 Preferred Units (0.1% of its outstanding membership interests) to Roberts Bay Investments, LLC, a company managed by the executive chairman of Communications for a purchase price of $140,586.

On December 30, 2017, Communications purchased from Roberts Bay Investments, LLC, 10,000 Preferred Units pursuant to the Unit Purchase Agreement. This represented 100% of the outstanding Preferred Units. The purchase price of the repurchased securities included the preferred return of 5% per annum cumulative accruing on their unreturned capital contribution. The aggregate payment for the Preferred Units was $161,673.

30

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

11. Membership interest option compensation plans

2018 Equity Incentive Plan

In 2018, StarBlue established an Equity Incentive Plan (the “Plan”). The purpose of the Plan is to recruit and retain highly qualified employees, directors, consultants, and other service providers and to provide the opportunity to share in the growth and value of the Company. The Plan provides for non-qualified options (“NQOs”), Restricted Stock Awards, Deferred Units, and Stock Appreciation Rights. The term of each option is determined by the Company’s Board of Directors, but not more than ten years from the date of grant. The Board of Directors has the discretion to determine the vesting schedule of all options. Options generally vest over three to five years. All option awards provide for accelerated vesting if there is a change in control, as defined in the option and plan document.

The fair value of each option award is estimated on the date of grant (or the measurement date for non-employees) using the concluded fair market value from a Black-Scholes option pricing model. Volatility is estimated based on the average of the historical volatilities of the common stock of entities, with characteristics that are similar to those of the Company. The Company used the following weighted average assumptions to estimate the fair value of membership interest options granted during the years ended December 31, 2019, and 2018:

	2019	2018
Expected term	N/A	3 years
Risk-free interest rate	N/A	2.5%
Volatility	N/A	77.5%
Dividend yield	N/A	0.0%
Forfeiture rate	N/A	0.0%

As of December 31, 2019, there was a Common Stock Option pool of 154,685 units. The Company measures its stock incentive plan costs based upon fair value.

		Weighted-average	Weighted-average
	Number of options	exercise price	grant date fair value
Outstanding at December 31, 2017	-	-	-
Granted	47,217	$24.47	$3.65
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2018	47,217	$24.47	$3.65
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2019	47,217	$24.47	$3.65

The options vest over a period of three years. The number of options and weighted-average grant date fair value at December 31, 2019, 2018, and 2017 are as follows:

		Weighted-average	Weighted average
	Number of options	grant date fair value	remaining life
As at December 31, 2017:
Options vested	-	$-	-
Non-vested options	-	$-	-
As at December 31, 2018:
Options vested	7,870	$3.65	2.58 years
Non-vested options	39,347	$3.65	2.58 years
As at December 31, 2019:
Options vested	23,609	$3.65	1.58 years
Non-vested options	23,608	$3.65	1.58 years

31

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

11. Membership interest option compensation plans (continued)

S2S Holdings

S2S Holdings via Communications has established the 2006 Equity Incentive Plan (later amended and restated), the 2012 Unit Incentive Plan, the 2013 Unit Incentive Plan, the 2014 Unit Incentive Plan (later amended and restated) and the 2015 Unit Incentive Plan (collectively, the “Plans”). The 2006, 2012, 2013 and 2014 Unit Incentive Plans were all assigned from Communications to S2S Holdings on January 1, 2015 as part of the Assignment and Assumptions Agreement. The options issued under these plans are still active and continue with the same rights and privileges as issued. The purpose of the Plans is to promote the interests of the Company by providing the opportunity to purchase or receive Units or to receive compensation that is based upon appreciation in the value of Units to Eligible Recipients in order to attract and retain Eligible Recipients and providing the Eligible Recipients an incentive to work to increase the value of the Units and a stake in the future of the Company. The options are intended to be non-qualified options (“NQOs”), Restricted Unit Awards, Deferred Units and Unit Appreciation Rights.

The term of each option is determined by the Company’s Board of Directors, but not more than ten years from the date of grant. Options generally vest over four years and are only exercisable upon a change in control. All option awards provide for accelerated vesting if there is a change in control, as defined in the option and plan documents. To date, all options issued under the Plans have been for the Company’s Class B common membership interests. The Company’s Board of Directors is authorized to increase the number of Class B common membership interest options available for grant from time to time. As of December 31, 2019, there were Class B common membership interest option pool of 88,532,048 (2018 - 89,484,105; 2017 - 234,219,884) units.

The Company measures its unit incentive plan costs based upon fair value. The fair value of each option award is estimated on the date of grant (or the measurement date for non-employees) using the concluded fair market value from a Black-Scholes option pricing model as determined by a third-party specialist. Volatility is estimated based on the average of the historical volatilities of the common stock of entities, with characteristics similar to those of the Company. The Company used the following weighted average assumptions to estimate the fair value of membership interest options granted during the years ended December 31, 2019, 2018 and 2017:

	2019	2018	2017
Expected term	2.0 years	N/A	4.0 years
Risk-free interest rate	2.50%	N/A	2.10%
Volatility	72.50%	N/A	77.50%
Dividend yield	0.0%	N/A	0.0%
Forfeiture rate	0.0%	N/A	0.0%

A summary of the option activity of the Plans for the year ended December 31, 2019 is as follows:

		Weighted-average	Weighted-average
	Number of options	exercise price	grant date fair value
Outstanding at January 1, 2017	830,107,593	$0.0031672	$0.0019987
Granted	80,442,773	0.0024690	0.0013507
Exercised	-	-	-
Forfeited	(787,708)	0.0040131	0.0029799
Outstanding at December 31, 2017	909,762,658	0.0031047	0.0019406
Granted	-	-	-
Exercised	-	-	-
Correction of prior forfeit in error	3,903,750	0.0027809	0.0039455
Forfeited	(22,180,851)	0.0038350	0.0005918
Outstanding at December 31, 2018	891,485,557	0.0030851	0.0019833
Granted	14,835,018	0.0044488	0.0009107
Exercised	-	-	-
Forfeited	(13,882,960)	0.0134892	0.0036604
Outstanding at December 31, 2019	892,437,615	$0.0029460	$0.0019394

32

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

11. Membership interest option compensation plans (continued)

As a result of the performance condition on exercisability based upon a change in control, no options were exercisable as of December 31, 2019. The number of options, weighted-average exercise price, and weighted average remaining contractual term for options expected to become exercisable at December 31, 2019, 2018, and 2017 are as follows:

			Weighted-average
		Weighted-average	remaining
	Number of options	exercise price	contractual term
As at December 31, 2017:
Options expected to become exercisable	895,638,168	$0.0031089	4.80 years
As at December 31, 2018:
Options expected to become exercisable	884,458,662	0.0030874	4.77 years
As at December 31, 2019:
Options expected to become exercisable	887,540,718	$0.0029411	3.82 years

The number of options and weighted-average grant date fair value at December 31, 2019, 2018, and 2017 are as follows:

	Number of options	Weighted-average grant date fair value
As at December 31, 2017:
Options vested	798,041,209	$0.0019765
Non-vested options	111,721,449	$0.0016841
As at December 31, 2018:
Options vested	846,267,452	$0.0020095
Non-vested options	45,218,105	$0.0014918
As at December 31, 2019:
Options vested	860,415,097	$0.0019688
Non-vested options	32,022,518	$0.0011469

Recognition of compensation expense

The Company issues options under its unit incentive plans that generally require future service and in all cases are only exercisable upon a change of control. The restrictions on exercisability are a non-market performance condition that could be achieved after the requisite service period. The Company would not recognize compensation cost until a change in control is more likely than not. A change in control is an event not solely within the Company’s control and therefore is only more likely than not to occur once the change in control event has occurred.

Upon a change of control, the Company will recognize compensation expense for all outstanding awards for which the requisite service has been rendered. If a change in control had occurred at December 31, 2019, the Company would have recognized compensation expense of $1,709,912 on all vested awards. As of December 31, 2019, the Company had total accumulated unrecognized compensation expense for all outstanding awards (vested and unvested) of $1,746,637 (2018 - $1,783,944, 2017 - $1,781,349).

12. Leases

Lease liabilities are presented in the consolidated statements of financial position as follows:

	December 31,	December 31,	December 31,
	2019	2018	2017
Current	$967,500	$1,377,623	$1,389,221
Non-current	421,908	1,307,897	1,653,163
	$1,389,408	$2,685,520	$3,042,384

33

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

12. Leases (continued)

The Company has leases for properties and equipment. With the exception of short-term leases (leases with an expected term of 12 months or less) and leases for low value assets, each lease is reflected in the consolidated statements of financial position as a right-of-use asset and a lease liability.

The table below describes the nature of the Company’s leasing activities by type of right-of-use asset recognized on the consolidated statement of financial position:

						Number of
						leases with
	Number of	Range	Average	Number of	Number of	variable	Number of
	right of	of	remaining	leases with	leases with	payments	leases with
	use assets	remaining	lease	extension	options to	linked to	termination
	leased	term	term	options	purchase	an index	option
Right-of-use
asset
Property	4	1-3 years	1.5 years	1	-	-	1
Equipment	16	1-3 years	1.5 years	-	16	-	-
	20			1	16	-	1

Future minimum lease payments at December 31, 2019, excluding leases included in discontinued operations, are as follows:

	Minimum lease payments due
	Lease payments	Finance charges	Net present value
Within 1 year	$1,045,377	$77,877	$967,500
1-2 years	462,216	40,308	421,908
Total	$1,507,593	$118,185	$1,389,408

34

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

12. Leases (continued)

Additional information on the right-of-use assets by class of assets is as follows:

	Properties	Equipment	Total
Gross carrying amount
Balance, January 1, 2017	$3,284,490	$795,786	$4,080,276
Additions	-	718,568	718,568
Disposals	-	(34,552)	(34,552)
Balance, December 31, 2017	3,284,490	1,479,802	4,764,292

Additions	856,679	21,935	878,614
Balance, December 31, 2018	4,141,169	1,501,737	5,642,906

Additions	169,918	1,870,606	2,040,524
Transfer to assets held for sale	(856,679)	(1,337,115)	(2,193,794)
Balance, December 31, 2019	$3,454,408	$2,035,228	$5,489,636
Depreciation
Balance, January 1, 2017	$-	$755,615	$755,615
Additions	877,610	227,004	1,104,614
Disposals	-	(34,552)	(34,552)
Balance, December 31, 2017	877,610	948,067	1,825,677

Additions	1,030,662	244,455	1,275,117
Balance, December 31, 2018	1,908,272	1,192,522	3,100,794

Additions	1,035,693	462,381	1,498,074
Transfer to assets held for sale	(306,133)	(111,257)	(417,390)
Balance, December 31, 2019	$2,637,832	$1,543,646	$4,181,478

Carrying amount December 31, 2017	$2,406,880	$531,735	$2,938,615
Carrying amount December 31, 2018	$2,232,897	$309,215	$2,542,112
Carrying amount December 31, 2019	$816,576	$491,582	$1,308,158

13. Contingencies

Legal proceedings

The Company, from time to time, is involved in various legal claims or litigation that can arise in the normal course of operations. As of December 31, 2019, there are no legal proceedings individually or in aggregate that, in the opinion of management, could have a material adverse effect on its financial condition, operations, or cash flows.

Other taxes and regulatory fees

The Company’s accrual for unpaid sales and telecommunications tax liabilities as of December 31, 2019 was $179,829, (2018 - $370,343, 2017 - $1,025,444) and is included in accounts payable and accrued expenses on the accompanying consolidated statements of financial position.

35

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

13. Contingencies (continued)

During 2019, 2018 and 2017, the Company finalized the examination of certain telecommunication tax audits with findings that did not result in material tax, penalties or fees.

The effect of any future laws and regulations on the Company’s operations including, but not limited to, the Company’s recurring service offerings, cannot be determined. The Company determines the potential exposure of such regulatory taxes and fees and has reflected an estimate of these amounts in the accompanying consolidated financial statements. But as a general matter, the increased regulation and the imposition of additional funding obligations increases the Company’s costs of providing service that may or may not be recoverable from the Company’s customers.

14. Related party transactions

During the year ended December 31, 2019, the Company paid commissions of approximately $1,160,000 (2018 - $956,000, 2017 - $772,000) respectively, to a master distributor owned by a member of S2S Holdings. In addition, during the year ended December 31, 2019 the Company paid commissions of approximately $238,600 (2018 - $221,700, 2017 - $234,500) to a master distributor that also holds Class B common membership interests in S2S Holdings. As of December 31, 2019, the outstanding payables to these master distributors totaled $125,591, (2018 - $105,125, 2017 - $95,032) and were included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

From time to time, the Company occasionally utilizes the services of a charter aircraft company that is owned and operated by the Executive Chairman and majority owner of the Company. The Company leases the aircraft under dry lease arrangements. These leases are executed on a flight-by-flight basis and contain no commitments, guarantees, or purchase option clauses. The total expense incurred during the year ended December 31, 2019 approximated $165,100 (2018 - $256,000, 2017 - $265,000) and was included in selling, general, and administrative expenses in the accompanying consolidated statements of income (loss) and comprehensive income (loss).

The Company leases its headquarters facility in Sarasota, Florida from an entity controlled by a related party under an operating lease agreement that expires December 31, 2020. The lease has an initial monthly base rent of approximately $59,900 with an increase of 2% each year thereafter. The Company is also responsible for a pro-rated share of any increase in property taxes or property insurance above a 2013 base year. The lease contains two, three-year lease extension provisions. There was no outstanding rent payable under this lease as of December 31, 2019, 2018 and 2017. The Company is currently in the process of renegotiating this lease.

Key management of the Company are its Board of Directors and members of executive management. Key management personnel remuneration includes the following payments:

	December 31, 2019	December 31, 2018	December 31, 2017
Payroll and benefits	$2,891,008	$2,597,261	$1,839,108
Severance	-	28,462	225,000
Bonus	666,996	489,691	353,381
Commission	114,249	97,433	-
	$3,672,253	$3,212,847	$2,417,489

15. Financial instruments

Fair values

Financial instruments recorded at fair value on the statement of financial position are classified using a fair value hierarchy that reflects the observability of significant inputs used in making the measurements.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

36

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

15. Financial instruments (continued)

The fair values of the cash, accounts receivable, , accounts payable and accrued liabilities approximate their carrying values due to the relatively short-term nature of these financial instruments and fair values of operating facility and loans approximate their carrying values due to variable interest loans or fixed rate loan, which represent market value.

The Company examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, foreign currency risk, interest rate risk and market risk.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its obligations. The Company’s maximum exposure to credit risk for its accounts receivable is summarized as follows:

	December 31, 2019	December 31, 2018	December 31, 2017
Accounts receivable aging:
0-30 days	$3,810,379	$3,722,840	$3,741,417
31-60 days	1,085,514	1,266,109	1,280,193
61-90 days	569,158	377,976	228,320
Greater than 90 days	222,147	331,657	422,725

Less: Allowance for credit losses	(245,756)	(200,239)	(287,661)
Less: Amounts classified to held for sale	(357,400)	-	-
	$5,084,042	$5,498,343	$5,384,994

The Company applies the simplified approach to provide for expected credit losses as prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables and contract assets. The expected credit loss provision is based on the Company’s historical collections and loss experience and incorporates forward-looking factors, where appropriate.

Management actively monitors the Company’s exposure to credit risk under its financial instruments, including with respect to accounts receivable.

Liquidity risk

Liquidity risk if the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company has a planning and budgeting process in place by which it anticipates and determines the funds required to support its normal operating requirements. The Company coordinates this planning and budgeting process with its financial activities through its capital management process.

The Company holds sufficient cash and cash equivalents and working capital, maintained through stringent cash flow management, to ensure sufficient liquidity is maintained. The Company is obligated to the following contractual maturities of undiscounted cash flows at December 31, 2019 as follows:

	2020	2021	2022	2023	2024
Accounts payable and accrued liabilities	$9,294,423	$-	$-	$-	$-
Lease obligations	1,045,377	462,216	-	-	-
Long-term debt	13,476,191	3,928,571	3,928,572	1,428,571	238,095
	$23,815,991	$4,390,787	$3,928,572	$1,428,571	$238,095

37

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

15. Financial instruments (continued)

Foreign currency risk

Most of the Company’s transactions are carried out in USD. Exposure to currency exchange rates arise from the overseas operations of the Blue Face Entities which are denominated in Pounds Sterling (GBP) and Euro. The Company does not have significant exposure to foreign currency.

Interest rate risk

The Company’s exposure to interest rate fluctuations is with its credit facility (Note 8) which bears interest at Prime plus 2.00%. As at December 31, 2019, a change in the interest rate of 1% per annum would have an impact of approximately $198,167 (2018 - $170,136, 2017 - $2,778) per annum in finance costs.

16. Capital management

The Company’s objectives in managing capital are to safeguard the Company’s assets, to ensure sufficient liquidity to sustain the future development of the business via advancement of its significant research and development efforts, to conservatively manage financial risk and to maximize investor, creditor and market confidence. The Company considers its capital structure to include its shareholders’ equity and operating facilities and loans which was $21,883,186 at December 31, 2019 (2018 - $15,746,456, 2017 – $18,963,200). Working capital is optimized via stringent cash flow policies surrounding disbursement, foreign currency exchange and investment decision-making. There have been no changes in the Company’s approach to capital management during the year and the Company is subject to capital requirements imposed by its lenders as disclosed in Note 8.

17. Selling, general, and administrative expenses

	2019	2018	2017
Payroll and benefits	$23,475,363	$24,277,375	$23,540,168
Commissions and third party compensation	21,691,203	17,277,540	16,266,759
Travel	2,822,120	2,938,279	2,885,460
Professional fees	2,895,892	2,744,725	3,210,752
Depreciation	1,722,726	2,580,169	2,712,218
Dealer training	1,696,760	2,502,158	2,438,817
Marketing and advertising	1,424,572	1,391,573	1,235,791
Licenses & subscriptions	1,107,651	827,426	753,112
Amortization	1,043,117	1,021,826	1,040,156
Other	371,391	(753,947)	253,166
Utilities	219,826	236,892	262,212
Insurance	220,049	175,026	164,293
Training	47,171	53,731	69,302
	$58,737,841	$55,272,773	$54,832,206

38

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

18. Interest expense

	2019	2018	2017
Long-term debt	$1,771,153	$1,129,501	$99,675
Lease liability	106,493	157,256	154,516
Other	174,735	56,344	303,267
	$2,052,381	$1,343,101	$557,458

19. Supplemental cash flow information

	December 31, 2019	December 31, 2018	December 31, 2017
Non-cash transactions
Purchases of capital expenditures through capital lease arrangements	$1,868,282	$21,935	$-
Accretion of preferred dividend redemption on preferred units	-	-	7,029
Issuance of equity in association with the acquisition of Blue Face Entities	-	-	1,270,149

	December 31, 2019	December 31, 2018	December 31, 2017
Interest paid	$1,815,059	$1,115,058	$76,652
Income taxes paid	86,661	50,755	41,571

20. Revenue, contract cost assets and deferred revenue

Revenue

The following table presents revenues disaggregated by timing and type of revenue recognition:

	December 31, 2019	December 31, 2018	December 31, 2017
Recurring subscription revenues - revenue recognized over time	$65,537,270	$57,231,298	$50,642,151
Product sales – revenue recognized point in time	7,443,783	8,926,573	10,933,788
Revenue from contracts with customers	72,981,053	66,157,871	61,575,939
Lease revenue	4,405,169	2,523,665	1,927,249
Total revenue	$77,386,222	$68,681,536	$63,503,188

The Company derives lease revenue from the rental of telecommunication hardware as part of a communication services contract. The Company manages the risk associated with rights it retains in the underlying assets by requiring all lessees to provide security deposits and by mandatory return of equipment in working order in the event that the lessee stops payment. Future minimum lease payments receivable under non-cancellable operating leases at December 31, 2019 are as follows:

December 31, 2019
Within one year	$6,268,553
After one year, but not more than five years	12,958,099

39

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

20. Revenue, contract cost assets and deferred revenue (continued)

Contract cost assets

The Company capitalizes incremental costs of obtaining customer contracts. The capitalized amounts consist primarily of: (i) sales commissions paid to the direct sales force and amounts paid to employees other than the direct sales force who earn incentive payouts under annual compensation plans that are tied to the value of contracts acquired plus (ii) the associated payroll taxes and fringe benefit costs associated with the payments to the employees.

Amortization of contract cost assets of $1,074,070 (2018 - $923,110, 2017 – $640,960) has been recorded in depreciation expense. The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit for these deferred contract acquisition costs. The Company accelerated the recognition of $181,277 of previously capitalized contract acquisition costs related to contract cancellations that occurred during the year ending December 31, 2019 (2018 - $262,663, 2017 – $187,899).

Deferred revenue

Contract liabilities, which includes deferred revenues, represent the future performance obligations to customers in respect of services or customer activation fees for which consideration has been received upfront and is recognized over the expected term of the customer relationship. The Company has elected to apply the practical expedient that allows the Company to not disclose the unsatisfied portions of performance obligations under contracts where the revenue we recognize is equal to the amount invoiced to the customer.

Deferred revenue consists of the following amounts at each reporting date:

	December 31, 2019	December 31, 2018	December 31, 2017
Billing deferral	$1,924,063	$2,061,601	$1,856,905
Deferred activation fees	386,051	224,690	134,503
Deferred grants	46,028	247,395	286,487
Prepaid customer deposits	1,899,964	2,316,353	3,651,406
Total deferred revenues	4,256,106	4,850,039	5,929,301

Less: current portion	2,793,608	2,991,240	3,912,599
Deferred revenues, long term portion	$1,462,498	$1,858,799	$2,016,702

40

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

21. Subsequent events

The Company has evaluated subsequent events through February 26, 2021, the date of the accompanying financial statements were available to be issued, and identified no events, other than those noted below, that require consideration or adjustment to, or disclosure in, the financial statements.

Sale of Blue Face Entities and NSV

In January 2020, the Company entered into a Securities Purchase Agreement for the sale of the Blue Face Entities and NSV to Comcast Cable Communications, LLC. The adjusted purchase price was $45,624,503. The transaction closed on January 24, 2020. The agreement set a targeted net working capital and allowed or an adjusted net working capital adjustment to be completed within 90 days of the closing date. Each party was responsible for their respective expenses associated with the transaction. Transaction expenses on behalf of the Company were settled via the flow of funds on the day of closing. The Company will recognize a gain on the sale of $33,475,471.

Reconciliation of purchase price to gain to be recognized:
Adjusted purchase price	$45,624,503
Value of assets and liabilities on January 24, 2020
Cash	(1,499,358)
Accounts receivables, net	(475,192)
Inventory	(80,463)
Property, plant, and equipment, net	(2,390,345)
Intangibles	(704,345)
Goodwill	(9,662,451)
Other assets	(811,087)
Accounts payable and accrued expenses	1,486,938
Taxes and regulatory fees	13,430
Deferred revenue	(209,157)
Short and long-term lease liabilities	1,313,856
Other liabilities	(313,165)
Net assets and liabilities on January 24, 2020	(13,331,339)
Cumulative currency translation recognized on sale	51,225
Gain recognized on sale, net of transaction expenses	32,344,389
Transaction expenses net from purchase price	1,131,082
Gain recognized on sale	$33,475,471

New credit and guarantee agreement and amendment

Subsequent to December 31, 2019, the Company entered into a new Credit and Guaranty Agreement (CGA). The CGA was entered into on March 13, 2020 with AB Private Credit Investors LLC (ABPCI). The proceeds of the CGA will be used to repay the WAB LSA, fund a closing date dividend and for working capital and other general purposes. The CGA provided for a total of $55,000,000 of senior secured credit via a Revolving Loan, Term Loan and Delayed Draw

Term Loan. The Revolving Loan extends credit up to $7,500,000, with a maturity date of March 13, 2025. The Term Loan provided for a one time funding of $42,500,000, with a maturity date of March 13, 2025. The Delayed Draw Term Loan provided for funding in two installments to a maximum of $5,000,000 with the commitment termination on the earlier of when the full term has been drawn or March 12, 2022 and a maturity date of March 13, 2025.

The WAB LSA was repaid in full in March 2020.

The CGA provides for permitted indebtedness of equipment lease agreements in the amounts of (1) the lessor of $10,000,000 or the fair market value of equipment leased in 2020 and (2) the lessor of $8,000,000 or the fair market value of equipment leased in subsequent fiscal years.

The loans bear interest on the unpaid principal amount thereof from the date made to the date of repayment as follows, (a) if a base rate loan, at the base rate plus the applicable margin or (b) if a Eurodollar rate loan, at the adjusted Eurodollar rate plus the applicable margin.

41

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

21. Subsequent events (continued)

The applicable margin on the base rate loan is 4.5% and Eurodollar rate loans is 5.5%. Interest on the CGA facility is paid quarterly in arrears on the 14th day of the month. The Term Loan is payable in quarterly installments of principal of $106,250 beginning on June 30, 2020 with the remaining unpaid principal and interest payable in full on March 13, 2025. The Term Loan once repaid, may not be reborrowed. The Revolving Loan is payable in full on March 13, 2025. The Delayed Draw Term Loan is payable after reaching the commitment termination date in installment equal to 0.25% of the outstanding balance and payable in full on March 13, 2025.

The CGA contains certain financial covenants related to Total Leverage Ratio and Fixed Charge Coverage and maintaining minimum liquidity of at least $2,500,000 at all times, as well as requirements to provide monthly and quarterly internal prepared financial statements and annual audited financial statements and other information. The CGA contains customary affirmative and negative covenants, including covenants restricting the Company’s ability to incur debt, dispose of assets or enter into transactions with affiliates. The CGA grants ABPCI a perfected first priority security interest in all assets of the Company, including intellectual property.

On May 22, 2020, the Company entered into the First Amendment to the CGA. This amendment was for the purpose of allowing the Company to receive the Paycheck Protection Program loan (PPP) under the CARES Act. Certain terms and definitions were amended and/or added to incorporate the provisions for the CARES Act indebtedness. See further discussion on the PPP loan below.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. The spread of COVID-19 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies.

The Company has determined that these events are non-adjusting subsequent events. Accordingly, the financial position and results of operations as of and for the year ended December 31, 2019 have not been adjusted to reflect their impact. The duration and impact of the COVID-19 pandemic, as well as the effectiveness of government and central bank responses, remains unclear at this time. It is not possible to reliably estimate the duration and severity of these consequences, as well as their impact on the financial position and results of the Company for future periods.

Paycheck protection program loan

In April 2020, the Company applied for a $4,199,200 paycheck protection program (PPP) loan via Newtek Small Business Finance, LLC (Newtek). The loan was approved by the Small Business Administration (SBA) and by Newtek and funded on June 16, 2020. The loan was pursuant to the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748 (CARES Act) enacted into law in response to the COVID-19 pandemic. The term of the loan is for five years at an annual interest rate of 1%, Payments are deferred for ten months. Funds borrowed under the PPP may be forgivable by the United States government pursuant to the provisions of the CARES Act and the PPP Flexibility Act of 2020, H.R. 7010. Based on the criteria for forgiveness of the PPP loan, the Company will apply for 100% forgiveness of the loan amount borrowed; however, such forgiveness is not assured and is dependent upon approval from the United States government. Eligibility or forgiveness is based on the following:

•	The covered period for use of the loan proceeds is 24 weeks from the time of funding or through December 31, 2020, whichever is earlier.

•	Loan proceeds must be used for 60% payroll cost and 40% non-payroll cost for the following covered expenses:

o	Payroll cost – salary, wages, commission or tips (capped at $100,000 on an annualized basis for each employee) – employee benefits including cost for vacation, separation payments, medical and sick leave – provisions of group health care benefits including insurance premiums – payment of retirement benefits

o	Mortgage interest

o	Rent – operating and capital leases

o	Utility costs

•	The Company must apply for forgiveness of the loan amount within 10 months of use of the proceeds.

42

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2019, 2018 and 2017

21. Subsequent events (continued)

Expected Sale of Company to Sangoma Technologies

On January 28, 2021, the Company entered into a stock purchase agreement (the Agreement) whereby the Company will be acquired by Sangoma Technologies Corporation (“Sangoma”). Pursuant to the Agreement, Sangoma will acquire StarBlue (the “Acquisition”) for approximately $437 million, consisting of $105 million in cash and 110 million common shares of Sangoma. The transaction will be subject to approval by Sangoma shareholders at a special meeting of shareholders expected to be held in late March or early April 2021 (the “Special Meeting”), with closing expected to occur shortly thereafter.

43

Condensed Consolidated Interim Financial Statements

StarBlue Inc.

For the three and nine months ended September 30, 2020 and 2019

(Unaudited)

StarBlue Inc.

Condensed consolidated interim statements of financial position

(unaudited) (in United States dollars)

(in United States dollars)		September 30,	December 31,
As at	Note	2020	2019
Assets
Current
Cash		$8,892,365	$2,467,699
Accounts receivables		5,298,889	5,084,042
Inventory		1,163,277	1,064,903
Prepaid and other current assets		978,058	885,357
Current portion of contract cost assets		895,939	987,984
Assets held for sale	6	-	14,547,944
Total current assets		17,228,528	25,037,929
Property and equipment	3	5,827,963	5,429,743
Right-of-use assets	11	439,887	1,308,158
Intangible assets	4	6,029,281	4,944,796
Goodwill	5	-	-
Contract cost assets		4,021,623	4,155,104
Other assets		1,082,639	1,057,423
Total assets		$34,629,921	$41,933,153

Liabilities
Current
Accounts payable and accrued liabilities		$8,989,300	$9,294,423
Current portion of deferred revenues		3,118,989	2,793,608
Current portion of lease liability	11	391,415	967,500
Revolving line of credit facility	7	-	10,500,000
Current portion of long-term debt	7	425,000	2,976,191
Loan payable	8	4,198,850	-
Liabilities held for sale	6	-	2,905,434
Total current liabilities		17,123,554	29,437,156
Deferred revenues, long term portion		1,443,029	1,462,498
Lease liability, long term portion	11	127,656	421,908
Long-term debt	7	40,589,539	9,323,382
Other non-current liabilities		1,121,863	1,159,731
Deferred income taxes		2,375,162	1,044,865
Total liabilities		62,780,803	42,849,540
Shareholders’ equity (deficit)
Common stock	9	1,000	1,000
Contributed surplus		-	42,568,697
Cumulative currency translation adjustment		-	(230,554)
Accumulated deficit		(28,151,882)	(43,255,530)
Total shareholders’ equity (deficit)		(28,150,882)	(916,387)
Total liabilities and shareholders’ equity (deficit)		$34,629,921	$41,933,153

Contingencies (Note 12)
Subsequent events (Note 19)

On behalf of the Board on February 26, 2021

(Signed) Norman A. Worthington, III	(Signed) Chris A. Lewis
Director	Director

See accompanying notes to the condensed consolidated interim financial statements

3

StarBlue Inc.

Condensed consolidated interim statements of income and comprehensive income

(unaudited) (in United States dollars)

		Three-months ended		Nine-months ended
		September 30		September 30
	Note	2020	2019	2020	2019
Revenues	18
Recurring subscription services		$18,750,518	$18,039,830	$55,465,402	$51,891,540
Product sales		1,663,937	1,799,670	4,284,581	5,818,633
Total revenues		20,414,455	19,839,500	59,749,983	57,710,173
Cost of sales
Recurring subscription services		1,559,594	1,517,002	4,308,778	4,518,682
Product sales		1,102,040	1,100,968	2,818,325	3,476,001
Total cost of sales		2,661,634	2,617,970	7,127,103	7,994,683
Gross profit		17,752,821	17,221,530	52,622,880	49,715,490
Selling, general, and administrative
expenses	15	14,493,148	14,827,755	45,175,733	42,829,605
Income from operations		3,259,673	2,393,775	7,447,147	6,885,885
Other
Interest expense	16	(811,121)	(528,932)	(2,527,119)	(1,544,702)
Income before income taxes		2,448,552	1,864,843	4,920,028	5,341,183
Income tax expense		(574,600)	(385,242)	(1,587,815)	(1,157,769)
Net income from continuing
operations		1,873,952	1,479,601	3,332,213	4,183,414
Net income (loss) from
discontinued operations	6	-	(948,244)	29,202,738	(1,745,629)
Net income		1,873,952	531,357	32,534,951	2,437,785
Other comprehensive income (loss)
Translation of foreign operations		-	67,751	230,554	(82,434)
Total comprehensive income		$1,873,952	$599,108	$32,765,505	$2,355,351

See accompanying notes to the condensed consolidated interim financial statements

4

StarBlue Inc.

Condensed consolidated interim statements of changes in shareholders’ equity (deficit)

(unaudited) (in United States dollars)

				Cumulative
				currency
	Note	Common stock	Contributed surplus	translation adjustment	Accumulated deficit	Total shareholders’ equity (deficit)
Balance at December 31, 2018		$1,000	$42,568,697	$75,330	$(45,577,293)	$(2,932,266)
Currency translation adjustment		-	-	(82,434)	-	(82,434)
Net income		-	-	-	2,437,785,	2,437,785
Balance at September 30, 2019		1,000	42,568,697	(7,104)	(43,139,508)	(576,915)
Balance at December 31, 2019		$1,000	$42,568,697	$(230,554)	$(43,255,530)	$(916,387)
Currency translation adjustment		-	-	230,554	-	230,554
Net income		-	-	-	32,534,951	32,534,951
Distribution	9	-	(42,568,697)	-	(17,431,303)	(60,000,000)
Balance at September 30, 2020		$1,000	$-	$-	$(28,151,882)	$(28,150,882)

See accompanying notes to the condensed consolidated interim financial statements

5

StarBlue Inc.

Condensed consolidated interim statements of cash flows

(unaudited) (in United States dollars)

	Nine months	Nine months
	ended	ended
	September 30,	September 30,
	2020	2019
Cash flows from operating activities:
Net income from continuing operations	$3,332,213	$4,183,414
Net income (loss) from discontinued operations	29,202,738	(1,745,629)
Net income	32,534,951	2,437,785
Adjustments for items not involving cash:
Depreciation and amortization expense	2,512,814	2,933,103
Loss on disposal of assets	143,506	150,036
Gain on sale of the Blue Face Entities	(32,344,389)	-
Bad debt expense	343,454	105,747
Income taxes	1,352,560	1,014,261
Changes in operating assets and liabilities:		-
Accounts receivable	(676,093)	182,743
Inventory, net	(98,698)	14,350
Prepaid and other current / non-current assets	(164,416)	(644,137)
Expenditures for contract cost assets	225,526	(754,049)
Accounts payable and accrued expenses	225,137	(2,259,140)
Deferred revenues	(22,696)	(207,392)
Other non-current liabilities	(351,033)	51,819
Net cash provided by operating activities	3,680,623	3,025,126
Cash flows from investing activities:
Proceeds from sale of the Blue Face Entities, net cash sold	44,125,145	-
Purchases of property and equipment	(1,213,029)	(2,183,325)
Expenditures for internal use software	(1,992,133)	(2,655,700)
Net cash provided by (used in) investing activities	40,919,983	(4,839,025)
Cash flows from financing activities:
Proceeds from PPP - Newtek	4,199,200	-
Payments on term loan – ABPCI	(212,500)	-
Proceeds from term loan – ABPCI	42,500,000	-
Payments on revolving credit facility - WAB	(13,500,000)	(17,600,000)
Proceeds from revolving credit facility - WAB	3,000,000	16,500,000
Payments on term loan - WAB	(12,500,000)	-
Proceeds from term loan - WAB	-	5,000,000
Debt financing costs	(1,072,884)	(116,937)
Member distributions	(60,000,000)	-
Payments on capital lease obligations	(870,336)	(891,516)
Net cash (used in) provided by financing activities	(38,456,520)	2,891,547
Effects on cash of currency translation	280,580	(82,435)
Net increase in cash	6,424,666	995,213
Cash, beginning of period	2,467,699	2,085,430
Cash, end of period	$8,892,365	$3,080,643

Supplemental cash-flow information (Note 17)

See accompanying notes to the condensed consolidated interim financial statements

6

StarBlue Inc.

Notes to the condensed consolidated interim financial statements

(unaudited) (in United States Dollars)

For the three and nine months ended September 30, 2020, and 2019

1. Nature of operations

StarBlue Inc. (“StarBlue” or “the Company”), was formed as a Delaware corporation on December 4, 2017 pursuant to a Contribution Agreement between Star2Star Holdings, LLC (“S2S Holdings”) and Blue Face Holdings Limited (“BF Holdings”). As StarBlue was formed as a continuation of S2S Holdings, a Delaware corporation incorporated on January 1, 2015, the balances reflected at January 1, 2017 are those of S2S Holdings.

On December 31, 2017, S2S Holdings and BF Holdings each contributed to the Company its interests in its wholly-owned subsidiaries, Star2Star Communications, LLC (“Communications”) and Blue Face Limited, Blue Face Italia Sr.1., Blueface Limited, and Blueface, Inc. (collectively, “Blue Face Entities”), respectively, in exchange for all the outstanding stock in the Company. This transaction constituted an Internal Revenue Code Section (“IRC S”) 351 exchange whereby no gain or loss was recognized on the contribution of property in exchange for stock of a corporation. Following this transaction, S2S Holdings held a controlling interest of 95% of the outstanding shares in the Company, and BF Holdings held 5% of the remaining outstanding shares. Prior to the formation of StarBlue, the Company previously reported its operations under Communications, which was founded in 2004 in Sarasota, Florida. Communications operates throughout the United States of America.

Effective December 31, 2017, Communications became a wholly-owned subsidiary of StarBlue and the results of operations of Communications are included in these consolidated financial statements for the three and nine month periods ended September 30, 2019 and 2020.

On February 18, 2019, the Company formed a fully owned subsidiary, NSV Connect, LLC. (“NSV”). NSV was formed in the state of Delaware as a limited liability company. NSV was a disregard entity for federal tax purposes. NSV provided Unified Communications-as-a-Service (“UCaas”) solutions via the Blue Face Proprietary platform in North America.

On January 24, 2020, the Company sold the Blue Face Entities and NSV to Comcast Cable Communications, LLC by means of a share purchase agreement. See Note 6. The operating results of the Blue Face Entities and NSV are included for the three and nine months periods ended September 30, 2019 and 2020 up to the date of sale as discontinued operations.

The Company provides a scalable cloud-based UCaas solution that unifies customers’ voice, video, fax, instant messaging, and presence management into a single system that enables visibility and improves productivity. The Company offers voice over internet communication systems (“VoIP”), software and related services. The Company’s solution is sold through a diversified network of partners that includes distributors, master agents, managed service providers, licensees, wholesalers and certified installing dealers. The Company also has a professional services team which focuses on best practices and providing custom applications and training. Available across North America, the Company’s solution has an installed base of approximately 26,500 locations, including large national chains with multi-location communications footprints. The Blue Face Entities operated throughout Ireland, Italy, UK, France, Germany and Spain. The Blue Face Entities’ platform enabled their clients to integrate mobile and desk phones to work together as one. The Blue Face Entities’ proprietary UCaas platform was built on 13 years of development.

The Company’s registered office is 600 Tallevast Rd., Suite 202 Sarasota, FL 34243.

7

StarBlue Inc.

Notes to the condensed consolidated interim financial statements

(unaudited) (in United States Dollars)

For the three and nine months ended September 30, 2020, and 2019

1. Nature of operations (continued)

COVID-19

The Company has and continues to closely monitor sales and other financial metrics to assess the impact of COVID- 19 on its operations. These metrics suggest that there has been some decline in revenue attributable to COVID-19, but this decline has so far been minimal and appears to largely be reversing itself. It is too early to determine if COVID-19 will have a long-term impact on the Company’s operations and revenue.

In recognition of the potential impact COVID-19 may have on its customers, starting in April 2020, The Company offered customers standard payment deferral options for up to three months. Customers electing payment deferral options agreed to extend their contract term consistent with the length of the deferral, repay the deferred amount over a twelve (12) month period, and/or pay additional administrative fees. So far, there has been only modest interest in this option with very few customers electing to accept the deferral option.

In June 2020, The Company received a loan under the SBA Paycheck Protection Program (PPP) under the United States Coronavirus Aid, Relief, and Economic Security Act. The PPP loan proceeds were segregated from the operating funds of The Company. By mid-third quarter 2020, The Company had used 100% of the PPP loan proceeds on eligible expenses. The Company has ten months in which to complete the loan forgiveness application from the date of the final expenditure. The Company will file for loan forgiveness in March 2021. See also Note 8.

In response to the economic uncertainty created by COVID-19, The Company implemented a number of cost savings and expense reduction measures in 2020. These included eliminating senior leadership bonuses, reducing or eliminating annual compensation increases for employees, a hiring freeze on non-essential positions, eliminating non-essential business travel and in-person marketing events, negotiating reduced rent at the Company’s head office and closing the Company’s Atlanta office at the end of the existing lease term in September 2020.

The Company has had little to no impact on its supply chain side from COVID-19. Significant advance work by the Company’s operations teams ensured that it was able to successfully manage any possible disruption without any material impact on sales opportunities.

The Company took precautions early in March 2020 when the pandemic started and had all non-essential employees work from home. A handful of employees in distribution and IT do come in regularly to the office but are socially distanced and required to wear personal protective equipment. The Company also has increased hand sanitizing stations throughout the building and reminder policies on the importance of continued vigilance on hand washing hygiene. The Company has also eliminated non-essential travel and required waivers of any employee who chooses to travel during the pandemic.

2. Significant accounting policies

i)        Statement of compliance

These unaudited condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standards (“IAS”) 34, Interim Financial Reporting. The unaudited condensed consolidated interim financial statements do not include all of the information required for annual consolidated financial statements and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2019.

These unaudited condensed consolidated interim financial statements were, at the recommendation of the audit committee, approved and authorized for issuance by the Company’s Board of Directors on February 26, 2021.

These unaudited condensed consolidated interim financial statements were prepared using the same basis of presentation, accounting policies and methods of computation as those of the audited consolidated financial statements for the year ended December 31, 2019.

8

StarBlue Inc.

Notes to the condensed consolidated interim financial statements

(unaudited) (in United States Dollars)

For the three and nine months ended September 30, 2020, and 2019

2. Significant accounting policies (continued)

ii)       Accounting standards implemented as of January 1, 2020

Government assistance

Government grants are recognized when there is reasonable assurance that the grant will be received, and all associated conditions will be complied with. When the grant relates to an expense item, it is recognized in income on a systematic basis over the periods that the related costs it is intended to compensate are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset. When the Company receives a forgivable loan from the government, it is treated as a government grant only when there is reasonable assurance that the Company will meet the terms for forgiveness of the loan.

iii)       Significant accounting judgments, estimates and uncertainties

These condensed unaudited consolidated interim financial statements were prepared using the same basis of presentation, accounting policies and methods of computation as those of the audited consolidated financial statements for the year ended December 31, 2019. They were prepared using the same critical estimates and judgments in applying the accounting policies as those of the audited consolidated financial statements for the year ended December 31, 2019.

9

StarBlue Inc.

Notes to the condensed consolidated interim financial statements

(unaudited) (in United States Dollars)

For the three and nine months ended September 30, 2020, and 2019

3. Property and equipment

	Leasehold	Furniture and
	improvements	equipment	Total
Cost
Balance, December 31, 2018	$2,551,292	$6,510,829	$9,062,121
Additions	6,682	2,878,670	2,885,352
Disposals	(237,185)	(505,000)	(742,185)
Foreign exchange	-	(17,205)	(17,205)
Transfer to held for sale	-	(1,239,761)	(1,239,761)
Balance, December 31, 2019	2,320,789	7,627,533	9,948,322
Additions	-	1,269,216	1,269,216
Disposals	-	(320,487)	(320,487)
Balance, September 30, 2020	$2,320,789	$8,576,262	$10,897,051

Accumulated depreciation
Balance, December 31, 2018	$1,880,927	$2,535,174	$4,416,101
Additions	271,763	952,351	1,224,114
Disposals	(231,389)	(138,208)	(369,597)
Impairment	-	(16,190)	(16,190)
Transfer to held for sale	-	(735,848)	(735,848)
Balance, December 31, 2019	1,921,301	2,597,279	4,518,580
Additions	178,504	548,986	727,490
Disposals	-	(176,982)	(176,982)
Balance, September 30, 2020	$2,099,805	$2,969,283	$5,069,088

Net book value, December 31, 2019	$399,488	$5,030,254	$5,429,742
Net book value, September 30, 2020	$220,984	$5,606,979	$5,827,963

Depreciation expense is included in general and administration expense in the consolidated statements of income and comprehensive income.

10

StarBlue Inc.

Notes to the condensed consolidated interim financial statements

(unaudited) (in United States Dollars)

For the three and nine months ended September 30, 2020, and 2019

4. Intangible assets

					Computer
					software
	IP and				and
	domain			Customer	capitalized
	properties	Technology	Brand	relationships	software	Total
Cost
Balance, December 31, 2018	$-	$476,900	$479,500	$48,900	$7,193,803	$8,199,103
Additions	27,523	-	-	-	3,330,421	3,357,944
Disposals	-	-	-	-	(449,238)	(449,238)
Foreign exchange	-	-	-	-	(9,663)	(9,663)
Transfer to held for sale	-	(476,900)	(479,500)	(48,900)	(830,863)	(1,836,163)
Balance, December 31, 2019	27,523	-	-	-	9,234,460	9,261,983
Additions	-	-	-	-	2,001,538	2,001,538
Balance, September 30, 2020	$27,523	$-	$-	$-	$11,235,998	$11,263,521
Accumulated amortization
Balance, December 31, 2018	$-	$95,380	$47,950	$2,445	$3,535,511	$3,681,286
Additions	1,356	-	-	-	895,986	897,342
Foreign exchange	-	-	-	-	(366)	(366)
Transfer to held for sale	-	(95,380)	(47,950)	(2,445)	(115,300)	(261,075)
Balance, December 31, 2019	1,356	-	-	-	4,315,831	4,317,187
Additions	2,064	-	-	-	914,989	917,053
Balance, September 30, 2020	$3,420	$-	$-	$-	$5,230,820	$5,234,240

Net book value, December 31, 2019	$26,167	$-	$-	$-	$4,918,629	$4,944,796
Net book value, September 30, 2020	$24,103	$-	$-	$-	$6,005,178	$6,029,281

Amortization expense is included in general and administration expense in the consolidated statements of income and comprehensive income.

5. Goodwill

The Company’s goodwill relates to the Company’s acquisition of the Blue Face Entities on December 31, 2017. The carrying amount and movements of goodwill was as follows:

Balance, December 31, 2018	$9,662,451
Transfer to held for sale	(9,662,451)
Balance, December 31, 2019	-
Balance, September 30, 2020	$-

11

StarBlue Inc.

Notes to the condensed consolidated interim financial statements

(unaudited) (in United States Dollars)

For the three and nine months ended September 30, 2020, and 2019

6. Sale of Blue Face Entities and NSV

As at December 31, 2019, the Company had committed to a plan to sell Blue Face Entities and NSV and an active program to locate a buyer had been initiated. At December 31, 2019 Blue Face Entities and NSV were classified as a disposal group held for sale and as a discontinued operation. The results for Blue Face Entities and NSV for the three and nine months ended September 30, 2020 and 2019 are presented below:

		Three-months ended		Nine-months ended
		September 30		September 30
	Note	2020	2019	2020	2019
Revenues
Recurring subscription services		$-	$1,264,166	$368,873	$3,893,082
Product sales		-	113,132	39,063	669,120
Total revenues, net			1,377,298	407,936	4,562,202

Cost of sales
Recurring subscription services		-	410,307	106,473	1,141,714
Product sales		-	103,432	34,844	434,138
Total cost of sales		-	513,739	141,317	1,575,852
Gross profit		-	863,559	266,619	2,986,350
Selling, general, and
administrative expenses		-	1,718,239	121,591	4,953,010
Income (loss) from operations		-	(854,680)	145,028	(1,966,660)
Other
Interest expense		-	(9,969)	(3,985)	(30,421)
Gain on sale of Blue Face
Entities				33,475,471
Income (loss) before income taxes		-	(864,649)	33,616,514	(1,997,081)
Income tax (expense) recovery		-	(83,595)	(4,413,776)	251,452
Net income (loss) for the period
from discontinued operations		$-	$(948,244)	$29,202,738	$(1,745,629)

The net cash flows incurred by Blue Face Entities and NSV are, as follows:

	Nine-months ended September 30
	2020	2019
Operating	$641,024	$(2,098,508)
Investing	(24,465)	(326,399)
Financing	(45,426)	-
Net cash inflow (outflow)	$571,133	$(2,419,907)

12

StarBlue Inc.

Notes to the condensed consolidated interim financial statements

(unaudited) (in United States Dollars)

For the three and nine months ended September 30, 2020, and 2019

6. Sale of Blue Face Entities and NSV (continued)

On January 24, 2020, the Company sold the Blue Face Entities and NSV to Comcast Cable Communications, LLC by means of a share purchase agreement. Blue Face Entities and NSV were sold for a total of $45,624,503 in cash resulting in a gain, net of transaction expenses of $33,475,471.

Reconciliation of purchase price to gain recognized:
Adjusted purchase price	$45,624,503
Value of assets and liabilities on January 24, 2020
Cash	(1,499,358)
Accounts receivables, net	(475,192)
Inventory	(80,463)
Property, plant, and equipment, net	(2,390,345)
Intangibles	(704,345)
Goodwill	(9,662,451)
Other assets	(811,087)
Accounts payable and accrued expenses	1,486,938
Taxes and regulatory fees	13,430
Deferred revenue	(209,157)
Short and long-term lease liabilities	1,313,856
Other liabilities	(313,165)
Net assets and liabilities on January 24, 2020	(13,331,339)
Cumulative currency translation recognized on sale	51,225
Gain recognized on sale	32,344,389
Transaction expenses	1,131,082
Gain recognized on sale, net of transaction expenses	$33,475,471

7. Operating facility and loan

	September 30, 2020	December 31, 2019
Term loan I - WAB	$-	$7,299,573
Term loan II - WAB	-	5,000,000
Revolving line – WAB	-	10,500,000
Term loan - CGA	41,014,539	-
Total debt	41,014,539	22,799,573
Less: current portion	425,000	13,476,191
Long-term debt	$40,589,539	$9,323,382

WAB Loans

On December 27, 2017, the Company entered into a Loan and Security Agreement (“LSA”) with Western Alliance Bank (“WAB”). The primary reason for the new LSA was to facilitate the acquisition of the Blue Face Entities. The LSA provided for extension of credit via a Revolving Line and a Term Loan. The Revolving Line extends credit up to $12,500,000, with a maturity date of December 27, 2020. The Term Loan provided for a one-time funding of $7,500,000, with a maturity date of December 27, 2022. The LSA provides for permitted indebtedness and permitted liens in the aggregate of $5,000,000 for equipment financing and inventory. Both facilities bear an interest rate on the outstanding daily balance at a rate of 2% above the Prime Rate. The Prime Rate is defined as the greater of 4.50%, or the Prime

13

StarBlue Inc.
Notes to the condensed consolidated interim financial statements
(unaudited) (in United States Dollars)
For the three and nine months ended September 30, 2020, and 2019

7. Operating facility and loan (continued)

Rate published in the Money Rates section of Western Edition of the WSJ, or such other rate of interest publicly announced from time to time by the WAB as its Prime Rate. Interest on both facilities is paid monthly in arrears on the 10th day of the month. The Term Loan is payable in 42 equal monthly installments of principal beginning on July 10, 2019. The Term Loan once repaid, may not be reborrowed. The Revolving Line is payable in full on December 27, 2020. The LSA was modified on February 11, 2019 and extended the repayment start date for the Term Loan to January 10, 2020 and payable in 36 equal monthly installments.

On February 11, 2019, the Company entered into a Loan and Security Modification Agreement (“LSMA”) with WAB. The primary reason for the LSMA was for working capital. The LSMA provided a $5,000,000 increase to the Revolving Line and added an additional $5,000,000 Term Loan (“Term Loan II”). The Revolving Line extends credit up to $17,500,000, with a maturity date of December 27, 2020. The Term Loan II provides for a one-time funding of $5,000,000, with a maturity date of February 11, 2024. The Revolving Line and Term Loan I continue to bear an interest rate on the outstanding daily balance at a rate of 2.00% above the Prime Rate. Term Loan II bears an interest rate on the outstanding daily balance at a rate of 5.00% above the price rate. The Prime Rate definition was updated as the greater of 5.50%, or the Prime Rate published in the Money Rates section of the Western Edition of the WSJ, or such other rate of interest publicly announced from time to time by WAB as its Prime Rate. Interest on all facilities is paid monthly in arrears on the 10th day of the month. Term Loan I repayment terms were modified and is payable in 36 equal monthly installments of principal beginning on January 10, 2020. Term Loan II is payable in 42 equal monthly installments of principal beginning on September 10, 2020. The Term Loan I and Term Loan II once repaid, may not be reborrowed. The Revolving Line is payable in full December 27, 2020.

The LSA with WAB contains certain financial covenants related to revenue growth and maintaining minimum liquidity of at least $2,500,000 at all times, as well as the requirements to provide audited financial statements and other information. The LSA has customary affirmative and negative covenants, including covenants restricting the Company’s ability to incur debt, dispose of assets or enter into transactions with affiliates. The LSA grants WAB a perfected first priority security interest in all assets of the Company, including intellectual property. As of September 30, 2020, the Company was in compliance with its covenants.

In March 2020 the WAB LSA was extinguished. Accordingly, the interest rate on the Revolving Loan and Term Loan I and Term Loan II at September 30, 2020 was Nil% (December 31, 2019 – 6.75% and 10.50%). Total interest expense related to the WAB LSA for the three and nine-months ended September 30, 2020 was $Nil and $222,229 (three and nine-months ended September 30, 2019 - $469,806 and $1,359,743).

On December 31, 2017, the Company granted WAB a warrant to purchase 16,481 shares of Common Stock of StarBlue Inc. at an exercise price of $0.001 per share and an expiration date of December 31, 2022. Simultaneously with the signing of the LSMA on February 11, 2019, the WAB warrant was amended and restated to a total of 20,601 shares and extended the maturity date to February 11, 2024. The warrants are classified as derivative liabilities and are measured at fair value through profit or loss at each reporting date.

CGA Facility

On March 13, 2020, the Company entered into a new Credit and Guaranty Agreement (CGA). The CGA was entered into with AB Private Credit Investors LLC (ABPCI). The proceeds of the CGA was used to repay the WAB LSA, fund a closing date dividend and for working capital and other general purposes. The CGA provided for a total of $55,000,000 of senior secured credit via a Revolving Loan, Term Loan and Delayed Draw Term Loan. The Revolving Line extends credit up to $7,500,000, with a maturity date of March 13, 2025. The Term Loan provided for a one-time funding of $42,500,000, with a maturity date of March 13, 2025. The Delayed Draw Term Loan provided for funding in two installments to a maximum of $5,000,000 with the commitment termination on the earlier of when the full term has been drawn or March 12, 2022 and a maturity date of March 13, 2025.

The WAB LSA was repaid in full in March 2020.

The CGA provides for permitted indebtedness of equipment lease agreements in the amounts of (1) the lesser of $10,000,000 or the fair market value of equipment leased in 2020 and (2) the lesser of $8,000,000 or the fair market value of equipment leased in subsequent fiscal years.

14

StarBlue Inc.
Notes to the condensed consolidated interim financial statements
(unaudited) (in United States Dollars)
For the three and nine months ended September 30, 2020, and 2019

7. Operating facility and loan (continued)

The loans bear interest on the unpaid principal amount thereof from the date made to the date of repayment as follows, (a) if a base rate loan, at the base rate plus the applicable margin or (b) if a Eurodollar rate loan, at the adjusted Eurodollar rate plus the applicable margin.

The applicable margin on the base rate loan is 4.50% and Eurodollar rate loans is 5.50%. Interest on the CGA facility is paid quarterly in arrears on the 14th day of the month. The Term Loan is payable in quarterly installments of principal of $106,250 beginning on June 30, 2020 with the remaining unpaid principal and interest payable in full on March 13, 2025. The Term Loan once repaid, may not be reborrowed. The Revolving Loan is payable in full on March 13, 2025.

The interest rate on Term Loan at September 30, 2020 was 6.50%. Total interest expense related to the CGA for the three and nine-months ended September 30, 2020 was $704,188 and $1,548,266.

The Delayed Draw Term Loan is payable after reaching the commitment termination date in installments equal to 0.25% of the outstanding balance and payable in full on March 13, 2025.

The CGA contains certain financial covenants related to Total Leverage Ratio and Fixed Charge Coverage and maintaining minimum liquidity of at least $2,500,000 at all times, as well as requirements to provide monthly and quarterly internally prepared financial statements and annual audited financial statements and other information. The CGA contains customary affirmative and negative covenants, including covenants restricting the Company’s ability to incur debt, dispose of assets or enter into transactions with affiliates. The Company was in compliance with all covenants at September 30, 2020. The CGA grants ABPCI a perfected first priority security interest in all assets of the Company, including intellectual property.

On May 22, 2020, the Company entered into the First Amendment to the CGA. This amendment was for the purpose of allowing the Company to receive the Paycheck Protection Program loan (PPP) under the CARES Act. Certain terms and definitions were amended and/or added to incorporate the provisions for the CARES Act indebtedness. See further discussion on the PPP loan in Note 8.

8. Paycheck protection program loan

In April 2020, the Company applied for a $4,198,850 paycheck protection program (PPP) loan via Newtek Small Business Finance, LLC (Newtek). The loan was approved by the Small Business Administration (SBA) and by Newtek and funded on June 16, 2020. The loan was pursuant to the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748 (CARES Act) enacted into law in response to the COVID-19 pandemic. The term of the loan is for five years at an annual interest rate of 1%, Payments are deferred for ten months. Funds borrowed under the PPP may be forgivable by the United States government pursuant to the provisions of the CARES Act and the PPP Flexibility Act of 2020, H.R. 7010. Based on the criteria for forgiveness of the PPP loan, the Company will apply for 100% forgiveness of the loan amount borrowed; however, such forgiveness is not assured and is dependent upon approval from the United States government. Eligibility or forgiveness is based on the following:

-	The covered period for use of the loan proceeds is 24 weeks from the time of funding or through December 31, 2020, whichever is earlier.

-	Loan proceeds must be used for 60% payroll cost and 40% non-payroll cost for the following covered expenses:

o	Payroll cost – salary, wages, commission or tips (capped at $100,000 on an annualized basis for each employee) – employee benefits including cost for vacation, separation payments, medical and sick leave – provisions of group health care benefits including insurance premiums – payment of retirement benefits

o	Mortgage interest

o	Rent – operating and capital leases

o	Utility costs

-	The Company must apply for forgiveness of the loan amount within 10 months of use of the proceeds.

Total interest expense related to the PPP for the three months and nine months ended September 30, 2020 was $10,731 and $12,365.

15

StarBlue Inc.
Notes to the condensed consolidated interim financial statements
(unaudited) (in United States Dollars)
For the three and nine months ended September 30, 2020, and 2019

8. Paycheck protection program loan (continued)

At September 30, 2020, the Company is not reasonably assured that that loan will be forgiven and therefore, the proceeds received have been recorded as a liability on the consolidated statements of financial position.

9. Share capital

As of September 30, 2020, the Company’s equity consists of one class of common stock which was part of the formation of StarBlue in association with the contribution further described in Note 1.

Common stock shares of the Company

The Company has one class of stock. There are 11,000,000 authorized Common Stock shares, par value $0.0001 per share, of those 9,876,721 are issued and outstanding as of September 30, 2020 (December 31, 2019 – 9,876,721).

Distributions

On March 13, 2020, the board of director of the Company, via written consent, approved a dividend to be paid to the stockholders of the Company’s issued and outstanding shares of common stock, $.001 par value per share in an aggregate amount equal to $60,000,000.

10. Membership interest option compensation plans

The Company has established Equity Incentive Plans within S2S Holdings, and StarBlue Inc.

During the period, 124,167 options outstanding under the S2S Holdings plans were forfeited. In August 2020, the Board of Directors granted 40,000 additional options. The Board of Directors has the discretion to determine the vesting schedule of all options. Options generally vest over four years and are only exercisable upon a change in control. All option awards provide for accelerated vesting if there is a change in control. To date, all options issued under the S2S Holdings plans have been for the Company’s Class B common membership interests. As of September 30, 2020, there were 892,353,447 outstanding options issued under the S2S Holdings plan (December 31, 2019 – 892,437,615) with a weighted-average exercise price of $0.0029447 (December 31, 2019 – $0.0029459)

The fair value of options granted during the three and nine months ended September 30, 2020, and 2019 was estimated on the date of grant based on the following assumptions:

	September 30, 2020	December 31, 2019
Expected term	4.0 years	2.0 years
Risk-free interest rate	2.50%	2.50%
Volatility	72.50%	72.50%
Dividend yield	0.0%	0.0%
Forfeiture rate	0.0%	0.0%

Volatility is estimated based on the average of the historical volatilities of the common stock of entities, with characteristics similar to those of the Company.

16

StarBlue Inc.
Notes to the condensed consolidated interim financial statements
(unaudited) (in United States Dollars)
For the three and nine months ended September 30, 2020, and 2019

10. Membership interest option compensation plans (continued)

As a result of the performance condition on exercisability based upon a change in control, no options were exercisable as of September 30, 2020. At September 30, 2020:

			Weighted-average
		Weighted-average	remaining
	Number of options	exercise price	contractual term
Options expected to become exercisable	889,747,968	$0.00029405	3.06 years

		Weighted-average grant
	Number of options	date fair value
Options vested	875,336,249	$0.0019418
Non-vested options	17,017,198	$0.0021581

Recognition of compensation expense

The Company issues options under its unit incentive plans that generally require future service and in all cases are only exercisable upon a change of control. The restrictions on exercisability are a non-market performance condition that could be achieved after the requisite service period. The Company would not recognize compensation cost until a change in control is more likely than not. A change in control is an event not solely within the Company’s control and therefore is only more likely than not to occur once the change in control event has occurred.

Upon a change of control, the Company will recognize compensation expense for all outstanding awards for which the requisite service has been rendered. If a change in control had occurred at September 30, 2020, the Company would have recognized compensation expense of $1,727,456 on all vested awards. As of September 30, 2020, the Company had total accumulated unrecognized compensation expense for all outstanding awards (vested and unvested) of $1,746,533 (December 31, 2019 - $1,746,637).

11. Leases

Lease liabilities are presented in the consolidated statements of financial position as follows:

	September 30, 2020	December 31, 2019
Current	$391,415	$967,500
Non-current	127,656	421,908
	$519,071	$1,389,408

17

StarBlue Inc.
Notes to the condensed consolidated interim financial statements
(unaudited) (in United States Dollars)
For the three and nine months ended September 30, 2020, and 2019

11. Leases (continued)

The Company has leases for properties and equipment. With the exception of short-term leases (leases with an expected term of 12 months or less) and leases for low value assets, each lease is reflected in the consolidated statements of financial position as a right-of-use asset and a lease liability. Additional information on the right-of-use assets by class of assets is as follows:

	Properties	Equipment	Total
Gross carrying amount
Balance, December 31, 2018	$4,141,169	$1,501,737	$5,642,906
Additions	169,918	1,870,606	2,040,524
Transfer to held for sale	(856,679)	(1,337,116)	(2,193,795)
Balance, December 31, 2019	3,454,408	2,035,227	5,489,635
Additions	-	-	-
Impairment	-	-	-
Balance, September 30, 2020	$3,454,408	$2,035,227	$5,489,635
Depreciation
Balance, December 31, 2018	$1,908,258	$1,192,536	$3,100,794
Additions	1,035,693	462,380	1,498,073
Transfer to held for sale	(306,133)	(111,257)	(417,390)
Balance, December 31, 2019	2,637,818	1,543,659	4,181,477
Additions	630,982	237,289	868,271
Impairment	-	-	-
Balance, September 30, 2020	$3,268,800	$1,780,948	$5,049,748
Carrying amount December 31, 2019	$816,590	$491,567	$1,308,158
Carrying amount September 30, 2020	$185,608	$254,279	$439,887

12. Contingencies

Legal proceedings

The Company, from time to time, is involved in various legal claims or litigation that can arise in the normal course of operations. As of September 30, 2020, there are no legal proceedings individually or in aggregate that, in the opinion of management, could have a material adverse effect on its financial condition, operations, or cash flows.

Other taxes and regulatory fees

The Company’s accrual for unpaid sales and telecommunications tax liabilities as of September 30, 2020 was $231,122 (2019 - $390,673) and is included in accounts payable and accrued expenses on the accompanying consolidated statements of financial position.

During the period the Company finalized the examination of certain telecommunication tax audits with findings that did not result in material tax, penalties or fees.

The effect of any future laws and regulations on the Company’s operations including, but not limited to, the Company’s recurring service offerings, cannot be determined. The Company determines the potential exposure of such regulatory taxes and fees and has reflected an estimate of these amounts in the accompanying consolidated financial statements. But as a general matter, the increased regulation and the imposition of additional funding obligations increases the Company’s costs of providing service that may or may not be recoverable from the Company’s customers.

18

StarBlue Inc.
Notes to the condensed consolidated interim financial statements
(unaudited) (in United States Dollars)
For the three and nine months ended September 30, 2020, and 2019

13. Related party transactions

During the three and nine-months ended September 30, 2020, the Company paid commissions of approximately $346,147 and $981,861 (three and nine-months ended September 30, 2019 - $290,251 and $845,499) respectively, to a master distributor owned by a member of S2S Holdings. In addition, during the three and nine-months ended September 30, 2020 the Company paid commissions of approximately $59,331 and $229,794 (three and nine-months ended September 30, 2019 - $61,036 and $178,282) to a master distributor that also holds Class B common membership interests in Star2Star Holdings, LLC. As of September 30, 2020, the outstanding payables to these master distributors totaled $142,216 (December 31, 2019 - $125,591) and were included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position. The Company is currently in the process of renegotiating this lease.

From time to time, the Company occasionally utilizes the services of a charter aircraft company that is owned and operated by the Executive Chairman and majority owner of the Company. The Company leases the aircraft under dry lease arrangements. These leases are executed on a flight-by-flight basis and contain no commitments, guarantees, or purchase option clauses. The total expense incurred during the three and nine-months ended September 30, 2020 approximated $Nil and $23,283 (three and nine-months ended September 30, 2019 -$41,220 and $136,789) and was included in selling, general, and administrative expenses in the accompanying consolidated statements of income and comprehensive income.

The Company leases its headquarters facility in Sarasota, Florida from an entity controlled by a related party under an operating lease agreement that expires December 31, 2020. The lease has an initial monthly base rent of approximately $59,900 with an increase of 2% each year thereafter. The Company is also responsible for a pro-rated share of any increase in property taxes or property insurance above a 2013 base year. The lease contains two, three-year lease extension provisions. There was no outstanding rent payable under this lease as of September 30, 2020 and December 31, 2019.

14. Financial instruments

Fair values

Financial instruments recorded at fair value on the statement of financial position are classified using a fair value hierarchy that reflects the observability of significant inputs used in making the measurements.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The fair values of the cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to the relatively short-term nature of these financial instruments and fair values of operating facility and loans approximate their carrying values due to variable interest loans which represent fair value.

The fair values of the Company’s interest-bearing loans are determined by using the discounted cash flow method using a discount rate that reflects the issuer’s borrowing rate as at the end of the reporting period.

19

StarBlue Inc.
Notes to the condensed consolidated interim financial statements
(unaudited) (in United States Dollars)
For the three and nine months ended September 30, 2020, and 2019

15. Selling, general, and administrative expenses

	3 months ended		9 months ended
	2020	2019	2020	2019
Payroll and benefits	$6,573,832	$5,723,425	$19,725,252	$17,287,210
Commissions and third-party compensation	4,916,274	5,854,559	14,953,402	15,669,519
Depreciation	717,773	676,767	2,062,865	1,854,979
Professional fees	664,311	640,044	2,771,517	1,951,915
Marketing	645,302	359,115	1,922,334	992,274
License & Subscriptions	413,124	284,340	1,144,459	782,703
Dealer Training	334,988	380,184	904,643	1,308,545
Utilities	71,938	65,703	185,644	170,366
Insurance	59,673	58,982	158,375	161,068
Other	55,598	32,389	664,321	206,729
Travel	33,805	695,922	671,491	2,308,487
Training	5,842	19,318	9,365	25,728
Amortization	688	37,007	2,065	110,082
	$14,493,148	$14,827,755	$45,175,733	$42,829,605

16. Interest expense
	3 months ended		9 months ended
	2020	2019	2020	2019
Term loan	$704,188	$274,115	$97,161	$763,906
Line of credit	9,583	195,692	1,548,266	595,837
Lease liability	17,158	30,374	65,342	96,392
Other	80,192	28,751	816,350	88,567
	$811,121	$528,932	$2,527,119	$1,544,702

17. Supplemental cash flow information

	September 30,	September 30,
Non-cash transactions	2020	2019
Purchases of capital expenditures through capital lease
arrangements	$-	$410,786

20

StarBlue Inc.

Notes to the condensed consolidated interim financial statements

(unaudited) (in United States Dollars)

For the three and nine months ended September 30, 2020, and 2019

18. Disaggregated revenues

The following table presents revenues disaggregated by timing and type of revenue recognition:

	3 months ended September 30,		9 months ended September 30,
	2020	2019	2020	2019
Recurring subscription revenue – revenue recognized over time	$17,202,969	$16,866,256	$51,056,695	$48,777,787
Product sales – revenue recognized point in time	1,663,937	1,799,670	4,284,581	5,818,633
Revenue from contracts with customers	18,866,906	18,665,926	55,341,276	54,596,420
Lease revenue	1,547,549	1,173,574	4,408,707	3,113,753
Total revenue	$20,414,455	$19,839,500	$59,749,983	$57,710,173

19. Subsequent events

Expected Sale of Company to Sangoma Technologies

On January 28, 2021, the Company entered into a stock purchase agreement (the Agreement) whereby the Company will be acquired by Sangoma Technologies Corporation (“Sangoma”). Pursuant to the Agreement, Sangoma will acquire StarBlue (the “Acquisition”) for approximately $437 million, consisting of $105 million in cash and 110 million common shares of Sangoma. The transaction will be subject to approval by Sangoma shareholders at a special meeting of shareholders expected to be held in late March or early April 2021 (the “Special Meeting”), with closing expected to occur shortly thereafter.

21

STARBLUE INC.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2019, AND 2018, AND THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020, AND 2019

February 26, 2021

Introduction

The Management Discussion and Analysis (“MD&A”) provides an analysis of the financial condition and results of operations of StarBlue Inc. (hereinafter referred to as “StarBlue” or the “Company”). The MD&A compares the financial results for the year ended December 31, 2019 with those of the year ended December 31, 2018, and the financial results for the three and nine months ended September 30, 2020 with the results for the three and nine months ended September 30, 2019. This MD&A should be read in conjunction with StarBlue’s audited annual consolidated financial statements and related notes for the year ended December 31, 2019 (“Financial Statements”) and StarBlue’s unaudited condensed consolidated interim financial statements and related notes for the three and nine months ended September 30, 2020 attached as Appendix D to this circular. All amounts are in US Dollars unless otherwise noted.

This MD&A has been prepared by reference to the MD&A disclosure requirements established under National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian Securities Administrators.

Basis of Presentation

The Company reports in accordance with International Financial Reporting Standards (“IFRS”).

Forward Looking Statements

This report contains forward-looking statements, including statements regarding the future success of our business, development strategies and future opportunities.

Forward-looking statements include, but are not limited to, statements concerning estimates of expected expenditures, statements relating to expected future production and cash flows, and statements which are not historical facts. When used in this document, the words such as “could”, “plan”, “estimate”, “expect”, “intend”, “may”, “potential”, “should” and similar expressions indicate forward-looking statements.

Although StarBlue believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Forward-looking statements are based on the opinions and estimates of management at the date that the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in forward-looking statements. StarBlue undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by law.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other events contemplated by the forward-looking statements will not occur. Although StarBlue believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct as these expectations are inherently subject to business, economic and competitive uncertainties and contingencies. Some of the risks and other factors which could cause results to differ materially from those expressed in the forward-looking statements contained in the management’s discussion and analysis include, but are not limited to risks and uncertainties associated with the COVID-19 pandemic, changes in technology, changes in the business climate, changes in the regulatory environment, the decline in the importance of the Company’s technologies and new competitive pressures along with the other risks described in Appendix C to this Information Circular. The forward-looking statements contained in this management’s discussion and analysis are expressly qualified by this cautionary statement.

Description of the Business

StarBlue Inc. (“StarBlue”, the “Company”, “we” or “us”), delivers cloud-native communications and collaboration solutions for midmarket and enterprise customers, through its wholly-owned subsidiary Star2Star Communications, LLC (“Star2Star”). Star2Star empowers today’s business to be connected anywhere and on any device through every communication modality (voice, video, chat, SMS, conferencing, fax, and contact center) seamlessly. Further details on the Company’s business can be found in Appendix “C” to this Information Circular.

Selected Financial Information

We report results of operations of our affiliates from the date control commences. The following selected financial information includes only the results of operations following the establishment of control of our affiliates. Accordingly, the information included below may not be representative of the results of operations if such affiliates had included their results of operations for the entire reporting period. Results of operations for the year ended December 31, 2017 exclude the operations of the Blue Face Entities which were acquired on December 31, 2017. The operating results of the Blue Face Entities are included in discontinued operations for 2018 and 2019 (see note 7 of the consolidated annual financial statements for the year ended December 31, 2019).

The following table sets forth selected consolidated financial information derived from our audited consolidated financial statements, and the respective accompanying notes prepared in accordance with IFRS.

The selected consolidated financial information below may not be indicative of the Company’s future performance:

	Years Ended
	December 31, 2019	December 31, 2018	December 31, 2017
Revenues
Recurring subscription services	$69,942,439	$59,754,962	$52,569,400
Product sales	7,443,783	8,926,574	10,933,788
Total revenues	77,386,222	68,681,536	63,503,188
Cost of revenues
Recurring subscription services	5,454,762	6,102,281	6,827,295
Product sales	4,464,102	5,642,437	5,879,548
Total cost of sales	9,918,864	11,744,718	12,706,843
Gross profit	67,467,357	56,936,818	50,796,345
Operating expenses
Selling, general, and administrative expenses	58,737,841	55,272,773	54,832,206
Impairment of capitalized software	449,238	412,730	-
Total operating expenses	59,187,079	55,685,503	54,832,206
Operating income (loss)	8,280,279	1,251,315	(4,035,861)
Other
Interest expense	(2,052,381)	(1,343,101)	(557,458)
Income (loss) before income taxes	6,227,898	(91,786)	(4,593,319)
Income tax expense	1,240,580	53,901	44,967
Net income (loss) from continuing operations	4,987,318	(145,687)	(4,638,286)
Loss from discontinued operations	(2,665,555)	(2,006,106)	-
Net income (loss)	2,321,763	(2,151,793)	(4,638,286)
Other comprehensive income (loss)
Translation of foreign operations	(305,884)	75,330	-
Total comprehensive income (loss)	$2,015,879	$(2,076,463)	$(4,638,286)

	December 31, 2019	December 31, 2018	December 31, 2017
Current assets	$25,037,929	$11,288,691	$19,284,091
Total assets	$41,933,153	$36,728,288	$40,944,594
Current liabilities	$29,437,156	$16,728,428	$17,565,670
Total liabilities	$42,849,540	$39,660,554	$41,800,397
Total shareholders’ equity (deficit)	$(916,387)	$(2,932,266)	$(855,803)
Total liabilities and shareholders’ equity (deficit)	$41,933,153	$36,728,288	$40,944,594

Operating Activities

On December 4, 2017 the Company was formed pursuant to a Contribution Agreement between Star2Star Holdings, LLC and Blue Face Holdings Limited (“BFHL”). On December 31, 2017, Star2Star Holdings, LLC and Blue Face Holdings Limited each contributed to the Company its interests in its wholly-owned subsidiaries, Star2Star and Blue Face Limited, Blue Face Italia Sr.l., Blueface Limited, and Blueface, Inc. (collectively, “Blue Face Entities”), respectively, in exchange for all of the outstanding stock in the Company. This transaction constituted an Internal Revenue Code Section (“IRC §”) 351 exchange whereby no gain or loss was recognized on the contribution of property in exchange for stock of a corporation. Following this transaction, Star2Star held a controlling interest of 95% of the outstanding shares in the Company, and BlueFace Holdings Limited held 5% of the remaining outstanding shares.

The acquisition of the Blue Face Entities constituted a business combination in accordance with IFRS 3 Business Combinations and was structured as a put-together combination whereby S2S Holdings acquired a controlling interest in the Company and the Blue Face Entities, effective December 31, 2017.

The purchase price for the Blue Face Entities consisted of approximately $13.4 million of cash and approximately $1.3 million in stock in the Company, which was issued to the former shareholders of the Blue Face Entities. The fair value of the equity issued was measured based on a valuation determined by a third-party specialist.

On the date of the acquisition, the Company acquired net assets of $14.7 million. The purchase price paid exceeded the estimated fair value of the identifiable tangible and intangible assets acquired by approximately $9.7 million, which was recorded as goodwill. The Company recorded intangible assets consisting of developed technology, the brand name, and customer relationships totaling approximately $1.0 million.

On February 18, 2019, the Company formed a fully owned subsidiary, NSV Connect, LLC. (“NSV”). NSV was formed in the state of Delaware as a limited liability company. NSV is a disregarded entity for federal tax purposes. NSV provides Unified Communications-as-a-Service (“UCaas”) solutions via the Blue Face Proprietary platform in North America.

On January 24, 2020, the Company sold the Blue Face Entities and NSV to Comcast Cable Communications, LLC (“Comcast”) by means of a share purchase agreement (see Note 21 of the consolidated annual financial statements and Note 6 to the condensed consolidated interim financial statements).

Financing Activities

In 2017, the Company financed the acquisition of the Blue Face Entities through a Loan and Security Agreement (“LSA”) with Western Alliance Bank. The LSA provided for extension of credit via a Revolving Line and a Term Loan. The Revolving Line extends credit up to $12,500,000, with a maturity date of December 27, 2020. The Term Loan provided for a one-time funding of $7,500,000, with a maturity date of December 27, 2022.

In 2019, the Company entered into a Loan and Security Modification Agreement (“LSMA”) with Western Alliance Bank. The primary reason for the LSMA was to fund working capital. The LSMA provided a $5,000,000 increase to the Revolving Line and added an additional $5,000,000 Term Loan (“Term Loan II”). The Revolving Line extends credit up to $17,500,000, with a maturity date of December 27, 2020. The Term Loan I provides for a one-time funding of $7,500,000, with a maturity date of December 27, 2020. The Term Loan II provides for a one-time funding of $5,000,000, with a maturity date of February 11, 2024.

In 2020, the Company entered into a new Credit and Guaranty Agreement (“CGA”) and repaid amounts outstanding under its Western Alliance Bank Loan and Securities Agreement (“LSA”). The CGA was entered into with AB Private Credit Investors LLC (“ABPCI”). The CGA provided for a total of $55,000,000 of senior secured credit via a Revolving Loan, Term Loan and Delayed Draw Term Loan. The Revolving Loan extends credit up to $7,500,000, with a maturity date of March 13, 2025. The Term Loan provided for a one-time funding of $42,500,000, with a maturity date of March 13, 2025. The Delayed Draw Term Loan provided for funding in two installments to a maximum of $5,000,000 with the commitment termination on the earlier of when the full term has been drawn or March 12, 2022 and a maturity date of March 13, 2025.

Results of Operations

Comparison of three and nine months ended September 30, 2020 and September 30, 2019

The following table summarizes our results of operations for the three-months ended September 30, 2020 and September 30, 2019:

	Three-months ended September 30
	(unaudited)
	2020	2019	$ Change	% Change
Revenues
Recurring subscription services	$18,750,518	$18,039,830	710,688	4%
Product sales	1,663,937	1,799,670	(135,733)	(8%)
Total revenues	20,414,455	19,839,500	574,955	3%
Cost of sales
Recurring subscription services	1,559,594	1,517,002	42,592	3%
Product sales	1,102,040	1,100,968	1,072	0%
Total cost of sales	2,661,634	2,617,970	43,664	2%
Gross profit	17,752,821	17,221,530	531,291	3%
Selling, general, and administrative
expenses	14,493,148	14,827,755	(334,607)	(2%)
Income from operations	3,259,673	2,393,775	865,898	36%
Other			(282,189)	53%
Interest expense	(811,121)	(528,932)	—
Income before income taxes	2,448,552	1,864,843	583,709	31%
Income tax expense	(574,600)	(385,242)	(189,358)	49%
Net income from continuing
operations	1,873,952	1,479,601	394,351	27%
Net income (loss) from discontinued operations	-	(948,244)	948,244	100%
Net income	1,873,952	531,357	1,342,595	253%
Other comprehensive income (loss)
Translation of foreign operations	-	67,751	(67,751)	253%
Total comprehensive income	$1,873,952	$599,108	1,274,844	213%

Revenue

Revenue for the three months ended September 30, 2020 was $20,414,455, an increase of $574,955 or 3%, compared to revenue of $19,839,500 for the three months ended September 30, 2019. This increase was primarily driven by an increase in recurring subscription services year over year.

Cost of Sales

Cost of sales for the three months ended September 30, 2020 was $2,661,634, an increase of $43,664 or 2% compared to the cost of sales for the three months ended September 30, 2019. The increase was primarily driven by the correlation to the increase in revenue.

Gross Profit

Gross profit for the three months ended September 30, 2020 was $17,752,821 compared to $17,221,530 for the three months ended September 30, 2019, an increase of $531,291 or 3%. The increase was due primarily to the increased focus on recurring subscription services during the period.

Selling, general and administrative expenses

	3 months ended
	2020	2019	$ Change	% Change
Payroll and benefits	$6,573,832	$5,723,425	850,407	15%
Commissions and third-party compensation	4,916,274	5,854,559	(938,285)	(16%)
Depreciation	717,773	676,767	41,006	6%
Professional fees	664,311	640,044	24,267	4%
Marketing	645,302	359,115	286,187	80%
License & subscriptions	413,124	284,340	128,784	45%
Dealer training	334,988	380,184	(45,196)	(12%)
Utilities	71,938	65,703	6,235	9%
Insurance	59,673	58,982	691	1%
Other	55,598	32,389	23,209	72%
Travel	33,805	695,922	(662,117)	(95%)
Training	5,842	19,318	(13,476)	(70%)
Amortization	688	37,007	(36,319)	(98%)
	$14,493,148	$14,827,755	(334,607)	(2%)

Selling, general and administrative expenses for the three months ended September 30, 2020 were $14,493,148, a decrease of $334,607 or 2%, compared to $14,827,755 for the three months ended September 30, 2019, representing 71% and 75% of total revenue for the three months ended September 30, 2020 and September 30, 2019, respectively. The reduction in costs is primarily due to the impact of COVID-19, which resulted in a decrease in travel related expenditures

Interest Expense

Total interest expense for the three months ended September 30, 2020 was $811,121 compared to interest expense of $528,932 for the three months ended September 30, 2019, which represents an increase of $282,189, or 53%. The change is due to increased expenses with our revolving line of credit, term loan, and leases, including interest expense on amounts drawn under our term loan with AB Private Credit Investors LLC.

Net Income

We recorded net income of $1,873,952 for the three months ended September 30, 2020, compared to net income of $531,357 for the three months ended September 30, 2019. The increase was primarily due the disposal of the Blue Face Entities in the first quarter of 2020. The net loss from discontinued operations relating to the operations of the Blue Face Entities for the 3 months ended September 30, 2019 was $948,244, compared to $Nil for the three months ended September 30, 2020. The Company also reduced selling, general, and administrative expenses by $334,607 for the three months ended September 30, 2020 compared to the same period in 2019, predominantly as a result of a decrease in travel related expenditures due to COVID- 19.

The following table summarize our results of operations for the nine-months ended September 30, 2020 and September 30, 2019:

	Nine-months ended September 30
	(unaudited)
	2020	2019	$ Change	% Change
Revenues
Recurring subscription services	$55,465,402	$51,891,540	3,573,862	7%
Product sales	4,284,581	5,818,633	(1,534,052)	(26%)
Total revenues	59,749,983	57,710,173	2,039,810	4%
Cost of sales
Recurring subscription services	4,308,778	4,518,682	(209,904)	(5%)
Product sales	2,818,325	3,476,001	(657,676)	(19%)
Total cost of sales	7,127,103	7,994,683	(867,580)	(11%)
Gross profit	52,622,880	49,715,490	3,573,862	7%
Selling, general, and administrative expenses	45,175,733	42,829,605	2,346,128	5%
Income from operations	7,447,147	6,885,885	561,262	8%
Other
Interest expense	(2,527,119)	(1,544,702)	(982,417)	64%
Income before income taxes	4,920,028	5,341,183	(421,155)	(8%)
Income tax expense	(1,587,815)	(1,157,769)	(430,046)	37%
Net income from continuing
operations	3,332,213	4,183,414	(851,201)	(20%)
Net income (loss) from discontinued
operations	29,202,738	(1,745,629)	30,948,367	(1773%)
Net income	32,534,951	2,437,785	30,097,166	1235%
Other comprehensive income (loss)
Translation of foreign operations	230,554	(82,434)	312,988	(380%)
Total comprehensive income	$32,765,505	$2,355,351	30,410,154	1291%

Revenue

Revenue for the nine months ended September 30, 2020 was $59,749,983, an increase of $2,039,810 or 4%, compared to revenue of $57,710,173 for the nine months ended September 30, 2019. The increase in revenue results from recurring subscription services which increased by $3,573,862, or 7%, offset by a decrease in product sales of $1,534,052, or 26% year over year.

Cost of Sales

Cost of sales for the nine months ended September 30, 2020 was $7,127,103, a decrease of $867,580 or 11% compared to the cost of goods sold for the nine months ended September 30, 2019. This decrease is correlated with the decrease in product sales for the period.

Gross Profit

Gross profit for the nine months ended September 30, 2020 was $52,622,880 compared to $49,715,490 for the nine months ended September 30, 2019, an increase of $3,573,862 or 7%. The increase was due primarily to the increase in recurring subscription services, combined with efforts to reduce cost of sales during the period.

Selling, general and administrative expenses

	9 months ended
	2020	2019	$ Change	% Change
Payroll and benefits	$19,725,252	$17,287,210	2,438,042	14%
Commissions and third-party compensation	14,953,402	15,669,519	(716,117)	(5%)
Depreciation	2,062,865	1,854,979	207,886	11%
Professional fees	2,771,517	1,951,915	819,602	42%
Marketing	1,922,334	992,274	930,060	94%
License & Subscriptions	1,144,459	782,703	361,756	46%
Dealer Training	904,643	1,308,545	(403,902)	(31%)
Utilities	185,644	170,366	15,278	9%
Insurance	158,375	161,068	(2,693)	(2%)
Other	664,321	206,729	457,592	221%
Travel	671,491	2,308,487	(1,636,996)	(71%)
Training	9,365	25,728	(16,363)	(64%)
Amortization	2,066	110,082	(108,016)	(98%)
	$45,175,734	$42,829,605	2,346,129	5%

Travel expenses for the nine months ended September 30, 2020 were reduced by $1,636,996, or 71% compared to the nine months ended September 30, 2019 as a result of a decrease in trade shows and sales related travel due to the impact of COVID- 19. The Company incurred an additional $2,438,042 in payroll and benefits costs during the nine months ended September 30, 2020 as a result of approximately $692,000 for general merit increases in pay rates, $231,000 increase in separation payments to former employees, $722,000 reduction of capitalized contract cost, an increase of $253,000 for paid time off allowance of 80 hours carryover instead of 40 hours and an increase in full time headcount of four employees.

Interest Expense

Total interest expense for the nine months ended September 30, 2020 was $2,527,119 compared to $1,544,702 for the nine months ended September 30, 2019, which represents an increase of $982,417, or 64%. The change is due to increased expenses with our revolving line of credit, term loan, and leases, including interest expense on amounts drawn under our term loan with AB Private Credit Investors LLC.

Net Income

We recorded a net income of $32,534,951 for the nine months ended September 30, 2020, compared to net income of $2,437,785 for the nine months ended September 30, 2019. The increase was primarily due to the gain on sale realized on disposition of the Blue Face Entities of $33,475,471.

Comparison of the years ended December 31, 2019 and 2018

The following table summarizes our results of operations for the years ended December 31, 2019 and 2018:

	December 31,	December 31,
	2019	2018	$ Change	% Change
Revenues
Recurring subscription services	$69,942,439	$59,754,962	10,187,477	17%
Product sales	7,443,783	8,926,573	(1,482,790)	(17)%
Total revenues	77,386,222	68,681,536	8,704,686	13%
Cost of revenues
Recurring subscription services	5,454,762	6,102,281	(647,519)	(11)%
Product sales	4,464,102	5,642,437	(1,178,335)	(21)%
Total cost of sales	9,918,864	11,744,718	(1,825,854)	(16)%

Gross profit	67,467,357	56,936,818	10,530,539	18%

Operating expenses
Selling, general, and administrative
expenses	58,737,841	55,272,773	3,465,068	6%
Impairment of capitalized software	449,238	412,730	36,508	9%
Total operating expenses	59,187,079	55,685,503	3,501,576	6%
Operating income (loss)	8,280,279	1,251,315	7,028,964	562%
Other
Interest expense	(2,052,381)	(1,343,101)	(709,280)	53%
Income (loss) before income taxes	6,227,898	(91,786)	6,319,684	6885%
Income tax expense	1,240,580	53,901	1,186,679	2202%
Net income (loss) from continuing
operations	4,987,318	(145,687)	5,133,005	3523%
Loss from discontinued operations	(2,665,555)	(2,006,106)	(659,449)	33%
Net income (loss)	2,321,763	(2,151,793)	4,473,556	208%
Other comprehensive income (loss)
Translation of foreign operations	(305,884)	75,330	(381,214)	(506)%
Total comprehensive income (loss)	$2,015,879	$(2,076,463)	4,092,342	197%

Revenue

Revenue for the twelve months ended December 31, 2019 was $77,386,222, an increase of $8,704,686 or 13%, compared to revenue of $68,681,536 for the twelve months ended December 31, 2018. This increase was primarily driven by an increase of $10,187,477, or 17% in recurring subscription services year over year.

Cost of Sales

Cost of goods sold for the twelve months ended December 31, 2019 was $9,918,864, a decrease of $1,825,854 or 16% compared to the cost of sales for the twelve months ended December 31, 2018. This decrease was primarily driven by a decrease in product sales, which attract a lower gross margin compared to recurring subscription services. Product sales for the twelve months ended December 31, 2019 decreased by $1,148,790, or 17%, while the related cost of sales decreased by $1,178,335, or 21% compared to the twelve months ended December 31, 2018.

Gross Profit

Gross profit for the twelve months ended December 31, 2019 was $67,467,357 compared to $56,936,818 for the twelve months ended December 31, 2018, an increase of $10,530,539 or 18%. This increase was primarily driven by an increase in recurring subscription services year over year, combined with a reduction in cost of sales related to product sales during the period.

Selling, general and administrative expenses

	2019	2018	$ Change	% Change
Payroll and benefits	$23,475,363	$24,277,375	(802,012)	(3%)
Commissions and third party compensation	21,691,203	17,277,540	4,413,663	26%
Travel	2,822,120	2,938,279	(116,159)	(4%)
Professional fees	2,895,892	2,744,725	151,167	6%
Depreciation	1,722,726	2,580,169	(857,443)	(33%)
Dealer training	1,696,760	2,502,158	(805,398)	(32%)
Marketing and advertising	1,424,572	1,391,573	32,999	2%
Licenses & subscriptions	1,107,651	827,426	280,225	34%
Amortization	1,043,117	1,021,826	21,291	2%
Other	371,391	(753,947)	1,125,338	(149%)
Utilities	219,827	236,891	(17,064)	(7%)
Insurance	220,049	175,026	45,023	26%
Training	47,170	53,732	(6,562)	(12%)
	$58,737,841	$55,272,773	3,465,068	6%

Selling, general and administrative expenses for the year ended December 31, 2019 increased by $3,465,068 or 6% compared to the year ended December 31, 2018. The increase is a result of an increase in Commissions and third party compensation and other costs of $4,413,663 and $1,161,846 respectively, offset by a reduction in depreciation of $857,443 and payroll and benefits of $802,012.

Interest Expense

Total interest expense for the year ended December 31, 2019 was $2,052,381 compared to $1,343,101 for the year ended December 31, 2018, which represents an increase of $709,280, or 53%. The change is due to increased expenses with our revolving line of credit, term loan, and leases.

Liquidity and Capital Resources

Our primary need for liquidity is to fund working capital requirements of our business, capital expenditures, debt service and for general corporate purposes. Our primary source of liquidity has historically been through equity and debt financing. Our ability to fund our operations, to make planned capital expenditures, to make scheduled debt payments and to repay or refinance indebtedness depends on our future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control.

As of September 30, 2020, we had $8,892,365 of cash and $89,689 of working capital (current assets minus current liabilities), compared with $2,467,699 of cash and a working capital deficiency of ($4,295,062) as of December 31, 2019. The increase of $4,384,751 in our working capital was primarily due to an increase in cash.

We expect that our cash on hand and cash provided by operations will allow us to meet our capital requirements and operational needs for the next 12 months.

Recent Financing Transactions

CGA Facility

On March 13, 2020, the Company entered into a new Credit and Guaranty Agreement (“CGA”) and repaid amounts outstanding under its Western Alliance Bank Loan and Securities Agreement (“LSA”). The CGA was entered into with AB Private Credit Investors LLC (“ABPCI”). The proceeds of the CGA was used to repay the WAB LSA, fund a closing date dividend and for working capital and other general purposes. The CGA provided for a total of $55,000,000 of senior secured credit via a Revolving Loan, Term Loan and Delayed Draw Term Loan. The Revolving Loan extends credit up to $7,500,000, with a maturity date of March 13, 2025. The Term Loan provided for a one-time funding of $42,500,000, with a maturity date of March 13, 2025. The Delayed Draw Term Loan provided for funding in two installments to a maximum of $5,000,000 with the commitment termination on the earlier of when the full term has been drawn or March 12, 2022 and a maturity date of March 13, 2025.

The CGA provides for permitted indebtedness of equipment lease agreements in the amounts of (1) the lesser of $10,000,000 or the fair market value of equipment leased in 2020 and (2) the lesser of $8,000,000 or the fair market value of equipment leased in subsequent fiscal years.

Paycheck Protection Program Loan

In April 2020, Star2Star applied for a loan under the CARES Act Paycheck Protection Program through Newtek Small Business Finance, LLC. The loan was approved and funding was received in June 2020. By early-September 2020, Star2Star has used all of the loan proceeds for payroll and related expenses and other permitted costs. Star2Star has ten months in which to complete the loan forgiveness application from the date of the final expenditure. Star2Star will file for loan forgiveness in March 2021.

Cash Flows

Operating Activities

During the nine months ended September 30, 2020, operating activities provided $3,680,623 of cash, primarily resulting from net income of $32,534,951 and addbacks for depreciation and amortization expense of $2,512,814 offset by deductions of $32,344,389 for the gain on sale of the Blue Face Entities.

During the nine months ended September 30, 2019, operating activities provided $3,025,126 of cash, primarily resulting from net income of $2,437,785 and addbacks for depreciation and amortization expense of $2,933,103 offset by deductions of $2,259,140 resulting from an increase in accounts payable and accrued expenses balances.

During the year ended December 31, 2019, operating activities provided $4,089,464 of cash, primarily resulting from net income from continuing operations of $4,987,318 and addbacks for depreciation of property and equipment and right-of-use assets of $4,693,600 and income taxes of $1,038,995, offset by net loss from discontinued operations of $2,665,555, and deductions of $1,818,197 relating to contract cost assets and $2,153,890 resulting from an increase in accounts payable and accrued expenses balances.

During the year ended December 31, 2018, operating activities used $399,355 of cash, primarily resulting from addbacks for depreciation of property and equipment and right-of-use assets of $4,708,833, offset by net loss from continuing operations of $145,687, net loss from discontinued operations of $2,006,106, and deductions of $2,061,521 relating to contract cost assets.

Financing Activities

During the nine months ended September 30, 2020, financing activities used $38,456,520 of cash. Cash outflows related to financing activities for the period consisted of $60,000,000 in member distributions, payments on Western Alliance Bank term loan of $12,500,000, payments on the Western Alliance Bank revolving credit facility of $13,500,000 and debt financing costs of $1,072,884. Cash inflows from financing operations for the nine months ended September 30, 2020 consisted of $42,500,000 in proceeds from the Company’s Term Loan with AB Private Credit Investors LLC entered into on March 13, 2020, $3,000,000 in proceeds from the credit facility with Western Alliance Bank, and $4,199,200 in proceeds from a loan received under the Paycheck Protection Program.

During the nine months ended September 30, 2019, financing activities provided $2,891,547 of cash. Cash outflows for the period related primarily to payments on the Company’s revolving credit facility with Western Alliance Bank of $17,600,000 and payments on capital lease obligations of $891,516. Cash inflows from financing operations for the nine months ended September 30, 2019 consisted of $16,500,000 in proceeds from the revolving credit facility with Western Alliance Bank, and $5,000,000 in proceeds from the Company’s term loan with Western Alliance Bank.

During the year ended December 31, 2019, financing activities provided $2,691,466 of cash. Cash outflows for the period related primarily to payments on the Company’s revolving credit facility with Western Alliance Bank of $23,600,000 and payments on capital lease obligations of $1,429,388. Cash inflows from financing operations for the period consisted of $22,800,000 in proceeds from the revolving credit facility with Western Alliance Bank, and $5,000,000 in proceeds from the Company’s term loan with Western Alliance Bank.

During the year ended December 31, 2018, financing activities used $2,381,332 of cash. Cash outflows for the period related primarily to payments on the Company’s revolving credit facility with Western Alliance Bank of $15,700,000 and payments on capital lease obligations of $1,241,049. Cash inflows from financing operations for the period consisted of $14,500,000 in proceeds from the revolving credit facility with Western Alliance Bank.

Investing Activities

During the nine months ended September 30, 2020, investing activities provided $40,919,983 of cash, consisting of $44,125,145 in proceeds from the sale of the Blue Face Entities, net of cash sold, offset by purchase of property and equipment of $1,213,029 and expenditures for internal use software of $1,992,133.

During the nine months ended September 30, 2019, investing activities used $4,839,025 of cash, primarily consisting of $2,183,325 for purchases of property and equipment and $2,655,700 in expenditures for internal use software.

During the year ended December 31, 2019, investing activities used $6,097,549 of cash, primarily consisting of $2,885,352 for purchases of property and equipment, and $3,212,197 in expenditures for internal use software.

During the year ended December 31, 2018, investing activities used $5,712,029 of cash, primarily consisting of $3,216,445 for purchases of property and equipment, and $2,449,904 in expenditures for internal use software.

Contractual Obligations and Commitments

The following table summarizes contractual obligations as of September 30, 2020 and the effects that such obligations are expected to have on the Company’s liquidity and cash flows in future periods:

	2020	2021	2022	2023	2024	Thereafter
Accounts payable and accrued liabilities	$8,989,300	$-	$-	$-	$-	$-
Lease obligations	391,415	127,656	-	-	-	-
Long-term debt	212,500	425,000	425,000	425,000	425,000	40,375,000
	$9,593,215	$552,656	$425,000	$425,000	$425,000	$40,375,000

Off-Balance Sheet Arrangements

As of the date of this MD&A, the Company does not have any off-balance-sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of our operations or financial condition, including, and without limitation, such considerations as liquidity and capital resources.

Related Party Transactions

Except as disclosed in the notes to the consolidated annual financial statements and the condensed consolidated interim financial statements, the Company is not party to any material transactions with related parties.

Proposed Transactions

Expected Sale of Company to Sangoma Technologies

On January 28, 2021, the Company entered into a stock purchase agreement (the Agreement) whereby the Company will be acquired by Sangoma Technologies Corporation (“Sangoma”). Pursuant to the Agreement, Sangoma will acquire StarBlue (the “Acquisition”) for approximately $437 million, consisting of $105 million in cash and 110 million common shares of Sangoma. The transaction will be subject to approval by Sangoma shareholders at a special meeting of shareholders expected to be held in late March or early April 2021 (the “Special Meeting”), with closing expected to occur shortly thereafter.

Financial Instruments and Other Instruments

Financial instruments recorded at fair value on the statement of financial position are classified using a fair value hierarchy that reflects the observability of significant inputs used in making the measurements.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The fair values of the cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to the relatively short-term nature of these financial instruments and fair values of operating facility and loans approximate their carrying values due to variable interest loans or fixed rate loan, which represent market value.

The Company examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, foreign currency risk, interest rate risk and market risk. Refer to Note 15 of the consolidated annual financial statements for further information.

Critical Accounting Estimates

The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes to the consolidated financial statements. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to the accounting estimates are recognized in the period in which the estimates are revised. Significant areas requiring the Company to make estimates include goodwill impairment testing and recoverability of assets, business combinations, income taxes, estimated useful life of long-lived assets, the fair value of share-based payments and provision for expected credit losses. These estimates and judgments are further discussed below:

Goodwill impairment testing and recoverability of assets

The Company has multiple cash-generating units and reviews the recoverable amount compared to the carrying value both in total and for each of the individual assets. The recoverable amount of the cash-generating units was estimated based on fair value less costs of disposal using a market approach. The approach uses a multiple of revenues to determine the recoverable amount. Refer to Note 6 of the consolidated annual financial statements.

Business combinations

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities.

For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied. All acquisitions have been accounted for using the acquisition method. Refer to Note 3 of the consolidated annual financial statements.

Income taxes

Deferred tax assets, including those arising from tax loss carry-forwards, requires management to assess the likelihood that the Company will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on the Company’s estimates of future cash flows. In addition, future changes in tax laws could limit the ability of the Company to obtain tax deductions in future periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted. Refer to Note 9 of the consolidated annual financial statements.

Estimated useful lives of long-lived assets

Management reviews useful lives of depreciable assets at each reporting date. Management assesses that the useful lives represent the expected utilization in terms of duration of the assets to the Company. Actual utilization, however, may vary due to technical obsolescence, particularly relating to software and information technology equipment.

Share-based payments

The fair value of all share-based payments granted are determined using the Black-Scholes option pricing model which incorporates assumptions regarding risk-free interest rates, dividend yield, expected volatility, estimated forfeitures, and the expected life of the options. The Company has a significant number of options outstanding and expects to continue to make grants. Refer to Note 11 of the consolidated annual financial statements.

Provision for expected credit losses (“ECLs”)

The Company is exposed to credit risk associated with its trade receivables. Management reviews the trade receivables at each reporting date in accordance with IFRS 9. The ECL method requires considerable judgment, including consideration of how changes in economic factors affect ECLs, which are determined on a probability-weighted basis. IFRS 9 outlines a three-stage approach to recognizing ECLs which is intended to reflect the increase in credit risks of a financial instrument based on 1) 12- month expected credit losses or 2) lifetime expected credit losses. The Company measures provision for ECLs at an amount equal to the lifetime ECLs.

The Company applies the simplified approach to determine ECLs on trade receivables by using a provision matrix based on historical credit loss experiences adjusted for forward-looking estimates. The historical results and the forward-looking estimates are used to calculate the run rates of default which are then applied over the expected life of the trade receivables. Refer to Note 15 of the consolidated annual financial statements.

Outstanding Share Data

As of February 26, 2021, there were 9,876,721 issued and outstanding common shares of StarBlue Inc.

Significant Events

COVID-19

The Company has and continues to closely monitor sales and other financial metrics to assess the impact of COVID-19 on its operations. These metrics suggest that there has been some decline in revenue attributable to COVID-19, but this decline has so far been minimal and appears to largely be reversing itself. It is too early to determine if COVID-19 will have a longer term impact on The Company’s operations and revenue.

In recognition of the potential impact COVID-19 may have on its customers, starting in April 2020, the Company offered customers standard payment deferral options for up to three months. Customers electing payment deferral options agreed to extend their contract term consistent with the length of the deferral, repay the deferred amount over a twelve (12) month period, and/or pay additional administrative fees. So far, there has been only modest interest in this option with very few customers electing to accept the deferral option.

In June 2020, the Company received a loan under the SBA Paycheck Protection Program (PPP) under the United States Coronavirus Aid, Relief, and Economic Security Act. The PPP loan proceeds were segregated from the operating funds of the Company. By mid-third quarter 2020, the Company had used 100% of the PPP loan proceeds on eligible expenses. The Company has ten months in which to complete the loan forgiveness application from the date of the final expenditure. See also Note 8 to the condensed consolidated interim financial statements.

In response to the economic uncertainty created by COVID-19, the Company implemented a number of cost savings and expense reduction measures in 2020. These included eliminating senior leadership bonuses, reducing or eliminating annual compensation increases for employees, a hiring freeze on non-essential positions, eliminating non-essential business travel and in-person marketing events, negotiating reduced rent at the Company’s head office and closing the Company’s Atlanta office at the end of the existing lease term in September 2020.

The Company has had little to no impact on its supply chain side from COVID-19. Significant advance work by the Company’s operations teams ensured that it was able to successfully manage any possible disruption without any material impact on sales opportunities.

The Company took precautions early in March 2020 when the pandemic started and had all non-essential employees work from home. A limited number of employees in distribution and IT do come in regularly to the office but are socially distanced and required to wear personal protective equipment. The Company also has increased hand sanitizing stations throughout the building and reminder policies on the importance of continued vigilance on hand washing hygiene. The Company has also eliminated non-essential travel and required waivers of any employee who chooses to travel during the pandemic.

Changes in Accounting Policies

There were no changes in accounting policies during the periods presented in the annual consolidated financial statements and the condensed consolidated interim financial statements.

Post Reporting Events

Refer to Proposed Transactions above.

APPENDIX E

PRO FORMA FINANCIAL STATEMENTS OF SANGOMA

Unaudited Pro Forma Condensed Consolidated Financial Statements

of Sangoma Technologies Corporation

As at December 31, 2020 and for the twelve months ended June 30, 2020 and six months ended December 31, 2020

Sangoma Technologies Corporation

Unaudited Pro forma condensed consolidated statement of financial position

As at December 31, 2020

(Expressed in thousands of Canadian dollars except for share and per share amounts)

	(As Reported - Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	Sangoma
	Technologies			Pro Forma		Pro Forma
	Corporation	StarBlue Inc.	StarBlue Inc.	Adjustments	Notes	Consolidated
	December 31, 2020	September 30, 2020
	CAD $	USD $	CAD $	CAD $		CAD $
Assets
Current assets
Cash and cash equivalents	92,281	8,892	11,321	(83,200)	3	20,402
Trade receivables	8,925	5,299	6,747	-		15,672
Inventories	11,455	1,163	1,481	-		12,936
Contract assets	1,246	896	1,141	-		2,387
Other current assets	2,421	978	1,244	5,346	3	9,011
	116,328	17,228	21,934	(77,854)		60,408
Non-current assets
Property and equipment	2,667	5,828	7,420	-		10,087
Right-of-use assets	14,621	440	560	-		15,181
Contract assets	-	4,022	5,121	-		5,121
Other assets	-	1,083	1,379	-		1,379
Intangible assets	43,174	6,029	7,676	192,853	3, 4c	243,703
Development costs	2,390	-	-	-		2,390
Deferred income tax assets	5,309	-	-	-		5,309
Goodwill	41,119	-	-	273,558	3	314,677
	225,608	34,630	44,090	388,557		658,255

Liabilities
Current liabilities
Accounts payable and accrued liabilities	11,205	8,989	11,445	-		22,650
Provisions	710	-	-	-		710
Sales tax payable	459	-	-	-		459
Income tax payable	3,026	-	-	(793)	4b	2,233
Operating facility and loans - current	7,385	425	540	10,602	4d	18,527
Loan payable	-	4,199	5,346	-		5,346
Contract liabilities - current	6,861	3,119	3,971	-		10,832
Derivative liability	628	-	-	-		628
Lease obligations on right-of-use assets - current	2,627	391	498	-		3,125
	32,901	17,123	21,800	9,809		64,510
Long term liabilities
Operating facility and loans - long term	27,692	40,590	51,679	4,021	4d	83,392
Contract liabilities - long term	6,025	1,443	1,837	-		7,862
Other non-current liabilities	-	1,122	1,429	-		1,429
Non-current lease obligation on right-of-use assets	12,616	128	163	-		12,779
Deferred tax liability	-	2,375	3,024	53,140	4e	56,164
	79,234	62,781	79,932	66,970		226,136
Shareholders’ equity
Share capital	140,042	1	1	56,791	4f	196,834
Reserve for common shares related to acquisitions	-	-	-	234,144	4f	234,144
Contributed surplus	2,766	-	-	-		2,766
Accumulated other comprehensive income (loss)	(9,543)	-	-	-		(9,543)
Retained earnings	13,109	(28,152)	(35,843)	30,652	4b, 4f	7,918
	146,374	(28,151)	(35,842)	321,587		432,119
	225,608	34,630	44,090	388,557		658,255

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Sangoma Technologies Corporation

Unaudited Pro forma condensed consolidated statement of (loss) and comprehensive (loss)

Twelve months ended June 30, 2020

(Expressed in thousands of Canadian dollars except for share and per share amounts)

	(As Reported - Audited)	(Unaudited)	(Unaudited)			(Unaudited)
	Sangoma Technologies			Pro Forma		Pro Forma
	Corporation	StarBlue Inc.	StarBlue Inc.	Adjustments	Notes	Consolidated
	Twelve months ended	Twelve months ended
	June 30, 2020	June 30, 2020
	CAD $	USD $	CAD $	CAD $		CAD $
Revenue	131,418	78,851	105,873	-		237,291
Cost of sales	46,509	9,008	12,095	-		58,604
Gross profit	84,909	69,843	93,778	-		178,687

Expenses
Sales and marketing	20,556	-	49,067	-	4h	69,623
Research and development	23,913	-	15,209	-	4h	39,122
General and administration	30,250	-	18,192	23,098	4c, 4h, 4j	71,540
Sales, general and administration	-	61,419	-	-	4h	-
Foreign currency exchange (gain) loss	54	-	-	-		54
	74,773	61,419	82,468	23,098		180,339
Income before interest, income taxes,business integration and acquisition costs	10,136	8,424	11,310	(23,098)		(1,652)

Interest income	(53)	-	-	-		(53)
Interest expense	2,531	2,753	3,696	(840)	4i	5,387
Impairment charges	-	449	603	-		603
Business acquisition costs	2,582	-	-	5,984	4b	8,566
	5,060	3,202	4,299	5,144		14,503

Income before income tax	5,076	5,222	7,011	(28,242)		(16,155)
Provision for income taxes
Current	1,652	1,481	1,989	35	4k	3,676
Deferred	(480)	-	-	(6,857)	4k	(7,337)
Net income (loss) from continuing operations	3,904	3,741	5,022	(21,420)		(12,494)
Net income from discontinued operations	-	27,335	36,703	(36,703)	4g	-
Other comprehensive income (loss)
Items to be reclassified to net income
Changes in fair value of interest rate swaps, net of tax	(797)	-	-	-		(797)
Foreign currency translation income (loss)	160	75	101	-		261
Comprehensive income (loss)	3,267	31,151	41,826	(58,123)		(13,030)
Net earnings per share
Basic	0.055					(0.135)
Diluted	0.054					(0.135)
Weighted average number of shares outstanding
Basic	71,382,799				5	92,642,796
Diluted	72,595,302				4l, 5	182,724,501

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Sangoma Technologies Corporation

Unaudited Pro forma condensed consolidated statement of income and comprehensive (loss)

Six months ended December 31, 2020

(Expressed in thousands of Canadian dollars except for share and per share amounts)

	(As Reported - Unaudited)	(Unaudited)	(Unaudited)			(Unaudited)
	Sangoma
	Technologies			Pro Forma		Pro Forma
	Corporation	StarBlue Inc.	StarBlue Inc.	Adjustments	Notes	Consolidated
	6 months ended	6 months ended				Note 1
	December 31, 2020	September 30, 2020
	CAD $	USD $	CAD $	CAD $		CAD $
Revenue	70,357	40,000	52,704	-		123,061
Cost of sales	23,720	4,862	6,406	-		30,126
Gross profit	46,637	35,138	46,298	-		92,935

Expenses
Sales and marketing	10,440	-	23,064	-	4h	33,504
Research and development	11,507	-	7,815	-	4h	19,322
General and administration	17,401	-	7,067	12,225	4c, 4h, 4j	36,693
Sales, general and administration	-	28,800	-	-	4h	-
Foreign currency exchange (gain) loss	(27)	-	-	-		(27)
	39,321	28,800	37,946	12,225		89,492
Income before interest, income taxes,business integration and acquisition costs	7,316	6,338	8,352	(12,225)		3,443

Interest income	(21)	-	-	-		(21)
Interest expense	1,025	1,604	2,113	(1,014)	4i	2,124
	1,004	1,604	2,113	(1,014)		2,103
Income before income tax	6,312	4,734	6,239	(11,211)		1,340
Provision for income taxes
Current	1,902	1,149	1,514	597	4k	4,013
Deferred	(292)	-	-	(3,428)	4k	(3,720)
Net income (loss)	4,702	3,585	4,725	(8,380)		1,047

Other comprehensive income (loss)

Items to be reclassified to net income
Changes in fair value of interest rate swaps, net of tax	169	-	-	-		169
Foreign currency translation income (loss)	(9,020)	115	152	-		(8,868)
Comprehensive income (loss)	(4,149)	3,700	4,877	(8,380)		(7,652)

Net earnings per share
Basic	0.045					0.008
Diluted	0.044					0.005

Weighted average number
of shares outstanding
Basic	105,439,945				5	133,424,627
Diluted	107,050,203				5	217,179,402

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

SANGOMA TECHNOLOGIES CORPORATION

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As at December 31, 2020 and for the twelve months ended June 30, 2020 and six months ended December 31, 2020

(Expressed in thousands of Canadian dollars except for share and per share amounts unless otherwise noted)

On January 28, 2021, Sangoma Technologies Corporation (“Sangoma” or the “Company”) entered into a stock purchase agreement for the acquisition of all the outstanding shares of StarBlue Inc. and its operating subsidiary, Star2Star Communications, LLC (“Star2Star”), as described in Note 2 (the “Acquisition”) for total consideration of approximately $423.7 million. The Company is financing the acquisition with cash on hand, 110 million common shares issued over a five-year period and an additional term loan of approximately $66.8 million. The Acquisition will be accounted for using the acquisition method under International Financial Reporting Standards (“IFRS”) IFRS 3 “Business Combinations” with the Company identified as the accounting acquirer.

The following unaudited pro forma condensed consolidated financial statements are based on the Company’s historical consolidated financial statements and Star2Star’s historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of Star2Star and the related financing transactions. The unaudited pro forma condensed consolidated statements of income (loss) and comprehensive income (loss) for the twelve months ended June 30, 2020 and the six months ended December 31, 2020 give effect to these transactions as if they had occurred on July 1, 2019. The unaudited pro forma condensed consolidated financial position as of December 31, 2020 gives effect to these transactions as if they had occurred on December 31, 2020.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed consolidated financial statements are described in the accompanying notes, which should be read together with the pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated statement of income (loss) and comprehensive (loss) for the twelve months ended June 30, 2020 and six months ended December 31, 2020 together with the unaudited pro forma condensed consolidated statement of financial position as at December 31, 2020 are called the “pro forma statement of operations.”

The unaudited pro forma statement of operations should be read together with the Company’s historical financial statements, which are filed at www.sedar.com, and Star2Star’s historical information included herein.

The pro forma condensed consolidated statement of financial position of Star2Star as at September 30, 2020 has been converted from United States dollars (“USD”) to Canadian dollars (“CAD”) using an exchange rate of 1.2732. The pro forma condensed consolidated statement of income and comprehensive income of Star2Star for the twelve months ended June 30, 2020 has been converted from USD to CAD using an average rate of 1.3427. The pro forma condensed consolidated statement of income and comprehensive income of Star2Star for the six months ended September 30, 2020 has been converted from USD to CAD using an average rate of 1.3176.

Note 1 – Basis of presentation

The historical consolidated financial statements for both companies have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The historical consolidated financial statements have been adjusted in the unaudited pro forma statement of operations to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the consolidated results following the business combination.

The business combination will be accounted for under the acquisition method of accounting in accordance with IFRS 3. As the acquirer for accounting purposes, the Company has estimated the fair value of Star2Star’s assets acquired and liabilities assumed and has sought to align the accounting policies of Star2Star to its accounting policies.

The unaudited pro forma statement of operations are based on preliminary estimates, accounting judgments and currently available information and assumptions that management believes are reasonable. The notes to the unaudited pro forma statement of operations provide a detailed discussion of how such adjustments were derived and presented in the unaudited pro forma statement of operations. The unaudited pro forma statement of operations has been prepared for illustrative purposes only and is not indicative of the Company’s results of operations had the Acquisition actually occurred on the date indicated, nor is such pro forma financial information indicative of the results to be expected in any future period. A number of factors may affect these results and actual results may differ materially.

Note 2 – Financing transactions

On January 28, 2021, the Company entered into stock purchase agreement to acquire StarBlue and its operating subsidiary Star2Star which provides cloud-native communications services to businesses in the United States for total estimated consideration of approximately $332.8 million USD or approximately $423.7 million CAD. The Company is financing the purchase by issuing approximately 21.2 million common shares at closing and further 88.8 million over a one-to-five-year period, adding approximately $66.8 million to the existing term debt at a variable rate loan (LIBOR plus a spread), and the use of approximately $72.3 million of cash on hand.

The fair value of $290.4 million for the 110 million common shares to be issued has been determined based on the estimated number of shares to be issued each year (see table below) with each issuance discounted through the Black Scholes model utilizing the following assumptions: (i) share and strike price of $3.87, (ii) estimated volatility of 55% over the period, (iii) risk free rate of 0.072% - 0.491%, and (iv) dividend yield of nil.

Year of Issuance	Number of shares issued in year
Year 1	21,130,798
Year 2	20,869,202
Year 3	27,200,000
Year 4	27,200,000
Year 5	13,600,000

Note 3 – Preliminary purchase price allocation

The Company has estimated the allocation of the preliminary purchase price as of the acquisition date:

December 31,
2020
$
Purchase consideration
Cash	133,686
Share consideration	290,436
Working capital adjustment (note 4(a))	(449)
423,673
Net assets acquired
Trade receivables	6,747
Inventories	1,481
Contract assets	6,262
Property and equipment	7,420
Right-of-use assets	560
Other assets	7,969
Accounts payable and accrued liabilities	(11,445)
Loan payable	(5,346)
Contract liabilities	(5,808)
Other liabilities	(1,429)
Lease obligation on right-of-use assets	(661)
Deferred tax liability on property and equipment	(3,024)
Fair value of net assets acquired	2,726
Intangible assets	200,529
Deferred tax liability on intangible assets	(53,140)
Goodwill	273,558
423,673

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma statement of operations. The final purchase price allocation will be determined when the acquisition has been completed and the Company has performed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property and equipment and contract liabilities, (2) changes in allocations to intangible assets such as trade names, technology and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

Note 3 – Pro forma reporting periods and overlapping period

The unaudited pro forma condensed consolidated statement of (loss) and comprehensive (loss) for the twelve months ended June 30, 2020 give effect to these transactions as if they had occurred on July 1, 2019 using the twelve months ended June 30, 2020 results of Sangoma and compiled results of Star2Star for the twelve months ended June 30, 2020.

The unaudited pro forma condensed consolidated statement of income and comprehensive (loss) for the six months ended December 31, 2020 give effect to these transactions as if they had occurred on July 1, 2019 using the six months ended December 31, 2020 results of Sangoma and compiled results of Star2Star for the six months ended September 30, 2020.

The pro forma statement of operations have an overlapping period of April 1, 2020 to June 30, 2020 for Star2Star. The following results are included in each condensed consolidated statements of income (loss) and comprehensive (loss):

	USD	CAD
Revenue	$19,586	$25,807
Cost of sales	$2,201	$2,900
Gross profit	$17,385	$22,907
Expenses	$14,307	$18,851
Net income	$1,711	$2,255
Comprehensive income	$1,826	$2,407

The unaudited pro forma condensed consolidated financial position as at December 31, 2020 gives effect to these transactions as if they had occurred on December 31, 2020 using the statement of financial position as of December 31, 2020 for Sangoma and September 30, 2020 for Star2Star.

Note 4 – Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated financial information:

(a) Reflects the working capital adjustments based on the purchase price allocation as of the acquisition date as shown in Note 3.

(b) Represents the payment of estimated transaction costs of approximately $6.0 million (approximately $5.2 million net of tax) related to the Star2Star acquisition upon closing of the transaction.

(c) Reflects the adjustment of historical intangible assets acquired by the Company to their estimated fair values. As part of the preliminary valuation analysis, the Company identified intangible assets. The fair value of identifiable intangible assets is determined primarily using a benchmarking approach. Since all information required to perform a detailed valuation analysis of Star2Star’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma statement of operations, the Company used certain assumptions based on publicly available transaction data for the industry.

The following table summarizes the estimated fair values of Star2Star’s identifiable intangible assets and their estimated useful lives:

	Estimated fair value	Estimated useful life in years	Twelve months ended June 30, 2020 amortization expense	Six months ended December 31, 2020 amortization expense
Intangible assets	$200,529	7.75 years	$25,875	$12,937
Less: Intangible assets – amortization already recorded during period			$1,002	$611
Pro forma adjustments to amortization expense			$24,873	$12,326

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $20.1 million and $2.6 million respectively, assuming an overall weighted-average useful life of 7.75 years.

(d) Reflects the new term debt incurred to finance the acquisition of Star2Star. The net increase to debt includes:

Issuance of new term debt	$66,843
Less: Star2Star debt not assumed by the Company	$52,220
Pro forma adjustment to debt	$14,623

(e) Adjusts the deferred tax liabilities resulting from the acquisition. The estimated increase in deferred tax liabilities of approximately $53.1 million stems primarily from the fair value adjustments for non-deductible intangible assets based on an estimated tax rate of 26.5%. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(f) Represents the elimination of the historical equity of Star2Star and the issuance of common shares to finance the acquisition, as follows:

Issuance of 110,000,000 common shares (over five years)	$290,436
Issuance of 129,199 common shares related to transaction costs	$500
Less: historical Star2Star shareholders’ equity as of September 30, 2020	$(35,842)
Less: transaction costs paid in connection with the acquisition (net of tax)	$5,191
Pro forma adjustment to shareholders’ equity	$321,587

(g) On January 24, 2020, StarBlue completed the sale of Blue Face Limited, Blue Face Italia Sr.1., Blueface Limited, and Blueface, Inc. (collectively, “Blue Face Entities”). The unaudited pro forma condensed consolidated statement of income (loss) and comprehensive income (loss) for the twelve months ended June 30, 2020 includes adjustments to remove operations related to Blue Face Entities from July 1, 2019 to January 24, 2020.

(h) Reclassification of approximately $82.4 million CAD ($61.4 million USD) and approximately $37.9 million CAD ($28.8 million USD) of Sales, General and Administration expenses from the StarBlue nature of expenses presentation to Sangoma’s function of expense presentation.

	Twelve months ended	Six months ended
	June 30, 2020	December 31, 2020
Total Sales, general and administration	$82,468	$37,946

Allocation to sales and marketing	$49,067	$23,064
Allocation to research and development	$15,209	$7,815
Allocation to general and administration	$18,192	$7,067

(i) Represents the net decrease to interest expense resulting from interest on the new term debt (approximate interest rate of 4.2%) to finance the acquisition of Star2Star:

	Twelve months ended	Six months ended
	June 30, 2020	December 31, 2020
Elimination of interest expense recorded	$(3,696)	$(2,113)
Estimated interest expense on additional term debt	$2,856	$1,099
Pro forma adjustments to interest expense	$(840)	$(1,014)

(j) Adjust transaction costs of approximately $1.8 million and $0.1 million for the twelve months ended June 30, 2020 and six months ended December 31, 2020 respectively related to mergers and acquisition activity that is not reflective of the underlying Star2Star operations.

(k) Reflects the income tax effect of pro forma adjustments based on the estimated blended statutory tax rate of 26.5%.

(l) Represents the increase in the weighted average shares in connection with the issuance of 110,000,000 common shares to finance the acquisition over the agreed time periods.

Note 5 – Pro forma earnings per share

For the purpose of the unaudited pro forma statement of operations, the earnings per share has been calculated using the weighted average number of shares which would have been outstanding, after giving effect to the Acquisition described in Note 1 as if it had occurred on July 1, 2019.

Twelve
months ended
June 30, 2020
Sangoma actual weighted average common shares outstanding Basic	71,382,799
Sangoma common shares issued at time of the Acquisition	21,130,798
Sangoma common shares issued for transaction costs	129,199
Pro forma weighted average Sangoma common shares outstanding — Basic	92,642,796

Sangoma actual weighted average common shares outstanding — Diluted	72,595,302
Pro forma weighted average Sangoma common shares outstanding — Diluted	182,724,501
Pro forma net (loss) attributable to common shareholders	$(12,494,000)
Pro forma Sangoma (loss) per share — basic and diluted	$(0.135)

Six
months ended
December 31, 2020
Sangoma actual weighted average common shares outstanding Basic	105,439,945
Sangoma common shares issued related to the Acquisition	27,984,682
Pro forma weighted average Sangoma common shares outstanding — Basic	133,424,627

Sangoma actual weighted average common shares outstanding — Diluted	107,050,203
Pro forma weighted average Sangoma common shares outstanding — Diluted	217,179,402
Pro forma net income attributable to common shareholders	$1,047,000
Pro forma Sangoma income per share — basic	$0.008
Pro forma Sangoma income per share — diluted	$0.005

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